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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on September 13, 2016

Registration No. 333-211977

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
To

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAMPING WORLD HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5561 (Primary Standard Industrial Classification Code Number)	81-1737145 (I.R.S. Employer Identification No.)

250 Parkway Drive, Suite 270
Lincolnshire, IL 60069
Telephone: (847) 808-3000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Thomas F. Wolfe
Chief Financial Officer
250 Parkway Drive, Suite 270
Lincolnshire, IL 60069
Telephone: (847) 808-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Marc D. Jaffe, Esq. Ian D. Schuman, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Telephone: (212) 906-1200 Fax: (212) 751-4864	Alexander D. Lynch, Esq. Faiza N. Rahman, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Telephone: (212) 310-8000 Fax: (212) 310-8007

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE.

            If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

            If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated September 13, 2016.

PRELIMINARY PROSPECTUS

             Shares

Camping World Holdings, Inc.

Class A Common Stock

             This is an initial public offering of shares of the Class A common stock of Camping World Holdings, Inc. We are selling              shares of Class A common stock.

             Prior to this offering, there has been no public market for the Class A common stock. It is currently estimated that the initial public offering price per share of our Class A common stock will be between $       and $       . We intend to apply to list our Class A common stock on the New York Stock Exchange under the symbol "CWH."

             We will have three classes of common stock outstanding after this offering: Class A common stock, Class B common stock and Class C common stock. Each share of our Class A common stock and Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally; provided that, for as long as the ML Related Parties (as defined herein and currently indirectly owned by each of Stephen Adams and our Chairman and Chief Executive Officer, Marcus Lemonis), directly or indirectly, beneficially own in the aggregate 27.5% or more of all of the outstanding common units of CWGS Enterprises, LLC ("CWGS, LLC"), the shares of Class B common stock held by the ML Related Parties will entitle the ML Related Parties to the number of votes necessary such that the ML Related Parties, in the aggregate, cast 47% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally. Additionally, we will have one authorized share of Class C common stock that will entitle its holder to the number of votes necessary such that the holder casts 5% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally. We will issue such share of Class C common stock to ML RV Group, LLC, a Delaware limited liability company, wholly-owned by our Chairman and Chief Executive Officer, Marcus Lemonis. Upon a Class C Change of Control (as defined herein under "Description of Capital Stock"), our Class C common stock shall no longer have any voting rights, such share of our Class C common stock will be cancelled for no consideration and will be retired, and we will not reissue such share of Class C common stock.

             We will be a holding company, and upon consummation of this offering and the application of proceeds therefrom, our principal asset will be the common units of CWGS,  LLC that we purchase from CWGS, LLC and acquire in connection with the consummation of the Transactions (as defined herein) from certain of the indirect owners of membership interests in CWGS, LLC, collectively representing an aggregate       % economic interest in CWGS, LLC. The remaining       % economic interest in CWGS, LLC will be owned by the Continuing Equity Owners through their ownership of common units.

             We will be the sole managing member of CWGS, LLC. We will operate and control all of the business and affairs of CWGS, LLC and, through CWGS, LLC and its subsidiaries, conduct our business.

             Following this offering, we will be a "controlled company" within the meaning of the corporate governance rules of the New York Stock Exchange. See "Our Organizational Structure — Transactions" and "Management — Corporate Governance."

             See "Risk Factors" on page 23 to read about factors you should consider before buying shares of the Class A common stock.

             Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to Camping World Holdings, Inc.	$	$

(1)
We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See "Underwriting (Conflicts of Interest)."

             To the extent that the underwriters sell more than             shares of Class A common stock, the underwriters have the option to purchase up to an additional                   shares from us at the initial price to public less the underwriting discount.

             The underwriters expect to deliver the shares of Class A Common stock against payment in New York, New York on                  , 2016.

Goldman, Sachs & Co.	J.P. Morgan
BofA Merrill Lynch	Credit Suisse

Baird	KeyBanc Capital Markets	Wells Fargo Securities	Stephens Inc.

Prospectus dated    , 2016.

CAMPING WORLD®

Largest national network of RV-centric retail locations with 120 locations nationwide*

1.7 million Good Sam Club membership organization dedicated to the RV Lifestyle*

50 year history of serving RV enthusiasts

Over 3 million active customers and 11 million unique contacts in database*

* As of June 30, 2016

          You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospectus may have changed since that date.

          For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside the United States. See "Underwriting (Conflicts of Interest)."

i

 BASIS OF PRESENTATION

Organizational Structure

          In connection with the closing of this offering, we will effect certain organizational transactions. Unless otherwise stated or the context otherwise requires, all information in this prospectus reflects the consummation of the organizational transactions and this offering, which we refer to collectively as the "Transactions." See "Our Organizational Structure" for a description of the Transactions and a diagram depicting our organizational structure after giving effect to the Transactions, including this offering.

          As used in this prospectus, unless the context otherwise requires, references to:

  •
  "we," "us," "our," the "Company," "Camping World,"Good Sam" and similar references refer: (i) following the consummation of the Transactions, including this offering, to Camping World Holdings, Inc., and, unless otherwise stated, all of its subsidiaries, including CWGS Enterprises, LLC, which we refer to as "CWGS, LLC" and, unless otherwise stated, all of its subsidiaries, and (ii) on or prior to the completion of the Transactions, including this offering, to CWGS, LLC and, unless otherwise stated, all of its subsidiaries.

  •
  "Continuing Equity Owners" refers collectively to ML Acquisition, funds controlled by Crestview Partners II GP, L.P. and the Former Profit Unit Holders and each of their permitted transferees that will own common units in CWGS, LLC after the Transactions and who may, following the consummation of this offering, redeem at each of their options their common units for, at our election (determined solely by our independent directors (within the meaning of the rules of the New York Stock Exchange) who are disinterested), cash or newly-issued shares of our Class A common stock as described in "Certain Relationships and Related Party Transactions — CWGS LLC Agreement."

  •
  "Crestview" refers to Crestview Advisors, L.L.C., a registered investment adviser to private equity funds, including funds affiliated with Crestview Partners II GP, L.P.

  •
  "CWGS LLC Agreement" refers to CWGS, LLC's amended and restated limited liability company agreement, which will become effective on or prior to the consummation of this offering.

  •
  "Former Equity Owners" refers to those Original Equity Owners controlled by Crestview Partners II GP, L.P. that will exchange their indirect ownership interests in CWGS, LLC for shares of our Class A common stock in connection with the consummation of this offering.

  •
  "Former Profit Unit Holders" refers collectively to our named executive officers (excluding Marcus Lemonis), Andris A. Baltins and K. Dillon Schickli, who are members of our board of directors, and certain other current and former non-executive employees and former directors, in each case, who hold existing profit units in CWGS, LLC pursuant to CWGS, LLC's existing equity incentive plan and who will receive common units of CWGS, LLC in exchange for their profit units in connection with the Transactions.

  •
  "ML Acquisition" refers to ML Acquisition Company, LLC, a Delaware limited liability company, indirectly owned by each of Stephen Adams and our Chairman and Chief Executive Officer, Marcus Lemonis.

  •
  "ML Related Parties" refers to ML Acquisition and its permitted transferees of common units, as set forth in "Certain Relationships and Related Party Transactions — CWGS LLC Agreement — Agreement in Effect Upon Consummation of this Offering."

  •
  "ML RV Group" refers to ML RV Group, LLC, a Delaware limited liability company, wholly-owned by our Chairman and Chief Executive Officer, Marcus Lemonis.

  •
  "Original Equity Owners" refers to the direct and certain indirect owners of interests in CWGS, LLC, collectively, prior to the Transactions, which includes ML Acquisition, funds controlled by Crestview Partners II GP, L.P. and the Former Profit Unit Holders.

          We will be a holding company and the sole managing member of CWGS, LLC, and upon completion of this offering and the application of proceeds therefrom, our principal asset will consist of common units of CWGS, LLC.

Presentation of Financial and Other Information

          CWGS Enterprises, LLC is the predecessor of the issuer, Camping World Holdings, Inc., for financial reporting purposes. Camping World Holdings, Inc. will be the audited financial reporting entity following this offering. Accordingly, this prospectus contains the following historical financial statements:

  •
  Camping World Holdings, Inc.  Other than the inception balance sheet, dated as of March 8, 2016, and the unaudited balance sheet, dated as of June 30, 2016, the historical financial information of Camping World Holdings, Inc. has not been included in this prospectus as it is a newly incorporated entity, has no business transactions or activities to date and had no assets or liabilities during the periods presented in this prospectus.

  •
  CWGS Enterprises, LLC.  As we will have no other interest in any operations other than those of CWGS Enterprises, LLC and its subsidiaries, the historical consolidated financial information included in this prospectus is that of CWGS Enterprises, LLC and its subsidiaries.

          The unaudited pro forma financial information of Camping World Holdings, Inc. presented in this prospectus has been derived by the application of pro forma adjustments to the historical consolidated financial statements of CWGS Enterprises, LLC and its subsidiaries included elsewhere in this prospectus. These pro forma adjustments give effect to the Transactions as described in "Our Organizational Structure," including the consummation of this offering, as if all such transactions had occurred on January 1, 2015, in the case of the unaudited pro forma consolidated statements of income data, and as of June 30, 2016, in the case of the unaudited pro forma consolidated balance sheet. See "Unaudited Pro Forma Consolidated Financial Information" for a complete description of the adjustments and assumptions underlying the pro forma financial information included in this prospectus.

          We define an "Active Customer" as a customer who has transacted with us in any of the eight most recently completed fiscal quarters prior to the date of measurement. Unless otherwise indicated, the date of measurement is June 30, 2016, our most recently completed fiscal quarter.

          Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

TRADEMARKS

          This prospectus includes our trademarks, trade names and service marks, such as "Camping World" and "Good Sam," which are protected under applicable intellectual property laws and are our property. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties' trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

MARKET AND INDUSTRY DATA

          Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. References herein to the approximately 9 million U.S. households that own a recreational vehicle ("RV") are based on The RV Consumer in 2011, an industry report published by the University of Michigan in 2011 (the "RV Survey"), which we believe to be the most recent such survey. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements." These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

NON-GAAP FINANCIAL MEASURES

          Certain financial measures presented in this prospectus, such as EBITDA and Adjusted EBITDA, are not recognized under accounting principles generally accepted in the United States, which we refer to as "GAAP." We define these terms as follows:

  •
  "EBITDA" is defined as net income before other interest expense (excluding floor plan interest expense), provision for income taxes and depreciation and amortization.

  •
  "Adjusted EBITDA" is defined as net income before other interest expense (excluding floor plan interest expense), provision for income taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, loss (gain) on debt repayment, loss (gain) on sale of assets and disposition of stores, monitoring fees, an adjustment to rent on right to use assets and other unusual or one-time items. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of certain items that do not relate to our business performance.

          EBITDA and Adjusted EBITDA are included in this prospectus because they are key metrics used by management and our board of directors as follows:

  •
  as a measurement of operating performance because they assist us in comparing the operating performance of our business on a consistent basis, as they remove the impact of items not directly resulting from our core operations;

  •
  for planning purposes, including the preparation of our internal annual operating budget and financial projections;

  •
  to evaluate the performance and effectiveness of our operational strategies; and

  •
  to evaluate our capacity to fund capital expenditures and expand our business.

          EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. EBITDA and Adjusted EBITDA are not GAAP measures of our financial performance and should not be considered as alternatives to net income as a measure of financial performance, or any other performance measure derived in accordance with GAAP. Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of discretionary cash to invest in the growth of our business, as they do not reflect tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future, including, among other things, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. Management compensates for these limitations by relying on our GAAP results in addition to using EBITDA and Adjusted EBITDA supplementally. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled captions of other companies due to different methods of calculation.

v

 PROSPECTUS SUMMARY

          This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read the entire prospectus carefully, including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements."

Our Company

          We believe we are the only provider of a comprehensive portfolio of services, protection plans, products and resources for recreational vehicle ("RV") enthusiasts. Approximately 9 million households in the U.S. own an RV, and of that installed base, we have approximately 3.3 million Active Customers. We generate recurring revenue by providing RV owners and enthusiasts the full spectrum of services, protection plans, products and resources that we believe are essential to operate, maintain and protect their RV and to enjoy the RV lifestyle. We provide these offerings through our two iconic brands: Good Sam and Camping World.

Good Sam Consumer Services and Plans	Camping World Retail
Consumer Services and Plans	New and Used Vehicles	Parts, Service and Other	Dealership Finance and Insurance

•

Extended vehicle service contracts

•

Emergency roadside assistance

•

Property and casualty insurance programs

•

Membership clubs

•

Vehicle financing and refinancing

•

Travel protection

•

Co-branded credit cards

•

Consumer activities and resources:

—

 Membership events and chapters

—

 Consumer shows

—

 Trip planning, travel directories and campground / fuel discounts

—

 Consumer magazines

—

 E-commerce and social media

—

 Contact centers and technical hotlines

—

 Hosted online forums

• New and used travel trailers • New and used fifth wheel trailers • New and used motorhomes

•

RV and auto repair and maintenance

•

Installation of parts and accessories

•

Collision repair

•

OEM and aftermarket parts

•

RV accessories, maintenance products and supplies

—

 Outdoor lifestyle products

—

 Generators and electrical

—

 Satellite receivers and GPS

—

 Towing and hitching

—

 RV appliances

—

 Essential supplies

•

Vehicle financing

•

Protection plans

—

 Extended vehicle service contracts

—

 Tire, wheel, paint and fabric protection

—

 Gap protection

—

 Travel protection

—

 Emergency roadside assistance and alert notifications

          We believe our Good Sam branded offerings provide the industry's broadest and deepest range of services, protection plans, products and resources, including: extended vehicle service contracts and insurance protection plans, roadside assistance, membership clubs and financing products. A majority of these programs are on a multi-year or annually renewable basis. Across our extended vehicle service contracts, emergency roadside assistance, property and casualty insurance programs and membership clubs, for each of the years ended December 31, 2015, 2014 and 2013, we experienced high annual retention rates that ranged between 66% and 74%, 63% and 76% and 64% and 79%, respectively. We also operate the Good Sam Club, which we believe is the largest RV organization in the world, with approximately 1.7 million members as of June 30, 2016. Membership benefits include a variety of discounts, exclusive benefits, specialty publications and other membership benefits, all of which we believe enhance the RV experience, drive customer engagement and provide cross-selling opportunities for our other services, protection plans and products.

          Our Camping World brand operates the largest national network of RV-centric retail locations in the United States through our 120 retail locations in 36 states, as of June 30, 2016, and through our e-commerce platforms. We believe we are significantly larger in scale than our next largest competitor. We provide new and used RVs, repair parts, RV accessories and supplies, RV repair and maintenance services, protection plans, travel assistance plans, RV financing, and lifestyle products and services for new and existing RV owners. Our retail locations are staffed with knowledgeable local team members, providing customers access to extensive RV expertise. Our retail locations are strategically located in key national RV markets. In 2015, our network generated approximately 3.5 million unique transactions, continuing to build our Active Customer database.

          We attract new customers primarily through our retail locations, e-commerce platforms and direct marketing. Once we acquire our customers through a transaction, they become part of our customer database where we leverage customized customer relationship management ("CRM") tools and analytics to actively engage, market and sell multiple products and services. Our goal is to consistently grow our customer database through our various channels to increasingly cross-sell our products and services.

Summary of 2015 financial performance and key metrics

          We believe our strong, trusted Good Sam and Camping World brands, customer database, leading market position and scale, industry specific technical expertise, and disciplined and variable cost structure have been key drivers of our growth and strong financial performance:

  •
  our Active Customer database had approximately 3.1 million customers on December 31, 2015, representing a 4.9% five-year compound annual growth rate ("CAGR");

  •
  our total revenue was $3,333.3 million for the fiscal year ended December 31, 2015, representing a 21.3% five-year CAGR;

  •
  our net income was $178.5 million for the fiscal year ended December 31, 2015, representing a 139.8% five-year CAGR; and

  •
  our Adjusted EBITDA was $253.7 million for the fiscal year ended December 31, 2015, representing a 25.6% five-year CAGR.

          Adjusted EBITDA is a non-GAAP measure. For a reconciliation of Adjusted EBITDA to net income, the most closely comparable GAAP measure, see "— Summary Historical and Pro Forma Consolidated Financial and Other Data."

Our Market and Our Customer

          The estimated number of U.S. households that own an RV is approximately 9 million, which we believe has grown consistently over the past 20 years, including during the last economic downturn. We have approximately 3.3 million Active Customers and aim to market and sell our services, protection plans, products and resources to the growing number of new market entrants.

          The recreational vehicle industry is characterized by RV enthusiasts' investment in, and steadfast commitment to, the RV lifestyle. Owners spend on insurance, extended service contracts, roadside assistance and regular maintenance in order to protect and maintain their RV. They typically invest in new accessories and the necessary installation costs as they upgrade their RV.

They also spend on services and resources as they plan, engage in, and return from their road trips. Furthermore, based on industry research and management's estimates, we believe that RV owners typically trade-in to buy another RV every four to five years.

          A key factor supporting the growth of the installed base of RV owners is continued positive demographic trends within the consumer base. The RV owner installed base has benefited positively from the aging and the increased industry penetration of the baby boomer consumer demographic, those aged 52 to 70 years old. In addition to growth from baby boomers, the Recreational Vehicle Industry Association ("RVIA") estimates the fastest growing RV owner age group includes Generation X consumers, those currently 35 to 54 years old. The U.S. Census Bureau estimates that approximately 84 million Americans were of the age 35 to 54 years old in 2014. Our strong brand awareness, breadth of services, scale of operations, and our targeted marketing and sponsorship have enabled us to generate meaningful growth with this younger demographic of new market entrants. This is evidenced by the decline in the average age of our customers in recent years.

          In addition to positive age trends, according to the RV Survey, the typical RV customer has, on average, a household income of approximately $75,000. This is approximately 50% higher than the median household income of the broader United States population at the time of the RV survey, according to the U.S. Census Bureau. The higher average income has resulted in a more resilient RV consumer with greater buying power across economic cycles.

          Taken together, we believe the growing installed base of RV owners, an increase in the pool of potential RV customers due to an aging baby boomer demographic, and the increased RV ownership amongst younger consumers should continue to grow the installed base of RV owners, and will have a positive impact on RV usage.

Our Strengths

          Our Iconic Brands.    With over fifty years of history dating back to 1966, we believe Camping World and Good Sam are iconic, industry defining brands that are synonymous with the RV lifestyle. Our consistent quality, breadth and depth of offerings, as well as our comprehensive range of RV lifestyle resources, have resulted in our customers having passionate loyalty to and enduring trust in our brands.

          Comprehensive Portfolio of Services, Protection Plans and Products.    We believe we are the only provider of a comprehensive portfolio of services, protection plans, products and resources for RV enthusiasts. We offer more than 10,000 products and services through our retail locations and membership clubs. Our offerings are based on 50 years of experience and customer feedback from RV enthusiasts. Further, we evaluate new products and, through acquisitions or our supplier collaborations, offer certain unique products that are developed based on customer feedback, including private label products.

          Customer Database.    We have over 11 million unique contacts in our database and we have approximately 3.3 million Active Customers. We use a customized CRM system and database analytics to track customers and selectively market and cross-sell our offerings. We believe our customer database is a competitive advantage and significant barrier to entry.

          Leading Market Position and Scale.    Camping World is the largest national RV retail network in the United States, and we believe Good Sam is the largest RV organization in the world, with each of our businesses having a distinct web presence through our e-commerce platforms. Our scale and our long-term stability make us attractive to our suppliers, financiers and real estate investors. The strong relationship with our suppliers enables us to negotiate attractive product pricing and availability. We also align with our suppliers on product development in which we leverage our customer base to provide feedback in exchange for exclusive early launch periods for new products. In recent years, we have also leveraged our supplier relationships to introduce private label products, which has improved our product availability.

          Core of High Margin, Recurring Revenue.    At the core of our offerings are certain high margin products and services targeting the installed base of RV households that generate recurring revenue streams. These offerings include certain Consumer Services and Plan offerings, which we believe are characterized by increased customer engagement, such as our extended vehicle service contracts, emergency roadside assistance, property and casualty insurance programs and membership clubs. As of December 31, 2015, 2014 and 2013, we had 2.5 million, 2.4 million and 2.2 million participants, respectively, across these Consumer Services and Plan offerings, including those who participated in more than one of our offerings. The increased engagement of our customers in these areas has led to high annual retention rates. Across our extended vehicle service contracts, emergency roadside assistance, property and casualty insurance programs and membership clubs, for each of the years ended December 31, 2015, 2014 and 2013, we experienced high annual retention rates that ranged between 66% and 74%, 63% and 76% and 64% and 79%, respectively. These offerings also include our Retail parts, services and other offerings, which we believe to be stable and more consistent than the sale of new and used vehicles. Concentrating on our Consumer Services and Plan and Retail parts, services and other offerings has allowed us to grow a core of recurring revenue with gross margins of 53.2% and 46.2%, respectively, for the year ended December 31, 2015, which is significantly higher than our consolidated gross margins of 27.4% for the year ended December 31, 2015.

          Variable Cost Structure and Capital Efficient Model.    Our decentralized and flat management structure coupled with incentive programs focused on profitability have allowed us to achieve a highly variable cost structure. Our database analytics provide us significant flexibility and meaningfully improve our marketing efficiency via nimble, targeted marketing programs. We believe our model leads to strong and stable margins through economic cycles, resulting in what we believe to be high cash flow generation, low capital expenditure requirements and impressive returns on invested capital. As a result, we have been successful in generating access to highly attractive real estate and floor plan financing terms, thereby reducing costs and significantly reducing our need for capital. This capital efficient model provides a large share of capital funding at attractive terms for new locations and acquisitions.

          Experienced Team.    Our management team has an average of 20 years of industry experience. We offer highly competitive compensation tightly tied to performance, which has allowed us to attract and retain our highly experienced management team. Since 2011, our team has increased total revenue from $1,538.5 million to $3,333.3 million for the year ended December 31, 2015, increased net income from $5.4 million to $178.5 million for the year ended December 31, 2015 and increased Adjusted EBITDA from $101.8 million to $253.7 million for the year ended December 31, 2015.

Our Growth Strategy

          Grow Our Active Base of Customers.    We believe our strong brands, leading market position, ongoing investment in our service platform, broad product portfolio and full suite of resources will continue to provide us with competitive advantages in targeting and capturing a larger share of consumers with whom we do not currently transact in addition to the growing number of new RV enthusiasts that will enter the market. We expect to continue to grow the Active Customer base primarily through three strategies:

  •
  Targeted Marketing.  We continuously work to attract new customers to our existing retail and online locations through targeted marketing, attractive introductory offerings and access to our wide array of resources for RV enthusiasts. We have focused specifically on marketing to the fast-growing demographic of younger market entrants, and through our NASCAR Truck Series and participation at college athletic events and music festivals, we believe we attract an outsized share of younger RV owners to our platform.

  •
  Greenfield Retail Locations.  We establish retail locations in new and existing markets to expand our customer base. Target markets and locations are identified by employing proprietary data and analytical tools. We believe there is ample white space for additional development opportunities which, consistent with most of our locations, have the benefit of what we believe to be low-cost land acquisition prices. We typically take eight to 14 months from site identification until we open the doors to the new store. Since 2011 we have successfully opened 13 new greenfield locations. We intend to continue to open sites that will grow our Active Customer base and present attractive risk-adjusted returns and significant value-creation opportunities. Our greenfield locations typically reach profitability within three months.

  •
  Retail Location Acquisitions.  The RV dealership industry is highly fragmented with a large number of independent RV dealers. We use acquisitions of independent dealers as a fast and capital efficient alternative to new retail location openings to expand our business and grow our customer base. While acquired sites typically remain open following an acquisition, in certain instances we may close a location following an acquisition for remodeling for a period of time generally not in excess of eight weeks. We believe our experience and scale allow us to operate these acquired locations more efficiently. Since 2011 we have successfully acquired and integrated 35 new retail locations, and in 2015 we sold two retail locations. Our acquisitions are typically profitable within two full calendar months after an acquisition, with the exception of acquisitions we consider turn-around opportunities, which are typically profitable within two to four months. We intend to continue to pursue acquisitions that will grow our Active Customer base and present attractive risk-adjusted returns and significant value-creation opportunities.

          Cross-Sell Growing Portfolio of Services, Protection Plans and Products.    We believe our customer database of over 11 million unique contacts provides us with the opportunity to continue our growth through the cross-selling of our products and services. We use our customized CRM system and database analytics to proactively market and cross-sell to Active Customers. We also seek to increase the penetration of our customers who exhibit higher multi-product attachment rates.

          New Products and Vertical Acquisitions.    Introduction of new products enhances our cross-selling effort, both by catering to evolving customer demands and by bringing in new customers. Through relationships with existing suppliers and through acquisitions, we will look to increase the new products we can offer to our customers. Similarly, an opportunistic vertical acquisition strategy allows us to earn an increased margin on our services, protection plans and products, and we evaluate such acquisitions that can allow us to capture additional sales from our customers at attractive risk-adjusted returns.

Summary Risk Factors

          Participating in this offering involves substantial risk. Our ability to execute our strategy is also subject to certain risks. The risks described under the heading "Risk Factors" included elsewhere in this prospectus may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks include the following:

  •
  our business is affected by the availability of financing to us and our customers;

  •
  shortages of gasoline and diesel fuel have had a material adverse effect on the RV industry as a whole in the past and could have a material adverse effect on our business, financial condition or results of operations;

  •
  the interruption or discontinuance of the operations of our suppliers and manufacturers could cause us to experience shortfalls, disruptions, or delays with respect to needed inventory;

  •
  our business model is impacted by general economic conditions in our markets, and ongoing economic and financial uncertainties may cause a decline in consumer spending;

  •
  we depend on our ability to attract and retain customers;

  •
  we operate in a highly fragmented and competitive industry and may face increased competition;

  •
  we may not be successful in opening, acquiring or operating new retail locations in any existing or new markets into which we expand;

  •
  we depend on the value and strength of our brands;

  •
  we will incur increased costs and obligations as a result of being a public company;

  •
  whether we are able to realize any tax benefits that may arise from our organizational structure and any redemptions or exchanges of CWGS, LLC common units for cash or stock, including in connection with this offering;

  •
  Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition and ML RV Group, will have substantial control over us and may approve or disapprove substantially all transactions and other matters requiring approval by our stockholders, including, but not limited to, the election of directors; and

  •
  we are a "controlled company" within the meaning of the New York Stock Exchange (the "NYSE") listing requirements and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.

          Before you invest in our Class A common stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading "Risk Factors."

Summary of the Transactions

          Camping World Holdings, Inc., a Delaware corporation, was formed on March 8, 2016, to serve as the issuer of the Class A common stock offered hereby. Prior to this offering, all of our business operations have been conducted through CWGS, LLC and its subsidiaries. We will consummate the following organizational transactions in connection with this offering:

  •
  we will amend and restate CWGS, LLC's existing limited liability company agreement to, among other things, (i) convert all existing membership interests (including existing vested profit unit interests and all unvested profit unit interests, which will accelerate and vest in connection with this offering) in CWGS, LLC into                  common units of CWGS, LLC, and (ii) appoint Camping World Holdings, Inc. as the sole managing member of CWGS,  LLC upon its acquisition of common units in connection with this offering;

  •
  we will amend and restate Camping World Holdings, Inc.'s certificate of incorporation to, among other things, provide (i) for Class A common stock and Class B common stock, with each share of our Class A common stock and Class B common stock entitling its holders to one vote per share on all matters presented to our stockholders generally; provided that, for as long as the ML Related Parties, directly or indirectly, beneficially own in the aggregate

    27.5% or more of all of the outstanding common units of CWGS, LLC, the shares of our Class B common stock held by the ML Related Parties will entitle the ML Related Parties to the number of votes necessary such that the ML Related Parties, in the aggregate, cast 47% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally, (ii) for one share of Class C common stock entitling its holder to the number of votes necessary such that the holder casts 5% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally for as long as there is no Class C Change of Control (as defined herein under "Description of Capital Stock") and (iii) for the issuance of                  shares of Class B common stock to the Continuing Equity Owners (other than the Former Profit Unit Holders) on a one-to-one basis with the number of common units of CWGS, LLC they own and for the issuance of one share of Class C common stock to ML RV Group, in each case, for nominal consideration;

  •
  we will issue             shares of our Class A common stock to the purchasers in this offering (or             shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock) in exchange for net proceeds of approximately $            million (or approximately $            million if the underwriters exercise in full their option to purchase additional shares of Class A common stock, based upon an assumed initial public offering price of $           per share (which is the midpoint of the price range set forth on the cover page of this prospectus));

  •
  we will use all of the net proceeds from this offering to purchase             newly-issued common units (or              common units if the underwriters exercise their option in full to purchase additional shares of Class A common stock) directly from CWGS, LLC at a price per unit equal to the initial public offering price per share of Class A common stock in this offering less the underwriting discounts and commissions, representing         % (or         % if the underwriters exercise their option in full to purchase additional shares of Class A common stock) of CWGS, LLC's outstanding common units following this offering;

  •
  CWGS, LLC intends to use the net proceeds from the sale of common units to Camping World Holdings, Inc. to repay outstanding borrowings under the Term Loan Facility (as defined herein) and, if any remain, for general corporate purposes. See "Use of Proceeds;"

  •
  the Former Equity Owners will exchange their indirect ownership interests in common units of CWGS, LLC for              shares of Class A common stock on a one-to-one basis; and

  •
  Camping World Holdings, Inc. will enter into (i) a voting agreement (the "Voting Agreement") with ML Acquisition, ML RV Group, CVRV Acquisition LLC and CVRV Acquisition II LLC, (ii) a registration rights agreement (the "Registration Rights Agreement") with the Original Equity Owners and (iii) a tax receivable agreement (the "Tax Receivable Agreement") with the Continuing Equity Owners. For a description of the terms of the Voting Agreement, the Registration Rights Agreement and the Tax Receivable Agreement, see "Certain Relationships and Related Party Transactions."

          We collectively refer to the foregoing organizational transactions as the "Transactions."

          Immediately following the consummation of the Transactions (including this offering):

  •
  Camping World Holdings, Inc. will be a holding company and its principal asset will be the common units it purchases or acquires from CWGS, LLC and the Former Equity Owners;

  •
  Camping World Holdings, Inc. will be the sole managing member of CWGS, LLC and will control the business and affairs of CWGS, LLC and its subsidiaries;

  •
  Camping World Holdings, Inc. will own             common units, representing a         % economic interest in the business of CWGS, LLC (or             common units, representing a         % economic interest in the business of CWGS, LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

  •
  the Continuing Equity Owners will own                  common units, representing a         % economic interest in the business of CWGS, LLC (or                  common units, representing a         % economic interest in the business of CWGS, LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock), with each common unit held by the Continuing Equity Owners redeemable from time to time at each of their options for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the CWGS LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), we may effect a direct exchange of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. See "Certain Relationships and Related Party Transactions — CWGS LLC Agreement;"

  •
  the purchasers in this offering (i) will own             shares of Camping World Holdings, Inc.'s Class A common stock (or             shares of Camping World Holdings, Inc.'s Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock), representing approximately         % of the combined voting power of all of Camping World Holdings, Inc.'s common stock and approximately         % of the economic interest in Camping World Holdings, Inc. (or approximately         % of the combined voting power and         % of the economic interest if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and (ii) through Camping World Holdings, Inc.'s ownership of CWGS, LLC's common units, indirectly will hold approximately         % of the economic interest in the business of CWGS, LLC and its subsidiaries (or approximately         % if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

  •
  ML Acquisition (i) will own             shares of Camping World Holdings, Inc.'s Class B common stock, representing 47% of the combined voting power of all of Camping World Holdings, Inc.'s common stock for as long as the ML Related Parties, directly or indirectly, beneficially own in the aggregate 27.5% or more of all of the outstanding common units of CWGS, LLC and (ii) will own             common units, representing a         % economic interest in the business of CWGS, LLC (or             common units, representing a         % economic interest in the business of CWGS, LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

  •
  ML RV Group will own one share of Camping World Holdings, Inc.'s Class C common stock, representing 5% of the combined voting power of all of Camping World Holdings, Inc.'s common stock for as long as there is no Class C Change of Control (for the definition of "Class C Change of Control," please see "Description of Capital Stock");

  •
  Funds controlled by Crestview Partners II GP, L.P. will indirectly own (i)              shares of Camping World Holdings, Inc.'s Class A common stock owned directly by CVRV Acquisition II LLC and (ii)              common units of CWGS, LLC and             shares of Class B common stock of Camping World Holdings, Inc., with such common units and shares of Class B

    common stock owned directly by CVRV Acquisition LLC, which combined represents approximately         % of the combined voting power of all of Camping World Holdings, Inc.'s common stock and approximately         % of the economic interest in Camping World Holdings, Inc. (or approximately         % of the combined voting power and         % of the economic interest if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and, through Camping World Holdings, Inc.'s ownership of CWGS, LLC's common units and CVRV Acquisition LLC's direct ownership of CWGS, LLC's common units, directly or indirectly will hold approximately         % of the economic interest in the business of CWGS, LLC and its subsidiaries (or approximately         % if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and

  •
  the Former Profit Unit Holders will own             common units of CWGS, LLC, representing a         % economic interest in the business of CWGS, LLC (or             common units, representing a         % economic interest in the business of CWGS,  LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

          As the sole managing member of CWGS, LLC, we will operate and control all of the business and affairs of CWGS, LLC and, through CWGS, LLC and its subsidiaries, conduct the business. Following the Transactions and the consummation of this offering, we will record a significant non-controlling interest in our consolidated subsidiary, CWGS, LLC, relating to the ownership interest of the Continuing Equity Owners. Accordingly, although Camping World Holdings, Inc. will have a minority economic interest in CWGS, LLC, it will control the management of CWGS, LLC as the sole managing member. As a result, Camping World Holdings, Inc. will consolidate CWGS, LLC and record a non-controlling interest in consolidated entity for the economic interest in CWGS, LLC held by the Continuing Equity Owners.

          Unless otherwise indicated, this prospectus assumes the shares of Class A common stock are offered at $             per share (the midpoint of the price range listed on the cover page of this prospectus). Although the number of shares of Class A common stock being offered hereby to the public and the total number of CWGS, LLC common units outstanding after the offering will remain fixed regardless of the initial public offering price in this offering, certain share information and CWGS, LLC common unit information presented in this prospectus will vary depending on the initial public offering price in this offering. Specifically, the relative allocation of the common units issued in the Transactions as among ML Acquisition, funds controlled by Crestview Partners II GP, L.P. and the Former Profit Unit Holders will vary, depending on the initial public offering price in this offering, which will also impact the shares of Class A common stock and Class B common stock issued to ML Acquisition and funds controlled by Crestview Partners II GP, L.P. in the Transactions. An increase in the assumed initial public offering price would result in a decrease in the amount of common units and, in turn, shares of Class A common stock and shares of Class B common stock issued to ML Acquisition and funds controlled by Crestview Partners II GP, L.P. and an increase in the amount of common units issued to the Former Profit Unit Holders on an aggregate basis. A decrease in the assumed initial public offering price would result in an increase in the amount of common units and, in turn, shares of Class A common stock and shares of Class B common stock issued to ML Acquisition and funds controlled by Crestview Partners II GP, L.P. and a decrease in the amount of common units issued to the Former Profit Unit Holders on an aggregate basis.

          For more information regarding our structure, see "Our Organizational Structure."

Ownership Structure

          The diagram below depicts our organizational structure after giving effect to the Transactions, including this offering, assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock. Prior to this offering, certain funds controlled by Crestview Partners II GP, L.P. and ML Acquisition held ownership interests in CWGS, LLC and the Former Profit Unit Holders and ML Acquisition held profit units in CWGS, LLC pursuant to its equity incentive plan.

(1)
ML RV Group is wholly-owned by our Chairman and Chief Executive Officer, Marcus Lemonis.

(2)
ML Acquisition will hold its shares of Class B common stock in Camping World Holdings, Inc. and its common units in CWGS, LLC through CWGS Holding, LLC, a wholly owned subsidiary of ML Acquisition. ML Acquisition is currently indirectly owned by each of Stephen Adams and our Chairman and Chief Executive Officer, Marcus Lemonis.

(3)
Certain funds controlled by Crestview Partners II GP, L.P., as Continuing Equity Owners, will hold their common units in CWGS, LLC through CVRV Acquisition LLC, which is wholly owned by such funds. Certain other funds controlled by Crestview Partners II GP, L.P., as Former Equity Owners, will hold their Class A common stock in Camping World Holdings, Inc. through CVRV Acquisition II LLC, which is wholly owned by such funds.

(4)
CWGS Group, LLC, a direct wholly-owned subsidiary of CWGS, LLC, is the borrower under our Senior Secured Credit Facilities. FreedomRoads, LLC, an indirect wholly-owned subsidiary of CWGS, LLC, is the borrower under our Floor Plan Facility.

Our History and Corporate Information

          Founded in 1966, our Good Sam and Camping World brands have delivered superior specialty services and protection plans, expert advice and high-quality products to the growing community of RV owners and outdoor enthusiasts for 50 years. Good Sam combined with Camping World in 1997, when the Good Sam Club had approximately 911,000 members and Camping World had 26 retail locations. In 2011, Camping World Good Sam combined with FreedomRoads, a successful RV dealership business founded in 2003, to form the largest provider of products and services for RVs in North America. Over the past five years, we have continued to invest in our growth, driving an increase in our Active Customer base from approximately 2.6 million as of December 31, 2011 to approximately 3.3 million as of June 30, 2016.

          Camping World Holdings, Inc., the issuer of the Class A common stock offered hereby, was incorporated as a Delaware corporation on March 8, 2016. On June 8, 2016, we effected a name change from CWGS, Inc. to Camping World Holdings, Inc. Our corporate headquarters are located at 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069. Our telephone number is (847) 808-3000. Our principal website address is www.campingworld.com. The information on any of our websites is deemed not to be incorporated by reference in this prospectus or to be part of this prospectus.

          After giving effect to the Transactions, including this offering, Camping World Holdings, Inc. will be a holding company whose principal asset will be         % of the outstanding common units of CWGS, LLC, a Delaware limited liability company (or         % if the underwriters exercise in full their option to purchase additional shares of our Class A common stock).

Crestview

          Founded in 2004, Crestview is a value-oriented private equity firm focused on the middle market. The firm is based in New York and manages funds with over $7 billion of aggregate capital commitments. The firm is led by a group of partners who have complementary experience and distinguished backgrounds in private equity, finance, operations and management. Crestview's senior investment professionals primarily focus on sourcing and managing investments in each of the specialty areas of the firm: media, energy, financial services and industrials. For additional information regarding Crestview's ownership in us after this offering see "— Summary of the Transactions" and "Principal Stockholders."

 The Offering

Issuer	Camping World Holdings, Inc.
Shares of Class A common stock offered by us	shares.
Underwriters' option to purchase additional shares of Class A common stock	shares.
Shares of Class A common stock to be issued to the Former Equity Owners	shares.
Shares of Class A common stock to be outstanding immediately after this offering	shares, representing % of the voting interest and 100% of the economic interest in Camping World Holdings, Inc.
Shares of Class B common stock to be outstanding immediately after this offering	shares, representing % of the voting interest and no economic interest in Camping World Holdings, Inc.
Shares of Class C common stock to be outstanding immediately after this offering	One share, representing 5% of the voting interest and no economic interest in Camping World Holdings, Inc.
Common units of CWGS, LLC to be held by us immediately after this offering

                  common units, representing a             % economic interest in the business of CWGS, LLC (or             common units, representing a             % economic interest in the business of CWGS, LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Common units of CWGS, LLC to be held by the Continuing Equity Owners after this offering

                  common units, representing a             % economic interest in the business of CWGS, LLC (or             common units, representing a             % economic interest in the business of CWGS, LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Ratio of shares of Class A common stock to common units

Our certificate of incorporation and the CWGS LLC Agreement will require that we and CWGS, LLC at all times maintain a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of common units of CWGS, LLC owned by us.

Ratio of shares of Class B common stock to common units

Our certificate of incorporation and the CWGS LLC Agreement will require that we and CWGS, LLC at all times maintain a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing Equity Owners (other than the Former Profit Unit Holders) and the number of common units of CWGS, LLC owned by the Continuing Equity Owners (other than the Former Profit Unit Holders).

Permitted holders of shares of Class B common stock

Only the Continuing Equity Holders (other than the Former Profit Unit Holders) and their permitted transferees of common units as described herein will be permitted to hold shares of our Class B common stock. Shares of Class B common stock are transferable only together with an equal number of common units of CWGS, LLC. See "Certain Relationships and Related Party Transactions — CWGS LLC Agreement — Agreement in Effect Upon Consummation of this Offering."

Permitted holders of shares of Class C common stock

Only ML RV Group as described herein will be permitted to hold our Class C common stock, and upon a Class C Change of Control (as defined herein under "Description of Capital Stock"), our Class C common stock shall no longer have any voting rights, such share of our Class C common stock will be cancelled for no consideration and will be retired, and we will not reissue such share of Class C common stock.

Voting rights

Holders of shares of our Class A common stock, our Class B common stock and our Class C common stock will vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law or our amended and restated certificate of incorporation. Each share of Class A common stock and Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally; provided that, for as long as the ML Related Parties, directly or indirectly, beneficially own in the aggregate 27.5% or more of all of the outstanding common units of CWGS, LLC, the shares of our Class B common stock held by the ML Related Parties will entitle the ML Related Parties to the number of votes necessary such that the ML Related Parties, in the aggregate, cast 47% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally.

Additionally, our one share of Class C common stock will entitle ML RV Group, its holder, to the number of votes necessary such that the holder casts 5% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally for as long as there is no Class C Change of Control. For the definition of "Class C Change of Control," please see "Description of Capital Stock." Accordingly, Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition and ML RV Group, will control more than 50% of the voting power of our common stock and, subject to the Voting Agreement as described herein, may approve or disapprove substantially all transactions and other matters requiring approval by our stockholders, including the election of directors.

Redemption rights of holders of common units

The Continuing Equity Owners may from time to time at each of their options require CWGS, LLC to redeem all or a portion of their common units (                  common units outstanding immediately after this offering) in exchange for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the CWGS LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), we may effect a direct exchange of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. See "Certain Relationships and Related Party Transactions — CWGS LLC Agreement." Simultaneously with the payment of cash or shares of Class A common stock, as applicable, in connection with a redemption or exchange of common units pursuant to the terms of the CWGS LLC Agreement, a number of shares of our Class B common stock registered in the name of the redeeming or exchanging Continuing Equity Owner (other than Former Profit Unit Holders) will be cancelled for no consideration on a one-for-one basis with the number of common units so redeemed or exchanged.

Use of proceeds

We estimate, based upon an assumed initial public offering price of $             per share (which is the midpoint of the price range set forth on the cover page of this prospectus), we will receive net proceeds from this offering of approximately $             million (or $             million if the underwriters exercise their option in full to purchase additional shares of Class A common stock), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to purchase              common units (or             common units if the underwriters exercise their option in full to purchase additional shares of Class A common stock) directly from CWGS, LLC at a price per unit equal to the initial public offering price per share of Class A common stock in this offering, less the underwriting discounts and commissions. CWGS, LLC intends to use the net proceeds from the sale of common units to Camping World Holdings, Inc. to repay outstanding borrowings under the Term Loan Facility and, if any remain, for general corporate purposes.

Conflicts of interest

Goldman, Sachs & Co. and/or certain of its affiliates will receive more than 5% of the net proceeds of this offering due to the repayment of borrowings under the Term Loan Facility. Therefore, Goldman, Sachs & Co. is deemed to have a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority,  Inc. ("Rule 5121"). Accordingly, this offering is being conducted in accordance with Rule 5121, which requires, among other things, that a "qualified independent underwriter" participate in the preparation of, and exercise the usual standards of "due diligence" with respect to, the registration statement and this prospectus. J.P. Morgan Securities LLC has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act (as defined herein), specifically including those inherent in Section 11 thereof. J.P. Morgan Securities LLC will not receive any additional fees for serving as a qualified independent underwriter with this offering. We have agreed to indemnify J.P. Morgan Securities LLC against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. For more information, see "Underwriting (Conflicts of Interest)."

Dividend policy

CWGS, LLC intends to make a regular quarterly cash distribution to its common unit holders of approximately $             per common unit, and we intend to use all of the proceeds from such distribution on our common units to pay a regular quarterly cash dividend of approximately $             per share on our Class A common stock, subject to our discretion as the sole managing member of CWGS, LLC and the discretion of our board of directors. In addition, we currently intend to pay a special cash dividend of all or a portion of the Excess Tax Distribution (as defined under "Dividend Policy") to the holders of our Class A common stock from time to time subject to the discretion of our board of directors as described under "Dividend Policy."

Our ability to pay cash dividends on our Class A common stock depends on, among other things, our results of operations, financial condition, level of indebtedness, capital requirements, contractual restrictions, restrictions in our debt agreements and in any preferred stock, our business prospects and other factors that our board of directors may deem relevant. Additionally, our ability to distribute any Excess Tax Distribution will also be subject to no early termination or amendment of the Tax Receivable Agreement, as well as the amount of tax distributions actually paid to us and our actual tax liability. Furthermore, because we are a holding company, our ability to pay cash dividends on our Class A common stock depends on our receipt of cash distributions from CWGS, LLC and, through CWGS, LLC, cash distributions and dividends from its operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under any existing and future outstanding indebtedness we or our subsidiaries incur. In particular, our ability to pay any cash dividends on our Class A common stock is limited by restrictions on the ability of CWGS, LLC and our other subsidiaries and us to pay dividends or make distributions to us under the terms of our Senior Secured Credit Facilities (as defined herein) and our Floor Plan Facility (as defined herein). We do not currently believe that the restrictions contained in our existing indebtedness will impair the ability of CWGS, LLC or our ability to make the distributions or pay the dividends as described above. Our dividend policy has certain risks and limitations, particularly with respect to liquidity, and we may not pay dividends according to our policy, or at all. See "Dividend Policy" and "Risk Factors — Risks Relating to This Offering and Ownership of Our Class A Common Stock — Our ability to pay regular and special dividends on our Class A common stock is subject to the discretion of our board of directors and may be limited by our structure and statutory restrictions and restrictions imposed by our Senior Secured Credit Facilities and our Floor Plan Facility as well as any future agreements."

Controlled company exemption

After the consummation of this offering, we will be considered a "controlled company" for the purposes of the NYSE listing requirements as Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition and ML RV Group, and certain funds controlled by Crestview Partners II GP, L.P., will in the aggregate have more than 50% of the voting power for the election of directors. See "Principal Stockholders." As a "controlled company," we will not be subject to certain corporate governance requirements, including that: (i) a majority of our board of directors consists of "independent directors," as defined under the rules of NYSE; (ii) we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; (iii) we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and (iv) we perform annual performance evaluations of the nominating and corporate governance and compensation committees. As a result, we may not have a majority of independent directors on our board of directors, an entirely independent nominating and corporate governance committee, an entirely independent compensation committee or perform annual performance evaluations of the nominating and corporate governance and compensation committees unless and until such time as we are required to do so.

Tax Receivable Agreement

We will enter into a Tax Receivable Agreement with CWGS, LLC and each of the Continuing Equity Owners that will provide for the payment by Camping World Holdings, Inc. to the Continuing Equity Owners of 85% of the amount of tax benefits, if any, that Camping World Holdings, Inc. actually realizes (or in some circumstances is deemed to realize) as a result of (i) increases in tax basis resulting from any future redemptions that are funded by Camping World Holdings, Inc. or exchanges of common units described above under "— Redemption rights of holders of common units," and (ii) certain other tax benefits attributable to payments made under the Tax Receivable Agreement. See "Certain Relationships and Related Party Transactions — Tax Receivable Agreement" for a discussion of the Tax Receivable Agreement.

Registration Rights Agreement

Pursuant to the Registration Rights Agreement, we will, subject to the terms and conditions thereof, agree to register the resale of the shares of our Class A common stock that are issuable to the Continuing Equity Owners upon redemption or exchange of their common units of CWGS, LLC and the shares of our Class A common stock that are issued to the Former Equity Owners in connection with the Transactions. See "Certain Relationships and Related Party Transactions — Registration Rights Agreement."

Trading symbol	We intend to apply to list our Class A common stock on the NYSE under the symbol "CWH."

          Unless we indicate otherwise or the context otherwise requires, all information in this prospectus:

  •
  gives effect to the amendment and restatement of CWGS, LLC's existing limited liability company agreement that converts all existing membership interests in CWGS, LLC into                  common units, as well as the filing of our amended and restated certificate of incorporation;

  •
  gives effect to the Transactions;

  •
  excludes stock options and restricted stock units covering a total of                  shares of our Class A common stock granted to certain of our directors and certain of our employees in connection with this offering as described under the captions "Executive Compensation — Compensation of our Directors" and "Executive Compensation — Equity Compensation Plan Information — Compensation Programs To Be Adopted In Connection With This Offering — 2016 Incentive Award Plan;"

  •
  excludes shares of Class A common stock that may be issuable upon exercise of redemption rights of the Continuing Equity Owners (or, at our election, a direct exchange);

  •
  assumes an initial public offering price of $             per share of Class A common stock, which is the midpoint of the range set forth on the cover page of this prospectus; and

  •
  assumes no exercise by the underwriters of their option to purchase                  additional shares of Class A common stock from us.

          Unless otherwise indicated, this prospectus assumes the shares of Class A common stock are offered at $             per share (the midpoint of the price range listed on the cover page of this prospectus). Although the number of shares of Class A common stock being offered hereby to the public and the total number of CWGS, LLC common units outstanding after the offering will remain fixed regardless of the initial public offering price in this offering, certain share information and CWGS, LLC common unit information presented in this prospectus will vary depending on the initial public offering price in this offering. Specifically, the relative allocation of the common units issued in the Transactions as among ML Acquisition, funds controlled by Crestview Partners II GP, L.P. and the Former Profit Unit Holders will vary, depending on the initial public offering price in this offering, which will also impact the shares of Class A common stock and Class B common stock issued to ML Acquisition and funds controlled by Crestview Partners II GP, L.P. in the Transactions. An increase in the assumed initial public offering price would result in a decrease in the amount of common units and, in turn, shares of Class A common stock and shares of Class B common stock issued to ML Acquisition and funds controlled by Crestview Partners II GP, L.P. and an increase in the amount of common units issued to the Former Profit Unit Holders on an aggregate basis. A decrease in the assumed initial public offering price would result in an increase in the amount of common units and, in turn, shares of Class A common stock and shares of Class B common stock issued to ML Acquisition and funds controlled by Crestview Partners II GP, L.P. and a decrease in the amount of common units issued to the Former Profit Unit Holders on an aggregate basis.

Summary Historical and Pro Forma Consolidated Financial and Other Data

          The following tables present the summary historical consolidated financial and other data for CWGS, LLC and its subsidiaries and the summary pro forma consolidated financial and other data for Camping World Holdings, Inc. CWGS, LLC is the predecessor of the issuer, Camping World Holdings, Inc., for financial reporting purposes. The summary consolidated statements of income and statements of cash flows data for each of the years in the three-year period ended December 31, 2015 are derived from the audited consolidated financial statements of CWGS Enterprises, LLC and its subsidiaries contained herein. The summary consolidated statements of income and statements of cash flows data for the six months ended June 30, 2016 and 2015 and the summary consolidated balance sheets data as of June 30, 2016 are derived from the unaudited consolidated financial statements of CWGS Enterprises, LLC and its subsidiaries contained herein. We have prepared the unaudited consolidated financial information set forth below on the same basis as our audited consolidated financial statements and have included all adjustments, consisting of only normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods.

          The results for any interim period are not necessarily indicative of the results that may be expected for a full year. Additionally, our historical results are not necessarily indicative of future results. The information set forth below should be read together with the "Selected Historical and Pro Forma Consolidated Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

          The summary unaudited pro forma consolidated financial data of Camping World Holdings, Inc. presented below have been derived from our unaudited pro forma consolidated financial statements included elsewhere in this prospectus. The summary unaudited pro forma financial data for the fiscal year ended December 31, 2015 and as of and for the six months ended June 30, 2016 give effect to the Transactions, as described in "Our Organizational Structure," including the consummation of this offering, the use of proceeds therefrom and related transactions, as described in "Use of Proceeds," as if all such transactions had occurred on January 1, 2015, in the case of the summary unaudited pro forma consolidated statements of income data, and as of June 30, 2016, in the case of the summary unaudited pro forma consolidated balance sheets data. The unaudited pro forma financial information includes various estimates which are subject to material change and may not be indicative of what our operations or financial position would have been had this offering and related transactions taken place on the dates indicated, or that may be expected to occur in the future. See "Unaudited Pro Forma Consolidated Financial Information" for a complete description of the adjustments and assumptions underlying the summary unaudited pro forma consolidated financial data.

          The summary historical consolidated financial and other data of Camping World Holdings, Inc. have not been presented as Camping World Holdings, Inc. is a newly incorporated entity, has had no business transactions or activities to date and had no assets or liabilities during the periods presented in this section.

		Pro Forma Camping World Holdings, Inc.			Historical CWGS, LLC

		Six Months Ended		Fiscal Year Ended	Six Months Ended		Fiscal Year Ended

		June 30, 2016		December 31, 2015	June 30, 2016	June 30, 2015	December 31, 2015	December 31, 2014	December 31, 2013

		(unaudited)			(unaudited)
		(in thousands, except per share data, margins and selected other operating data)
Consolidated Statements of Income Data:
Revenue:
Consumer Services and Plans	$		$		$90,426	$86,845	$174,600	$162,598	$166,231
Retail
New vehicles					988,232	846,658	1,607,790	1,176,838	1,030,687
Used vehicles					396,174	408,120	806,759	680,786	569,681
Parts, services and other					298,883	273,627	553,834	518,905	483,705
Finance and insurance, net					120,392	99,637	190,278	134,826	106,291

Subtotal					1,803,681	1,628,042	3,158,661	2,511,355	2,190,364
Total revenue					1,894,107	1,714,887	3,333,261	2,673,953	2,356,595
Costs applicable to revenue (exclusive of depreciation and amortization shown separately below):
Consumer Services and Plans					39,118	40,792	81,749	74,065	82,128
Retail
New vehicles					850,973	729,626	1,387,358	1,012,494	890,047
Used vehicles					321,234	329,996	652,235	551,702	457,718
Parts, services and other					156,261	144,220	297,957	280,345	264,039

Subtotal					1,328,468	1,203,842	2,337,550	1,844,541	1,611,804
Total costs applicable to revenue					1,367,586	1,244,634	2,419,299	1,918,606	1,693,932
Gross profit:
Consumer Services and Plans					51,308	46,053	92,851	88,533	84,103
Retail
New vehicles					137,259	117,032	220,432	164,344	140,640
Used vehicles					74,940	78,124	154,524	129,084	111,963
Parts, services and other					142,622	129,407	255,877	238,560	219,666
Finance and insurance, net					120,392	99,637	190,278	134,826	106,291

Subtotal					475,213	424,200	821,111	666,814	578,560
Total gross profit					526,521	470,253	913,962	755,347	662,663
Operating expenses:
Selling, general and administrative					356,096	315,879	644,409	544,107	482,655
Depreciation and amortization					11,925	11,398	24,101	24,601	21,183
(Gain) loss on sale of assets					(248)	(665)	(237)	33	1,803

Total operating expenses					367,773	326,612	668,273	568,741	505,641
Income from operations					158,748	143,641	245,689	186,606	157,022
Other income (expense):
Floor plan interest expense					(10,529)	(6,381)	(12,427)	(10,675)	(9,980)
Other interest expense, net					(25,325)	(26,362)	(53,377)	(46,769)	(74,728)
Loss on debt repayment					—	—	—	(1,831)	(49,450)
Other income (expense), net					(2)	—	1	(35)	(59)

Total other income (expense)					(35,856)	(32,743)	(65,803)	(59,310)	(134,217)
Income before income taxes					122,892	110,898	179,886	127,296	22,805
Income tax expense					(2,350)	(2,208)	(1,356)	(2,140)	(1,988)

Net income	$		$		$120,542	$108,690	$178,530	$125,156	$20,817

Per Share Data(1):
Pro forma weighted average shares of Class A common stock outstanding:
Basic
Diluted
Pro forma net income available to Class A common stock per share:
Basic
Diluted

Consolidated Statements of Cash Flows Data:
Net cash provided by operating activities	$		$		$114,425	$91,545	$112,143	$44,064	$14,623
Net cash used in investing activities	$		$		$(82,122)	$(157,584)	$(176,200)	$(50,225)	$(46,195)
Net cash (used in) provided by financing activities	$		$		$(85,262)	$(11,258)	$45,372	$80,366	$48,120
Selected Other Data:
EBITDA(2)	$		$		$160,142	$148,658	$257,364	$198,666	$118,716
Adjusted EBITDA(2)	$		$		$161,146	$145,391	$253,718	$198,555	$168,481
Adjusted EBITDA Margin(3)		%		%	8.5%	8.5%	7.6%	7.4%	7.1%
Same store sales growth(4)		%		%	8.1%	14.5%	12.8%	6.8%	15.0%
Selected Other Operating Data:
Active Customers(5)					3,280,907	3,052,376	3,131,961	2,845,612	2,645,503
New vehicle units sold					26,385	22,065	40,229	27,092	23,418
Used vehicle units sold					17,932	18,335	35,485	28,062	22,720

		Pro Forma Camping World Holdings, Inc.(6)	Historical CWGS, LLC

		June 30, 2016	June 30, 2016

		(unaudited)	(unaudited)
		(in thousands)
Consolidated Balance Sheets Data (at period end):
Cash and cash equivalents	$		$39,066
Total assets	$		$1,407,494
Total debt(7)	$		$695,442
Total members' deficit/stockholders' equity	$		$(285,017)

(1)
Pro forma net income per share is calculated by dividing the pro forma net income by the weighted average shares outstanding.

(2)
EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

We define "EBITDA" as net income before other interest expense (excluding floor plan interest expense), provision for income taxes and depreciation and amortization. We define "Adjusted EBITDA" as EBITDA further adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, loss (gain) on debt repayment, loss (gain) on sale of assets and disposition of stores, monitoring fees, an adjustment to rent on right to use assets and other unusual or one-time items. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner. We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management believes that investors' understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.

Management and our board of directors use EBITDA and Adjusted EBITDA:

•
as a measurement of operating performance because they assist us in comparing the operating performance of our business on a consistent basis, as they remove the impact of items not directly resulting from our core operations;

•
for planning purposes, including the preparation of our internal annual operating budget and financial projections;

•
to evaluate the performance and effectiveness of our operational strategies; and

•
to evaluate our capacity to fund capital expenditures and expand our business.

By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors' understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our Senior Secured Credit Facilities use EBITDA to measure our compliance with covenants such as consolidated leverage ratio. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as an alternative to, or a substitute for net income or other financial statement data presented in our consolidated financial statements included elsewhere in this prospectus as indicators of financial performance. Some of the limitations are:

•
such measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•
such measures do not reflect changes in, or cash requirements for, our working capital needs;

•
such measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

  •
  such measures do not reflect our tax expense or the cash requirements to pay our taxes;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures do not reflect any cash requirements for such replacements; and

  •
  other companies in our industry may calculate such measures differently than we do, limiting their usefulness as comparative measures.

  Due to these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP measures only supplementally. As noted in the table below, Adjusted EBITDA includes adjustments for loss (gain) on debt repayment, loss (gain) on sale of assets and disposition of stores, monitoring fees, an adjustment to rent on right to use assets and other unusual or one-time items. It is reasonable to expect that these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. In addition, Adjusted EBITDA adjusts for other items that we do not expect to regularly record following this offering. Each of the normal recurring adjustments and other adjustments described in this paragraph and in the reconciliation table below help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.

  The following table reconciles EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial performance measure, which is net income:

		Pro Forma Camping World Holdings, Inc.			Historical CWGS, LLC

		Six Months Ended		Fiscal Year Ended	Six Months Ended		Fiscal Year Ended

		June 30, 2016		December 31, 2015	June 30, 2016	June 30, 2015	December 31, 2015	December 31, 2014	December 31, 2013

		(in thousands)
Net income	$		$		$120,542	$108,690	$178,530	$125,156	$20,817
Other interest expense, net					25,325	26,362	53,377	46,769	74,728
Income tax expense					2,350	2,208	1,356	2,140	1,988
Depreciation and amortization					11,925	11,398	24,101	24,601	21,183

EBITDA					160,142	148,658	257,364	198,666	118,716

Adjustments:
Loss on debt repayment(a)					—	—	—	1,831	49,450
Loss (gain) on sale of assets and disposition of stores(b)					(246)	146	1,452	2,689	2,147
Monitoring fee(c)					1,250	1,250	2,500	2,500	2,500
Adjustment to rent on right to use assets(d)					—	(4,663)	(7,598)	(7,131)	(4,332)

Adjusted EBITDA	$		$		$161,146	$145,391	$253,718	$198,555	$168,481

(a)
Represents the loss incurred on repayment of the 11.50% Senior Secured Notes due 2016 in 2013 and the 12.00% Series A Notes due 2018 in 2014.

(b)
Represents (i) an adjustment to eliminate the gains and losses on sales of various assets, including (a) a $1.8 million gain on the asset sale of seven outdoor powersports magazine titles, two powersports shows and two conferences in March 2013 and (b) the sale of the former FreedomRoads, LLC corporate office building at a loss of $3.5 million in November 2013; (ii) aggregate non-recurring losses from two non-performing locations that were sold in 2015; and (iii) a loss equal to the present value of the remaining net obligation under the non-cancellable operating leases in locations with no operating business, which represented $0.0 million, $0.0 million, $0.8 million, $1.3 million and $0.3 million for the six months ended June 30, 2016 and 2015 and the years ended December 31, 2015, 2014 and 2013, respectively.

(c)
Represents monitoring fees paid pursuant to a monitoring agreement to Crestview and Stephen Adams. We intend to terminate the monitoring agreement upon the consummation of this offering.

(d)
Represents an adjustment to rent expense for the periods presented for certain right to use assets that were derecognized in the fourth quarter of 2015 due to lease modifications that resulted in the leases meeting the requirements to be reported as operating leases. The adjustments represent additional rent expense that would have been incurred for the periods presented had the leases previously been classified as operating leases. See Note 9 of the audited consolidated financial statements included elsewhere in this prospectus for additional information.
(3)
Adjusted EBITDA Margin is defined as the ratio of Adjusted EBITDA to total revenues. We present Adjusted EBITDA Margin because it is used by management as a performance measurement of Adjusted EBITDA generated from total revenues. See footnote 2 above for a discussion of Adjusted EBITDA as a non-GAAP measure and a reconciliation of net income to EBITDA and Adjusted EBITDA.

(4)
Same store sales growth represents the aggregate sales from a retail location, including the sale of new and used vehicles, parts and service, including RV accessories and supplies, and finance and insurance, during the current reporting period against the sales of the same retail location in the corresponding period of the previous year. Same store sales growth calculations for a given period include only those stores that were open both at the end of corresponding period and at the beginning of the preceding fiscal year.

(5)
We define an "Active Customer" as a customer who has transacted with us in any of the eight most recently completed fiscal quarters prior to the date of measurement.

(6)
Each $1.00 increase or decrease in the assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease each of cash and cash equivalents and total stockholders' equity on a pro forma basis by approximately $              million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(7)
Total debt consists of borrowings under our Senior Secured Credit Facilities, net of unamortized original issue discount and capitalized finance costs of $4.3 million and $9.8 million, respectively, (as discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources" and "Description of Certain Indebtedness"). See our audited consolidated financial statements included elsewhere in this prospectus, which include all liabilities, including amounts outstanding under our Floor Plan Facility.

RISK FACTORS

          You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading price of our Class A common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our business is affected by the availability of financing to us and our customers.

          Our business is affected by the availability of financing to us and our customers. Generally, RV dealers, including us, finance their purchases of inventory with financing provided by lending institutions. We have up to $1.165 billion in maximum borrowing availability under a floor plan financing facility (the "Floor Plan Facility") after giving effect to an amendment to the Floor Plan Facility on July 1, 2016 to, among other things, increase the available amount under the facility from $865.0 million to $1.165 billion. As of June 30, 2016, we had $623.6 million floor plan notes payable outstanding with $541.4 million of additional borrowing capacity under the Floor Plan Facility after giving effect to the amendment to the Floor Plan Facility on July 1, 2016. As of June 30, 2016, approximately 90% of the invoice cost of new RV inventory and no used RV inventory was financed under the Floor Plan Facility. A decrease in the availability of this type of wholesale financing or an increase in the cost of such wholesale financing could prevent us from carrying adequate levels of inventory, which may limit product offerings and could lead to reduced sales and revenues.

          Furthermore, many of our customers finance their RV purchases. Although consumer credit markets have improved, consumer credit market conditions continue to influence demand, especially for RVs, and may continue to do so. There continue to be fewer lenders, more stringent underwriting and loan approval criteria, and greater down payment requirements than in the past. If credit conditions or the credit worthiness of our customers worsen, and adversely affect the ability of consumers to finance potential purchases at acceptable terms and interest rates, it could result in a decrease in the sales of our products and have a material adverse effect on our business, financial condition and results of operations.

Fuel shortages, or high prices for fuel, could have a negative effect on our business.

          Gasoline or diesel fuel is required for the operation of RVs. There can be no assurance that the supply of these petroleum products will continue uninterrupted, that rationing will not be imposed or that the price of or tax on these petroleum products will not significantly increase in the future. Shortages of gasoline and diesel fuel have had a material adverse effect on the RV industry as a whole in the past and any such shortages or substantial increases in the price of fuel could have a material adverse effect on our business, financial condition or results of operations.

Our success depends to a significant extent on the well-being, as well as the continued popularity and reputation for quality, of our manufacturers, particularly Thor Industries, Inc., Forest River, Inc., Winnebago Industries, Inc. and Jayco, Inc.

          Thor Industries, Inc., Forest River, Inc., Winnebago Industries, Inc. and Jayco, Inc. supplied approximately 54%, 14%, 13% and 12%, respectively, of our new RV inventory as of June 30, 2016. We depend on our manufacturers to provide us with products that compare favorably with competing products in terms of quality, performance, safety and advanced features. Any adverse change in the production efficiency, product development efforts, technological advancement, marketplace acceptance, reputation, marketing capabilities or financial condition of our manufacturers, particularly Thor Industries, Inc., Forest River, Inc., Winnebago Industries, Inc. and Jayco, Inc., could have a substantial adverse impact on our business. Any difficulties encountered by any of our manufacturers, particularly Thor Industries, Inc., Forest River, Inc., Winnebago Industries, Inc. and Jayco, Inc., resulting from economic, financial, or other factors could adversely affect the quality and amount of products that they are able to supply to us and the services and support they provide to us.

          The interruption or discontinuance of the operations of Thor Industries, Inc., Forest River, Inc., Winnebago Industries, Inc. and Jayco, Inc. or other manufacturers could cause us to experience shortfalls, disruptions, or delays with respect to needed inventory. Although we believe that adequate alternate sources would be available that could replace any manufacturer as a product source, those alternate sources may not be available at the time of any interruption, and alternative products may not be available at comparable quality and prices.

          Our supply arrangements with manufacturers are typically governed by dealer agreements, which are customary in the RV industry. Our dealer agreements with manufacturers are generally made on a location-by-location basis, and each retail location typically enters into multiple dealer agreements with multiple manufacturers. Our dealer agreements also generally provide for a one-year term, which is typically renewed annually. The terms of our dealer agreements are typically subject to:

  •
  us meeting all the requirements and conditions of the manufacturer's applicable programs;

  •
  us maintaining certain minimum inventory requirements and meeting certain retail sales objectives;

  •
  us performing services and repairs for all owners of the manufacturer's RVs (regardless from whom the RV was purchased) that are still under warranty and us carrying the manufacturer's parts and accessories needed to service and repair the manufacturer's RVs in stock at all times;

  •
  us actively advertising and promoting the manufacturer's RVs; and

  •
  us indemnifying the manufacturer under certain circumstances.

          Our dealer agreements generally designate a specific geographical territory for us, which is often exclusive to us, provided that we are able to meet the material obligations of the applicable dealer agreement.

          In addition, many of our dealer agreements contain stocking level requirements and certain of our dealer agreements contain contractual provisions concerning minimum advertised product pricing for current model year units. Wholesale pricing is generally established on a model year basis and is subject to change in the manufacturer's sole discretion. In certain cases, the manufacturer may also establish a suggested retail price, below which we cannot advertise that manufacturer's RVs. Any change, non-renewal, unfavorable renegotiation or termination of these arrangements for any reason could adversely affect product availability and cost and our financial performance.

Our business model is impacted by general economic conditions in our markets, and ongoing economic and financial uncertainties may cause a decline in consumer spending that may adversely affect our business, financial condition and results of operations.

          As a business that relies on consumer discretionary spending, we may be adversely affected if our customers reduce, delay or forego their purchases of our services, protection plans, products and resources as a result of:

  •
  job losses;

  •
  bankruptcies;

  •
  higher consumer debt and interest rates;

  •
  reduced access to credit;

  •
  higher energy and fuel costs;

  •
  relative or perceived cost, availability and comfort of RV use versus other modes of travel, such as air travel and rail;

  •
  falling home prices;

  •
  lower consumer confidence;

  •
  uncertainty or changes in tax policies and tax rates; or

  •
  uncertainty due to national or international security concerns.

          We also rely on our retail locations to attract and retain customers and to build our customer database. If we close retail locations or are unable to open or acquire new retail locations due to general economic conditions or otherwise, our ability to maintain and grow our customer database and our Active Customers will be limited, which could have a material adverse effect on our business, financial condition and results of operation.

          Decreases in Active Customers, average spend per customer or retention and renewal rates for our consumer services and plans would negatively affect our financial performance, and a prolonged period of depressed consumer spending could have a material adverse effect on our business. Promotional activities and decreased demand for consumer products could also affect our profitability and margins. In addition, adverse economic conditions may result in an increase in our operating expenses due to, among other things, higher costs of labor, energy, equipment and facilities. Due to recent fluctuations in the U.S. economy, our sales, operating and financial results for a particular period are difficult to predict, making it difficult to forecast results for future periods. Additionally, we are subject to economic fluctuations in local markets that may not reflect the economic conditions of the U.S. economy. Any of the foregoing factors could have a material adverse effect on our business, financial condition and results of operations.

          In addition, the success of our recurring Good Sam consumer services and plans depends, in part, on our customers' use of certain RV sites and/or the purchase of services, protection plans, products and resources through participating merchants. If general economic conditions worsen, our customers may perceive that they have less disposable income for leisure activities or they may not be able to obtain credit for discretionary purchases. As a result, they may travel less frequently, spend less when they travel and purchase and utilize our services, protection plans, products and resources less often, if at all, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, if we face increased competition from other businesses with similar product and service offerings, we may need to respond by establishing pricing, marketing and other programs or by seeking out additional strategic alliances or acquisitions that may be less favorable to us than we could otherwise establish or obtain in more favorable economic environments. In addition, declines in the national economy could cause merchants who participate in our programs to go out of business. It is likely that, should the number of merchants entering bankruptcy rise, the number of uncollectible accounts would also rise. These factors could have a material adverse effect on our business, financial condition and results of operations.

We depend on our ability to attract and retain customers.

          Our future success depends in large part upon our ability to attract and retain Active Customers for our services, protection plans, products and resources. The extent to which we achieve growth in our customer base and sustain high renewal rates of our recurring consumer services and plans materially influences our profitability. Any number of factors could affect our ability to grow our customer base and sustain high renewal rates of our recurring consumer services and plans. These factors include consumer preferences, the frequency with which customers utilize our services, protection plans, products and resources, general economic conditions, our ability to maintain our retail locations, weather conditions, the availability of alternative services, protection plans, products and resources, significant increases in gasoline prices, the disposable income of consumers available for discretionary expenditures and the external perception of our brands. Any significant decline in our customer base, the growth of our customer base or the usage of our services, protection plans, products or resources by our customers, including the renewal rates of our recurring consumer services and plans, could have a material adverse effect on our business, financial condition and results of operations.

Competition in the market for services, protection plans, products and resources targeting the RV lifestyle or RV enthusiast could reduce our revenues and profitability.

          The market for services, protection plans, products and resources targeting the RV lifestyle or RV enthusiast is highly fragmented and competitive. Competitive factors that drive the RV market are price, product and service features, technology, performance, reliability, quality, availability, variety, delivery and customer service. We compete directly or indirectly with the following types of companies:

  •
  major national insurance and warranty companies, providers of roadside assistance and providers of extended service contracts;

  •
  other dealers of new and used RVs;

  •
  other specialty retailers that compete with us across a significant portion of our merchandising categories through retail catalog or e-commerce businesses; and

  •
  online retailers.

          Additional competitors may enter the businesses in which we currently operate. Moreover, some of our mass merchandising competitors do not currently compete in many of the product categories we offer, but may choose to offer a broader array of competing products in the future. In addition, an increase in the number of aggregator and price comparison sites for insurance products may negatively impact our sales of these products. If any of our competitors successfully provides a broader, more efficient or attractive combination of services, protection plans, products and resources to our target customers, our business results could be materially adversely affected. Our inability to compete effectively with existing or potential competitors could have a material adverse effect on our business, financial condition and results of operations.

Our expansion into new, unfamiliar markets presents increased risks that may prevent us from being profitable in these new markets. Delays in opening or acquiring new retail locations could have a material adverse effect on our business, financial condition and results of operations.

          We intend to expand by building or acquiring new retail locations in new markets. As a result, we may have less familiarity with local consumer preferences and could encounter difficulties in attracting customers due to a reduced level of consumer familiarity with our brands. Other factors that may impact our ability to open or acquire new retail locations in new markets and operate them profitably, many of which are beyond our control, include:

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  our ability to identify suitable acquisition opportunities or new locations, including our ability to gather and assess demographic and marketing data to determine consumer demand for our products in the locations we select;

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  our ability to negotiate favorable lease agreements;

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  our ability to secure product lines;

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  the availability of construction materials and labor for new retail locations and the absence of significant construction delays or cost overruns;

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  our ability to accurately assess the profitability of potential acquisitions or new locations;

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  our ability to secure required governmental permits and approvals;

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  our ability to hire and train skilled store operating personnel, especially management personnel;

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  our ability to provide a satisfactory mix of merchandise that is responsive to the needs of our customers living in the geographic areas where new retail locations are built or acquired;

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  our ability to supply new retail locations with inventory in a timely manner;

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  our competitors building or leasing retail locations near our retail locations or in locations we have identified as targets;

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  regional economic and other factors in the geographic areas in which we expand; and

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  general economic and business conditions affecting consumer confidence and spending and the overall strength of our business.

          Once we decide on a new market and identify a suitable location or acquisition opportunity, any delays in opening or acquiring new retail locations could impact our financial results. It is possible that events, such as delays in the entitlements process or construction delays caused by permitting or licensing issues, material shortages, labor issues, weather delays or other acts of god, discovery of contaminants, accidents, deaths or injuries, could delay planned openings beyond their expected dates or force us to abandon planned openings altogether.

          As we grow, we will face the risk that our existing resources and systems, including management resources, accounting and finance personnel and operating systems, may be inadequate to support our growth. We cannot assure you that we will be able to retain the personnel or make the changes in our systems that may be required to support our growth. Failure to secure these resources and implement these systems on a timely basis could have a material adverse effect on our results of operations. In addition, hiring additional personnel and implementing changes and enhancements to our systems will require capital expenditures and other increased costs that could also have a material adverse impact on our results of operations.

          Our expansion into new markets may also create new distribution and merchandising challenges, including additional strain on our distribution centers, an increase in information to be processed by our management information systems and diversion of management attention from existing operations. To the extent that we are not able to meet these additional challenges, our sales could decrease and our operating expenses could increase, which could have a material adverse effect on our business, financial condition and results of operations.

          Finally, the size, timing, and integration of any future new retail location openings or acquisitions may cause substantial fluctuations in our results of operations from quarter to quarter. Consequently, our results of operations for any quarter may not be indicative of the results that may be achieved for any subsequent quarter or for a full fiscal year. These fluctuations could adversely affect the market price of our common stock.

          As a result of the above factors, we cannot assure you that we will be successful in operating our retail locations in new markets on a profitable basis, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Unforeseen expenses, difficulties, and delays frequently encountered in connection with expansion through acquisitions could inhibit our growth and negatively impact our profitability.

          Since January 1, 2011, we have acquired 35 retail locations and we have sold two retail locations. Each acquired retail location operated independently prior to its acquisition by us. Our success depends, in part, on our ability to continue to make successful acquisitions and to integrate the operations of acquired retail locations, including centralizing certain functions to achieve cost savings and pursuing programs and processes that promote cooperation and the sharing of opportunities and resources among our retail locations and consumer services and plans. Unforeseen expenses, difficulties and delays frequently encountered in connection with rapid expansion through acquisitions could inhibit our growth and negatively impact our profitability.

          We also may be unable to identify suitable acquisition candidates or to complete the acquisitions of candidates that we identify. Increased competition for acquisition candidates or increased asking prices by acquisition candidates may increase purchase prices for acquisitions to levels beyond our financial capability or to levels that would not result in the returns required by our acquisition criteria. Acquisitions also may become more difficult or less attractive in the future as we continue to acquire the most attractive dealers and stores. In addition, we may encounter difficulties in integrating the operations of acquired dealers and stores with our own operations or managing acquired dealers and stores profitably without substantial costs, delays, or other operational or financial problems.

          Our ability to continue to grow through the acquisition of additional retail locations will depend upon various factors, including the following:

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  the availability of suitable acquisition candidates at attractive purchase prices;

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  the ability to compete effectively for available acquisition opportunities;

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  the availability of cash on hand, borrowed funds or Class A common stock with a sufficient market price to finance the acquisitions;

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  the ability to obtain any requisite third party or governmental approvals; and

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  the absence of one or more third parties attempting to impose unsatisfactory restrictions on us in connection with their approval of acquisitions.

          As a part of our acquisition strategy, we frequently engage in discussions with various dealerships regarding their potential acquisition by us. In connection with these discussions, we and each potential acquisition candidate exchange confidential operational and financial information, conduct due diligence inquiries, and consider the structure, terms, and conditions of the potential acquisition. Potential acquisition discussions frequently take place over a long period of time and involve difficult business integration and other issues, including in some cases, management succession and related matters. As a result of these and other factors, a number of potential acquisitions that from time to time appear likely to occur do not result in binding legal agreements and are not consummated. In addition, we may have disagreements with potential acquisition targets, which could lead to litigation. Any of these factors or outcomes could result in a material adverse effect on our business, financial condition and results of operations.

Failure to maintain the strength and value of our brands could have a material adverse effect on our business, financial condition and results of operations.

          Our success depends on the value and strength of the Camping World and Good Sam brands. The Camping World and Good Sam names are integral to our business as well as to the implementation of our strategies for expanding our business. Maintaining, enhancing, promoting and positioning our brands, particularly in new markets where we have limited brand recognition, will depend largely on the success of our marketing and merchandising efforts and our ability to provide high quality services, protection plans, products and resources and a consistent, high quality customer experience. Our brands could be adversely affected if we fail to achieve these objectives, if we fail to comply with local laws and regulations, if we are subject to publicized litigation or if our public image or reputation were to be tarnished by negative publicity. Some of these risks may be beyond our ability to control, such as the effects of negative publicity regarding our manufacturers, suppliers or third party providers of services or negative publicity related to members of management. Any of these events could result in decreases in revenues. Further, maintaining, enhancing, promoting and positioning our brands image may require us to make substantial investments in areas such as merchandising, marketing, store operations, community relations, store graphics and employee training, which could adversely affect our cash flow and which may ultimately be unsuccessful. These factors could have a material adverse effect on our business, financial condition and results of operations.

Our failure to successfully order and manage our inventory to reflect consumer demand in a volatile market and anticipate changing consumer preferences and buying trends could have a material adverse effect on our business, financial condition and results of operations.

          Our success depends upon our ability to successfully manage our inventory and to anticipate and respond to merchandise trends and consumer demands in a timely manner. Our products appeal to consumers who are, or could become, RV owners across North America. The preferences of these consumers cannot be predicted with certainty and are subject to change. Further, the retail consumer industry, by its nature, is volatile and sensitive to numerous economic factors, including consumer preferences, competition, market conditions, general economic conditions and other factors outside of our control. We cannot predict consumer preferences with certainty, and consumer preferences often change over time. We typically order merchandise well in advance of the following selling season. The extended lead times for many of our purchases may make it difficult for us to respond rapidly to new or changing product trends, increases or decreases in consumer demand or changes in prices. If we misjudge either the market for our merchandise or our consumers' purchasing habits in the future, our revenues may decline significantly and we may not have sufficient quantities of merchandise to satisfy consumer demand or sales orders or we may be required to discount excess inventory, either of which could have a material adverse effect on our business, financial condition and results of operations.

Our same store sales may fluctuate and may not be a meaningful indicator of future performance.

          Our same store sales may vary from quarter to quarter. A number of factors have historically affected, and will continue to affect, our same store sales results, including:

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  changes or anticipated changes to regulations related to some of the products we sell;

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  consumer preferences, buying trends and overall economic trends;

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  our ability to identify and respond effectively to local and regional trends and customer preferences;

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  our ability to provide quality customer service that will increase our conversion of shoppers into paying customers;

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  competition in the regional market of a store;

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  atypical weather patterns;

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  changes in our product mix;

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  changes to local or regional regulations affecting our stores;

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  changes in sales of consumer services and plans and retention and renewal rates for our annually renewing consumer services and plans; and

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  changes in pricing and average unit sales.

          An unanticipated decline in revenues or same store sales may cause the price of our Class A common stock to fluctuate significantly.

The cyclical nature of our business has caused our sales and results of operations to fluctuate. These fluctuations may continue in the future, which could result in operating losses during downturns.

          The RV industry is cyclical and is influenced by many national and regional economic and demographic factors, including:

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  terms and availability of financing for retailers and consumers;

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  overall consumer confidence and the level of discretionary consumer spending;

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  population and employment trends;

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  income levels; and

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  general economic conditions, including inflation, deflation and recessions.

          As a result of the foregoing factors, our sales and results of operations have fluctuated, and we expect that they will continue to fluctuate in the future.

Our business is seasonal and this leads to fluctuations in sales and revenues.

          We have experienced, and expect to continue to experience, variability in revenue, net income and cash flows as a result of annual seasonality in our business. Because RVs are used primarily by vacationers and campers, demand for services, protection plans, products and resources generally declines during the winter season, while sales and profits are generally highest during the spring and summer months. In addition, unusually severe weather conditions in some geographic areas may impact demand.

          On average, over the three years ended December 31, 2015, we have generated 29.5% and 28.8% of our annual revenue in the second and third fiscal quarters, respectively, which include the spring and summer months. We incur additional expenses in the second and third fiscal quarters due to higher purchase volumes, increased staffing in our retail locations and program costs. If, for any reason, we miscalculate the demand for our products or our product mix during the second and third fiscal quarters, our sales in these quarters could decline, resulting in higher labor costs as a percentage of sales, lower margins and excess inventory, which could have a material adverse effect on our business, financial condition and results of operations.

          Due to our seasonality, the possible adverse impact from other risks associated with our business, including atypical weather, consumer spending levels and general business conditions, is potentially greater if any such risks occur during our peak sales seasons.

Our ability to operate and expand our business and to respond to changing business and economic conditions will depend on the availability of adequate capital.

          The operation of our business, the rate of our expansion and our ability to respond to changing business and economic conditions depend on the availability of adequate capital, which in turn depends on cash flow generated by our business and, if necessary, the availability of equity or debt capital. We also require sufficient cash flow to meet our obligations under our existing debt agreements. As of June 30, 2016, we had an existing credit agreement that included a $709.6 million term loan (the "Term Loan Facility") and $20.0 million of commitments for revolving loans (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Senior Secured Credit Facilities"). Additionally, we also have up to $1.165 billion in maximum borrowing availability under our Floor Plan Facility after giving effect to an amendment to the Floor Plan Facility on July 1, 2016 to, among other things, increase the available amount under the facility from $865.0 million to $1.165 billion. As of June 30, 2016, we had $695.4 million of term loans outstanding under the Senior Secured Credit Facilities, net of $4.3 million of unamortized original issue discount and $9.8 million of finance costs, $0.0 million of revolving borrowings outstanding under the Senior Secured Credit Facilities and $623.6 million in floor plan notes payable outstanding under the Floor Plan Facility, with $16.3 million of additional borrowing capacity under our Revolving Credit Facility and $541.4 million of additional borrowing capacity under our Floor Plan Facility after giving effect to the amendment to the Floor Plan Facility on July 1, 2016. Our Term Loan Facility requires us to make quarterly principal payments of the outstanding principal amount thereof, which totaled $19.9 million and $17.3 million for the six months ended June 30, 2016 and 2015, respectively and $36.6 million, $13.9 million and $0.0 million for the years ended December 31, 2015, 2014 and 2013, respectively. Additionally, we paid total cash interest on our Senior Secured Credit Facilities of $23.1 million and $18.1 million for the six months ended June 30, 2016 and 2015, respectively, and $36.8 million, $30.4 million and $0.0 million for the years ended December 31, 2015, 2014 and 2013, respectively, and we paid total floor plan interest expense on our Floor Plan Facility of $10.2 million and $6.4 million for the six months ended June 30, 2016 and 2015, respectively, and $12.4 million, $10.7 million and $10.0 million for the years ended December 31, 2015, 2014 and 2013, respectively. In addition to interest paid on our Senior Secured Credit Facilities and our Floor Plan Facility, we paid cash interest of $0.5 million and $4.5 million for the six months ended June 30, 2016 and 2015, respectively, and $8.5 million, $13.8 million and $90.9 million for the years ended December 31, 2015, 2014 and 2013, respectively, which in 2013 primarily consisted of $43.6 million of interest on the Enterprise Notes (as defined herein) and $37.4 million of interest on the $333.0 million in principal amount of the 11.50% Senior Secured Notes due 2016 that were redeemed in November 2013 with a portion of the proceeds from our Senior Secured Credit Facilities. The Term Loan Facility also provides for an excess cash flow payment following the end of each fiscal year, such that the Borrower (as defined herein) is required to prepay the term loan borrowings in an aggregate amount equal to 50% of excess cash flow for such fiscal year if the total leverage ratio is greater than 2.50 to 1.00. The required percentage of excess cash flow prepayment is reduced to 25% if the total leverage ratio is 2.00 to 1.00 or greater, but less than 2.50 to 1.00, and 0% if the total leverage ratio is less than 2.00 to 1.00. As of December 31, 2015, the Borrower's excess cash flow offer, as defined, was $16.1 million and was presented to the lenders under our Term Loan Facility. The lenders accepted $12.0 million of the prepayment offer and a principal payment in that amount was made on May 9, 2016. There was no excess cash flow required for the year ended December 31, 2014. See "Management's Discussion and Analysis and Results of Operations — Description of Senior Secured Credit Facilities and Floor Plan Facility."

          We are dependent to a significant extent on our ability to finance our new and certain of our used RV inventory under our Floor Plan Facility. Floor plan financing arrangements allow us to borrow money to buy a particular new RV from the manufacturer or a used RV on trade-in or at auction and pay off the loan when we sell that particular RV. We may need to increase the capacity of our existing Floor Plan Facility in connection with our acquisition of dealerships and overall growth. In the event that we are unable to obtain such incremental financing, our ability to complete acquisitions could be limited.

          We cannot assure you that our cash flow from operations or cash available under our Revolving Credit Facility or our Floor Plan Facility will be sufficient to meet our needs. If we are unable to generate sufficient cash flows from operations in the future, and if availability under our

Revolving Credit Facility or our Floor Plan Facility is not sufficient, we may have to obtain additional financing. If we obtain additional capital by issuing equity, the interests of our existing stockholders will be diluted. If we incur additional indebtedness, that indebtedness may contain significant financial and other covenants that may significantly restrict our operations. We cannot assure you that we could obtain refinancing or additional financing on favorable terms or at all.

Our Senior Secured Credit Facilities and our Floor Plan Facility contain restrictive covenants that may impair our ability to access sufficient capital and operate our business.

          Our Senior Secured Credit Facilities and our Floor Plan Facility contain various provisions that limit our ability to, among other things:

  •
  incur additional indebtedness;

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  incur certain liens;

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  consolidate or merge;

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  alter the business conducted by us and our subsidiaries;

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  make investments, loans, advances, guarantees and acquisitions;

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  sell assets, including capital stock of our subsidiaries;

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  enter into certain sale and leaseback transactions;

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  pay dividends on capital stock or redeem, repurchase or retire capital stock or certain other indebtedness;

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  engage in transactions with affiliates; and

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  enter into agreements restricting our subsidiaries' ability to pay dividends.

          In addition, the restrictive covenants in our Senior Secured Credit Facilities and our Floor Plan Facility require us to maintain specified financial ratios. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Description of Senior Secured Credit Facilities and Floor Plan Facility" and "Description of Certain Indebtedness." Our ability to comply with those financial ratios may be affected by events beyond our control, and our failure to comply with these ratios could result in an event of default.

          These covenants may affect our ability to operate and finance our business as we deem appropriate. Our inability to meet obligations as they become due or to comply with various financial covenants contained in the instruments governing our current or future indebtedness could constitute an event of default under the instruments governing our indebtedness.

          If there were an event of default under the instruments governing our indebtedness, the holders of the affected indebtedness could declare all of the affected indebtedness immediately due and payable, which, in turn, could cause the acceleration of the maturity of all of our other indebtedness. We may not have sufficient funds available, or we may not have access to sufficient capital from other sources, to repay any accelerated debt. Even if we could obtain additional financing, the terms of the financing may not be favorable to us. In addition, substantially all of our assets are subject to liens securing our Senior Secured Credit Facilities and our Floor Plan Facility. If amounts outstanding under our Senior Secured Credit Facilities and our Floor Plan Facility were accelerated, our lenders could foreclose on these liens and we could lose substantially all of our assets. Any event of default under the instruments governing our indebtedness could have a material adverse effect on our business, financial condition and results of operations.

We primarily rely on two fulfillment and distribution centers for our retail, e-commerce and catalog businesses, and, if there is a natural disaster or other serious disruption at either facility, we may be unable to deliver merchandise effectively to our stores or customers.

          Although we expect to open a third distribution and fulfillment center in Fort Worth, Texas in the second half of 2016, we currently rely on two distribution and fulfillment centers located in Franklin, Kentucky and Bakersfield, California for our retail, e-commerce and catalog businesses. We handle almost all of our e-commerce and catalog orders through these two facilities. Any natural disaster or other serious disruption at either facility due to fire, tornado, earthquake, flood or any other cause could damage our on-site inventory or impair our ability to use such distribution and fulfillment center. While we maintain business interruption insurance, as well as general property insurance, the amount of insurance coverage may not be sufficient to cover our losses in such an event. Additionally, we may be delayed in opening our new distribution and fulfillment center, which could put further strain on our existing distribution and fulfillment centers as we expand our operations. Any of these occurrences could impair our ability to adequately stock our stores or fulfill customer orders and harm our results of operations.

Natural disasters, whether or not caused by climate change, unusual weather condition, epidemic outbreaks, terrorist acts and political events could disrupt business and result in lower sales and otherwise adversely affect our financial performance.

          The occurrence of one or more natural disasters, such as tornadoes, hurricanes, fires, floods, hail storms and earthquakes, unusual weather conditions, epidemic outbreaks such as Ebola, Zika virus or measles, terrorist attacks or disruptive political events in certain regions where our stores are located could adversely affect our business and result in lower sales. Severe weather, such as heavy snowfall or extreme temperatures, may discourage or restrict customers in a particular region from traveling to our stores or utilizing our products, thereby reducing our sales and profitability. Natural disasters including tornadoes, hurricanes, floods, hail storms and earthquakes may damage our stores or other operations, which may materially adversely affect our consolidated financial results. In addition to business interruption, our retailing business is subject to substantial risk of property loss due to the concentration of property at our retail locations. To the extent these events also impact one or more of our key suppliers or result in the closure of one or both of our distribution centers or our corporate headquarters, we may be unable to maintain inventory balances, maintain delivery schedules or provide other support functions to our stores. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

We depend on our relationships with third party providers of services, protection plans, products and resources and a disruption of these relationships or of these providers' operations could have an adverse effect on our business and results of operations.

          Our business depends in part on developing and maintaining productive relationships with third party providers of services, protection plans, products and resources that we market to our customers. During the year ended December 31, 2015 we sourced our products from approximately 1,300 domestic and international vendors. Additionally, we rely on certain third party providers to support our services, protection plans, products and resources, including insurance carriers for our property and casualty insurance and extended service contracts, banks and captive financing companies for vehicle financing and refinancing, Comenity Capital Bank as the issuer of our co-branded credit card and a tow provider network for our roadside assistance programs. We cannot accurately predict when, or the extent to which, we will experience any disruption in the supply of products from our vendors or services from our third party providers. Any such disruption could negatively impact our ability to market and sell our services, protection plans, products and resources, which could have a material adverse effect on our business, financial condition and results of operations. In addition, Comenity Capital Bank could decline to renew our services agreement or become insolvent and unable to perform our contract, and we may be unable to timely find a replacement bank to provide these services.

          We depend on merchandise purchased from our vendors to obtain products for our retail locations. We have no contractual arrangements providing for continued supply from our key vendors, and our vendors may discontinue selling to us at any time. Changes in commercial practices of our key vendors or manufacturers, such as changes in vendor support and incentives or changes in credit or payment terms, could also negatively impact our results. If we lose one or more key vendors or are unable to promptly replace a vendor that is unwilling or unable to satisfy our requirements with a vendor providing equally appealing products at comparable prices, we may not be able to offer products that are important to our merchandise assortment.

          We also are subject to risks, such as the price and availability of raw materials and fabrics, labor disputes, union organizing activity, strikes, inclement weather, natural disasters, war and terrorism and adverse general economic and political conditions that might limit our vendors' ability to provide us with quality merchandise on a timely and cost-efficient basis. We may not be able to develop relationships with new vendors, and products from alternative sources, if any, may be of a lesser quality and more expensive than those we currently purchase. Any delay or failure in offering quality products and services to our customers could have a material adverse effect on our business, financial condition and results of operations.

          We offer emergency roadside assistance to our customers at a fixed price per year and we pay our tow provider network based on usage. If the amount of emergency roadside claims substantially exceeds our estimates or if our tow provider is unable to adequately respond to calls, it could have a material adverse effect on our business, financial condition or results of operations.

          With respect to the insurance programs that we offer, we are dependent on the insurance carriers that underwrite the insurance to obtain appropriate regulatory approvals and maintain compliance with insurance regulations. If such carriers do not obtain appropriate state regulatory approvals or comply with such changing regulations, we may be required to use an alternative carrier or change our insurance products or cease marketing certain insurance related products in certain states, which could have a material adverse effect on our business, financial condition and results of operations. If we are required to use an alternative insurance carrier or change our insurance related products, it may materially increase the time required to bring an insurance related product to market. Any disruption in our service offerings could harm our reputation and result in customer dissatisfaction.

          Additionally, we provide financing to qualified customers through a number of third party financing providers. If one or more of these third party providers ceases to provide financing to our customers, provides financing to fewer customers or no longer provides financing on competitive terms, or if we were unable to replace the current third party providers upon the occurrence of one or more of the foregoing events, it could have a material adverse effect on our business, financial condition and results of operations.

          We also offer a co-branded credit card issued by Comenity Capital Bank, a third party bank that manages and directly extends credit to our customers. The cardholders can earn promotional points on a variety of qualifying purchases, such as purchases at Camping World, on Good Sam purchases and at private campgrounds across the United States and Canada. We earn incentive payments from our card network partner based on the use of the credit card. A decrease in the popularity and use of our co-branded credit card could reduce our ability to earn incentive payment income as part of the program and could have a material adverse effect on our business, financial condition and results of operations.

A portion of our net income is from financing, insurance and extended service contracts, which depend on third party lenders and insurance companies. We cannot assure you third party lending institutions will continue to provide financing for RV purchases.

          A portion of our net income comes from the fees we receive from lending institutions and insurance companies for arranging financing and insurance coverage for our customers. The lending institution pays us a fee for each loan that we arrange. If these lenders were to lend to our customers directly rather than through us, we would not receive a fee. In addition, if customers prepay financing we arranged within a specified period (generally within six months of making the loan), we are required to rebate (or "chargeback") all or a portion of the commissions paid to us by the lending institution. Our revenues from financing fees and vehicle service contract fees are recorded net of a reserve for estimated future chargebacks based on historical operating results. Lending institutions may change the criteria or terms they use to make loan decisions, which could reduce the number of customers for whom we can arrange financing, or may elect to not continue to provide these products with respect to RVs. Our customers may also use the internet or other electronic methods to find financing alternatives. If any of these events occur, we could lose a significant portion of our income and profit.

          Furthermore, new and used vehicles may be sold and financed through retail installment sales contracts entered into between us and third-party purchasers. Prior to entering into a retail installment sales contract with a third-party purchaser, we typically have a commitment from a third-party lender for the assignment of such retail installment sales contract, subject to final review, approval and verification of the retail installment sales contract, related documentation and the information contained therein. Retail installment sales contracts are typically assigned by us to third-party lenders simultaneously with the execution of the retail installment sales contracts. Contracts in transit represent amounts due from third-party lenders from whom pre-arranged assignment agreements have been determined, and to whom the retail installment sales contract have been assigned. We recognize revenue when the applicable new or used vehicle is delivered and we have assigned the retail installment sales contract to a third-party lender and collectability is reasonably assured. Funding from the third-party lender is provided upon receipt, final review, approval and verification of the retail installment sales contract, related documentation and the information contained therein. Retail installment sales contracts are typically funded within ten days of the initial approval of the retail installment sales contract by the third-party lender. Contracts in transit are included in current assets in our consolidated financial statements included elsewhere in this prospectus and totaled $65.9 million as of June 30, 2016, $21.9 million as of December 31, 2015 and $22.6 million as of December 31, 2014. Any defaults on these retail installment sales contracts could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to retain senior executives and attract and retain other qualified employees, our business might be adversely affected.

          Our success depends in part on our ability to attract, hire, train and retain qualified managerial, sales and marketing personnel. Competition for these types of personnel is high. We may be unsuccessful in attracting and retaining the personnel we require to conduct our operations successfully and, in such an event, our business could be materially and adversely affected. Our success also depends to a significant extent on the continued service and performance of our senior management team, including our Chairman and Chief Executive Officer Marcus Lemonis. The loss of any member of our senior management team could impair our ability to execute our business plan and could therefore have a material adverse effect on our business, results of operations and financial condition. Additionally, certain members of our management team, including Mr. Lemonis, currently pursue and may continue to pursue other business ventures, which could divert their attention from executing on our business plan and objectives. We do not currently maintain key-man life insurance policies on any member of our senior management team or other key employees. We have entered into employment agreements with Marcus A. Lemonis, our Chief Executive Officer, Thomas F. Wolfe, our Chief Financial Officer and Secretary, Brent L. Moody, our Chief Operating and Legal Officer, Roger L. Nuttall, our President of Camping World, and Mark J. Boggess, our President of Good Sam Enterprises.

Our business depends on our ability to meet our labor needs.

          Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including market managers, general managers, sales managers, department managers and sales associates. Qualified individuals of the requisite caliber and number needed to fill these positions may be in short supply in some areas, and the turnover rate in the retail industry is high. If we are unable to hire and retain sales associates capable of consistently providing a high level of customer service, as demonstrated by their enthusiasm for our culture and knowledge of our merchandise, our business could be materially adversely affected. Although none of our employees are currently covered by collective bargaining agreements, our employees may elect to be represented by labor unions in the future, which could increase our labor costs. Additionally, competition for qualified employees could require us to pay higher wages to attract a sufficient number of employees. An inability to recruit and retain a sufficient number of qualified individuals in the future may delay the planned openings of new stores. Any such delays, any material increases in employee turnover rates at existing stores or any increases in labor costs could have a material adverse effect on our business, financial condition or results of operations.

We primarily lease our retail locations. If we are unable to maintain those leases or locate alternative sites for our stores in our target markets and on terms that are acceptable to us, our revenues and profitability could be adversely affected.

          We lease substantially all of the real properties where we have operations, including, as of June 30, 2016, all 120 of our Camping World retail locations in 36 states and our two distribution centers. Our leases generally provide for fixed monthly rentals with escalation clauses and range from one to five years. There can be no assurance that we will be able to maintain our existing retail locations as leases expire, extend the leases or be able to locate alternative sites in our target markets and on favorable terms. Any failure to maintain our existing retail locations, extend the leases or locate alternative sites on favorable or acceptable terms could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to numerous federal, state and local regulations.

          Our operations are subject to varying degrees of federal, state and local regulation, including our RV sales, RV financing, outbound telemarketing, direct mail, roadside assistance programs and insurance activities. New regulatory efforts may be proposed from time to time that have a material adverse effect on our ability to operate our businesses or our results of operations. For example, in the past a principal source of leads for our direct response marketing efforts was new vehicle registrations provided by motor vehicle departments in various states. Currently, all states restrict access to motor vehicle registration information.

          We are also subject to federal and numerous state consumer protection and unfair trade practice laws and regulations relating to the sale, transportation and marketing of motor vehicles, including so-called "lemon laws." Federal, state and local laws and regulations also impose upon vehicle operators various restrictions on the weight, length and width of motor vehicles that may be operated in certain jurisdictions or on certain roadways. Certain jurisdictions also prohibit the sale of vehicles exceeding length restrictions. Federal and state authorities also have various environmental control standards relating to air, water, noise pollution and hazardous waste generation and disposal which affect our business and operations.

          Further, certain federal and state laws and regulations affect our activities. Areas of our business affected by such laws and regulations include, but are not limited to, labor, advertising, consumer protection, real estate, promotions, quality of services, intellectual property, tax, import and export, anti-corruption, anti-competition, environmental, health and safety. Compliance with these laws and others may be onerous and costly, at times, and may be inconsistent from jurisdiction to jurisdiction which further complicates compliance efforts.

          The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), which was signed into law on July 21, 2010, established the Consumer Financial Protection Bureau (the "CFPB"), an independent federal agency funded by the United States Federal Reserve with broad regulatory powers and limited oversight from the United States Congress. Although automotive dealers are generally excluded, the Dodd-Frank Act could lead to additional, indirect regulation of automotive dealers, in particular, their sale and marketing of finance and insurance products, through its regulation of automotive finance companies and other financial institutions. In March 2013, the CFPB issued supervisory guidance highlighting its concern that the practice of automotive dealers being compensated for arranging customer financing through discretionary markup of wholesale rates offered by financial institutions ("dealer markup") results in a significant risk of pricing disparity in violation of The Equal Credit Opportunity Act (the "ECOA"). The CFPB recommended that financial institutions under its jurisdiction take steps to address compliance with the ECOA, which may include imposing controls on dealer markup, monitoring and addressing the effects of dealer markup policies, and eliminating dealer discretion to markup buy rates and fairly compensating dealers using a different mechanism that does not result in disparate impact to certain groups of consumers.

          In addition, the Patient Protection and Affordable Care Act (the "Affordable Care Act"), which was signed into law on March 23, 2010, may increase our annual employee health care costs that we fund and has increased our cost of compliance and compliance risk related to offering health care benefits.

          Furthermore, our property and casualty insurance programs that we offer through third party insurance carriers are subject to various state laws and regulations governing the business of insurance, including, without limitation, laws and regulations governing the administration, underwriting, marketing, solicitation or sale of insurance programs. Our third party insurance carriers are required to apply for, renew, and maintain licenses issued by state, federal or foreign regulatory authorities. Such regulatory authorities have relatively broad discretion to grant, renew and revoke such licenses. Accordingly, any failure by such parties to comply with the then current licensing requirements, which may include any determination of financial instability by such regulatory authorities, could result in such regulators denying their initial or renewal applications for such licenses, modifying the terms of licenses or revoking licenses that they currently possess, which could severely inhibit our ability to market these products. Additionally, certain state laws and regulations govern the form and content of certain disclosures that must be made in connection with the sale, advertising or offer of any insurance program to a consumer. We review all marketing materials we disseminate to the public for compliance with applicable insurance regulations. We are required to maintain certain licenses and approvals in order to market insurance programs.

          We have instituted various and comprehensive policies and procedures to address compliance. However, there can be no assurance that employees, contractors, vendors or our agents will not violate such laws and regulations or our policies and procedures.

Regulations applicable to the sale of extended service contracts could materially impact our business and results of operations.

          We offer extended service contracts that may be purchased as a supplement to the original purchaser's warranty. These products are subject to complex federal and state laws and regulations. There can be no assurance that regulatory authorities in the jurisdictions in which these products are offered will not seek to regulate or restrict these products. Failure to comply with applicable laws and regulations could result in fines or other penalties including orders by state regulators to discontinue sales of the warranty products in one or more jurisdictions. Such a result could materially and adversely affect our business, results of operations and financial condition.

          We currently transfer the majority of the administration and liability obligations associated with these extended service contracts to a third party upon purchase by the customer. State laws and regulations, however, may limit or condition our ability to transfer these administration and liability obligations to third parties, which could in turn impact the way revenue is recognized from these products. Failure to comply with these laws could result in fines or other penalties, including orders by state regulators to discontinue sales of these product offerings as currently structured. Such a result could materially and adversely affect our business, financial condition and results of operations.

If state dealer laws are repealed or weakened, our dealerships will be more susceptible to termination, non-renewal or renegotiation of dealer agreements.

          State dealer laws generally provide that a manufacturer may not terminate or refuse to renew a dealer agreement unless it has first provided the dealer with written notice setting forth good cause and stating the grounds for termination or non-renewal. Some state dealer laws allow dealers to file protests or petitions or attempt to comply with the manufacturer's criteria within the notice period to avoid the termination or non-renewal. Though unsuccessful to date, manufacturers' lobbying efforts may lead to the repeal or revision of state dealer laws. If dealer laws are repealed in the states in which we operate, manufacturers may be able to terminate our dealer agreements without providing advance notice, an opportunity to cure or a showing of good cause. Without the protection of state dealer laws, it may also be more difficult for our dealerships to renew their dealer agreements upon expiration.

          The ability of a manufacturer to grant additional dealer agreements is based on several factors which are not within our control. If manufacturers grant new dealer agreements in areas near or within our existing markets, this could have a material adverse effect on our business, financial condition and results of operations.

Our failure to comply with certain environmental regulations could adversely affect our business, financial condition and results of operations.

          Our operations involve the use, handling, storage and contracting for recycling and/or disposal of materials such as motor oil and filters, transmission fluids, antifreeze, refrigerants, paints, thinners, batteries, cleaning products, lubricants, degreasing agents, tires and propane. Consequently, our business is subject to a complex variety of federal, state and local requirements that regulate the environment and public health and safety and we may incur significant costs to comply with such requirements. Our failure to comply with these regulations could cause us to become subject to fines and penalties or otherwise have an adverse impact on our business. In addition, we have indemnified certain of our landlords for any hazardous waste which may be found on or about property we lease. If any such hazardous waste were to be found on property that we occupy, a significant claim giving rise to our indemnity obligation could have a negative effect on our business, financial condition and results of operations.

Climate change legislation or regulations restricting emission of "greenhouse gases" could result in increased operating costs and reduced demand for the RVs we sell.

          The United States Environmental Protection Agency has adopted rules under existing provisions of the federal Clean Air Act that require a reduction in emissions of greenhouse gases from motor vehicles. The adoption of any laws or regulations requiring significant increases in fuel economy requirements or new federal or state restrictions on vehicles and automotive fuels in the United States could adversely affect demand for those vehicles and could have a material adverse effect on our business, financial condition and results of operations.

A failure in our e-commerce operations, security breaches and cybersecurity risks could disrupt our business and lead to reduced sales and growth prospects and reputational damage.

          Our e-commerce business is an important element of our brands and relationship with our customers, and we expect it to continue to grow. In addition to changing consumer preferences and shifting traffic patterns and buying trends in e-commerce, we are vulnerable to additional risks and uncertainties associated with e-commerce sales, including rapid changes in technology, website downtime and other technical failures, security breaches, cyber-attacks, consumer privacy concerns, changes in state tax regimes and government regulation of internet activities. Our failure to successfully respond to these risks and uncertainties could reduce our e-commerce sales, increase our costs, diminish our growth prospects and damage our brands, which could negatively impact our results of operations and stock price.

          In addition, there is no guarantee that we will be able to expand our e-commerce business. Our competitors may have e-commerce businesses that are substantially larger and more developed than ours, which places us at a competitive disadvantage. Although we intend to launch two updated websites in 2016, we may not be successful in implementing the improved website features and there is no guarantee that such improvements will expand our e-commerce business. If we are unable to expand our e-commerce business, our growth plans will suffer and the price of our common stock could decline.

We may be unable to enforce our intellectual property rights and we may be accused of infringing the intellectual property rights of third parties which could have a material adverse effect on our business, financial condition and results of operations.

          We own a variety of registered trademarks and service marks for the names of our clubs, magazines and other publications. We also own the copyrights to certain articles in our publications. We believe that our trademark and copyrights have significant value and are important to our marketing efforts. If we are unable to continue to protect the trademarks and service marks for our proprietary brands, if such marks become generic or if third parties adopt marks similar to our marks, our ability to differentiate our products and services may be diminished. In the event that our trademarks or service marks are successfully challenged by third parties, we could lose brand recognition and be forced to devote additional resources to advertising and marketing new brands for our products.

          From time to time, we may be compelled to protect our intellectual property, which may involve litigation. Such litigation may be time-consuming, expensive and distract our management from running the day-to-day operations of our business, and could result in the impairment or loss of the involved intellectual property. There is no guarantee that the steps we take to protect our intellectual property, including litigation when necessary, will be successful. The loss or reduction of any of our significant intellectual property rights could diminish our ability to distinguish our products from competitors' products and retain our market share for our proprietary products. Our inability to effectively protect our proprietary intellectual property rights could have a material adverse effect on our business, results of operations and financial condition.

          Other parties also may claim that we infringe their proprietary rights. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against us or the payment of damages. These claims could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to maintain or upgrade our information technology systems or if we are unable to convert to alternate systems in an efficient and timely manner, our operations may be disrupted or become less efficient.

          We depend on a variety of information technology systems for the efficient functioning of our business. We rely on certain hardware, telecommunications and software vendors to maintain and periodically upgrade many of these systems so that we can continue to support our business. Various components of our information technology systems, including hardware, networks, and software, are licensed to us by third party vendors. We rely extensively on our information technology systems to process transactions, summarize results and manage our business. Additionally, because we accept debit and credit cards for payment, we are subject to the Payment Card Industry Data Security Standard (the "PCI Standard"), issued by the Payment Card Industry Security Standards Council. The PCI Standard contains compliance guidelines with regard to our security surrounding the physical and electronic storage, processing and transmission of cardholder data. We are currently in compliance with the PCI Standard, however, complying with the PCI Standard and implementing related procedures, technology and information security measures requires significant resources and ongoing attention. Costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology such as those necessary to maintain compliance with the PCI Standard or with maintenance or adequate support of existing systems could also disrupt or reduce the efficiency of our operations. Any material interruptions or failures in our payment-related systems could have a material adverse effect on our business, financial condition and results of operations.

Any disruptions to our information technology systems or breaches of our network security could interrupt our operations, compromise our reputation, expose us to litigation, government enforcement actions and costly response measures and could have a material adverse effect on our business, financial condition and results of operations.

          We rely on the integrity, security and successful functioning of our information technology systems and network infrastructure across our operations. We use information technology systems to support our consumer services and plans, manage procurement and our supply chain, track inventory information at our retail locations, communicate customer information and aggregate daily sales, margin and promotional information. We also use information systems to report and audit our operational results.

          In connection with sales, we transmit encrypted confidential credit and debit card information. Although we are currently in compliance with the PCI Standard, there can be no assurance that in the future we will be able to continue to operate our facilities and our customer service and sales operations in accordance with PCI or other industry recommended or contractually required practices. Even if we continue to be compliant with such standards, we still may not be able to prevent security breaches.

          We also have access to, collect or maintain private or confidential information regarding our customers, associates and suppliers, as well as our business. For example, we maintain a customer database that has over 11 million unique contacts. This customer database includes information about our approximately 1.7 million club members and our 3.3 million Active Customers. The protection of our customer, club member, associate, supplier and company data is critical to us. The regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and constantly changing requirements across our business. In addition, customers have a high expectation that we will adequately protect their personal information from cyber-attack or other security breaches. We have procedures in place to safeguard such data and information. However, a significant breach of club member, customer, employee, supplier, or company data could attract a substantial amount of negative media attention, damage our club member, customer and supplier relationships and our reputation, and result in lost sales, fines and/or lawsuits.

          An increasingly significant portion of our sales depends on the continuing operation of our information technology and communications systems, including but not limited to our point-of-sale system and our credit card processing systems. Our information technology, communication systems and electronic data may be vulnerable to damage or interruption from earthquakes, acts of war or terrorist attacks, floods, fires, tornadoes, hurricanes, power loss and outages, computer and telecommunications failures, computer viruses, loss of data, unauthorized data breaches, usage errors by our associates or our contractors or other attempts to harm our systems, including cyber-security attacks, hacking by third parties, computer viruses or other breaches of cardholder data. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, intentional sabotage or other unanticipated problems could result in lengthy interruptions in our service. Any errors or vulnerabilities in our systems, or damage to or failure of our systems, could result in interruptions in our services and non-compliance with certain regulations or expose us to risk of litigation and liability, which could have a material adverse effect on our business, financial condition and results of operations. Further, we have centralized the majority of our computer systems in our facilities in Englewood, Colorado and Bowling Green, Kentucky. It is possible that an event or disaster at our facilities in Englewood, Colorado and Bowling Green, Kentucky could materially and adversely affect the performance of our company and the ability of each of our stores to operate efficiently.

Increases in the minimum wage could adversely affect our financial results.

          From time to time, legislative proposals are made to increase the federal minimum wage in the United States, as well as the minimum wage in a number of individual states. As federal or state minimum wage rates increase, we may be required to increase not only the wage rates of our minimum wage employees, but also the wages paid to our other hourly employees as well. Any increase in the cost of our labor could have an adverse effect on our operating costs, financial condition and results of operations.

Increases in paper costs, postage costs and shipping costs may have an adverse impact on our future financial results.

          The price of paper is a significant expense relating to our publications and direct mail solicitations. Postage for publication distribution and direct mail solicitations is also a significant expense. In addition, shipping costs are a significant expense for our business. Paper, postage and shipping costs have increased in the past and may be expected to increase in the future. Such increases could have an adverse effect on our business if we are unable to pass them on to our customers.

We may be subject to product liability claims if people or property are harmed by the products we sell.

          Some of the products we sell may expose us to product liability claims relating to personal injury, death, or environmental or property damage, and may require product recalls or other actions. Although we maintain liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. In addition, some of our agreements with our vendors and sellers do not indemnify us from product liability. In addition, even if a product liability claim is not successful or is not fully pursued, the negative publicity surrounding a product recall or any assertion that our products caused property damage or personal injury could damage our brand identity and our reputation with existing and potential consumers and have a material adverse effect on our business, financial condition and results of operations.

          We have a self-insured retention ("SIR") for products liability and personal injury matters ranging from $25,000 to $500,000 depending on the product type and when the occurrence took place. Generally, any occurrence (as defined by our insurance policies) after June 1, 2007 is subject to the $500,000 SIR. Amounts above the SIR, up to a certain dollar amount, are covered by our excess insurance policy. Currently, we maintain excess liability insurance aggregating $150.0 million with outside insurance carriers to minimize our risks related to catastrophic claims in excess of our self-insured positions for products liability and personal injury matters. Any material change in the aforementioned factors could have an adverse impact on our results of operations. Any increase in the frequency and size of these claims, as compared to our experience in prior years, may cause the premium that we are required to pay for insurance to increase significantly and may negatively impact future SIR levels. It may also increase the amounts we pay in punitive damages, not all of which are covered by our insurance.

We may be named in litigation, which may result in substantial costs and reputational harm and divert management's attention and resources.

          We face legal risks in our business, including claims from disputes with our employees and our former employees and claims associated with general commercial disputes, product liability and other matters. Risks associated with legal liability often are difficult to assess or quantify and their existence and magnitude can remain unknown for significant periods of time. While we maintain director and officer insurance, as well as general and product liability insurance, the amount of insurance coverage may not be sufficient to cover a claim and the continued availability of this insurance cannot be assured. We have been named in the past and may be named in the future as defendants of class action lawsuits. For example, we were named as a defendant in a class action lawsuit by Camp Coast to Coast club members, which alleged certain violations of California's Unfair Competition Law at Business and Professions Code and other laws, relating to our sale of trip points and certain advertising and marketing materials. In addition, we were also named as a defendant in a putative class action lawsuit filed by former employees in the State of California, which alleged various wage and hour claims under the California Labor Code. We have since settled both actions. Regardless of their subject matter or merits, class action lawsuits may result in significant cost to us, which may not be covered by insurance, may divert the attention of management or may otherwise have an adverse effect on our business, financial condition and results of operations. Negative publicity from litigation, whether or not resulting in a substantial cost, could materially damage our reputation. We may in the future be the target of litigation and this litigation may result in substantial costs and reputational harm and divert management's attention and resources. Costs, harm to our reputation and diversion could have a material adverse effect on our business, financial condition and results of operations.

Our private brand offerings expose us to various risks.

          We expect to continue to grow our exclusive private brand offerings through a combination of brands that we own and brands that we license from third parties. We have invested in our development and procurement resources and marketing efforts relating to these private brand offerings. Although we believe that our private brand products offer value to our customers at each price point and provide us with higher gross margins than comparable third party branded products we sell, the expansion of our private brand offerings also subjects us to certain specific risks in addition to those discussed elsewhere in this section, such as:

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  potential mandatory or voluntary product recalls;

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  our ability to successfully protect our proprietary rights (including defending against counterfeit, knock offs, grey-market, infringing or otherwise unauthorized goods);

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  our ability to successfully navigate and avoid claims related to the proprietary rights of third parties;

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  our ability to successfully administer and comply with obligations under license agreements that we have with the licensors of brands, including, in some instances, certain minimum sales requirements that, if not met, could cause us to lose the licensing rights or pay damages; and

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  other risks generally encountered by entities that source, sell and market exclusive branded offerings for retail.

          An increase in sales of our private brands may also adversely affect sales of our vendors' products, which may, in turn, adversely affect our relationship with our vendors. Our failure to adequately address some or all of these risks could have a material adverse effect on our business, results of operations and financial condition.

Political and economic uncertainty and unrest in foreign countries where some of our merchandise vendors are located and trade restrictions upon imports from these foreign countries could adversely affect our ability to source merchandise and our results of operations.

          For the year ended December 31, 2015, approximately 10% of our merchandise was imported directly from vendors located in foreign countries, with a substantial portion of the imported merchandise being obtained directly from vendors in China. In addition, we believe that a significant portion of our domestic vendors obtain their products from foreign countries that may also be subject to political and economic uncertainty. We are subject to risks and uncertainties associated with changing economic, political and other conditions in foreign countries where our vendors are located, such as:

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  increased import duties, tariffs, trade restrictions and quotas;

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  work stoppages;

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  economic uncertainties;

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  adverse foreign government regulations;

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  wars, fears of war and terrorist attacks and organizing activities;

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  adverse fluctuations of foreign currencies;

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  natural disasters; and

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  political unrest.

          We cannot predict when, or the extent to which, the countries in which our products are manufactured will experience any of the above events. Any event causing a disruption or delay of imports from foreign locations would likely increase the cost or reduce the supply of merchandise available to us and would adversely affect our results of operations.

          In addition, trade restrictions, including increased tariffs or quotas, embargoes, safeguards and customs restrictions against clothing items, as well as U.S. or foreign labor strikes, work stoppages or boycotts could increase the cost or reduce the supply of merchandise available to us or may require us to modify our current business practices, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our risk management policies and procedures may not be fully effective in achieving their purposes.

          Our policies, procedures, controls and oversight to monitor and manage our enterprise risks may not be fully effective in achieving their purpose and may leave exposure to identified or unidentified risks. Past or future misconduct by our employees or vendors could result in violations of law by us, regulatory sanctions and/or serious reputational harm or financial harm. We monitor our policies, procedures and controls; however, there can be no assurance that our policies, procedures and controls will be sufficient to prevent all forms of misconduct. We review our compensation policies and practices as part of our overall enterprise risk management program, but it is possible that our compensation policies could incentivize inappropriate risk taking or misconduct. If such inappropriate risks or misconduct occurs, it is possible that it could have a material adverse effect on our business, financial condition and results of operations.

We could incur asset impairment charges for goodwill, intangible assets or other long-lived assets.

          We have a significant amount of goodwill, intangible assets and other long-lived assets. At least annually, we review goodwill for impairment. Long-lived assets, identifiable intangible assets and goodwill are also reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable from future cash flows. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. If the carrying value of a long-lived asset is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its fair value. Our determination of future cash flows, future recoverability and fair value of our long-lived assets includes significant estimates and assumptions. Changes in those estimates or assumptions or lower than anticipated future financial performance may result in the identification of an impaired asset and a non-cash impairment charge, which could be material. Any such charge could adversely affect our business, financial condition and results of operations.

Risks Relating to Our Organizational Structure

Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition and ML RV Group, will have substantial control over us after the consummation of this offering including over decisions that require the approval of stockholders, and his interests, along with the interests of our other Continuing Equity Owners, in our business may conflict with yours.

          Each share of our Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally provided that, for as long as the ML Related Parties, directly or indirectly, beneficially own in the aggregate 27.5% or more of all of the outstanding common units of CWGS, LLC, the shares of our Class B common stock held by the ML Related Parties will entitle the ML Related Parties, and, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition, Marcus Lemonis, to the number of votes necessary such that the ML Related Parties, in the aggregate, cast 47% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally. Additionally, our one share of Class C common stock will entitle ML RV Group, and, through his beneficial ownership of our shares directly or indirectly held by ML RV Group, Marcus Lemonis, to the number of votes necessary such that he casts 5% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally for as long as there is no Class C Change of Control. See "Description of Capital Stock." Accordingly, subject to the Voting Agreement as described below, Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition and ML RV Group, may approve or disapprove substantially all transactions and other matters requiring approval by our stockholders, such as a merger, consolidation, dissolution or sale of all or substantially all of our assets, the issuance or redemption of certain additional equity interests, and the election of directors. These voting and class approval rights may also enable Marcus Lemonis to approve transactions that may not be in the best interests of holders of our Class A common stock or, conversely, prevent the consummation of transactions that may be in the best interests of holders of our Class A common stock.

          Additionally, the Continuing Equity Owners may receive payments from us under the Tax Receivable Agreement and upon any redemption or exchange of their common units in CWGS, LLC, including the issuance of shares of our Class A common stock upon any such redemption or exchange. As a result, the interests of the Continuing Equity Owners may conflict with the interests of holders of our Class A common stock. For example, the Continuing Equity Owners may have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the Tax Receivable Agreement that we will enter into in connection with this offering, and whether and when we should terminate the Tax Receivable Agreement and accelerate our obligations thereunder. In addition, the structuring of future transactions may take into consideration tax or other considerations of the Continuing Equity Owners even in situations where no similar considerations are relevant to us. See "Certain Relationships and Related Party Transactions — Tax Receivable Agreement" for a discussion of the Tax Receivable Agreement and the related likely benefits to be realized by us and the Continuing Equity Owners.

          In addition, pursuant to the Voting Agreement, Crestview will have the right to designate certain of our directors (the "Crestview Directors"), which will be four Crestview Directors (unless Marcus Lemonis is no longer our Chief Executive Officer, in which case, Crestview will have the right to designate three Crestview Directors) for as long as Crestview Partners II GP, L.P. directly or indirectly, beneficially owns, in the aggregate, 32.5% or more of our Class A common stock, three Crestview Directors for so long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, less than 32.5% but 25% or more of our Class A common stock, two Crestview Directors for as long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, less than 25% but 15% or more of our Class A common stock and one Crestview Director for as long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, less than 15% but 7.5% or more of our Class A common stock (assuming in each such case that all outstanding common units in CWGS, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis). Each of ML Acquisition and ML RV Group will agree to vote, or cause to vote, all of their outstanding shares of our Class A common stock, Class B common stock and Class C common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the Crestview Directors. In addition, the ML Related Parties will also have the right to designate certain of our directors (the "ML Acquisition Directors"), which will be four ML Acquisition Directors for as long as the ML Related Parties, directly or indirectly, beneficially own in the aggregate 27.5% or more of our Class A common stock, three ML Acquisition Directors for as long as the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, less than 27.5% but 25% or more of our Class A common stock, two ML Acquisition Directors for as long as the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, less than 25% but 15% or more of our Class A common stock and one ML Acquisition Director for as long as the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, less than 15% but 7.5% or more of our Class A common stock (assuming in each such case that all outstanding common units in CWGS, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis). Moreover,

ML RV Group will have the right to designate one director for as long as it holds our one share of Class C common stock (the "ML RV Director"). Funds controlled by Crestview Partners II GP, L.P. will agree to vote, or cause to vote, all of their outstanding shares of our Class A common stock and Class B common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the ML Acquisition Directors and the ML RV Director. Additionally, pursuant to the Voting Agreement, we shall take commercially reasonable action to cause (i) the board of directors to be comprised at least of nine directors; (ii) the individuals designated in accordance with the terms of the Voting Agreement to be included in the slate of nominees to be elected to the board of directors at the next annual or special meeting of stockholders of the Company at which directors are to be elected and at each annual meeting of stockholders of the Company thereafter at which a director's term expires; (iii) the individuals designated in accordance with the terms of the Voting Agreement to fill the applicable vacancies on the board of directors; and (iv) a ML Director or the ML RV Director to be the chairperson of the board of directors (as defined in the bylaws). The Voting Agreement allows for the board of directors to reject the nomination, appointment or election of a particular director if such nomination, appointment or election would constitute a breach of the board of directors' fiduciary duties to the Company's stockholders or does not otherwise comply with any requirements of our amended and restated certificate of incorporation or our amended and restated bylaws or the charter for, or related guidelines of, the board of directors' nominating and corporate governance committee.

          The Voting Agreement will further provide that, for so long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, 22.5% or more of our Class A common stock, or the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, 22.5% or more of our Class A common stock (assuming in each such case that all outstanding common units in CWGS, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis), the approval of Crestview Partners II GP, L.P. and the ML Related Parties, as applicable, will be required for certain corporate actions. These actions include: (1) a change of control; (2) acquisitions or dispositions of assets above $100 million; (3) the issuance of securities of Camping World Holdings, Inc. or any of its subsidiaries (other than under equity incentive plans that have received the prior approval of our board of directors); (4) material amendments to our certificate of incorporation or bylaws; and (5) any change in the size of the board of directors. The Voting Agreement will also provide that, for so long as either Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, 28% or more of our Class A common stock, or the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, 28% or more of our Class A common stock (assuming in each such case that all outstanding common units of CWGS, LLC are redeemed for newly issued shares of our Class A common stock, on a one-for-one basis), the approval of Crestview Partners II GP, L.P. and the ML Related Parties, as applicable, will be required for the hiring and termination of our Chief Executive Officer; provided, however, that the approval of Crestview Partners II GP, L.P., and the ML Related Parties, as applicable, shall only be required at such time as Marcus Lemonis no longer serves as our Chief Executive Officer. See "Certain Relationships and Related Party Transactions — Voting Agreement." These rights may prevent the consummation of transactions that may be in the best interests of holders of our Class A common stock.

Our amended and restated certificate of incorporation provides that the doctrine of "corporate opportunity" will not apply with respect to any director or stockholder who is not employed by us or our affiliates.

          The doctrine of corporate opportunity generally provides that a corporate fiduciary may not develop an opportunity using corporate resources, acquire an interest adverse to that of the corporation or acquire property that is reasonably incident to the present or prospective business of the corporation or in which the corporation has a present or expectancy interest, unless that opportunity is first presented to the corporation and the corporation chooses not to pursue that opportunity. The doctrine of corporate opportunity is intended to preclude officers or directors or other fiduciaries from personally benefiting from opportunities that belong to the corporation. Our amended and restated certificate of incorporation, which will be in effect upon the consummation of this offering, will provide that the doctrine of "corporate opportunity" will not apply with respect to any director or stockholder who is not employed by us or our affiliates. Any director or stockholder who is not employed by us or our affiliates will therefore have no duty to communicate or present corporate opportunities to us, and will have the right to either hold any corporate opportunity for their (and their affiliates') own account and benefit or to recommend, assign or otherwise transfer such corporate opportunity to persons other than us, including to any director or stockholder who is not employed by us or our affiliates.

          As a result, certain of our stockholders, directors and their respective affiliates will not be prohibited from operating or investing in competing businesses. We therefore may find ourselves in competition with certain of our stockholders, directors or their respective affiliates, and we may not have knowledge of, or be able to pursue, transactions that could potentially be beneficial to us. Accordingly, we may lose a corporate opportunity or suffer competitive harm, which could negatively impact our business or prospects.

We are a "controlled company" within the meaning of the NYSE listing requirements and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are subject to such corporate governance requirements.

          Pursuant to the terms of the Voting Agreement, Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition and ML RV Group, and certain funds controlled by Crestview Partners II GP, L.P., after the consummation of this offering will, in the aggregate, have more than 50% of the voting power for the election of directors, and, as a result, we will be considered a "controlled company" for the purposes of the NYSE listing requirements. As such, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements, including the requirements to have a majority of independent directors on our board of directors, an entirely independent nominating and corporate governance committee, an entirely independent compensation committee or to perform annual performance evaluation of the nominating and corporate governance and compensation committees.

          The corporate governance requirements and specifically the independence standards are intended to ensure that directors who are considered independent are free of any conflicting interest that could influence their actions as directors. Following this offering, we intend to utilize certain exemptions afforded to a "controlled company." As a result, we will not be subject to certain corporate governance requirements, including that a majority of our board of directors consists of "independent directors," as defined under the rules of the NYSE on our board of directors. In addition, we will not be required to have a nominating and corporate governance committee or compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities or to conduct annual performance evaluations of the nominating and corporate governance and compensation committees. See

"Management." Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the                      .

Our principal asset after the consummation of this offering will be our interest in CWGS, LLC, and accordingly, we will depend on distributions from CWGS, LLC to pay dividends, taxes and expenses, including payments under the Tax Receivable Agreement. CWGS, LLC's ability to make such distributions may be subject to various limitations and restrictions.

          Upon consummation of this offering, we will be a holding company and will have no material assets other than our ownership of                   common units, representing a             % economic interest in the business of CWGS, LLC (or             common units, representing a             % economic interest in the business of CWGS, LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock). We will have no independent means of generating revenue or cash flow, and our ability to pay dividends in the future, if any, will be dependent upon the financial results and cash flows of CWGS, LLC and its subsidiaries and distributions we receive from CWGS, LLC. There can be no assurance that our subsidiaries will generate sufficient cash flow to dividend or distribute funds to us or that applicable state law and contractual restrictions, including negative covenants in our debt instruments, will permit such dividends or distributions.

          CWGS, LLC will be treated as a partnership for U.S. federal income tax purposes and, as such, will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of its common units, including us. As a result, we will incur income taxes on our allocable share of any net taxable income of CWGS, LLC. Under the terms of the CWGS LLC Agreement, CWGS, LLC will be obligated to make tax distributions to holders of its common units, including us, except to the extent such distributions would render CWGS, LLC insolvent or are otherwise prohibited by law or our Senior Secured Credit Facilities, our Floor Plan Facility or any of our future debt agreements. In addition to tax expenses, we will also incur expenses related to our operations, our interests in CWGS, LLC and related party agreements, including payment obligations under the Tax Receivable Agreement, and expenses and costs of being a public company, all of which could be significant. See "Certain Relationships and Related Party Transactions — Tax Receivable Agreement." We intend, as its managing member, to cause CWGS, LLC to make distributions in an amount sufficient to allow us to pay our taxes and operating expenses, including any ordinary course payments due under the Tax Receivable Agreement. However, CWGS, LLC's ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, restrictions on distributions that would either violate any contract or agreement to which CWGS, LLC is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering CWGS, LLC insolvent. If CWGS, LLC does not have sufficient funds to pay tax distributions or other liabilities to fund our operations, we may have to borrow funds, which could materially adversely affect our liquidity and financial condition and subject us to various restrictions imposed by any such lenders. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore may accelerate payments due under the Tax Receivable Agreement. See "Certain Relationships and Related Party Transactions — Tax Receivable Agreement." If CWGS, LLC does not have sufficient funds to make distributions, our ability to declare and pay cash dividends may also be restricted or impaired. See "— Risks Relating to This Offering and Ownership of Our Class A Common Stock."

Our Tax Receivable Agreement with the Continuing Equity Owners requires us to make cash payments to them in respect of certain tax benefits to which we may become entitled, and the amounts that we may be required to pay could be significant.

          In connection with the consummation of this offering, we will enter into a Tax Receivable Agreement with CWGS, LLC and each of the Continuing Equity Owners. Pursuant to the Tax Receivable Agreement, we will be required to make cash payments to the Continuing Equity Owners equal to 85% of the tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize as a result of (i) increases in tax basis resulting from any future redemptions that are funded by Camping World Holdings, Inc. or exchanges of common units described under "Certain Relationships and Related Party Transactions — CWGS LLC Agreement — Agreement in Effect Upon Consummation of this Offering — Common unit redemption right," and (ii) certain other tax benefits attributable to payments under the Tax Receivable Agreement. The amount of the cash payments that we may be required to make under the Tax Receivable Agreement could be significant. Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, which tax reporting positions are subject to challenge by taxing authorities. Any payments made by us to the Continuing Equity Owners under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us. Nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore may accelerate payments due under the Tax Receivable Agreement. Furthermore, our future obligation to make payments under the Tax Receivable Agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement. The payments under the Tax Receivable Agreement are also not conditioned upon the Continuing Equity Owners maintaining a continued ownership interest in CWGS, LLC. See "Certain Relationships and Related Party Transactions — Tax Receivable Agreement" for a discussion of the Tax Receivable Agreement and the related likely benefits to be realized by us and the Continuing Equity Owners.

The amounts that we may be required to pay to the Continuing Equity Owners under the Tax Receivable Agreement may be accelerated in certain circumstances and may also significantly exceed the actual tax benefits that we ultimately realize.

          The Tax Receivable Agreement provides that if certain mergers, asset sales, other forms of business combination, or other changes of control were to occur, if we materially breach any of our material obligations under the Tax Receivable Agreement or if, at any time, we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor's obligations, to make payments under the Tax Receivable Agreement would accelerate and become immediately due and payable. The amount due and payable in those circumstances is determined based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.

          As a result of the foregoing, (i) we could be required to make cash payments to the Continuing Equity Owners that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement and (ii) we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

We will not be reimbursed for any payments made to the Continuing Equity Owners under the Tax Receivable Agreements in the event that any tax benefits are disallowed.

          We will not be reimbursed for any cash payments previously made to the Continuing Equity Owners pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to a Continuing Equity Owner will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the IRS or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings. See "Certain Relationships and Related Party Transactions — Tax Receivable Agreement" for a discussion of the Tax Receivable Agreement and the related likely benefits to be realized by us and the Continuing Equity Owners.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our operating results and financial condition.

          We are subject to income taxes in the United States, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

  •
  changes in the valuation of our deferred tax assets and liabilities;

  •
  expected timing and amount of the release of any tax valuation allowances;

  •
  expiration of, or detrimental changes in, research and development tax credit laws;

  •
  tax effects of stock-based compensation;

  •
  costs related to intercompany restructurings; or

  •
  changes in tax laws, regulations or interpretations thereof.

          In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.

If we were deemed to be an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), as a result of our ownership of CWGS, LLC, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business, financial condition and results of operations.

          Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an "investment company" for purposes of the 1940 Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an "investment company," as such term is defined in either of those sections of the 1940 Act.

          As the sole managing member of CWGS, LLC, we will control and operate CWGS, LLC. On that basis, we believe that our interest in CWGS, LLC is not an "investment security" as that term is used in the 1940 Act. However, if we were to cease participation in the management of CWGS, LLC, our interest in CWGS, LLC could be deemed an "investment security" for purposes of the 1940 Act.

          We and CWGS, LLC intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business, financial condition and results of operations.

Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the Continuing Equity Owners that will not benefit Class A common stockholders to the same extent as it will benefit the Continuing Equity Owners.

          Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the Continuing Equity Owners that will not benefit the holders of our Class A common stock to the same extent as it will benefit such Continuing Equity Owners. We will enter into the Tax Receivable Agreement with CWGS, LLC and such Continuing Equity Owners and it will provide for the payment by Camping World Holdings, Inc. to the Continuing Equity Owners of 85% of the amount of tax benefits, if any, that Camping World Holdings, Inc. actually realizes, or in some circumstances is deemed to realize, as a result of (i) increases in tax basis resulting from any future redemptions that are funded by Camping World Holdings, Inc. or exchanges of common units described under "Certain Relationships and Related Party Transactions — CWGS LLC Agreement — Agreement in Effect Upon Consummation of this Offering — Common unit redemption right," and (ii) certain other tax benefits attributable to payments under the Tax Receivable Agreement. Although Camping World Holdings, Inc. will retain 15% of the amount of such tax benefits, this and other aspects of our organizational structure may adversely impact the future trading market for the Class A common stock.

Risks Relating to This Offering and Ownership of Our Class A Common Stock

Immediately following the consummation of this offering, the Continuing Equity Owners will (through common units) own interest in CWGS, LLC, and the Continuing Equity Owners will have the right to redeem their interests in CWGS, LLC pursuant to the terms of the CWGS LLC Agreement for shares of Class A common stock or cash.

          After this offering, we will have an aggregate of more than             shares of Class A common stock authorized but unissued (or             if the underwriters exercise their option to purchase

additional shares in full), including approximately                  shares of Class A common stock issuable, at our election, upon redemption of CWGS,  LLC common units that will be held by the Continuing Equity Owners. CWGS, LLC will enter into the CWGS LLC Agreement, and subject to certain restrictions set forth therein and as described elsewhere in this prospectus, the Continuing Equity Owners will be entitled to have their common units redeemed from time to time at each of their options for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the CWGS LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), we may effect a direct exchange of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. See "Certain Relationships and Related Party Transactions — CWGS LLC Agreement." We also intend to enter into a Registration Rights Agreement pursuant to which the shares of Class A common stock issued upon such redemption and the shares of Class A common stock issued to the Former Equity Owners in connection with the Transactions will be eligible for resale, subject to certain limitations set forth therein. See "Certain Relationships and Related Party Transactions — Registration Rights Agreement."

          We cannot predict the size of future issuances of our Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock, including shares issued in connection with an acquisition, or the perception that such sales or distributions could occur, may cause the market price of our Class A common stock to decline.

You will suffer immediate and substantial dilution in the net tangible book value of the Class A common stock you purchase.

          The price you pay for shares of our Class A common stock sold in this offering is substantially higher than our pro forma net tangible book value per share. Based on the initial public offering price for our Class A common stock, you will incur immediate dilution in net tangible book value per share of $         . Dilution is the difference between the offering price per share and the pro forma net tangible book value per share of our Class A common stock immediately after the offering. As a result of this dilution, investors purchasing stock in this offering may receive significantly less than the full purchase price that they paid for the stock purchased in this offering in the event of liquidation. See "Dilution."

You may be diluted by future issuances of additional Class A common stock or common units in connection with our incentive plans, acquisitions or otherwise; future sales of such shares in the public market, or the expectations that such sales may occur, could lower our stock price.

          Our amended and restated certificate of incorporation authorizes us to issue shares of our Class A common stock and options, rights, warrants and appreciation rights relating to our Class A common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. In addition, we, CWGS, LLC and the Continuing Equity Owners will be party to the CWGS LLC Agreement under which the Continuing Equity Owners (or certain permitted transferees thereof) will have the right (subject to the terms of the CWGS LLC Agreement) to have their common units redeemed from time to time at each of their options by CWGS, LLC in exchange for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the CWGS LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), we may effect a direct exchange of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. See "Certain Relationships and Related Party Transactions — CWGS LLC Agreement." The market price of shares of our Class A common stock could decline as a result of these redemptions or exchanges or the perception that a redemption could occur. These redemptions or exchanges, or the possibility that these redemptions or exchanges may occur, also might make it more difficult for holders of our Class A common stock to sell such stock in the future at a time and at a price that they deem appropriate.

          We have reserved shares for issuance under our 2016 Plan (as defined herein) in an amount equal to              million shares of Class A common stock, and we have granted options and restricted stock units under the 2016 Plan covering a total of             shares of Class A common stock on the date of this prospectus. Any Class A common stock that we issue, including under our 2016 Plan or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by the investors who purchase Class A common stock in this offering.

          We, our officers and directors and the Original Equity Owners, subject to certain exceptions, will agree that, without the prior written consent of Goldman, Sachs & Co. and J.P. Morgan Securities LLC, on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, beneficially any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock; (ii) file any registration statement with the SEC relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock; or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Class A common stock, subject to certain exceptions. Goldman, Sachs & Co. and J.P. Morgan Securities LLC, in their sole discretion, may release the Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. See "Underwriting (Conflicts of Interest)."

          The market price of our Class A common stock may decline significantly when the restrictions on resale by our existing stockholders lapse. A decline in the price of our Class A common stock might impede our ability to raise capital through the issuance of additional shares of Class A common stock or other equity securities.

          In connection with the completion of this offering, we intend to enter into a Registration Rights Agreement with the Original Equity Owners. Any sales in connection with the Registration Rights Agreement, or the prospect of any such sales, could materially impact the market price of our Class A common stock and could impair our ability to raise capital through future sales of equity securities. For a further description of our Registration Rights Agreement, see "Certain Relationships and Related Party Transactions — Registration Rights Agreement."

          See "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling shares of our Class A common stock after this offering.

          In the future, we may also issue additional securities if we need to raise capital, including, but not limited to, in connection with acquisitions, which could constitute a material portion of our then-outstanding shares of Class A common stock.

Our Class A common stock price may be volatile or may decline regardless of our operating performance and you may not be able to resell your shares at or above the initial public offering price.

          Prior to this offering, there has not been a public trading market for shares of our Class A common stock. It is possible that after this offering an active trading market will not develop or continue or, if developed, that any market will be sustained, which could make it difficult for you to sell your shares of Class A common stock at an attractive price or at all. The initial public offering price of our Class A common stock will be determined by negotiations between us and the representative of the underwriters based upon a number of factors and may not be indicative of prices that will prevail in the open market following the consummation of this offering. See "Underwriting (Conflicts of Interest)." Consequently, you may not be able to sell our shares of Class A common stock at prices equal to or greater than the price you paid in this offering.

          Volatility in the market price of our Class A common stock may prevent you from being able to sell your shares at or above the price you paid for them. Many factors, which are outside our control, may cause the market price of our Class A common stock to fluctuate significantly, including those described elsewhere in this "Risk Factors" section and this prospectus, as well as the following:

  •
  our operating and financial performance and prospects;

  •
  our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

  •
  conditions that impact demand for our services;

  •
  future announcements concerning our business or our competitors' businesses;

  •
  the public's reaction to our press releases, other public announcements and filings with the SEC;

  •
  the size of our public float;

  •
  coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

  •
  market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

  •
  strategic actions by us or our competitors, such as acquisitions or restructurings;

  •
  changes in laws or regulations which adversely affect our industry or us;

  •
  changes in accounting standards, policies, guidance, interpretations or principles;

  •
  changes in senior management or key personnel;

  •
  issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

  •
  changes in our dividend policy;

  •
  adverse resolution of new or pending litigation against us; and

  •
  changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

          As a result, volatility in the market price of our Class A common stock may prevent investors from being able to sell their Class A common stock at or above the initial public offering price or at all. These broad market and industry factors may materially reduce the market price of our Class A common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A common stock is low. As a result, you may suffer a loss on your investment.

Our ability to pay regular and special dividends on our Class A common stock is subject to the discretion of our board of directors and may be limited by our structure and statutory restrictions and restrictions imposed by our Senior Secured Credit Facilities and our Floor Plan Facility as well as any future agreements.

          Following completion of this offering, CWGS, LLC intends to make a regular quarterly cash distribution to its common unit holders of approximately $                  per common unit, and we intend to use all of the proceeds from such distribution on our common units to declare cash dividends on our Class A common stock as described under "Dividend Policy." CWGS, LLC shall make cash distributions in accordance with the CWGS LLC Agreement in an amount suffcient for us to pay any expenses incurred by us in connection with the regular quarterly cash dividend, along with any of our other operating expenses and other obligations. See "Certain Relationships and Related Party Transactions — CWGS LLC Agreement — Agreement in Effect Upon Consummation of this Offering — Distributions." In addition, we currently intend to pay a special cash dividend of all or a portion of the Excess Tax Distribution (as defined under "Dividend Policy") to the holders of our Class A common stock from time to time, subject to the discretion of our board of directors as described under "Dividend Policy." However, the payment of future dividends on our Class A common stock will be subject to our discretion as the sole managing member of CWGS, LLC, the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, level of indebtedness, capital requirements, contractual restrictions, restrictions in our debt agreements and in any preferred stock, business prospects and other factors that our board of directors may deem relevant. Our Senior Secured Credit Facilities and our Floor Plan Facility also effectively limit our ability to pay dividends. Additionally, our ability to distribute any Excess Tax Distribution will also be subject to no early termination or amendment of the Tax Receivable Agreement, as well as the amount of tax distributions actually paid to us and our actual tax liability. As a consequence of these limitations and restrictions, we may not be able to make, or may have to reduce or eliminate, the payment of dividends on our Class A common stock. Accordingly, you may have to sell some or all of your Class A common stock after price appreciation in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell your Class A common stock and you may lose the entire amount of the investment. Additionally, any change in the level of our dividends or the suspension of the payment thereof could adversely affect the market price of our Class A common stock.

Delaware law and certain provisions in our amended and restated certificate of incorporation may prevent efforts by our stockholders to change the direction or management of our company.

          We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. In addition, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors, including, but not limited to, the following:

  •
  our board of directors is classified into three classes, each of which serves for a staggered three-year term;

  •
  a majority of our stockholders or a majority of our board of directors may call special meetings of our stockholders, and at such time as the ML Related Parties, directly or indirectly, beneficially own in the aggregate, less than 27.5% of all of the outstanding common units of CWGS, LLC, only the chairperson of our board of directors or a majority of our board of directors may call special meetings of our stockholders;

  •
  we have authorized undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

  •
  any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent is signed by the holders of our outstanding shares of common stock representing not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all outstanding shares of common stock entitled to vote thereon, and at such time as the ML Related Parties, directly or indirectly, beneficially own in the aggregate, less than 27.5% of all of the outstanding common units of CWGS, LLC, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may not be taken by written consent in lieu of a meeting;

  •
  our amended and restated certificate of incorporation may be amended or repealed by the affirmative vote of a majority of the votes which all our stockholders would be eligible to cast in an election of directors and our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of a majority of the votes which all our stockholders would be eligible to cast in an election of directors, and at such time as the ML Related Parties, directly or indirectly, beneficially own in the aggregate, less than 27.5% of all of the outstanding common units of CWGS, LLC, our amended and restated certificate of incorporation and our amended and restated bylaws may be amended or repealed by the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be entitled to cast in any annual election of directors and our amended and restated bylaws may also be amended or repealed by a majority vote of our board of directors;

  •
  we require advance notice and duration of ownership requirements for stockholder proposals; and

  •
  we have opted out of Section 203 of the Delaware General Corporation Law of the State of Delaware (the "DGCL"), however, our amended and restated certificate of incorporation will contain provisions that are similar to Section 203 of the DGCL (except with respect to ML Acquisition and Crestview and any of their respective affiliates and any of their respective direct or indirect transferees of Class B common stock). See "Description of Capital Stock — Anti-Takeover Provisions — Section 203 of the DGCL."

          These provisions could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire, including actions that you may deem advantageous, or negatively affect the trading price of our Class A common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

          Please see "— Risks Relating to Our Organizational Structure — Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition and ML RV Group, will have substantial control over us after the consummation of this offering including over decisions that require the approval of stockholders, and his interests, along with the interests of our other Continuing Equity Owners, in our business may conflict with yours."

Our amended and restated certificate of incorporation will provide, subject to certain exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

          Our amended and restated certificate of incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim against us, any director or our officers or employees arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; or (iv) any action asserting a claim against us, any director or our officers or employees that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our amended and restated certificate of incorporation described above. This choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision that will be contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Class A common stock, which could depress the price of our Class A common stock.

          Our amended and restated certificate of incorporation will authorize us to issue one or more series of preferred stock. Our board of directors will have the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our Class A common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our Class A common stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our Class A common stock.

The obligations associated with being a public company will require significant resources and management attention, which may divert from our business operations.

          As a result of this offering, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Sarbanes-Oxley Act of

2002, as amended (the "Sarbanes-Oxley Act"). The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal control over financial reporting. As a result, we will incur significant legal, accounting and other expenses that we did not previously incur.

          In addition, the need to establish the corporate infrastructure demanded of a public company may divert management's attention from implementing our business strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal control over financial reporting, including information technology controls, and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. If we do not continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations. In addition, we cannot predict or estimate the amount of additional costs we may incur to comply with these requirements. We anticipate that these costs will materially increase our general and administrative expenses.

          Furthermore, as a public company, we will incur additional legal, accounting and other expenses that have not been reflected in our predecessor's historical financial statements or our pro forma financial statements included elsewhere in this prospectus. In addition, rules implemented by the SEC and the NYSE have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. These rules and regulations result in our incurring legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

As a public reporting company, we will be subject to rules and regulations established from time to time by the SEC regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results, or report them in a timely manner.

          Upon completion of this offering, we will become a public reporting company subject to the rules and regulations established from time to time by the SEC and NYSE. These rules and regulations will require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel.

          In addition, as a public company we will be required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting by the time our second annual report is filed with the SEC and thereafter, which will require us to document and make significant changes to our internal control over financial reporting. Likewise, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting.

          If our senior management is unable to conclude that we have effective internal control over financial reporting, or to certify the effectiveness of such controls, or if our independent registered public accounting firm cannot render an unqualified opinion on management's assessment and the effectiveness of our internal control over financial reporting, or if material weaknesses in our internal control over financial reporting are identified, we could be subject to regulatory scrutiny, a loss of public and investor confidence, and to litigation from investors and stockholders, which could have a material adverse effect on our business and our stock price. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to manage our business effectively or accurately report our financial performance on a timely basis, which could cause a decline in our common stock price and adversely affect our results of operations and financial condition. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the NYSE or other regulatory authorities, which would require additional financial and management resources.

An active trading market for our Class A common stock may never develop or be sustained.

          Although the shares of our Class A common stock will be authorized for trading on the                  , an active trading market for our Class A common stock may not develop on that exchange or elsewhere or, if developed, that market may not be sustained. Accordingly, if an active trading market for our Class A common stock does not develop or is not maintained, the liquidity of our Class A common stock, your ability to sell your shares of our Class A common stock when desired and the prices that you may obtain for your shares of Class A common stock will be adversely affected.

If securities analysts do not publish research or reports about our company, or if they issue unfavorable commentary about us or our industry or downgrade our Class A common stock, the price of our Class A common stock could decline.

          The trading market for our Class A common stock will depend in part on the research and reports that third party securities analysts publish about our company and our industry. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of our company, we could lose visibility in the market. In addition, one or more of these analysts could downgrade our Class A common stock or issue other negative commentary about our company or our industry. As a result of one or more of these factors, the trading price of our Class A common stock could decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding the Transactions, expected new retail location openings, future capital expenditures and debt service obligations, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "targets," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar expressions.

          Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, the following:

  •
  the availability of financing to us and our customers;

  •
  fuel shortages, or high prices for fuel;

  •
  the well-being, as well as the continued popularity and reputation for quality, of our manufacturers;

  •
  general economic conditions in our markets, and ongoing economic and financial uncertainties;

  •
  our ability to attract and retain customers;

  •
  competition in the market for services, protection plans, products and resources targeting the RV lifestyle or RV enthusiast;

  •
  our expansion into new, unfamiliar markets presents as well as delays in opening or acquiring new retail locations;

  •
  unforeseen expenses, difficulties, and delays frequently encountered in connection with expansion through acquisitions;

  •
  our failure to maintain the strength and value of our brands;

  •
  our ability to successfully order and manage our inventory to reflect consumer demand in a volatile market and anticipate changing consumer preferences and buying trends;

  •
  fluctuations in our same store sales and whether they will be a meaningful indicator of future performance;

  •
  the cyclical and seasonal nature of our business;

  •
  our ability to operate and expand our business and to respond to changing business and economic conditions, which depends on the availability of adequate capital;

  •
  the restrictive covenants in our Senior Secured Credit Facilities and Floor Plan Facility;

  •
  our reliance on two fulfillment and distribution centers for our retail, e-commerce and catalog businesses;

  •
  natural disasters, whether or not caused by climate change, unusual weather condition, epidemic outbreaks, terrorist acts and political events;

  •
  our dependence on our relationships with third party providers of services, protection plans, products and resources and a disruption of these relationships or of these providers' operations;

  •
  whether third party lending institutions and insurance companies will continue to provide financing for RV purchases;

  •
  our inability to retain senior executives and attract and retain other qualified employees;

  •
  our ability to meet our labor needs;

  •
  our inability to maintain the leases for our retail locations or locate alternative sites for our stores in our target markets and on terms that are acceptable to us;

  •
  our business being subject to numerous federal, state and local regulations;

  •
  regulations applicable to the sale of extended service contracts;

  •
  our dealerships' susceptibility to termination, non-renewal or renegotiation of dealer agreements if state dealer laws are repealed or weakened;

  •
  our failure to comply with certain environmental regulations;

  •
  climate change legislation or regulations restricting emission of "greenhouse gases;"

  •
  a failure in our e-commerce operations, security breaches and cybersecurity risks;

  •
  our inability to enforce our intellectual property rights and accusations of our infringement on the intellectual property rights of third parties;

  •
  our inability to maintain or upgrade our information technology systems or our inability to convert to alternate systems in an efficient and timely manner;

  •
  disruptions to our information technology systems or breaches of our network security;

  •
  Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition and ML RV Group, will have substantial control over us and may approve or disapprove substantially all transactions and other matters requiring approval by our stockholders, including, but not limited to, the election of directors;

  •
  the exemptions from certain corporate governance requirements that we will qualify for, and intend to rely on, due to the fact that we are a "controlled company" within the meaning of the NYSE listing requirements;

  •
  whether we are able to realize any tax benefits that may arise from our organizational structure and any redemptions or exchanges of CWGS, LLC common units for cash or stock, including in connection with this offering; and

  •
  the other factors set forth under "Risk Factors."

          The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

          These forward-looking statements speak only as of the date of this prospectus. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

OUR ORGANIZATIONAL STRUCTURE

          Camping World Holdings, Inc., a Delaware corporation, was formed on March 8, 2016 to serve as the issuer of the Class A common stock offered hereby. Prior to this offering, all of our business operations have been conducted through CWGS, LLC and its subsidiaries. We will consummate the Transactions in connection with this offering.

Existing Organization

          CWGS, LLC is treated as a partnership for U.S. federal income tax purposes and, as such is generally not subject to any U.S. federal entity-level income taxes, with the exception of certain subsidiaries, which are Subchapter C corporations. Rather, taxable income or loss of CWGS, LLC is included in the U.S. federal income tax returns of CWGS, LLC's members. Prior to the consummation of this offering, the Original Equity Owners were the only members of CWGS, LLC, and included CWGS Holding, LLC, an entity controlled by ML Acquisition, CVRV Acquisition LLC, an affiliate of Crestview Partners II GP, L.P., and certain other current and former employees and directors, each of whom was a Former Profit Unit Holder.

Transactions

          We will consummate the following organizational transactions in connection with this offering:

  •
  we will amend and restate CWGS, LLC's existing limited liability company agreement to, among other things, (i) convert all existing membership interests (including existing vested profit unit interests and all unvested profit unit interests, which will accelerate and vest in connection with this offering) in CWGS, LLC into             common units of CWGS, LLC, and (ii) appoint Camping World Holdings, Inc. as the sole managing member of CWGS, LLC upon its acquisition of common units in connection with this offering;

  •
  we will amend and restate Camping World Holdings, Inc.'s certificate of incorporation to, among other things, provide (i) for Class A common stock and Class B common stock, with each share of our Class A common stock and Class B common stock entitling its holders to one vote per share on all matters presented to our stockholders generally; provided that, for as long as the ML Related Parties, directly or indirectly, beneficially own in the aggregate 27.5% or more of all of the outstanding common units of CWGS, LLC, the shares of our Class B common stock held by the ML Related Parties will entitle the ML Related Parties to the number of votes necessary such that the ML Related Parties, in the aggregate, cast 47% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally, (ii) for one share of Class C common stock entitling its holder to the number of votes necessary such that the holder casts 5% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally for as long as there is no Class C Change of Control (as defined herein under "Description of Capital Stock") and (iii) for the issuance of             shares of Class B common stock to the Continuing Equity Owners (other than the Former Profit Unit Holders) on a one-to-one basis with the number of common units of CWGS, LLC they own and for the issuance of one share of Class C common stock to ML RV Group, in each case, for nominal consideration;

  •
  we will issue                  shares of our Class A common stock to the purchasers in this offering (or                  shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock) in exchange for net proceeds of approximately $              million (or approximately $              million if the underwriters exercise in full their option to purchase additional shares of Class A common stock, based upon an assumed initial public offering price of $             per share (which is the midpoint of the price range set forth on the cover page of this prospectus));

  •
  we will use all of the net proceeds from this offering to purchase                   newly-issued common units (or                   common units if the underwriters exercise their option in full to purchase additional shares of Class A common stock) directly from CWGS,  LLC at a price per unit equal to the initial public offering price per share of Class A common stock in this offering less the underwriting discounts and commissions, representing         % (or         % if the underwriters exercise their option in full to purchase additional shares of Class A common stock) of CWGS, LLC's outstanding common units following this offering;

  •
  CWGS, LLC intends to use the net proceeds from the sale of common units to Camping World Holdings, Inc. to repay outstanding borrowings under the Term Loan Facility and, if any remain, for general corporate purposes. See "Use of Proceeds;"

  •
  the Former Equity Owners will exchange their indirect ownership interests in common units of CWGS, LLC for                   shares of Class A common stock on a one-to-one basis; and

  •
  Camping World Holdings, Inc. will enter into (i) a voting agreement (the "Voting Agreement") with ML Acquisition, ML RV Group, CVRV Acquisition LLC and CVRV Acquisition II LLC, (ii) a registration rights agreement (the "Registration Rights Agreement") with the Original Equity Owners and (iii) a tax receivable agreement (the "Tax Receivable Agreement") with the Continuing Equity Owners. For a description of the terms of the Voting Agreement, the Registration Rights Agreement and the Tax Receivable Agreement, see "Certain Relationships and Related Party Transactions."

          We collectively refer to the foregoing organizational transactions as the "Transactions."

Organizational Structure Following this Offering:

          Immediately following the consummation of the Transactions (including this offering):

  •
  Camping World Holdings, Inc. will be a holding company and its principal asset will be the common units it purchases or acquires from CWGS, LLC and the Former Equity Owners;

  •
  Camping World Holdings, Inc. will be the sole managing member of CWGS, LLC and will control the business and affairs of CWGS, LLC and its subsidiaries;

  •
  Camping World Holdings, Inc. will own                  common units, representing a             % economic interest in the business of CWGS, LLC (or             common units, representing a         % economic interest in the business of CWGS, LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

  •
  the Continuing Equity Owners will own                  common units, representing a                  % economic interest in the business of CWGS, LLC (or                  common units, representing a                  % economic interest in the business of CWGS, LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock), with each common unit held by the Continuing Equity Owners redeemable from time to time at each of their options for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the CWGS LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), we may effect a direct exchange of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. See "Certain Relationships and Related Party Transactions — CWGS LLC Agreement;"

  •
  the purchasers in this offering (i) will own                  shares of Camping World Holdings, Inc.'s Class A common stock (or                  shares of Camping World Holdings, Inc.'s Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock), representing approximately         % of the combined voting power of all of Camping World Holdings, Inc.'s common stock and approximately         % of the economic interest in Camping World Holdings, Inc. (or approximately         % of the combined voting power and         % of the economic interest if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and (ii) through Camping World Holdings, Inc.'s ownership of CWGS, LLC's common units, indirectly will hold approximately         % of the economic interest in the business of CWGS, LLC and its subsidiaries (or approximately         % if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

  •
  ML Acquisition (i) will own                  shares of Camping World Holdings,  Inc.'s Class B common stock, representing 47% of the combined voting power of all of Camping World Holdings, Inc.'s common stock for as long as the ML Related Parties, directly or indirectly, beneficially own in the aggregate 27.5% or more of all of the outstanding common units of CWGS, LLC and (ii) will own                  common units, representing a             % economic interest in the business of CWGS, LLC (or             common units, representing a             % economic interest in the business of CWGS, LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

  •
  ML RV Group will own one share of Camping World Holdings, Inc.'s Class C common stock, representing 5% of the combined voting power of all of Camping World Holdings, Inc.'s common stock for as long as there is no Class C Change of Control (for the definition of "Class C Change of Control," please see "Description of Capital Stock");

  •
  Funds controlled by Crestview Partners II GP, L.P. will indirectly own (i)                    shares of Camping World Holdings, Inc.'s Class A common stock owned directly by CVRV Acquisition II LLC and (ii)               common units of CWGS, LLC and              shares of Class B common stock of Camping World Holdings, Inc., with such common units and shares of Class B common stock owned directly by CVRV Acquisition LLC, which combined represents approximately             % of the combined voting power of all of Camping World

    Holdings, Inc.'s common stock and approximately             % of the economic interest in Camping World Holdings, Inc. (or approximately         % of the combined voting power and         % of the economic interest if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and, through Camping World Holdings, Inc.'s ownership of CWGS, LLC's common units and CVRV Acquisition LLC's direct ownership of CWGS, LLC's common units, directly or indirectly will hold approximately         % of the economic interest in the business of CWGS, LLC and its subsidiaries (or approximately         % if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and

  •
  the Former Profit Unit Holders will own                  common units of CWGS, LLC, representing a             % economic interest in the business of CWGS, LLC (or                  common units, representing a             % economic interest in the business of CWGS, LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

          The diagram below depicts our organizational structure after giving effect to the Transactions, including this offering, assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock. Prior to this offering, certain funds controlled by Crestview Partners II GP, L.P. and ML Acquisition held ownership interests in CWGS, LLC and the Former Profit Unit Holders and ML Acquisition held profit units in CWGS, LLC pursuant to its equity incentive plan.

(1)
ML RV Group is wholly-owned by our Chairman and Chief Executive Officer, Marcus Lemonis.

(2)
ML Acquisition will hold its shares of Class B common stock in Camping World Holdings, Inc. and its common units in CWGS, LLC through CWGS Holding, LLC, a wholly owned subsidiary of ML Acquisition. ML Acquisition is currently indirectly owned by each of Stephen Adams and our Chairman and Chief Executive Officer, Marcus Lemonis.

(3)
Certain funds controlled by Crestview Partners II GP, L.P., as Continuing Equity Owners, will hold their common units in CWGS, LLC through CVRV Acquisition LLC, which is wholly owned by such funds. Certain other funds controlled by Crestview Partners II GP, L.P., as Former Equity Owners, will hold their Class A common stock in Camping World Holdings, Inc. through CVRV Acquisition II LLC, which is wholly owned by such funds.

(4)
CWGS Group, LLC, a direct wholly-owned subsidiary of CWGS, LLC, is the borrower under our Senior Secured Credit Facilities. FreedomRoads, LLC, an indirect wholly-owned subsidiary of CWGS, LLC, is the borrower under our Floor Plan Facility.

          As the sole managing member of CWGS, LLC, we will operate and control all of the business and affairs of CWGS, LLC and, through CWGS, LLC and its subsidiaries, conduct the business. Following the Transactions and the consummation of this offering, we will record a significant non-controlling interest in our consolidated subsidiary, CWGS, LLC, relating to the ownership interest of the Continuing Equity Owners. Accordingly, although Camping World Holdings, Inc. will have a minority economic interest in CWGS, LLC, it will control the management of CWGS, LLC as the sole managing member. As a result, Camping World Holdings, Inc. will consolidate CWGS, LLC and record a non-controlling interest in consolidated entity for the economic interest in CWGS, LLC held by the Continuing Equity Owners.

Incorporation of Camping World Holdings, Inc.

          Camping World Holdings, Inc. the issuer of the Class A common stock offered hereby, was incorporated as a Delaware corporation on March 8, 2016. On June 8, 2016, we effected a name change from CWGS, Inc. to Camping World Holdings, Inc. Camping World Holdings, Inc. has not engaged in any material business or other activities except in connection with its formation. The certificate of Camping World Holdings, Inc. authorizes three classes of common stock, Class A common stock, Class B common stock and Class C common stock, each having the terms described in "Description of Capital Stock."

Reclassification and Amendment and Restatement of the CWGS LLC Agreement

          Prior to or substantially concurrently with the consummation of this offering, the limited liability company agreement of CWGS, LLC will be amended and restated to, among other things, modify its capital structure by creating a single new class of units that we refer to as "common units" and providing for a right of redemption of common units in exchange for our Class A common stock. See "Certain Relationships and Related Party Transactions — CWGS LLC Agreement."

USE OF PROCEEDS

          We estimate, based upon an assumed initial public offering price of $             per share (which is the midpoint of the price range set forth on the cover page of this prospectus), we will receive net proceeds from this offering of approximately $              million (or $              million if the underwriters exercise their option in full to purchase additional shares of Class A common stock), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

          We intend to use the net proceeds from this offering (including any net proceeds from any exercise of the underwriters' option to purchase additional shares of Class A common stock) to purchase                          common units (or                          common units if the underwriters exercise their option in full to purchase additional shares of Class A common stock) directly from CWGS, LLC at a price per unit equal to the initial public offering price per share of Class A common stock in this offering less the underwriting discounts and commissions.

          CWGS, LLC intends to use the $              million in net proceeds it receives from the sale of common units to Camping World Holdings, Inc. (together with any additional proceeds it may receive if the underwriters exercise their option to purchase additional shares of Class A common stock) as follows:

  •
  approximately $              million to repay outstanding borrowings under our Term Loan Facility (the Term Loan Facility is scheduled to mature on February 20, 2020 and had an interest rate of 5.75% as of June 30, 2016); and

  •
  if any remain, for general corporate purposes.

          Pending use of the net proceeds from this offering described above, we may invest the net proceeds in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

          Goldman, Sachs & Co. and/or certain of its affiliates will receive more than 5% of the net proceeds of this offering due to the repayment of borrowings under the Term Loan Facility. Therefore, Goldman, Sachs & Co. is deemed to have a conflict of interest within the meaning of Rule 5121. Accordingly, this offering is being conducted in accordance with Rule 5121. See "Underwriting (Conflicts of Interest)."

          Assuming no exercise of the underwriters' option to purchase additional shares, each $1.00 increase or decrease in the assumed initial public offering price of $             per share (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase or decrease the net proceeds to us from this offering by approximately $              million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

          Each 1,000,000 share increase or decrease in the number of shares offered in this offering would increase or decrease the net proceeds to us from this offering by approximately $              million, assuming that the price per share for the offering remains at $             (which is the midpoint of the price range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

 CAPITALIZATION

          The following table sets forth the cash and cash equivalents and capitalization as of June 30, 2016, as follows:

  •
  of CWGS, LLC and its subsidiaries on an actual basis; and

  •
  of Camping World Holdings, Inc. and its subsidiaries on a pro forma basis to give effect to (1) the Transactions, (2) our sale of             shares of Class A common stock in this offering at an assumed initial public offering price of $             per share (which is the midpoint of the range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds therefrom as described under "Use of Proceeds" and (3) the other related transactions as described in "Unaudited Pro Forma Consolidated Financial Information."

          For more information, please see the "Our Organizational Structure," "Use of Proceeds" and "Unaudited Pro Forma Consolidated Financial Information" elsewhere in this prospectus. You should read this information in conjunction with our consolidated financial statements and the related notes appearing elsewhere in this prospectus and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and other financial information contained in this prospectus.

	As of June 30, 2016

	Historical CWGS, LLC		Pro Forma Camping World Holdings, Inc.(4)

	(in thousands, except share and per share data)
Cash and cash equivalents	$39,066	$

Indebtedness:
Revolving Credit Facility(1)	$—	$
Term Loan Facility(1)(2)	695,442

Total indebtedness	$695,442
Total equity:
Members' equity
Class A common stock, par value $0.01 per share; no shares authorized, issued and outstanding, actual; shares authorized, issued and outstanding, pro forma	—
Class B common stock, par value $ per share; no shares authorized, issued and outstanding, actual; shares authorized, issued and outstanding, pro forma	—
Class C common stock, par value $ per share; no shares authorized, issued and outstanding, actual; one share authorized, issued and outstanding, pro forma
Additional paid-in capital	—

Total members' deficit/stockholders' equity	$(285,017)

Non-controlling interest(3)	—

Total capitalization	$410,425	$

(1)
For a discussion of our Senior Secured Credit Facilities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources." See also our audited consolidated financial statements included elsewhere in this prospectus, which include all liabilities, including our Floor Plan Facility.

(2)
Net of $4.3 million of unamortized original issue discount and $9.8 million of finance costs.

(3)
On a pro forma basis, includes the membership interests not owned by us, which represents         % of CWGS, LLC's outstanding common units. The Continuing Equity Owners will hold the         % non-controlling interest in CWGS, LLC. Camping World Holdings, Inc. will hold         % of the economic interests in CWGS, LLC and the Continuing Equity Owners will hold         % of the economic interests in CWGS, LLC.

(4)
Each $1.00 increase or decrease in the assumed initial public offering price of $             per share (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase or decrease each of cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization on a pro forma basis by approximately $              million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each 1,000,000 share increase or decrease in the number of shares offered in this offering would increase or decrease the net proceeds to us from this offering by approximately $              million, assuming that the price per share for the offering remains at $             (which is the midpoint of the price range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

 DIVIDEND POLICY

          After completion of this offering, CWGS, LLC intends to make a regular quarterly cash distribution to its common unit holders of approximately $             per common unit, and we intend to use all of the proceeds from such distribution on our common units to pay a regular quarterly cash dividend of approximately $             per share on our Class A common stock, subject to our discretion as the sole managing member of CWGS, LLC and the discretion of our board of directors. Holders of our Class B common stock and Class C common stock are not entitled to participate in any dividends declared by our board of directors. Assuming we give pro forma effect to all of the Transactions described in "Our Organizational Structure," the sale of             shares of our Class A common stock in this offering (or         shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and the application of the net proceeds by us and CWGS, LLC from this offering and the other transactions described in "Unaudited Pro Forma Consolidated Financial Information," as if all such transactions had been completed as of January 1, 2015, a $         per common unit quarterly cash dividend would have resulted in cash distributions to the common unit holders of CWGS, LLC of $         and $         in the six months ended June 30, 2016 and the year ended December 31, 2015, respectively (or $         and $         if the underwriters exercised in full their option to purchase additional shares of Class A common stock). CWGS, LLC shall make cash distributions in accordance with the CWGS LLC Agreement in an amount sufficient for us to pay any expenses incurred by us in connection with the regular quarterly cash dividend, along with any of our other operating expenses and other obligations. See "Certain Relationships and Related Party Transactions — CWGS LLC Agreement — Agreement in Effect Upon Consummation of this Offering — Distributions." We believe that our cash and cash equivalents and cash provided by operating activities will be sufficient for CWGS, LLC to make this regular quarterly cash distribution for at least the next twelve months.

          In addition, after the completion of this offering, the CWGS LLC Agreement will require tax distributions to be made by CWGS, LLC to its members, including us. In general, tax distributions will be made on a quarterly basis, to each member of CWGS, LLC, including us, based on such member's allocable share of the taxable income of CWGS, LLC (which, in our case, will be determined without regard to any Basis Adjustments described under "Certain Relationships and Related Party Transactions — Tax Receivable Agreement") and an assumed tax rate based on the highest combined federal, state, and local tax rate that may potentially apply to any one of CWGS, LLC's members (currently 52.62%), regardless of the actual final tax liability of any such member. See "Certain Relationships and Related Party Transactions — CWGS LLC Agreement" for additional information regarding these tax distributions. Based on the current applicable effective tax rates, we expect that (i) the assumed tax rate that will be used for purposes of determining tax distributions from CWGS, LLC will exceed our actual combined federal, state and local tax rate (assuming no changes in corporate tax rates) and (ii) the annual amount of tax distributions paid to us will exceed the sum of (A) our actual annual tax liability and (B) the annual amount payable by us under the Tax Receivable Agreement (assuming no early termination of the Tax Receivable Agreement) (such excess in clauses (A) and (B), collectively referred to herein as the "Excess Tax Distribution"). We currently intend to pay a special cash dividend of all or a portion of the Excess Tax Distribution to the holders of our Class A common stock from time to time subject to the discretion of our board of directors. For the year ended December 31, 2015, after giving effect to the Transactions, including this offering and the application of the proceeds from this offering as described in "Use of Proceeds," we would have received total tax distributions of $              million based on a 52.62% assumed tax rate and the amount of the Excess Tax Distribution would have been $              million (which, for this purpose, is determined without regard to any Basis Adjustments and without regard to our payment obligations under the Tax Receivable Agreement, which may impact the amount of the Excess Tax Distribution).

          Our ability to pay cash dividends on our Class A common stock depends on, among other things, our results of operations, financial condition, level of indebtedness, capital requirements, contractual restrictions, restrictions in our debt agreements and in any preferred stock, restrictions under applicable law, the extent to which such distributions would render CWGS, LLC insolvent, our business prospects and other factors that our board of directors may deem relevant. Additionally, our ability to distribute any Excess Tax Distribution will also be subject to no early termination or amendment of the Tax Receivable Agreement, as well as the amount of tax distributions actually paid to us and our actual tax liability. Furthermore, because we are a holding company, our ability to pay cash dividends on our Class A common stock depends on our receipt of cash distributions from CWGS, LLC and, through CWGS, LLC, cash distributions and dividends from its operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under any existing and future outstanding indebtedness we or our subsidiaries incur. In particular, our ability to pay any cash dividends on our Class A common stock is limited by restrictions on the ability of CWGS, LLC and our other subsidiaries and us to pay dividends or make distributions to us under the terms of our Senior Secured Credit Facilities and Floor Plan Facility. We do not currently believe that the restrictions contained in our existing indebtedness will impair the ability of CWGS, LLC to make the distributions or pay the dividends as described above. Our dividend policy has certain risks and limitations, particularly with respect to liquidity, and we may not pay dividends according to our policy, or at all. See "Description of Capital Stock," "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources" and "Risk Factors — Risks Relating to This Offering and Ownership of Our Class A Common Stock — Our ability to pay regular and special dividends on our Class A common stock is subject to the discretion of our board of directors and may be limited by our structure and statutory restrictions and restrictions imposed by our Senior Secured Credit Facilities and our Floor Plan Facility as well as any future agreements."

          CWGS, LLC paid cash tax distributions to its members during the six months ended June 30, 2016 and 2015 aggregating $52.8 million and $39.7 million, respectively, and during the years ended December 31, 2015, 2014 and 2013 aggregating $83.1 million, $58.0 million and $26.3 million, respectively. CWGS, LLC also made quarterly preferred return payments to one of its members during the six months ended June 30, 2016 and 2015 of $4.2 million and $4.2 million, respectively and during the years ended December 31, 2015 and 2014 aggregating $8.4 million and $2.1 million, respectively. Additionally, CWGS, LLC paid four special cash distributions to its members during the year ended December 31, 2015 of $92.4 million, $15.0 million, $15.0 million and $15.0 million. CWGS, LLC paid special cash distributions to its members during the six months ended June 30, 2016 and 2015 of $3.6 million and $107.4 million, respectively.

DILUTION

          The Continuing Equity Owners will own common units in CWGS, LLC after the Transactions. Because the Continuing Equity Owners, other than Crestview Partners II GP, L.P. (as beneficial owner of the Class A common stock owned by CVRV Acquisition II LLC), do not own any Class A common stock or have any right to receive distributions from Camping World Holdings, Inc., we have presented dilution in pro forma net tangible book value per share after this offering assuming that all of the holders of common units (other than Camping World Holdings, Inc., but including Crestview Partners II GP, L.P.) had their common units redeemed or exchanged for newly-issued shares of Class A common stock on a one-for-one basis (rather than for cash) and the cancellation for no consideration of all of their shares of Class B common stock (which are not entitled to receive distributions or dividends, whether cash or stock from Camping World Holdings, Inc.) in order to more meaningfully present the dilutive impact on the investors in this offering. We refer to the assumed redemption or exchange of all common units for shares of Class A common stock as described in the previous sentence as the "Assumed Redemption."

          Dilution is the amount by which the offering price paid by the purchasers of the Class A common stock in this offering exceeds the pro forma net tangible book value per share of Class A common stock after the offering. CWGS, LLC's pro forma net tangible book value as of June 30, 2016 prior to this offering and after the Assumed Redemption was $              million. Pro forma net tangible book value per share prior to this offering is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Class A common stock deemed to be outstanding after giving effect to the Assumed Redemption.

          If you invest in our Class A common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share of our Class A common stock after this offering.

          Pro forma net tangible book value per share after this offering is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Class A common stock deemed to be outstanding, after giving effect to the Transactions, including this offering and the application of the proceeds from this offering as described in "Use of Proceeds," and the Assumed Redemption. Our pro forma net tangible book value as of June 30, 2016 after this offering would have been approximately $              million, or $             per share of Class A common stock. This amount represents an immediate increase in pro forma net tangible book value of $             per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $             per share to new investors purchasing shares of Class A common stock in this offering. We determine dilution by subtracting the pro forma net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of Class A common stock. The following table illustrates this dilution:

Assumed initial public offering price per share	$
Pro forma net tangible book value per share as of June 30, 2016 before this offering(1)
Increase per share attributable to investors in this offering
Pro forma net tangible book value per share after this offering(2)	$

Dilution per share to new Class A common stock investors	$

(1)
The computation of pro forma net tangible book value per share as of June 30, 2016 before this offering is set forth below:

Numerator
Book value of tangible assets	$
Less: total liabilities

Pro forma net tangible book value(a)	$

Denominator
Shares of Class A common stock to be outstanding immediately prior to this offering and after the Assumed Redemption(b)

Total

Pro forma net tangible book value per share	$

(a)
Gives pro forma effect to the Transactions (other than this offering) and the Assumed Redemption.
(b)
Reflects              outstanding shares of Class A common stock, consisting of (i)               outstanding shares of Class A common stock issued in exchange for the Former Equity Owners' indirect ownership interest in common units of CWGS,  LLC on a one-to-one basis and (ii)               outstanding shares of Class A common stock issuable upon the exchange of common units to be held by the Continuing Equity Owners prior to this offering.
(2)
The computation of pro forma net tangible book value per share as of June 30, 2016 after giving effect to this offering is set forth below:

Numerator
Book value of tangible assets	$
Less: total liabilities

Pro forma net tangible book value(a)	$

Denominator
Shares of Class A common stock to be outstanding immediately after this offering and the Assumed Redemption(b)

Total

Pro forma net tangible book value per share	$

(a)
Gives pro forma effect to the Transactions (including this offering) and the Assumed Redemption. Pro forma net tangible book value reflects a net increase from stockholders' equity of $        million as a result of the issuance of our Class A common stock.

(b)
Reflects              outstanding shares of Class A common stock, consisting of (i)               shares of Class A common stock to be issued in this offering and (ii) the              shares described in note (1)(b) above. Does not reflect stock options and restricted stock units covering a total of              shares of our Class A common stock to be granted to certain of our directors and certain of our employees in connection with this offering as described under the captions "Executive Compensation — Compensation of our Directors" and "Executive Compensation — Equity Compensation Plan Information — Compensation Programs To Be Adopted in Connection With This Offering — 2016 Incentive Award Plan."

          A $1.00 increase (decrease) in the assumed initial public offering price of $             per share, which is the midpoint of the price range listed on the cover page of this prospectus, would increase (decrease) the pro forma net tangible book value per share after this offering by approximately $             , and dilution in pro forma net tangible book value per share to new investors by approximately $             , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

          If the underwriters exercise in full their option to purchase additional shares of Class A common stock, the pro forma net tangible book value after the offering would be $             per share, the increase in pro forma net tangible book value per share to existing stockholders would be $             per share and the dilution in pro forma net tangible book value to new investors would be $             per share, in each case assuming an initial public offering price of $             per share, which is the midpoint of the price range listed on the cover page of this prospectus.

          The following table summarizes, as of June 30, 2016 after giving effect to the Transactions (including this offering), the differences between the Original Equity Owners and new investors in this offering with regard to:

  •
  the number of shares of Class A common stock purchased from us by investors in this offering and the number of shares issued to the Original Equity Owners after giving effect to the Assumed Redemption;

  •
  the total consideration paid to us in cash by investors purchasing shares of Class A common stock in this offering and by the Original Equity Owners; and

  •
  the average price per share of Class A common stock that such Original Equity Owners and new investors paid.

          The calculation below is based on an assumed initial public offering price of $             per share, which is the midpoint of the price range listed on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares purchased				Total consideration				Average price

	Number	Percent			Amount	Percent			per share

Original Equity owners			%	$			%	$
New investors

Total		100%		$		100%		$

          Each $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) the total consideration paid by new investors and the total consideration paid by all stockholders by $              million, assuming the number of shares offered by us remains the same and after deducting estimated underwriting discounts and commissions but before estimated offering expenses.

          Except as otherwise indicated, the discussion and the tables above assume no exercise of the underwriters' option to purchase additional shares of Class A common stock. In addition, the discussion and tables above exclude shares of Class B common stock and the share of Class C common stock, because holders of Class B common stock and Class C common stock are not entitled to distributions or dividends, whether cash or stock, from Camping World Holdings, Inc. The number of shares of our Class A common stock outstanding after this offering as shown in the tables above is based on the number of shares outstanding as of June 30, 2016, after giving effect

to the Transactions and the Assumed Redemption, and excludes                  shares of Class A common stock reserved for issuance under our 2016 Plan (as described in "Executive Compensation — Equity Compensation Plan Information — Compensation Programs To Be Adopted In Connection With This Offering — 2016 Incentive Award Plan"), consisting of (i)                       shares of Class A common stock issuable upon the exercise of options to purchase shares of Class A common stock granted on the date of this prospectus to our directors and certain employees, including the named executive officers, in connection with this offering as described in "Executive Compensation — Compensation of our Directors" and "Executive Compensation — Equity Compensation Plan Information — Compensation Programs To Be Adopted In Connection With This Offering — 2016 Incentive Award Plan," and (ii)                   additional shares of Class A common stock reserved for future issuance.

          To the extent any of these outstanding options are exercised, there will be further dilution to new investors. To the extent all of such outstanding options had been exercised as of June 30, 2016 the pro forma net tangible book value per share after this offering would be $             , and total dilution per share to new investors would be $             .

          If the underwriters exercise in full their option to purchase additional shares of Class A common stock:

  •
  the percentage of shares of Class A common stock held by the Original Equity Owners will decrease to approximately          % of the total number of shares of our Class A common stock outstanding after this offering; and

  •
  the number of shares held by new investors will increase to                  , or approximately         % of the total number of shares of our Class A common stock outstanding after this offering.

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA

          The following table presents the selected historical consolidated financial data for CWGS, LLC and its subsidiaries. CWGS, LLC is the predecessor of the issuer, Camping World Holdings, Inc., for financial reporting purposes. The selected consolidated statements of income and statements of cash flows data for each of the years in the three-year period ended December 31, 2015 and the selected consolidated balance sheets data as of December 31, 2015 and 2014 are derived from the audited consolidated financial statements of CWGS, LLC and its subsidiaries contained herein. The selected consolidated statements of income and statements of cash flows data for each of the years ended December 31, 2012 and 2011 and the selected consolidated balance sheets data as of December 31, 2013, 2012 and 2011 have been derived from the unaudited consolidated financial statements of CWGS, LLC and its subsidiaries, not included in this prospectus. The selected consolidated statements of income and statements of cash flows data for the six months ended June 30, 2016 and 2015 and the selected consolidated balance sheets data as of June 30, 2016 are derived from the unaudited consolidated financial statements of CWGS Enterprises, LLC and its subsidiaries contained herein. We have prepared the unaudited consolidated financial information set forth below on the same basis as our audited consolidated financial statements and have included all adjustments, consisting of only normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods.

          The results for any interim period are not necessarily indicative of the results that may be expected for a full year. Additionally, our historical results are not necessarily indicative of future results. The information set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

          The selected historical financial data of Camping World Holdings, Inc. have not been presented as Camping World Holdings, Inc. is a newly incorporated entity, has had no business transactions or activities to date and had no assets or liabilities during the periods presented in this section.

		Pro Forma Camping World Holdings, Inc.					Historical CWGS, LLC

		Six Months Ended			Fiscal Year Ended		Six Months Ended,		Fiscal Year Ended

		June 30, 2016			December 31, 2015		June 30, 2016	June 30, 2015	December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011

		(unaudited)					(unaudited)
		(in thousands, except margins and selected other operating data)
Consolidated Statements of Income Data:
Revenue:
Consumer Services and Plans	$			$			$90,426	$86,845	$174,600	$162,598	$166,231	$166,173	$175,509
Retail
New vehicles							988,232	846,658	1,607,790	1,176,838	1,030,687	731,168	540,780
Used vehicles							396,174	408,120	806,759	680,786	569,681	472,705	404,806
Parts, services and other							298,883	273,627	553,834	518,905	483,705	436,260	369,291
Finance and insurance, net							120,392	99,637	190,278	134,826	106,291	72,838	48,123

Subtotal							1,803,681	1,628,042	3,158,661	2,511,355	2,190,364	1,712,971	1,363,000
Total revenue							1,894,107	1,714,887	3,333,261	2,673,953	2,356,595	1,879,144	1,538,509
Costs applicable to revenue (exclusive of depreciation and amortization shown separately below):
Consumer Services and Plans							39,118	40,792	81,749	74,065	82,128	87,123	98,346
Retail
New vehicles							850,973	729,626	1,387,358	1,012,494	890,047	631,240	466,836
Used vehicles							321,234	329,996	652,235	551,702	457,718	386,146	334,137
Parts, services and other							156,261	144,220	297,957	280,345	264,039	238,870	196,274

Subtotal							1,328,468	1,203,842	2,337,550	1,844,541	1,611,804	1,256,256	997,247
Total costs applicable to revenue							1,367,586	1,244,634	2,419,299	1,918,606	1,693,932	1,343,379	1,095,593
Gross profit:
Consumer Services and Plans							51,308	46,053	92,851	88,533	84,103	79,050	77,163
Retail
New vehicles							137,259	117,032	220,432	164,344	140,640	99,928	73,944
Used vehicles							74,940	78,124	154,524	129,084	111,963	86,559	70,669
Parts, services and other							142,622	129,407	255,877	238,560	219,666	197,390	173,017
Finance and insurance, net							120,392	99,637	190,278	134,826	106,291	72,838	48,123

Subtotal							475,213	424,200	821,111	666,814	578,560	456,715	365,753
Total gross profit							526,521	470,253	913,962	755,347	662,663	535,765	442,916
Operating expenses:
Selling, general and administrative							356,096	315,879	644,409	544,107	482,655	397,609	335,266
Depreciation and amortization							11,925	11,398	24,101	24,601	21,183	21,315	21,804
(Gain) loss on sale of assets							(248)	(665)	(237)	33	1,803	(1,263)	(638)

Total operating expenses							367,773	326,612	668,273	568,741	505,641	417,661	356,432

Income from operations							158,748	143,641	245,689	186,606	157,022	118,104	86,484
Other income (expense):
Floor plan interest expense							(10,529)	(6,381)	(12,427)	(10,675)	(9,980)	(8,009)	(7,836)
Other interest expense, net							(25,325)	(26,362)	(53,377)	(46,769)	(74,728)	(78,097)	(73,696)
Gain on derivative instrument							—	—	—	—	—	3,871	3,899
Gain (loss) on debt repayment							—	—	—	(1,831)	(49,450)	(440)	19
Other income (expense), net							(2)	—	1	(35)	(59)	(43)	(1,765)

Total other income (expense)							(35,856)	(32,743)	(65,803)	(59,310)	(134,217)	(82,718)	(79,379)
Income before income taxes							122,892	110,898	179,886	127,296	22,805	35,386	7,105
Income tax (expense) benefit							(2,350)	(2,208)	(1,356)	(2,140)	(1,988)	7,470	(1,707)

Net income	$			$			$120,542	$108,690	$178,530	$125,156	$20,817	$42,856	$5,398

Consolidated Statements of Cash Flows Data:
Net cash provided by (used in) operating activities	$			$			$114,425	$91,545	$112,143	$44,064	$14,623	$(196)	$17,154
Net cash used in investing activities	$			$			$(82,122)	$(157,584)	$(176,200)	$(50,225)	$(46,195)	$(41,665)	$(8,047)
Net cash (used in) provided by financing activities	$			$			$(85,262)	$(11,258)	$45,372	$80,366	$48,120	$41,501	$(4,160)
Selected Other Data:
EBITDA(1)	$			$			$160,142	$148,658	$257,364	$198,666	$118,716	$134,798	$102,605
Adjusted EBITDA(1)	$			$			$161,146	$145,391	$253,718	$198,555	$168,481	$130,069	$101,826
Adjusted EBITDA Margin(2)			%			%	8.5%	8.5%	7.6%	7.4%	7.1%	6.9%	6.6%
Selected Other Operating Data:
Active Customers(3)							3,280,907	3,052,376	3,131,961	2,845,612	2,645,503	2,613,401	2,584,943

		Pro Forma Camping World Holdings, Inc.(5)	Historical CWGS, LLC

		June 30, 2016	June 30, 2016	December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011

		(unaudited)	(unaudited)
		(in thousands)
Consolidated Balance Sheets Data (at period end):
Cash and cash equivalents	$		$39,066	$92,025	$110,710	$36,505	$19,957	$20,317
Total assets	$		$1,407,494	$1,344,018	$1,163,168	$906,882	$742,443	$607,986
Total debt(4)	$		$695,442	$725,393	$613,185	$589,214	$537,215	$520,009
Total members' deficit	$		$(285,017)	$(288,947)	$(236,700)	$(375,138)	$(363,699)	$(397,000)

(1)
EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

  We define "EBITDA" as net income before other interest expense (excluding floor plan interest expense), provision for income taxes and depreciation and amortization. We define "Adjusted EBITDA" as EBITDA further adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, loss (gain) on debt repayment, loss (gain) on sale of assets and disposition of stores, monitoring fees, an adjustment to rent on right to use assets and other unusual or one-time items. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner. We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management believes that investors' understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.

  Management and our board of directors use EBITDA and Adjusted EBITDA:

  •
  as a measurement of operating performance because they assist us in comparing the operating performance of our business on a consistent basis, as they remove the impact of items not directly resulting from our core operations;

  •
  for planning purposes, including the preparation of our internal annual operating budget and financial projections;

  •
  to evaluate the performance and effectiveness of our operational strategies; and

  •
  to evaluate our capacity to fund capital expenditures and expand our business.

  By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors' understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our Senior Secured Credit Facilities use EBITDA to measure our compliance with covenants such as consolidated leverage ratio. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as an alternative to, or a substitute for net income or other financial statement data presented in our consolidated financial statements included elsewhere in this prospectus as indicators of financial performance. Some of the limitations are:

  •
  such measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

  •
  such measures do not reflect changes in, or cash requirements for, our working capital needs;

  •
  such measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

  •
  such measures do not reflect our tax expense or the cash requirements to pay our taxes;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures do not reflect any cash requirements for such replacements; and

  •
  other companies in our industry may calculate such measures differently than we do, limiting their usefulness as comparative measures.

  Due to these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP measures only supplementally. As noted in the table below, Adjusted EBITDA includes adjustments for loss (gain) on debt repayment, loss (gain) on sale of assets and disposition of stores, monitoring fees, an adjustment to rent on right to use assets and other unusual or one-time items. It is reasonable to expect that these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. In addition, Adjusted EBITDA includes adjustments for other items that we do not expect to regularly record following this offering. Each of the normal recurring adjustments and other adjustments described in this paragraph and in the reconciliation table below help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.

  The following table reconciles EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial performance measure, which is net income:

		Pro Forma Camping World Holdings, Inc.			Historical CWGS, LLC

		Six Months Ended		Fiscal Year Ended	Six Months Ended,		Fiscal Year Ended

		June 30, 2016		December 31, 2015	June 30, 2016	June 30, 2015	December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011

		(in thousands)
Net income	$		$		$120,542	$108,690	$178,530	$125,156	$20,817	$42,856	$5,398
Other interest expense, net					25,325	26,362	53,377	46,769	74,728	78,097	73,696
Depreciation and amortization					11,925	11,398	24,101	24,601	21,183	21,315	21,804
Income tax expense					2,350	2,208	1,356	2,140	1,988	(7,470)	1,707

EBITDA					160,142	148,658	257,364	198,666	118,716	134,798	102,605
Adjustments:
Loss (gain) on debt repayment(a)					—	—	—	1,831	49,450	440	(19)
Loss (gain) on sale of assets and disposition of stores(b)					(246)	146	1,452	2,689	2,147	(1,220)	2,354
Gain on derivative instruments(c)					—	—	—	—	—	(3,871)	(3,899)
Monitoring fee(d)					1,250	1,250	2,500	2,500	2,500	2,500	1,518
Adjustment to rent on right to use assets(e)					—	(4,663)	(7,598)	(7,131)	(4,332)	(2,578)	(733)

Adjusted EBITDA	$		$		$161,146	$145,391	$253,718	$198,555	$168,481	$130,069	$101,826

  (a)
  Represents the loss incurred on repayment of the 11.50% Senior Secured Notes due 2016 in 2013 and the 12.00% Series A Notes due 2018 in 2014.

  (b)
  Represents (i) an adjustment to eliminate the net gains and losses on sales of various assets, including (a) a $1.8 million gain on the asset sale of seven outdoor powersports magazine titles, two powersports shows and two conferences in March 2013, (b) the sale of the former FreedomRoads, LLC corporate office building at a loss of $3.5 million in November 2013, (c) a $0.5 million gain on the sale of Golf Card Club in 2012, (d) a $0.7 million gain on the sale of various home and garden shows in 2012 and (e) a $0.7 million gain on the sale of various publications in 2011; (ii) other non-operating items, including expenses related to retail locations closed; and (iii) a loss equal to the present value of the remaining net obligation under the non-cancellable operating leases in locations with no operating business, which represented $0.0 million, $0.0 million, $0.8 million, $1.3 million, $0.3 million, $0.0 million and $1.2 million for the six months ended June 30, 2016 and 2015 and the years ended December 31, 2015, 2014, 2013, 2012 and 2011, respectively.

  (c)
  Represents a gain on derivative instruments related to interest rate swap agreements.

  (d)
  Represents monitoring fees paid pursuant to a monitoring agreement to Crestview and Stephen Adams. We intend to terminate the monitoring agreement upon the consummation of this offering.

  (e)
  Represents an adjustment to rent expense for the periods presented for certain right to use assets that were derecognized in the fourth quarter of 2015 due to lease modifications that resulted in the leases meeting the requirements to be reported as operating leases. The adjustments represent additional rent expense that would have been incurred for the periods presented had the leases previously been classified as operating leases. See Note 9 of the audited consolidated financial statements included elsewhere in this prospectus for additional information.

(2)
Adjusted EBITDA Margin is defined as the ratio of Adjusted EBITDA to total revenues. We present Adjusted EBITDA Margin because it is used by management as a performance measurement of Adjusted EBITDA generated from total revenues. See footnote 1 above for a discussion of Adjusted EBITDA as a non-GAAP measure and a reconciliation of net income to EBITDA and Adjusted EBITDA.

(3)
We define an "Active Customer" as a customer who has transacted with us in any of the eight most recently completed fiscal quarters prior to the date of measurement.

(4)
Total debt consists of borrowings under our Senior Secured Credit Facilities, net of unamortized original issue discount and capitalized finance costs of $4.3 million and $9.8 million, $5.0 million and $11.1 million, $4.9 million and $10.0 million, $5.2 million and $10.8 million, $5.0 million and $14.4 million, and $6.1 million and $18.1 million, as of June 30, 2016, December 31, 2015, December 31, 2014, December 31, 2013, December 31, 2012 and December 31, 2011, respectively, (as discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources" and "Description of Certain Indebtedness"). See our audited consolidated financial statements included elsewhere in this prospectus, which include all liabilities, including amounts outstanding under our Floor Plan Facility.

(5)
Each $1.00 increase or decrease in the assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease each of cash and cash equivalents and total stockholders' equity on a pro forma basis by approximately $              million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

          We have derived the unaudited pro forma statement of income for the year ended December 31, 2015 set forth below by the application of pro forma adjustments to the audited consolidated financial statements of CWGS Enterprises, LLC and its subsidiaries included elsewhere in this prospectus. We have derived the unaudited pro forma statement of income for the six months ended June 30, 2016 and the unaudited pro forma consolidated balance sheet as of June 30, 2016 set forth below by the application of pro forma adjustments to the unaudited consolidated financial statements of CWGS Enterprises, LLC and its subsidiaries included elsewhere in this prospectus.

          The unaudited pro forma statement of income for the year ended December 31, 2015 and the six months ended June 30, 2016, and the unaudited pro forma consolidated balance sheet as of June 30, 2016, present our consolidated results of income and financial position to give pro forma effect to all of the Transactions described in "Our Organizational Structure," the sale of shares in this offering (excluding shares issuable upon exercise of the underwriters' option to purchase additional shares), and the application of the net proceeds by us and CWGS, LLC from this offering and the other transactions described elsewhere in this section, as if all such transactions had been completed as of January 1, 2015 with respect to the unaudited condensed consolidated pro forma statement of income, and as of June 30, 2016, with respect to the unaudited pro forma balance sheet data. The unaudited pro forma financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable, but are subject to change. We have made, in our opinion, all adjustments that are necessary to present fairly the pro forma financial data.

          The pro forma adjustments principally give effect to the following items:

  •
  the Transactions described in "Our Organizational Structure," this offering and the payment by us of fees and expenses related to this offering and the use of a portion of the proceeds by CWGS, LLC (from the sale of common units to us using the proceeds of this offering) to repay outstanding borrowings under our Term Loan Facility as described in "Use of Proceeds;" and

  •
  a provision for federal, state and local income taxes of Camping World Holdings, Inc. as a taxable corporation at an effective rate of         % and         % for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively, which includes a provision for U.S. federal income taxes and assumes the highest statutory rates applied to income apportioned to each state and local jurisdiction.

          The unaudited pro forma financial information presented assumes no exercise by the underwriters of the option to purchase up to an additional                  shares of Class A common stock from us.

          As described in greater detail under "Certain Relationships and Related Party Transactions — Tax Receivable Agreement," in connection with the closing of this offering, we will enter into the Tax Receivable Agreement with CWGS, LLC and each of the Continuing Equity Owners that will provide for the payment by Camping World Holdings, Inc. to such persons of 85% of the amount of tax benefits, if any, that Camping World Holdings, Inc. actually realizes (or in some circumstances is deemed to realize) as a result of (i) increases in tax basis resulting from Camping World Holdings, Inc.'s purchase of common units directly from the Continuing Equity Owners in connection with this offering as described under "Use of Proceeds," and any future redemptions that are funded by Camping World Holdings, Inc. or exchanges of common units, and (ii) certain other tax benefits attributable to payments made under the Tax Receivable Agreement. Due to the uncertainty in the amount and timing of future redemptions or exchanges of common units by the Continuing Equity

Owners, the unaudited pro forma consolidated financial information assumes that no redemptions or exchanges of common units have occurred and therefore no increases in tax basis in CWGS, LLC's assets or other tax benefits that may be realized thereunder have been assumed in the unaudited pro forma consolidated financial information, other than the exchange by certain Continuing Equity Owners in connection with this offering of common units for cash as described in "Use of Proceeds." However, if all of the Continuing Equity Owners were to have their common units redeemed, we would recognize a deferred tax asset of approximately $              million and a liability of approximately $              million, representing 85% of the tax benefits due to the Continuing Equity Owners (of which approximately             %,             % and             % of the tax benefits would be attributable to ML Acquisition, funds controlled by Crestview Partners II GP, L.P. and the Former Profit Unit Holders, respectively), assuming (i) all exchanges occurred on the same day; (ii) a price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus); (iii) a constant corporate tax rate of             %; (iv) we will have sufficient taxable income to fully utilize the tax benefits; and (v) no material changes in tax law. For each 5% increase (decrease) in the amount of common units exchanged by the Continuing Equity Owners, our deferred tax asset would increase (decrease) by approximately $              million and the related liability would increase (decrease) by approximately $              million, assuming that the price per share and corporate tax rate remain the same. For each $1.00 increase (decrease) in the assumed share price of $             per share, our deferred tax asset would increase (decrease) by approximately $              million and the related liability would increase (decrease) by approximately $              million, assuming that the number of common units exchanged by the Continuing Equity Owners and the corporate tax rate remain the same. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price of our shares of Class A common stock at the time of the exchange, and the tax rates then in effect.

          As described in the "Transactions," the unaudited pro forma financial statements reflect the acquisition of the equity interests in CWGS, LLC and does not result in a change in the book basis of CWGS, LLC as such transactions are between entities under common control.

          As a public company, we will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur additional annual expenses related to these steps and, among other things, additional directors' and officers' liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses. We have not included any pro forma adjustments relating to these costs. Camping World Holdings, Inc. was formed on March 8, 2016 and will have no material assets or results of operations until the completion of this offering and therefore its historical financial position is not shown in a separate column in the unaudited pro forma statement of income.

          The unaudited pro forma financial information is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the Transactions and this offering been consummated on the dates indicated, and do not purport to be indicative of statements of financial condition data or results of operations as of any future date or for any future period. You should read our unaudited pro forma financial information and the accompanying notes in conjunction with all of the historical financial statements and related notes included elsewhere in this prospectus and the financial and other information appearing elsewhere in this prospectus, including information contained in "Risk Factors," "Use of Proceeds," "Capitalization," "Selected Historical and Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Camping World Holdings, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2016

(amounts in thousands)

	Historical CWGS, LLC(1)	Transaction Adjustments			Offering Adjustments			Pro Forma Camping World Holdings, Inc.

Assets
Cash and cash equivalents	$39,066		(5)			$(2)(3)(8)	$
Contracts in transit	65,918
Accounts receivable, net	59,760
Inventories, net	915,153
Prepaid expenses and other assets	25,986					(3)
Deferred tax asset	153

Total current assets	1,106,036	—
Property and equipment, net	131,004
Deferred tax asset	4,609					(9)
Intangible assets, net	2,542
Goodwill	146,735
Other assets	16,568

Total assets	$1,407,494	$—		$			$

Liabilities and members' deficit/stockholders' equity
Current liabilities:
Accounts payable	$107,591						$
Accrued liabilities	92,237		(7)			(3)
Deferred revenues and gains	65,818
Current portion of capital lease obligation	1,420
Current portion of long-term debt	39,422					(8)
Notes payable — floor plan	623,571
Other current liabilities	21,216

Total current liabilities	951,275	—
Capital lease obligations	1,347
Right to use liabilities	15,093
Long-term debt, net of current portion	656,020					(8)
Deferred revenues and gains	53,576
Other long-term liabilities	15,200					(9)

Total liabilities	1,692,511	—
Commitments and contingencies
Membership units, 153,796 units authorized and issued		—	(6)
Members' deficit
Class A common stock	—	—	(6)			(2)
Class B common stock	—		(5)
Class C common stock	—		(5)
Additional paid-in capital	—		(7)			(2)(3)(9)
Accumulated deficit	(285,017)		(7)			(4)(5)(8)

Members' deficit/stockholders' equity attributable to Camping World Holdings, Inc.	(285,017)	—
Non-controlling interest	—					(4)

Total liabilities and members' deficit/stockholders' equity	$1,407,494	$—					$

See accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet.

 Camping World Holdings, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Balance Sheet

(1)
Camping World Holdings, Inc. was formed on March 8, 2016 and will have no material assets or results of operations until the completion of this offering and therefore its historical financial position is not shown in a separate column in this unaudited pro forma consolidated balance sheet.

(2)
We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions but before estimated offering expenses, will be approximately $              million, based on an assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus. This amount has been determined based on the assumption that the underwriters' option to purchase additional shares of our Class A common stock is not exercised. A reconciliation of the gross proceeds from this offering to the net cash proceeds is set forth below.

Assumed initial public offering price per share	$
Shares of Class A common stock issued in this offering

Gross proceeds
Less: underwriting discounts and commissions and offering expenses (including amounts previously deferred)

Net cash proceeds	$

(3)
We are deferring certain costs associated with this offering, including certain legal, accounting and other related expenses, which have been recorded in prepaid expenses and other assets on our consolidated balance sheet. Upon completion of this offering, these deferred costs will be charged against the proceeds from this offering with a corresponding reduction to additional paid-in capital.

(4)
Upon completion of the Transactions, we will become the sole managing member of CWGS, LLC. Although we will have a minority economic interest in CWGS, LLC, we will have the sole voting interest in, and control the management of, CWGS, LLC. As a result, we will consolidate the financial results of CWGS LLC and will report a non-controlling interest related to the common units of CWGS, LLC held by the Continuing Equity Owners on our consolidated balance sheet. The computation of the non-controlling interest following the consummation of this offering, based on the assumed initial public offering price, is as follows:

	Units	Percentage

Interest in CWGS, LLC by Camping World Holdings, Inc.
Non-controlling interest in CWGS, LLC by Continuing Equity Owners

  If the underwriters were to exercise their option to purchase additional shares of our Class A common stock in full, Camping World Holdings, Inc. would own         % of the common units of CWGS LLC and the Continuing Equity Owners would own the remaining         % of the common units of CWGS LLC.

  Following the consummation of this offering, the common units of CWGS, LLC held by the Continuing Equity Owners, representing the non-controlling interest, will be redeemable at each of their options, for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), new-issued shares of our

  Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the CWGS LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), we may effect a direct exchange of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. See "Certain Relationships and Related Party Transactions — CWGS LLC Agreement."

(5)
In connection with this offering, we will issue (i)                           shares of Class B common stock to the Continuing Equity Owners (other than the Former Profit Unit Holders), on a one-to-one basis with the number of common units of CWGS, LLC they own and (ii) one share of Class C common stock to ML RV Group, in each case, for nominal consideration. Holders of our Class B common stock and Class C common stock, along with the holders of our Class A common stock, will have certain voting rights as described under "Description of Capital Stock," but holders of our Class B common stock and Class C common stock will not be entitled to receive any distributions from or participate in any dividends declared by our board of directors.

(6)
In connection with this offering, the Former Equity Owners will exchange                          of their indirect ownership interest in common units of CWGS, LLC for                          shares of Class A common stock on a one-to-one basis.

(7)
This adjustment represents the total increase in compensation expense we expect to incur following the completion of this offering as a result of the following:

  •
  $              million of compensation expense to be recognized in connection with the exercise of the outstanding vested Profit Units; and

  •
  $              million of compensation expense to be recognized in connection with the accelerated vesting of the outstanding Profits Units in connection with this offering.

  These adjustments are non-recurring in nature and, as such, have not been included as adjustments in the unaudited pro forma consolidated statements of income.

(8)
CWGS, LLC intends to use the $              million in net proceeds it receives from the sale of common units to Camping World Holdings, Inc. to repay $              million of outstanding borrowings under our Term Loan Facility and, if any remain, for general corporate purposes.

(9)
We expect to obtain an increase in the tax basis of our share of the assets of CWGS, LLC when common units are redeemed or exchanged by the Continuing Equity Owners and other qualifying transactions. This increase in tax basis may have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities. The increase in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. In connection with the consummation of this offering, we will enter into a tax receivable agreement with the Continuing Equity Owners that will provide for the payment by us to the Continuing Equity Owners of 85% of the amount of tax benefits, if any, that we actually realize or in some cases are deemed to realize as a result of (i) increases in the tax basis of the assets of CWGS, LLC resulting from any redemptions or exchanges of common units or any prior sales of interests in CWGS, LLC and (ii) certain other tax benefits related to our making payments under the Tax Receivable Agreement. See "Certain Relationships and Related Party Transactions — Tax Receivable Agreement."

Camping World Holdings, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Statement of Income for the

Six Months Ended June 30, 2016

(in thousands, except per share data)	Historical CWGS, LLC(1)	Transaction Adjustments		Offering Adjustments			Pro Forma Camping World Holdings, Inc.

Revenue:
Consumer Services and Plans	$90,426					$
Retail
New vehicles	988,232
Used vehicles	396,174
Parts, services and other	298,883
Finance and insurance, net	120,392

Subtotal	1,803,681	—		—
Total revenue	1,894,107	—		—
Costs applicable to revenue (exclusive of depreciation and amortization shown separately below):
Consumer Services and Plans	39,118
Retail
New vehicles	850,973
Used vehicles	321,234
Parts, services and other	156,261

Subtotal	1,328,468	—		—
Total costs applicable to revenue	1,367,586	—		—
Gross profit:
Consumer Services and Plans	51,308	—		—
Retail
New vehicles	137,259	—		—
Used vehicles	74,940	—		—
Parts, services and other	142,622	—		—
Finance and insurance, net	120,392	—		—

Subtotal	475,213	—		—
Total gross profit	526,521	—
Operating expenses:
Selling, general and administrative	356,096				(2)
Depreciation and amortization	11,925
Loss on sale of assets	(248)

Total operating expenses	367,773

Income from operations	158,748
Other income (expense):
Floor plan interest expense	(10,529)
Other interest expense, net	(25,325)				(6)
Loss on debt repayment	—				(6)
Other income (expense), net	(2)

	(35,856)

Income before income taxes	122,892
Income tax expense	(2,350)		(3)		(3)

Net income	$120,542					$

Net income attributable to non-controlling interests	—				(4)

Net income attributable to Camping World Holdings, Inc.	$120,542					$

Pro forma net income per share data(5):
Weighted-average shares of Class A common stock outstanding:
Basic
Diluted
Net income available to Class A common stock per share:
Basic
Diluted

See accompanying Notes to Unaudited Pro Forma Consolidated Statement of Income.

Camping World Holdings, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Statement of Income for the

Year Ended December 31, 2015

(in thousands, except per share data)		Historical CWGS, LLC(1)		Transaction Adjustments			Offering Adjustments			Pro Forma Camping World Holdings, Inc.

Revenue:
Consumer Services and Plans		$174,600	$			$			$
Retail
New vehicles		1,607,790
Used vehicles		806,759
Parts, services and other		553,834
Finance and insurance, net		190,278

Subtotal		3,158,661
Total revenue		3,333,261
Costs applicable to revenue:
Consumer Services and Plans		81,749
Retail
New vehicles		1,387,358
Used vehicles		652,235
Parts, services and other		297,957

Subtotal		2,337,550
Total costs applicable to revenue		2,419,299
Gross profit:
Consumer Services and Plans		92,851
Retail
New vehicles		220,432
Used vehicles		154,524
Parts, services and other		255,877
Finance and insurance, net		190,278

Subtotal		821,111
Total gross profit		913,962
Operating expenses:
Selling, general and administrative		644,409						(2)
Depreciation and amortization		24,101
(Gain) loss on sale of assets		(237)

Total operating expenses		668,273

Income from operations		245,689
Other income (expense)
Floor plan interest expense		(12,427)
Other interest expense, net		(53,377)						(6)
Loss on debt repayment		—						(6)
Other income (expense), net		1

Income before income taxes		179,886
Income tax expense		(1,356)			(3)			(3)

Net income		$178,530							$

Net income attributable to non-controlling interests		$178,530						(4)

Net income attributable to Camping World Holdings, Inc.	$								$

Pro forma net income share data(5):
Weighted-average shares of Class A common stock outstanding:
Basic
Diluted
Net income available to Class A common stock per share:
Basic
Diluted

See accompanying Notes to Unaudited Pro Forma Consolidated Statement of Income.

Camping World Holdings, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Statements of Income

(1)
Camping World Holdings, Inc. was formed on March 8, 2016 and will have no material assets or results of operations until the completion of this offering and therefore its historical financial position is not shown in a separate column in these unaudited pro forma consolidated statements of income.

(2)
This adjustment represents the increase in compensation expense we expect to incur following the completion of this offering. We expect to grant                           stock options and                          restricted stock units to our directors and certain employees in connection with this offering. This amount was calculated assuming the stock options and restricted stock units were granted on                          with the stock options having an exercise price equal to $             per share, the assumed initial public offering price based on the midpoint of the price range set forth on the cover page of this prospectus. The grant date fair values of the stock options were determined using the Black-Scholes valuation model using the following assumptions:

Expected volatility
Expected dividend yield
Expected term (in years)
Risk-free interest rate
(3)
CWGS, LLC has been, and will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As such, income generated by CWGS, LLC will flow through to its partners, including us, and is generally not subject to tax at the CWGS, LLC level. Following the Transactions, we will be subject to U.S. federal income taxes, in addition to state and local income taxes with respect to our allocable share of any taxable income of CWGS, LLC. As a result, the unaudited pro forma consolidated statements of income reflect adjustments to our income tax expense to reflect an effective income tax rate of         % and         % for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively, which were calculated assuming the U.S. federal rates currently in effect and the highest statutory rates apportioned to each applicable state, local and foreign jurisdiction.

(4)
Upon completion of the Transactions, Camping World Holdings, Inc. will become the sole managing member of CWGS, LLC. Although we will have a minority economic interest in CWGS, LLC, we will have the sole voting interest in, and control the management of, CWGS, LLC. As a result, we will consolidate the financial results of CWGS, LLC and will report a non-controlling interest related to the common units of CWGS, LLC held by the Continuing Equity Owners on our consolidated statements of income. Following this offering, assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock, Camping World Holdings, Inc. will own         % of the common units of CWGS LLC and the Continuing Equity Owners will own the remaining         % of the common units of CWGS LLC. Net income attributable to non-controlling interests will represent         % of the income before income taxes of Camping World Holdings, Inc. These amounts have been determined based on the assumption that the underwriters' option to purchase                          additional shares of our Class A common stock is not exercised. If the underwriters exercise their option to purchase additional shares of our Class A common stock in full, Camping World Holdings, Inc. will own         % of the common units of CWGS, LLC and the Continuing Equity Owners will own the remaining         % of the common units of CWGS, LLC and net income attributable to non-controlling interests would represent         % of the income before income taxes of Camping World Holdings, Inc.

(5)
Pro forma basic net income per share is computed by dividing the net income available to Class A common stockholders by the weighted-average shares of Class A common stock outstanding during the period. Pro forma diluted net income per share is computed by adjusting the net income available to Class A common stockholders and the weighted-average shares of Class A common stock outstanding to give effect to potentially dilutive securities. Shares of our Class B common stock and Class C common stock are not entitled to receive any distributions or dividends and are therefore not included in the computation of pro forma basic or diluted net income per share. The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted net income per share

(in thousands, except per share data)	Year ended December 31, 2015	Six months ended June 30, 2016
Basic net income per share:
Numerator
Net income
Less: Net income attributable to non-controlling interests

Net income attributable to Class A common stockholders—basic

Denominator
Shares of Class A common stock held by Former Equity Owners
Shares of Class A common stock sold in this offering(a)

Weighted-average shares of Class A common stock outstanding—basic

Basic net income per share

Diluted net income per share:
Numerator
Net income available to Class A common shareholders
Reallocation of net income assuming conversion of common units(b)

Net income attributable to Class A stockholders—diluted

Denominator
Weighted-average shares of Class A common stock outstanding—basic
Weighted-average effect of dilutive securities(c)

Weighted-average shares of Class A common stock outstanding—diluted

Diluted net income per share

  (a)
  We plan to use a portion of the net proceeds from this offering (assuming that the underwriters' option to purchase                          additional shares of our Class A common stock is not exercised) to purchase                          common directly from CWGS, LLC at a price per unit equal to the initial public offering price per share of Class A common stock in this offering less the underwriting discounts and commissions and, in turn, CWGS, LLC intends to use the $              million in net proceeds it receives from the sale of common units to Camping World Holdings, Inc. to repay outstanding borrowings under our Term Loan Facility of approximately $              million and, if any remain, for general corporate purposes. The following table sets forth the number of weighted-average shares of Class A common stock whose proceeds will be used for the purposes mentioned above.

Pay down of the Term Loan Facility
Additional distributions and general corporate expenses

Subtotal
Underwriting discounts and commissions and expenses

Shares of Class A common stock sold in this offering

  (b)
  The common units of CWGS, LLC held by the Continuing Equity Owners are potentially dilutive securities and the computations of pro forma diluted net income per share assume that all common units of CWGS, LLC were exchanged for shares of Class A common stock at the beginning of the period. This adjustment was made for purposes of calculating pro forma diluted net income per share only and does not necessarily reflect the amount of exchanges that may occur subsequent to this offering.

  (c)
  We expect to grant                          stock options and                          restricted stock units to our directors and certain employees in connection with this offering, at an exercise price equal to the initial public offering price. Under the treasury stock method, assuming the stock options were granted at the beginning of the period at an exercise price equal to $             per share (the assumed initial public offering price based on the midpoint of the price range set forth on the cover page of this prospectus), the effect of these stock options is anti-dilutive and has therefore been excluded from the computations of pro forma diluted net income per share.

(6)
As described in "Use of Proceeds," we intend to use the net proceeds from this offering (assuming that the underwriters' option to purchase                           additional shares of our Class A common stock is not exercised) to purchase                          common directly from CWGS, LLC at a price per unit equal to the initial public offering price per share of Class A common stock in this offering less the underwriting discounts and commissions. CWGS, LLC intends to use the $              million in net proceeds it receives from the sale of common units to Camping World Holdings, Inc. to repay $              million of outstanding borrowings under our Term Loan Facility and, if any remain, for general corporate purposes. Accordingly, pro forma adjustments have been made to reflect a reduction in interest expense of $              million and $              million for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively, computed at weighted-average interest rates of             % and             %, respectively, in each case, as if the outstanding borrowings had been repaid on January 1, 2015.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          You should read the following discussion and analysis of our financial condition and results of operations together with "Selected Historical and Pro Forma Consolidated Financial Data," "Unaudited Pro Forma Financial Information," and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis reflects our historical results of operations and financial position, and, except as otherwise indicated below, does not give effect to the Transactions or to the completion of this offering. See "Organizational Structure." This discussion contains forward-looking statements based upon current plans, expectations and beliefs involving risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors," "Cautionary Note Regarding Forward-Looking Statements" and in other parts of this prospectus.

Overview

          We believe we are the only provider of a comprehensive portfolio of services, protection plans, products and resources for RV enthusiasts. Approximately 9 million households in the U.S. own an RV, and of that installed base, we have approximately 3.3 million Active Customers. We generate recurring revenue by providing RV owners and enthusiasts the full spectrum of services, protection plans, products and resources that we believe are essential to operate, maintain and protect their RV and to enjoy the RV lifestyle. We provide these offerings through our two iconic brands: Good Sam and Camping World.

Good Sam Consumer Services and Plans	Camping World Retail
Consumer Services and Plans	New and Used Vehicles	Parts, Service and Other	Dealership Finance and Insurance

•

Extended vehicle service contracts

•

Emergency roadside assistance

•

Property and casualty insurance programs

•

Membership clubs

•

Vehicle financing and refinancing

•

Travel protection

•

Co-branded credit cards

•

Consumer activities and resources:

—

 Membership events and chapters

—

 Consumer shows

—

 Trip planning, travel directories and campground / fuel discounts

—

 Consumer magazines

—

 E-commerce and social media

—

 Contact centers and technical hotlines

—

 Hosted online forums

• New and used travel trailers • New and used fifth wheel trailers • New and used motorhomes

•

RV and auto repair and maintenance

•

Installation of parts and accessories

•

Collision repair

•

OEM and aftermarket parts

•

RV accessories, maintenance products and supplies

—

 Outdoor lifestyle products

—

 Generators and electrical

—

 Satellite receivers and GPS

—

 Towing and hitching

—

 RV appliances

—

 Essential supplies

•

Vehicle financing

•

Protection plans

—

 Extended vehicle service contracts

—

 Tire, wheel, paint and fabric protection

—

 Gap protection

—

 Travel protection

—

 Emergency roadside assistance and alert notifications

          We believe our Good Sam branded offerings provide the industry's broadest and deepest range of services, protection plans, products and resources, including: extended vehicle service contracts and insurance protection plans, roadside assistance, membership clubs and financing products. A majority of these programs are on a multi-year or annually renewable basis. Across our extended vehicle service contracts, emergency roadside assistance, property and casualty insurance programs and membership clubs, for each of the years ended December 31, 2015, 2014 and 2013, we experienced high annual retention rates that ranged between 66% and 74%, 63% and 76% and 66% and 79%, respectively. We also operate the Good Sam Club, which we believe is the largest RV organization in the world, with approximately 1.7 million members as of June 30, 2016. Membership benefits include a variety of discounts, exclusive benefits, specialty publications and other membership benefits, all of which we believe enhance the RV experience, drive customer engagement and provide cross-selling opportunities for our other services, protection plans and products.

          Our Camping World brand operates the largest national network of RV-centric retail locations in the United States through our 120 retail locations in 36 states, as of June 30, 2016, and through our e-commerce platforms. We believe we are significantly larger in scale than our next largest competitor. We provide new and used RVs, repair parts, RV accessories and supplies, RV repair and maintenance services, protection plans, travel assistance plans, RV financing, and lifestyle products and services for new and existing RV owners. Our retail locations are staffed with knowledgeable local team members, providing customers access to extensive RV expertise. Our retail locations are strategically located in key national RV markets. In 2015, our network generated approximately 3.5 million unique transactions, continuing to build our Active Customer database.

          We attract new customers primarily through our retail locations, e-commerce platforms and direct marketing. Once we acquire our customers through a transaction, they become part of our customer database where we leverage customized CRM tools and analytics to actively engage, market and sell multiple products and services. Our goal is to consistently grow our customer database through our various channels to increasingly cross-sell our products and services.

Segments

          We identify our reporting segments based on the organizational units used by management to monitor performance and make operating decisions. We have identified two reporting segments: (a) Consumer Services and Plans and (b) Retail. We provide our consumer services and plans offerings through our Good Sam brand and we provide our retail offerings through our Camping World brand. Within the Consumer Services and Plans segment, we primarily derive revenue from the sale of the following offerings: emergency roadside assistance; property and casualty insurance programs; travel assist programs; extended vehicle service contracts; co-branded credit cards; vehicle financing and refinancing; club memberships; and publications and directories. Within the Retail segment, we primarily derive revenue from the sale of the following products: new vehicles; used vehicles; parts and service, including RV accessories and supplies; and finance and insurance. For the six months ended June 30, 2016 and 2015 and the years ended December 31, 2015, 2014 and 2013, we generated 4.8%, 5.1%, 5.2%, 6.1% and 7.1% of our total revenue from our Consumer Services and Plans segment, respectively, and 95.2%, 94.9%, 94.8%, 93.9% and 92.9% of our total revenue from our Retail segment, respectively. For the six months ended June 30, 2016 and 2015 and the years ended December 31, 2015, 2014 and 2013, we generated 9.7%, 9.8%, 10.2%, 11.7% and 12.7% of our gross profit from our Consumer Services and Plans segment, respectively, and 90.3%, 90.2%, 89.8%, 88.3% and 87.3% of our gross profit from our Retail segment, respectively. See Note 18, "Segment Information," to our audited consolidated financial statements included elsewhere in this prospectus.

Growth Strategies and Outlook

          We believe RV trips remain the least expensive type of vacation and allow RV owners to travel more while spending less. RV trips offer savings on a variety of vacation costs, including, among others, airfare, lodging and dining. While fuel costs are a component of the overall vacation cost, we believe fluctuations in fuel prices are not a significant factor affecting a family's decision to take RV trips.

          The RV owner installed base has benefited positively from the aging and the increased industry penetration of the baby boomer consumer demographic, those aged 52 to 70 years old. In addition to growth from baby boomers, the RVIA estimates the fastest growing RV owner age group includes Generation X consumers, those currently 35 to 54 years old. The U.S. Census Bureau estimates that approximately 84 million Americans were of the age 35 to 54 years old in 2014.

          In addition to positive age trends, according to the RV Survey, the typical RV customer has, on average, a household income of approximately $75,000. This is approximately 50% higher than the median household income of the broader United States population at the time of the RV survey, according to the U.S. Census Bureau. The higher average income has resulted in a more resilient RV consumer with greater buying power across economic cycles.

          Taken together, we believe the savings RVs offer on a variety of vacation costs, an increase in the pool of potential RV customers due to an aging baby boomer demographic, and the increased RV ownership among younger consumers should continue to grow the installed base of RV owners, and will have a positive impact on RV usage.

          We plan to take advantage of these positive trends in RV usage to pursue the following strategies to continue to grow our revenue and profits:

  •
  Grow our Active Base of Customers.  We believe our strong brands, leading market position, ongoing investment in our service platform, broad product portfolio and full suite of resources will continue to provide us with competitive advantages in targeting and capturing a larger share of consumers with whom we do not currently transact in addition to the growing number of new RV enthusiasts that will enter the market. We expect to continue to grow the Active Customer base primarily through three strategies:

  •
  Targeted Marketing:    We continuously work to attract new customers to our existing retail and online locations through targeted marketing, attractive introductory offerings and access to our wide array of resources for RV enthusiasts.

  •
  Greenfield Retail Locations:    We establish retail locations in new and existing markets to expand our customer base. Target markets and locations are identified by employing proprietary data and analytical tools.

  •
  Retail Location Acquisitions:    The RV dealership industry is highly fragmented with a large number of independent RV dealers. We use acquisitions of independent dealers as a fast and capital efficient alternative to new retail location openings to expand our business and grow our customer base.

  •
  Cross-Sell Products and Services.  We believe our customer database of over 11 million unique contacts provides us with the opportunity to continue our growth through the cross-selling of our products and services. We use our customized CRM system and database analytics to proactively market and cross-sell to Active Customers. We also seek to increase the penetration of our customers who exhibit higher multi-product attachment rates.

  •
  New Products and Vertical Acquisitions.  Introduction of new products enhances our cross-selling effort, both by catering to evolving customer demands and by bringing in new customers. Through relationships with existing suppliers and through acquisitions, we will look to increase the new products we can offer to our customers. Similarly, an opportunistic vertical acquisition strategy allows us to earn an increased margin on our services, protection plans and products, and we evaluate such acquisitions that can allow us to capture additional sales from our customers at attractive risk-adjusted returns.

          As discussed below under "— Liquidity and Capital Resources," we believe that our sources of liquidity and capital will be sufficient to take advantage of these positive trends in RV usage and finance our growth strategy. However, the operation of our business, the rate of our expansion and our ability to respond to changing business and economic conditions depend on the availability of adequate capital, which in turn typically depends on cash flow generated by our business and, if necessary, the availability of equity or debt capital. In addition, as we grow, we will face the risk that our existing resources and systems, including management resources, accounting and finance personnel and operating systems, may be inadequate to support our growth. Any inability to generate sufficient cash flows from operations or raise additional equity or debt capital or retain the personnel or make the other changes in our systems that may be required to support our growth could have a material adverse effect on our business, financial condition and results of operations. See "Risk Factors — Risks Related to our Business — Our ability to operate and expand our business and to respond to changing business and economic conditions will depend on the availability of adequate capital" and "Risk Factors — Risks Related to our Business — Our expansion into new, unfamiliar markets presents increased risks that may prevent us from being profitable in these new markets. Delays in opening or acquiring new retail locations could have a material adverse effect on our business, financial condition and results of operations."

How We Generate Revenue

          Revenue across each of our two reporting segments is impacted by the following key revenue drivers:

          Number of Active Customers.    We define an "Active Customer" as a customer who has transacted with us in any of the eight most recently completed fiscal quarters prior to the date of measurement. As of June 30, 2016 and 2015 and December 31, 2015, 2014 and 2013, we had approximately 3.3 million, 3.1 million, 3.1 million, 2.8 million and 2.6 million Active Customers, respectively. Our Active Customer base is an integral part of our business model and has a significant effect on our revenue. We attract new customers to our business primarily through our retail locations. Once we acquire our customers through a transaction, they become part of our customer database where we use CRM tools to cross-sell Active Customers additional products and services.

          Consumer Services and Plans.    The majority of our consumer services and plans, such as our roadside assistance, extended service contracts, insurance programs, travel assist and our Good Sam and Coast to Coast clubs, are built on a recurring revenue model. A majority of these programs are on a multi-year or annually renewable basis and have annualized fees typically ranging from $20 to $5,200. We believe that many of these products and services are essential for our customers to operate, maintain and protect their RVs and to enjoy the RV lifestyle, resulting in attractive annual retention rates. As we continue to grow our consumer services and plans business, we expect to further enhance our visibility with respect to revenue and cash flow, and increase our overall profitability. As of June 30, 2016 and 2015 and December 31, 2015, 2014 and 2013 we had, respectively, 1.7 million, 1.7 million, 1.7 million, 1.6 million and 1.5 million club members in our Good Sam and Coast to Coast clubs.

          Retail Locations.    We open new retail locations through organic growth and acquisitions. Our new retail locations are one of the primary ways in which we attract new customers to our business. Our retail locations typically offer our full array of products and services, including new and used RVs, RV financing, protection plans, a selection of OEM and aftermarket repair parts, RV accessories, RV maintenance products, supplies and outdoor lifestyle products.

          The total number of new retail location openings in any period, including the mix of greenfield locations and acquired locations, the geographic location of the openings and the timing of the incurrence of pre-opening costs, will continue to have an impact on our revenue and profitability. When we build or acquire new retail locations, we make capital investments in facilities, fixtures and equipment, which we amortize over time. Before we open new retail locations organically or through acquisitions, we incur pre-opening expenses, including advertising costs, payroll expenses, travel expenses, employee training costs, rent expenses and setup costs. For the six months ended June 30, 2016 and 2015 and the years ended December 31, 2015, 2014 and 2013, we incurred pre-opening expenses of $679,000, $259,000, $1.3 million, $1.9 million and $1.0 million, respectively, for greenfield locations and acquired locations. While acquired sites typically remain open following an acquisition, in certain instances we may close a location following an acquisition for remodeling for a period of time generally not in excess of eight weeks. A greenfield retail location typically takes five to 12 months to open from the time we sign a lease for the location and we typically begin to incur pre-opening expenses 60 to 90 days prior to opening. Our acquisitions are typically profitable within two full calendar months after an acquisition, with the exception of acquisitions we consider turn-around opportunities, which are typically profitable within two to four months. Our greenfield locations typically reach profitability within three months. When we enter new markets, we may be exposed to start up times that are longer and store revenue and contribution margins that are lower than reflected in our average historical experience.

          For the six months ended June 30, 2016 and 2015 and the years ended December 31, 2015, 2014 and 2013, we opened one, one, two, five and one greenfield locations, respectively, and acquired four, six, six, three and five retail locations, respectively. During the year ended December 31, 2015, we sold two retail locations and re-opened one retail location that was previously closed in June 2013.

          Same store sales.    Same store sales measures the performance of a retail location during the current reporting period against the performance of the same retail location in the corresponding period of the previous year. Same store sales calculations for a given period include only those stores that were open both at the end of corresponding period and at the beginning of the preceding fiscal year.

          Same store sales growth is driven by increases in the number of transactions and the average transaction price. In addition to attracting new customers and cross-selling our consumer services and plans, we also drive our sales through new product introductions, including our private label offerings. Although growth in same store sales drives our overall revenue, we have and will continue to experience volatility in same store sales from period to period, mainly due to changes in our product sales mix. Our product mix in any period is principally impacted by the number and mix of new or used RVs that we sell due to the high price points of these products compared to our other retail products and the range of price points among the types of RVs sold. See "Business" for additional information regarding our retail locations and our products.

          As discussed below, a decrease in same store sales resulting from product mix will not necessarily have a significant impact on our profitability because our product sales outside of new and used RVs typically carry higher margins and because margins vary among the different types of RVs sold. Through the sale of RVs, we are able to add members to our Active Customer base and increase our opportunities to cross-sell our higher margin products and recurring consumer services and plans.

          As of June 30, 2016 and 2015 and December 31, 2015, 2014 and 2013, we had, respectively, a base of 107, 100, 98, 91 and 78 same stores, of which same stores, respectively, 18, 17, 17, 15 and 20 did not include dealerships. For the six months ended June 30, 2016 and 2015 and the years ended December 31, 2015, 2014 and 2013 our aggregate same stores sales were $1,541.4 million, $1,344.1 million, $2,572.5 million, $2,188.9 million and $1,697.8 million, respectively. As of June 30, 2016 and 2015 and December 31, 2015, 2014 and 2013, we had, respectively, a total of 120, 117, 115, 110 and 103 retail locations.

Other Key Performance Indicators

          Gross Profit and Gross Margins.    Gross profit is our total revenue less our total costs applicable to revenue. Our total costs applicable to revenue primarily consists of the cost of goods and cost of sales. Gross margin is gross profit as a percentage of revenue.

          Our gross profit is variable in nature and generally follows changes in our revenue. While gross margins for our Retail segment are lower than our gross margins for our Consumer Services and Plans segment, our Retail segment generates significant gross profit and is a primary means of acquiring new customers, to which we then cross-sell our higher margin products and services with recurring revenue. We believe the overall growth of our Retail segment will allow us to continue to drive growth in gross profits due to our ability to cross-sell our consumer services and plans to our increasing Active Customer base. For the six months ended June 30, 2016 and 2015 and the years ended December 31, 2015, 2014 and 2013, gross profit was $51.3 million, $46.1 million, $92.9 million, $88.5 million and $84.1 million, respectively, and gross margin was 56.7%, 53.0%, 53.2%, 54.4% and 50.6%, respectively, for our Consumer Services and Plans segment, and gross profit was $475.2 million, $424.2 million, $821.1 million, $666.8 million and $578.6 million, respectively, and gross margin was 26.3%, 26.1%, 26.0%, 26.6% and 26.4%, respectively, for our Retail segment.

          SG&A as a percentage of Gross Profit.    Selling, general and administrative ("SG&A") expenses as a percentage of gross profit allows us to monitor our expense control over a period of time. SG&A consists primarily of wage-related expenses, selling expenses related to commissions and advertising, lease expenses and corporate overhead expenses. We calculate SG&A expenses as a percentage of gross profit by dividing SG&A expenses for the period by total gross profit. For the six months ended June 30, 2016 and 2015 and the years ended December 31, 2015, 2014 and 2013, SG&A as a percentage of gross profit was 67.6%, 67.2%, 70.5%, 72.0% and 72.8%, respectively. We expect SG&A expenses to increase as we open new retail locations through organic growth and acquisitions, which we also expect will drive increases in revenue and gross profit. Additionally, we expect that our SG&A expenses will increase in future periods in part due to additional legal, accounting, insurance and other expenses that we expect to incur as a result of being a public company, including compliance with the Sarbanes-Oxley Act and the related rules and regulations.

          Adjusted EBITDA Margin.    Adjusted EBITDA is one of the primary metrics management uses to evaluate the financial performance of our business. Adjusted EBITDA is also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use Adjusted EBITDA and Adjusted EBITDA Margin to supplement GAAP measures of performance as follows:

  •
  as a measurement of operating performance to assist us in comparing the operating performance of our business on a consistent basis, and remove the impact of items not directly resulting from our core operations;

  •
  for planning purposes, including the preparation of our internal annual operating budget and financial projections;

  •
  to evaluate the performance and effectiveness of our operational strategies; and

  •
  to evaluate our capacity to fund capital expenditures and expand our business.

          We define Adjusted EBITDA as net income before other interest expense (excluding floor plan interest expense), provision for income taxes, depreciation and amortization, loss (gain) on debt repayment, loss (gain) on sale of assets and disposition of stores, monitoring fees, an adjustment to rent on right to use assets and other unusual or one-time items. We calculate Adjusted EBITDA Margin by dividing adjusted EBITDA by total revenue for the period. Adjusted EBITDA is not a GAAP measure of our financial performance and should not be considered as an alternative to net income as a measure of financial performance, or any other performance measure derived in accordance with GAAP. Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. For a reconciliation of Adjusted EBITDA to net income and a further discussion of how we utilize this non GAAP financial measure, see "Selected Historical and Pro Forma Consolidated Financial Data."

Post-Offering Taxation and Public Company Expenses

          After consummation of this offering, we will become subject to U.S. federal, state and local income taxes with respect to our allocable share of any taxable income of CWGS, LLC, and we will be taxed at the prevailing corporate tax rates. In addition to tax expenses, we also will incur expenses related to our operations, as well as payments under the Tax Receivable Agreement, which we expect to be significant. We intend to cause CWGS, LLC to make distributions in an amount sufficient to allow us to pay our tax obligations and operating expenses, including distributions to fund any ordinary course payments due under the Tax Receivable Agreement. See "Certain Relationships and Related Party Transactions — CWGS LLC Agreement — Agreement in Effect Upon Consummation of this Offering — Distributions."

          In addition, as a public company, we will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur additional annual expenses related to these steps and, among other things, additional directors' and officers' liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses. We also expect to recognize certain non-recurring costs as part of our transition to a publicly traded company, consisting of professional fees and other expenses.

Results of Operations

Six Months Ended June 30, 2016 Compared to Six Months Ended June 30, 2015

          The following table sets forth information comparing the components of net income for the six months ended June 30, 2016 and 2015.

	Six Months Ended

	June 30, 2016		June 30, 2015		Favorable/

		Percent of		Percent of	(Unfavorable)

($ in thousands)	Amount	Revenue	Amount	Revenue	$	%

Revenue:
Consumer Services and Plans	$90,426	4.8%	$86,845	5.1%	$3,581	4.1%
Retail
New vehicles	988,232	52.2%	846,658	49.4%	141,574	16.7%
Used vehicles	396,174	20.9%	408,120	23.8%	(11,946)	(2.9)%
Parts, services and other	298,883	15.8%	273,627	16.0%	25,256	9.2%
Finance and insurance, net	120,392	6.4%	99,637	5.8%	20,755	20.8%

Subtotal	1,803,681	95.2%	1,628,042	94.9%	175,639	10.8%
Total revenue	1,894,107	100.0%	1,714,887	100.0%	179,220	10.5%
Gross profit (exclusive of depreciation and amortization shown separately below):
Consumer Services and Plans	51,308	2.7%	46,053	2.7%	5,255	11.4%
Retail
New vehicles	137,259	7.2%	117,032	6.8%	20,227	17.3%
Used vehicles	74,940	4.0%	78,124	4.6%	(3,184)	(4.1)%
Parts, services and other	142,622	7.5%	129,407	7.5%	13,215	10.2%
Finance and insurance, net	120,392	6.4%	99,637	5.8%	20,755	20.8%

Subtotal	475,213	25.1%	424,200	24.7%	51,013	12.0%
Total gross profit	526,521	27.8%	470,253	27.4%	56,268	12.0%
Operating expenses:
Selling, general and administrative expenses	356,096	18.8%	315,879	18.4%	(40,217)	(12.7)%
Depreciation and amortization	11,925	0.6%	11,398	0.7%	(527)	(4.6)%
Gain on asset sales	(248)	0.0%	(665)	0.0%	(417)	(62.7)%

Income from operations	158,748	8.4%	143,641	8.4%	15,107	10.5%
Other income (expense):
Floor plan interest expense	(10,529)	(0.6)%	(6,381)	(0.4)%	(4,148)	(65.0)%
Other interest expense, net	(25,325)	(1.3)%	(26,362)	(1.5)%	1,037	3.9%
Other income (expense)	(2)	0.0%	—	0.0%	(2)	(100.0)%

	(35,856)	(1.9)%	(32,743)	(1.9)%	(3,113)	(9.5)%
Income before income taxes	122,892	6.5%	110,898	6.5%	11,994	10.8%
Income tax expense	(2,350)	(0.1)%	(2,208)	(0.1)%	(142)	(6.4)%

Net income	$120,542	6.4%	$108,690	6.3%	$11,852	10.9%

Total revenue

          Total revenue was $1,894.1 million for the six months ended June 30, 2016, an increase of $179.2 million, or 10.5%, as compared to $1,714.9 million for the six months ended June 30, 2015. The increase was primarily driven by the 19.6% increase in new vehicle unit sales in our Retail segment, as described below.

Consumer Services and Plans

          Consumer Services and Plans revenue was $90.4 million for the six months ended June 30, 2016, an increase of $3.6 million, or 4.1%, as compared to $86.8 million for the six months ended June 30, 2015. The increased revenue was attributable to increased contracts in force in the roadside assistance, Good Sam TravelAssist and extended vehicle warranty programs resulting in an increase of $2.5 million, increased marketing fee revenue from our co-branded credit card and vehicle insurance programs of $1.2 million, increased average file size for the Good Sam Club and Coast to Coast Club resulting in an increase of $0.9 million, and increases from other ancillary products of $0.7 million, partially offset by a $1.7 million reduction in member event revenue due to an RV rally event that occurred in the first six months of 2015 with no corresponding event in the first six months of 2016.

          Consumer Services and Plans gross profit was $51.3 million for the six months ended June 30, 2016, an increase of $5.3 million, or 11.4%, as compared to $46.1 million for the six months ended June 30, 2015. This increase was primarily due to increased roadside assistance contracts in force and reduced claims, together resulting in costs of $2.4 million, increased Good Sam Club and Coast to Coast Club average membership resulting in an increase of $1.1 million, increased customer participation in our co-branded credit card and vehicle insurance programs resulting in an increase of $0.8 million, and a $1.0 million increase from other ancillary products. Gross margin increased 371 basis points to 56.7% primarily due to increased revenue and reduced program costs for roadside assistance, increased club file size, and increased participation in the Good Sam insurance and credit card products.

Retail:

New Vehicles

	For the Six Months Ended

	June 30, 2016		June 30, 2015		Favorable/

($ in thousands, except per		Percent of		Percent of	(Unfavorable)

vehicle data)	Amount	Revenue	Amount	Revenue	$	%

Reported:
Revenue	$988,232	100.0%	$846,658	100.0%	$141,574	16.7%
Gross profit	137,259	13.9%	117,032	13.8%	20,227	17.3%
Retail vehicle unit sales	26,385		22,065		4,320	19.6%

          New vehicle revenue was $988.2 million for the six months ended June 30, 2016, an increase of $141.6 million, or 16.7%, as compared to $846.7 million for the six months ended June 30, 2015. The increase was primarily due to a 19.6% increase in vehicle unit sales attributable to a same store sales increase of 12.0% primarily from increased consumer confidence and improved credit availability, which drives the sales of Class C motorhomes and travel trailers. The balance of the increase was from new greenfield and acquired locations.

          New vehicle gross profit was $137.3 million for the six months ended June 30, 2016, an increase of $20.2 million, or 17.3%, as compared to $117.0 million for the six months ended June 30, 2015. The increase was primarily due to the 19.6% increase in vehicle unit sales partially offset by a 1.9% decrease in gross profit per unit. Gross margin decreased seven basis points to 13.9%.

Used Vehicles

	For the Six Months Ended

	June 30, 2016		June 30, 2015		Favorable/

($ in thousands, except per		Percent of		Percent of	(Unfavorable)

vehicle data)	Amount	Revenue	Amount	Revenue	$	%

Reported:
Revenue	$396,174	100.0%	$408,120	100.0%	$(11,946)	(2.9)%
Gross profit	74,940	18.9%	78,124	19.1%	(3,184)	(4.1)%
Retail vehicle unit sales	17,932		18,335		(403)	(2.2)%

          Used vehicle revenue was $396.2 million for the six months ended June 30, 2016, a decrease of $11.9 million, or 2.9%, as compared to $408.1 million for the six months ended June 30, 2015. The decrease was primarily due to reduced levels of inventory, resulting from fewer trades on new unit sales, and driving a 2.2% decrease in used vehicle unit sales, with a 1.5% decrease in same store sales and the remainng decrease from non-same store sales.

          Used vehicle gross profit was $74.9 million for the six months ended June 30, 2016, a decrease of $3.2 million, or 4.1%, as compared to $78.1 million for the six months ended June 30, 2015. The decrease was primarily due to a 1.9% decrease in gross profit per unit and a 2.2% decrease in vehicle unit sales.

Parts, Services and Other

	For the Six Months Ended

	June 30, 2016		June 30, 2015		Favorable/

($ in thousands, except per		Percent of		Percent of	(Unfavorable)

vehicle data)	Amount	Revenue	Amount	Revenue	$	%

Reported:
Revenue	$298,883	100.0%	$273,627	100.0%	$25,256	9.2%
Gross profit	142,622	47.7%	129,407	47.3%	13,215	10.2%

          Parts, services and other revenue was $298.9 million for the six months ended June 30, 2016, an increase of $25.3 million, or 9.2%, as compared to $273.6 million for the six months ended June 30, 2015. The increase was primarily attributable to a same store sales increase of 5.4% resulting from increases across all parts, services and other product categories. The balance of the increase was primarily from new greenfield and acquired locations.

          Parts, services and other gross profit was $142.6 million for the six months ended June 30, 2016, an increase of $13.2 million, or 10.2%, as compared to $129.4 million for the six months ended June 30, 2015. The increase was primarily due to the 9.7% increase in total vehicle unit sales and the net addition of five retail locations in 2016. Gross margin increased 43 basis points to 47.7%, primarily due to a slight reduction in promotional discounts during the six months ended June 30, 2016.

Finance and Insurance, net

	For the Six Months Ended

	June 30, 2016		June 30, 2015		Favorable/

		Percent of		Percent of	(Unfavorable)

($ in thousands, except per vehicle data)	Amount	Revenue	Amount	Revenue	$	%

Reported:
Revenue	$120,392	100.0%	$99,637	100.0%	$20,755	20.8%
Gross profit	120,392	100.0%	99,637	100.0%	20,755	20.8%

          Finance and insurance, net revenue and gross profit were each $120.4 million for the six months ended June 30, 2016, an increase of $20.8 million, or 20.8%, as compared to $99.6 million for the six months ended June 30, 2015. The increase was primarily due to incremental vehicle finance contracts assigned due to higher vehicle unit sales and higher finance and insurance sales penetration rates of travel trailer buyers. Finance and insurance, net revenue as a percentage of total new and used vehicle revenue increased to 8.7% for the six months ended June 30, 2016 from 7.9% for the comparable period in 2015.

Selling, general and administrative

          Selling, general and administrative expenses were $356.1 million for the six months ended June 30, 2016, an increase of $40.2 million, or 12.7%, as compared to $315.9 million for the six months ended June 30, 2015. The increase was due to increases of $23.4 million of wage-related expenses, primarily attributable to increased vehicle unit sales and the net addition of five retail locations during the six months ended June 30, 2016, $5.8 million of variable selling expenses attributable to commissions and advertising, $6.9 million of additional lease expense and $4.1 million of store and corporate overhead expenses, primarily related to new retail locations. Selling, general and administrative expenses as a percentage of total gross profit was 67.6% for the six months ended June 30, 2016, compared to 67.2% for the six months ended June 30, 2015, an increase of 46 basis points.

Depreciation and amortization

          Depreciation and amortization was $11.9 million for the six months ended June 30, 2016, an increase of $0.5 million, or 4.6%, as compared to $11.4 million for the six months ended June 30, 2015. The increase reflects additional depreciation due to capital expenditures for new and existing dealership improvements.

Floor plan interest expense

          Floor plan interest expense was $10.5 million for the six months ended June 30, 2016, an increase of $4.1 million, or 65.0%, as compared to $6.4 million for the six months ended June 30, 2015. The increase was primarily due to a 32% increase in the average outstanding amount payable under our Floor Plan Facility for the six months ended June 30, 2016 compared to the six months ended June 30, 2015, primarily resulting from an increased inventory level due to new dealership locations and to stock dealership locations for higher anticipated unit sales, and a 33 basis point increase in the floor plan borrowing rate.

Other interest expense, net

          Other interest expense, net was $25.3 million for the six months ended June 30, 2016, a decrease of $1.0 million, or 3.9%, as compared to $26.4 million for the six months ended June 30, 2015. The decrease was primarily due to a $4.2 million decrease in interest expense resulting from a decrease in right to use liabilities and a $0.2 million decrease in other interest expense, partially offset by a $3.4 million increase in expense due to incremental borrowings under the Term Loan Facility of $55.0 million in December 2015 to acquire retail locations and $95.0 million in June 2015 to pay distributions to the CWGS, LLC members.

Segment results

          The following table sets forth a reconciliation of total segment income to consolidated income from operations before income taxes for each of our segments for the period presented:

	Six Months Ended		Six Months Ended

	June 30, 2016		June 30, 2015		Favorable/

		Percent of		Percent of	(Unfavorable)

($ in thousands)	Amount	Revenue	Amount	Revenue	$	%

Revenue:
Consumer Services and Plans	$90,426	4.8%	$86,845	5.1%	$3,581	4.1%
Retail	1,803,681	95.2%	1,628,042	94.9%	175,639	10.8%

Total consolidated revenue	1,894,107	100.0%	1,714,887	100.0%	179,220	10.5%
Segment income:(1)
Consumer Services and Plans	44,101	2.3%	40,266	2.3%	3,835	9.5%
Retail	117,452	6.2%	109,756	6.4%	7,696	7.0%

Total segment income	161,553	8.5%	150,022	8.7%	11,531	7.7%
Corporate and other expenses	(1,409)	(0.1)%	(1,364)	(0.1)%	(45)	(3.3)%
Depreciation and amortization	(11,925)	(0.6)%	(11,398)	(0.7)%	(527)	(4.6)%
Other interest expense, net	(25,325)	(1.3)%	(26,362)	(1.5)%	1,037	3.9%
Other income (expense)	(2)	0.0%	—	0.0%	(2)	(100.0)%

Income before income taxes	$122,892	6.5%	$110,898	6.5%	$11,994	10.8%

(1)
Segment income represents income for each of our reportable segments and is defined as income from operations before depreciation and amortization, plus floor plan interest expense.

Consumer Services and Plans segment revenue

          Consumer Services and Plans segment revenue was $90.4 million for the six months ended June 30, 2016, an increase of $3.6 million, or 4.1%, as compared to $86.8 million for the six months ended June 30, 2015. The increased revenue was attributable to increased contracts in force in the roadside assistance, Good Sam TravelAssist and extended vehicle warranty programs resulting in an increase of $2.5 million, increased marketing fee revenue from our co-branded credit card and vehicle insurance programs of $1.2 million, increased average file size for the Good Sam Club and Coast Club resulting in an increase of $0.9 million, and increases from other ancillary products of $0.7 million, partially offset by a $1.7 million reduction in member event revenue, due to an RV rally event that occurred in the first quarter of 2015 with no corresponding event in the first six months of 2016.

Retail segment revenue

          Retail segment revenue was $1,803.7 million for the six months ended June 30, 2016, an increase of $175.6 million, or 10.8%, as compared to $1,628.0 million for the six months ended June 30, 2015. The increase was primarily due to increases in same store sales and the balance primarily from new greenfield and acquired locations, as described above.

Same store sales

          Same store sales were $1,541.4 million for the six months ended June 30, 2016, an increase of $114.9 million, or 8.1%, as compared to $1,426.5 million for the six months ended June 30, 2015. The increase was primarily due to increased volume of new towable units sold, and, to a lesser extent, revenue increases from parts, services and other, and finance and insurance, net.

Total segment income

          Total segment income was $122.9 million for the six months ended June 30, 2016, an increase of $12.0 million, or 10.8%, as compared to $110.9 million for the six months ended June 30, 2015. The increase was primarily due to a 9.7% increase in vehicle unit sales volume, as described below. Total segment income margin decreased 22 basis points to 8.5%.

Consumer Services and Plans segment income

          Consumer Services and Plans segment income was $44.1 million for the six months ended June 30, 2016, an increase of $3.8 million, or 9.5%, as compared to $40.3 million for the six months ended June 30, 2015. The increase was primarily attributable to increased roadside assistance average contracts in force and reduced claims costs of $2.4 million, increased Good Sam Club and Coast to Coast Club average membership resulting in an increase of $1.1 million, increased participation from our co-branded credit card and vehicle insurance programs resulting in an increase of $0.8 million, and an increase from other ancillary products of $1.0 million, partially offset by increases in wages of $0.7 million, professional fees of $0.6 million, and other selling, general and administrative expenses of $0.2 million. Consumer Services and Plans segment income margin increased 240 basis points to 48.8% primarily due to a 371 basis point increase in Consumer Services and Plans gross margin, partially offset by a $1.4 million increase in selling, general and administrative expenses.

Retail segment income

          Retail segment income was $117.5 million for the six months ended June 30, 2016, an increase of $7.4 million, or 7.0%, as compared to $109.8 million for the six months ended June 30, 2015. The increase was primarily due to the 9.7% increase in total vehicle unit sales, and a higher sales penetration of finance and insurance products. Retail segment income margin decreased 23 basis points to 6.5%, primarily due to an increase in Retail selling, general and administrative expenses as a percentage of Retail gross profit and a decrease in used vehicle gross margin, partially offset by an increase in parts, services and other gross margin.

Corporate and other expenses

          Corporate and other expenses were $1.41 million for the six months ended June 30, 2016, an increase of 3.3%, as compared to $1.36 million for the six months ended June 30, 2015.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

          The following table sets forth information comparing the components of net income for the years ended December 31, 2015 and 2014.

	Fiscal Year Ended

	December 31, 2015		December 31, 2014		Favorable/

		Percent of		Percent of	(Unfavorable)

($ in thousands)	Amount	Revenue	Amount	Revenue	$	%

Revenue:
Consumer Services and Plans	$174,600	5.2%	$162,598	6.1%	$12,002	7.4%
Retail
New vehicles	1,607,790	48.2%	1,176,838	44.0%	430,952	36.6%
Used vehicles	806,759	24.2%	680,786	25.5%	125,973	18.5%
Parts, services and other	553,834	16.6%	518,905	19.4%	34,929	6.7%
Finance and insurance, net	190,278	5.7%	134,826	5.0%	55,452	41.1%

Subtotal	3,158,661	94.8%	2,511,355	93.9%	647,306	25.8%
Total revenue	3,333,261	100.0%	2,673,953	100.0%	659,308	24.7%
Gross profit (exclusive of depreciation and amortization shown separately below):
Consumer Services and Plans	92,851	2.8%	88,533	3.3%	4,318	4.9%
Retail
New vehicles	220,432	6.6%	164,344	6.1%	56,088	34.1%
Used vehicles	154,524	4.6%	129,084	4.8%	25,440	19.7%
Parts, services and other	255,877	7.7%	238,560	8.9%	17,317	7.3%
Finance and insurance, net	190,278	5.7%	134,826	5.0%	55,452	41.1%

Subtotal	821,111	24.6%	666,814	24.9%	154,297	23.1%
Total gross profit	913,962	27.4%	755,347	28.2%	158,615	21.0%
Operating expenses:
Selling, general and administrative expenses	644,409	19.3%	544,107	20.3%	(100,302)	(18.4)%
Depreciation and amortization	24,101	0.7%	24,601	0.9%	500	2.0%
(Gain) loss on sale of assets	(237)	(0.0)%	33	0.0%	270	818.2%

Income from operations	245,689	7.4%	186,606	7.0%	59,083	31.7%
Other income (expense):
Floor plan interest expense	(12,427)	(0.4)%	(10,675)	(0.4)%	(1,752)	(16.4)%
Other interest expense, net	(53,377)	(1.6)%	(46,769)	(1.7)%	(6,608)	(14.1)%
Loss on debt repayment	—	0.0%	(1,831)	(0.1)%	1,831	100.0%
Other income (expense), net	1	0.0%	(35)	0.0%	36	102.9%

	(65,803)	(2.0)%	(59,310)	(2.2)%	(6,493)	(10.9)%
Income before income taxes	179,886	5.4%	127,296	4.8%	52,590	41.3%
Income tax expense	(1,356)	0.0%	(2,140)	(0.1)%	784	36.6%

Net income	$178,530	5.4%	$125,156	4.7%	$53,374	42.6%

Total revenue

          Total revenue was $3,333.3 million for the year ended December 31, 2015, an increase of $659.3 million, or 24.7%, as compared to $2,674.0 million in the prior fiscal year. The increase was primarily driven by the increase of 37.3% in total vehicle unit sales in our Retail segment, as described below.

Consumer Services and Plans

          Consumer Services and Plans revenue was $174.6 million for the year ended December 31, 2015, an increase of $12.0 million, or 7.4%, as compared to $162.6 million in the prior fiscal year. The increased revenue was attributable to $8.6 million from increased participation in the credit card, extended vehicle service, roadside assistance and vehicle insurance programs, additional club operations revenue of $1.7 million, primarily due to increased membership in the Good Sam Club, and an additional $1.7 million from an RV rally event in 2015 that did not occur in 2014.

          Consumer Services and Plans gross profit was $92.9 million for the year ended December 31, 2015, an increase of $4.3 million, or 4.9%, as compared to $88.5 million in the prior fiscal year, primarily due to increased membership in the Good Sam Club and increased participation in our co-branded credit card programs. Gross margin decreased 127 basis points to 53.2%, primarily due to increased program costs for roadside assistance due to higher claim frequency in 2015 and increased marketing costs for extended vehicle warranty programs and other consumer services and plans.

Retail:

  New Vehicles

	Fiscal year ended

	December 31, 2015		December 31, 2014		Favorable/

($ in thousands, except per		Percent of		Percent of	(Unfavorable)

vehicle data)	Amount	Revenue	Amount	Revenue	$	%

Revenue	$1,607,790	100.0%	$1,176,838	100.0%	$430,952	36.6%
Gross profit	$220,432	13.7%	$164,344	14.0%	$56,088	34.1%
New vehicle unit sales	40,229		27,092		13,137	48.5%

          New vehicle revenue was $1,607.8 million for the year ended December 31, 2015, an increase of $431.0 million, or 36.6%, as compared to $1,176.8 million in the prior fiscal year. The increase was primarily due to a 48.5% increase in vehicle unit sales attributable to a same store sales increase of 22.5% primarily from increased consumer confidence and improved credit availability, which drives increased sales of Class C motorhomes and travel trailers. The balance of the increase was from new greenfield and acquired locations. These increases were partially offset by an 8.0% reduction in revenue per unit resulting primarily from a shift towards lower priced travel trailers and a slight increase in new unit sales promotional discounts.

          New vehicle gross profit was $220.4 million for the year ended December 31, 2015, an increase of $56.1 million, or 34.1%, as compared to $164.3 million in the prior fiscal year. The increase was primarily due to the 48.5% increase in vehicle unit sales, partially offset by a 9.7% decrease in gross profit per unit. Gross margin decreased 25 basis points to 13.7%, primarily due to an increase in new unit sales discounts to produce higher vehicle unit sales.

  Used Vehicles

	Fiscal year ended

	December 31, 2015		December 31, 2014		Favorable/

($ in thousands, except per		Percent of		Percent of	(Unfavorable)

vehicle data)	Amount	Revenue	Amount	Revenue	$	%

Revenue	$806,759	100.0%	$680,786	100.0%	$125,973	18.5%
Gross profit	$154,524	19.2%	$129,084	19.0%	$25,440	19.7%
Used vehicle unit sales	35,485		28,062		7,423	26.5%

          Used vehicle revenue was $806.8 million for the year ended December 31, 2015, an increase of $126.0 million, or 18.5%, as compared to $680.8 million in the prior fiscal year. The increase was due to a 26.5% increase in vehicle unit sales primarily attributable to new greenfield and acquired locations, partially offset by a same store sales decrease of 1.8%, and a 6.3% reduction in revenue per unit resulting primarily from a shift towards lower-priced travel trailers.

          Used vehicle gross profit was $154.5 million for the year ended December 31, 2015, an increase of $25.4 million, or 19.7%, as compared to $129.1 million in the prior fiscal year. The increase was primarily due to the 26.5% increase in vehicle unit sales, partially offset by a 5.3% decrease in gross profit per unit. Gross margin increased 19 basis points to 19.2%.

  Parts, Services and Other

	Fiscal Year Ended

	December 31, 2015		December 31, 2014		Favorable/

		Percent of		Percent of	(Unfavorable)

($ in thousands)	Amount	Revenue	Amount	Revenue	$	%

Revenue	$553,834	100.0%	$518,905	100.0%	$34,929	6.7%
Gross profit	$255,877	46.2%	$238,560	46.0%	$17,317	7.3%

          Parts, services and other revenue was $553.8 million for the year ended December 31, 2015, an increase of $34.9 million, or 6.7%, as compared to $518.9 million in the prior fiscal year. The increase was primarily attributable to a same store sales increase of 3.9% resulting from increases across all product lines. The balance was primarily from new greenfield and acquired locations.

          Parts, services and other gross profit was $255.9 million for the year ended December 31, 2015, an increase of $17.3 million, or 7.3%, as compared to $238.6 million in the prior fiscal year. The increase was primarily due to an increase of 37.3% in total unit sales and the net additional retail locations. Gross margin increased 23 basis points to 46.2%, primarily due to a slight reduction in promotional discounts in 2015.

  Finance and Insurance, net

	Fiscal Year Ended

	December 31, 2015		December 31, 2014		Favorable/

		Percent of		Percent of	(Unfavorable)

($ in thousands)	Amount	Revenue	Amount	Revenue	$	%

Revenue	$190,278	100.0%	$134,826	100.0%	$55,452	41.1%
Gross profit	$190,278	100.0%	$134,826	100.0%	$55,452	41.1%

          Finance and insurance, net revenue and gross profit were each $190.3 million for the year ended December 31, 2015, an increase of $55.5 million, or 41.1%, as compared to $134.8 million in the prior fiscal year. The increase was primarily due to incremental vehicle finance contracts sold due to higher vehicle unit sales, and higher penetration rates of buyers of such vehicles resulting from the mix shifting slightly towards towable units. Finance and insurance, net revenue as a percentage of total new and used vehicle revenue increased to 7.9% in 2015 from 7.3% in 2014.

Selling, general and administrative

          Selling, general and administrative expenses were $644.4 million for the year ended December 31, 2015, an increase of $100.3 million, or 18.4%, as compared to $544.1 million in the prior fiscal year. The increase was due to increases of $59.1 million of wage-related expenses, primarily attributable to increased vehicle unit sales and the net addition of five retail locations in 2015, $18.6 million of variable selling expenses attributable to commissions and advertising, $2.0 million of additional lease expense and $20.6 million of store and corporate overhead expenses, primarily related to new retail locations. Selling, general and administrative expenses as a percentage of total gross profit was 70.5% for the year ended December 31, 2015, compared to 72.0% in the prior fiscal year.

Depreciation and amortization

          Depreciation and amortization was $24.1 million for the year ended December 31, 2015, a decrease of $0.5 million, or 2.0%, as compared to $24.6 million in the prior fiscal year. The slight decrease reflects a relatively consistent level of capital expenditures over the prior year.

Floor plan interest expense

          Floor plan interest expense was $12.4 million for the year ended December 31, 2015, an increase of $1.8 million, or 16.4%, as compared to $10.7 million in the prior fiscal year. The increase was primarily due to an increase in RV inventory to meet higher demand and to stock inventory at our new retail locations.

Other interest expense, net

          Other interest expense, net was $53.4 million for the year ended December 31, 2015, an increase of $6.6 million, or 14.1%, as compared to $46.8 million in the prior fiscal year. The increase was primarily due to incremental borrowings under the Term Loan Facility of $55.0 million in December 2015 and $117.0 million in December 2014, to acquire retail locations, and $95.0 million in June 2015 to pay distributions to the CWGS, LLC members.

Segment results

          The following table sets forth a reconciliation of total segment income to consolidated income from operations before income taxes for each of our segments for the period presented:

	Fiscal Year Ended		Fiscal Year Ended

	December 31, 2015		December 31, 2014		Favorable/

		Percent of		Percent of	(Unfavorable)

($ in thousands)	Amount	Revenue	Amount	Revenue	$	%

Revenue:
Consumer Services and Plans	$174,600	5.2%	$162,598	6.1%	$12,002	7.4%
Retail	3,158,661	94.8%	2,511,355	93.9%	647,306	25.8%

Total consolidated revenue	3,333,261	100.0%	2,673,953	100.0%	659,308	24.7%
Segment income:(1)
Consumer Services and Plans	80,522	2.4%	73,515	2.7%	7,007	9.5%
Retail	179,530	5.4%	129,614	4.8%	49,916	38.5%

Total segment income	260,052	7.8%	203,129	7.6%	56,923	28.0%
Corporate and other expenses	(2,689)	(0.1)%	(2,597)	(0.1)%	(92)	(3.5)%
Depreciation and amortization	(24,101)	(0.7)%	(24,601)	(0.9)%	500	2.0%
Other interest expense, net	(53,377)	(1.6)%	(46,769)	(1.7)%	(6,608)	(14.1)%
Loss on debt payment	—	0.0%	(1,831)	(0.1)%	1,831	100.0%
Other income (expense), net	1	0.0%	(35)	0.0%	36	102.9%

Income before income taxes	$179,886	5.4%	$127,296	4.8%	$52,590	41.3%

(1)
Segment income represents income for each of our reportable segments and is defined as income from operations before depreciation and amortization, plus floor plan interest expense.

  Consumer Services and Plans segment revenue

          Consumer Services and Plans segment revenue was $174.6 million for the year ended December 31, 2015, an increase of $12.0 million, or 7.4%, as compared to $162.6 million in the prior fiscal year. The increased revenue was attributable to $8.6 million from increased participation in the credit card, extended vehicle service, roadside assistance and vehicle insurance programs, additional club operations revenue of $1.7 million, primarily due to increased membership in the Good Sam Club, and an additional $1.7 million from an RV rally event in 2015 that did not occur in 2014.

  Retail segment revenue

          Retail segment revenue was $3,158.7 million for the year ended December 31, 2015, an increase of $647.3 million, or 25.8%, as compared to $2,511.4 million in the prior fiscal year. The increase was primarily due to the increases in same store sales and the balance primarily from new greenfield and acquired locations, as described above.

  Same store sales

          Same store sales were $2,572.5 million for the year ended December 31, 2015, an increase of $291.8 million, or 12.8%, as compared to $2,280.7 million in the prior fiscal year. The increase was primarily due to increased volume of new units, primarily from travel trailers, fifth wheels and Class C motorhome units, and to a lesser extent, finance and insurance, net and parts, services and other.

  Total segment income

          Total segment income was $260.1 million for the year ended December 31, 2015, an increase of $56.9 million, or 28.0%, as compared to $203.1 million in the prior fiscal year. The increase was primarily due to the increase of 37.3% in total vehicle unit sales, as described below. Total segment income margin increased 21 basis points to 7.8%.

  Consumer Services and Plans segment income

          Consumer Services and Plans segment income was $80.5 million for the year ended December 31, 2015, an increase of $7.0 million, or 9.5%, as compared to $73.5 million in the prior fiscal year. The increase was attributable to increased membership in the Good Sam Club and increased participation in our co-branded credit card programs. Consumer Services and Plans segment income margin increased 91 basis points to 46.1%, primarily due to a $2.7 million reduction in selling, general and administrative expenses.

  Retail segment income

          Retail segment income was $179.5 million for the year ended December 31, 2015, an increase of $49.9 million, or 38.5%, as compared to $129.6 million in the prior fiscal year. The increase was primarily due to the 37.3% increase in vehicle unit sales and a higher sales penetration of finance and insurance products. Retail segment income margin increased 52 basis points to 5.7%, primarily due to a reduction in Retail selling, general and administrative expenses as a percentage of Retail gross profit and an increase in parts, services and other gross margin, partially offset by a decrease in new vehicle gross margin.

  Corporate and other expenses

          Corporate and other expenses were $2.7 million for the year ended December 31, 2015, an increase of $0.1 million, or 3.5%, as compared to $2.6 million in the prior fiscal year.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

          The following table sets forth information comparing the components of net income for the years ended December 31, 2014 and 2013.

	Fiscal Year Ended

	December 31, 2014		December 31, 2013		Favorable/

		Percent of		Percent of	(Unfavorable)

($ in thousands)	Amount	Revenue	Amount	Revenue	$	%

Revenue:
Consumer Services and Plans	$162,598	6.1%	$166,231	7.1%	$(3,633)	(2.2)%
Retail
New vehicles	1,176,838	44.0%	1,030,687	43.7%	146,151	14.2%
Used vehicles	680,786	25.5%	569,681	24.2%	111,105	19.5%
Parts, services and other	518,905	19.4%	483,705	20.5%	35,200	7.3%
Finance and insurance, net	134,826	5.0%	106,291	4.5%	28,535	26.8%

Subtotal	2,511,355	93.9%	2,190,364	92.9%	320,991	14.7%
Total revenue	2,673,953	100.0%	2,356,595	100.0%	317,358	13.5%
Gross profit (exclusive of depreciation and amortization shown separately below):
Consumer Services and Plans	88,533	3.3%	84,103	3.6%	4,430	5.3%
Retail
New vehicles	164,344	6.1%	140,640	6.0%	23,704	16.9%
Used vehicles	129,084	4.8%	111,963	4.8%	17,121	15.3%
Parts, services and other	238,560	8.9%	219,666	9.3%	18,894	8.6%
Finance and insurance, net	134,826	5.0%	106,291	4.5%	28,535	26.8%

Subtotal	666,814	24.9%	578,560	24.6%	88,254	15.3%
Total gross profit	755,347	28.2%	662,663	28.1%	92,684	14.0%
Operating expenses:
Selling, general and administrative	544,107	20.3%	482,655	20.5%	(61,452)	(12.7)%
Depreciation and amortization	24,601	0.9%	21,183	0.9%	(3,418)	(16.1)%
Loss on sale of assets	33	0.0%	1,803	0.1%	1,770	98.2%

Income from operations	186,606	7.0%	157,022	6.7%	29,584	18.8%
Other income (expense):
Floor plan interest expense	(10,675)	(0.4)%	(9,980)	(0.4)%	(695)	(7.0)%
Other interest expense, net	(46,769)	(1.7)%	(74,728)	(3.2)%	27,959	37.4%
Loss on debt repayment	(1,831)	(0.1)%	(49,450)	(2.1)%	47,619	96.3%
Other income (expense), net	(35)	0.0%	(59)	0.0%	24	40.7%

	(59,310)	(2.2)%	(134,217)	(5.7)%	74,907	55.8%
Income before income taxes	127,296	4.8%	22,805	1.0%	104,491	458.2%
Income tax expense	(2,140)	(0.1)%	(1,988)	(0.1)%	(152)	(7.6)%

Net income	$125,156	4.7%	$20,817	0.9%	$104,339	501.2%

Total revenue

          Total revenue was $2,674.0 million for the year ended December 31, 2014, an increase of $317.4 million, or 13.5%, as compared to $2,356.6 million in the prior fiscal year. The increase was primarily driven by the increase of 19.5% in total vehicle unit sales in our Retail segment, as described below.

Consumer Services and Plans

          Consumer Services and Plans revenue was $162.6 million for the year ended December 31, 2014, a decrease of $3.6 million, or 2.2%, as compared to $166.2 million in the prior fiscal year. The decrease was primarily due to no RV rally events in 2014, and discontinuance of the Highways magazine, partially offset by increased participation in the extended vehicle warranty programs.

          Consumer Services and Plans gross profit was $88.5 million for the year ended December 31, 2014, an increase of $4.4 million, or 5.3%, as compared to $84.1 million in the prior fiscal year. Gross margin increased 385 basis points to 54.4%, primarily due to a loss on RV rally events in 2013 with no corresponding events in 2014, reduced production costs associated with the RV magazines, and reduced marketing expenses in the Good Sam Club, partially offset by increased program costs within the roadside assistance programs.

Retail:

  New Vehicles

	Fiscal year ended

	December 31, 2014		December 31, 2013		Favorable/

($ in thousands, except per		Percent of		Percent of	(Unfavorable)

vehicle data)	Amount	Revenue	Amount	Revenue	$	%

Revenue	$1,176,838	100.0%	$1,030,687	100.0%	$146,151	14.2%
Gross profit	$164,344	14.0%	$140,640	13.6%	$23,704	16.9%
New vehicle unit sales	27,092		23,418		3,674	15.7%

          New vehicle revenue was $1,176.8 million for the year ended December 31, 2014, an increase of $146.2 million, or 14.2%, as compared to $1,030.7 million in the prior fiscal year. The increase was primarily due to a 15.7% increase in vehicle unit sales attributable to a new vehicle same store sales increase of 7.6% primarily from increased consumer confidence and improved credit availability, which drives the sales of Class C motorhome and travel trailers. The balance of the increase was primarily from new greenfield and acquired locations. These increases were partially offset by a slight increase in new unit sales promotional discounts.

          New vehicle gross profit was $164.3 million for the year ended December 31, 2014, an increase of $23.7 million, or 16.9%, as compared to $140.6 million in the prior fiscal year. The increase was primarily due to the increase in vehicle unit sales. Gross margin increased 32 basis points to 14.0% for the year ended December 31, 2014.

  Used Vehicles

	Fiscal year ended

	December 31, 2014		December 31, 2013		Favorable/

($ in thousands, except per		Percent of		Percent of	(Unfavorable)

vehicle data)	Amount	Revenue	Amount	Revenue	$	%

Revenue	$680,786	100.0%	$569,681	100.0%	$111,105	19.5%
Gross profit	$129,084	19.0%	$111,963	19.7%	$17,121	15.3%
Used vehicle unit sales	28,062		22,720		5,342	23.5%

          Used vehicle revenue was $680.8 million for the year ended December 31, 2014, an increase of $111.1 million, or 19.5%, as compared to $569.7 million in the prior fiscal year. The increase was primarily due to a 23.5% increase in vehicle unit sales attributable to a used vehicle same store sales increase of 5.5%, and the balance primarily from new greenfield and acquired locations.

          Used vehicle gross profit was $129.1 million for the year ended December 31, 2014, an increase of $17.1 million, or 15.3%, as compared to $112.0 million in the prior fiscal year. The increase was primarily due to the increase in vehicle unit sales.

  Parts, Services and Other

	Fiscal Year Ended

	December 31, 2014		December 31, 2013		Favorable/

		Percent of		Percent of	(Unfavorable)

($ in thousands)	Amount	Revenue	Amount	Revenue	$	%

Revenue	$518,905	100.0%	$483,705	100.0%	$35,200	7.3%
Gross profit	$238,560	46.0%	$219,666	45.4%	$18,894	8.6%

          Parts, services and other revenue was $518.9 million for the year ended December 31, 2014, an increase of $35.2 million, or 7.3%, as compared to $483.7 million in the prior fiscal year. The increase was primarily attributable to a same store sales increase of 4.2% resulting from increases from service and installation revenue due to the increased units sold, and new greenfield and acquired locations.

          Parts, services and other gross profit was $238.6 million for the year ended December 31, 2014, an increase of $18.9 million, or 8.6%, as compared to $219.7 million in the prior fiscal year. The increase was primarily due to increased sales and service hours, warranty and reconditioning work, and fee income from the 19.5% increase in total vehicle unit sales. Gross margin for 2014 increased 56 basis points over 2013 to 46.0%, primarily due to a slight increase in higher margin service revenue.

  Finance and Insurance, net

	Fiscal Year Ended

	December 31, 2014		December 31, 2013		Favorable/

		Percent of		Percent of	(Unfavorable)

($ in thousands)	Amount	Revenue	Amount	Revenue	$	%

Revenue	$134,826	100.0%	$106,291	100.0%	$28,535	26.8%
Gross profit	$134,826	100.0%	$106,291	100.0%	$28,535	26.8%

          Finance and insurance, net revenue and gross profit were each $134.8 million for the year ended December 31, 2014, an increase of $28.5 million, or 26.8%, as compared to $106.3 million in the prior fiscal year. The increase was primarily due to incremental vehicle finance contracts sold due to higher vehicle unit sales, and higher penetration rates of buyers of such vehicles resulting from the mix shifting slightly towards towable units. Finance and insurance, net revenue as a percentage of total new and used vehicle revenue increased from 6.6% in 2013 to 7.3% in 2014.

Selling, general and administrative

          Selling, general and administrative expenses were $544.1 million for the year ended December 31, 2014, an increase of $61.5 million, or 12.7%, as compared to $482.7 million in the prior fiscal year. The increase was due to $38.6 million of wage-related expenses, primarily attributable to increased vehicle unit sales and the addition of seven retail locations in 2014, $6.4 million of variable selling commissions, $5.2 million of additional lease expense and $11.3 million of store and corporate overhead expenses, primarily related to the new retail locations. Selling, general and administrative expenses as a percentage of total gross profit was 72.0% for the year ended December 31, 2014, compared to 72.8% in the prior fiscal year.

Depreciation and amortization

          Depreciation and amortization was $24.6 million for the year ended December 31, 2014, an increase of $3.4 million, or 16.1%, as compared to $21.2 million in the prior fiscal year. The increase was primarily due to additional capital expenditures for greenfield and acquired retail locations.

Floor plan interest expense

          Floor plan interest expense was $10.7 million for the year ended December 31, 2014, an increase of $0.7 million, or 7.0%, as compared to $10.0 million in the prior fiscal year. The increase was primarily due to an increase in RV inventory to meet higher demand and to stock inventory at our new retail locations.

Other interest expense, net

          Other interest expense, net was $46.8 million for the year ended December 31, 2014, a decrease of $28.0 million, or 37.4%, as compared to $74.7 million in the prior fiscal year. The decrease was primarily due to borrowings of $525.0 million in November 2013 under the Term Loan Facility (as discussed below), which funded, in part, the redemption of the 11.50% Senior Secured Notes due 2016 in the amount of $325.6 million, the repayment of the $80.0 million 12.00% Series A Notes due 2018 and the payment-in-kind borrowings on the 12.00% Series B Note due 2018 in the amount of $112.7 million, and the repayment of related party indebtedness of $33.9 million. See "Certain Relationships and Related Party Transactions — Related Party Agreements in Effect Prior to this Offering — Private Placement of Securities."

Segment results

          The following table sets forth a reconciliation of total segment income to consolidated income from operations before income taxes for each of our segments for the period presented:

	Fiscal Year Ended		Fiscal Year Ended

	December 31, 2014		December 31, 2013		Favorable/

		Percent of		Percent of	(Unfavorable)

($ in thousands)	Amount	Revenue	Amount	Revenue	$	%

Revenue:
Consumer Services and Plans	$162,598	6.1%	$166,231	7.1%	$(3,633)	(2.2)%
Retail	2,511,355	93.9%	2,190,364	92.9%	320,991	14.7%

Total consolidated revenue	2,673,953	100.0%	2,356,595	100.0%	317,358	13.5%
Segment income:(1)
Consumer Services and Plans	73,515	2.7%	70,769	3.0%	2,746	3.9%
Retail	129,614	4.8%	100,010	4.2%	29,604	29.6%

Total segment income	203,129	7.6%	170,779	7.2%	32,350	18.9%
Corporate and other	(2,597)	(0.1)%	(2,554)	(0.1)%	(43)	(1.7)%
Depreciation and amortization	(24,601)	(0.9)%	(21,183)	(0.9)%	(3,418)	(16.1)%
Other interest expense, net	(46,769)	(1.7)%	(74,728)	(3.2)%	27,959	37.4%
Loss on debt repayment	(1,831)	(0.1)%	(49,450)	(2.1)%	47,619	96.3%
Other income (expense), net	(35)	0.0%	(59)	0.0%	24	40.7%

Income before income taxes	$127,296	4.8%	$22,805	1.0%	$104,491	458.2%

(1)
Segment income represents income for each of our reportable segments and is defined as income from operations before depreciation and amortization, plus floor plan interest expense.

  Consumer Services and Plans segment revenue

          Consumer Services and Plans segment revenue was $162.6 million for the year ended December 31, 2014, a decrease of $3.6 million, or 2.2%, as compared to $166.2 million in the prior fiscal year. The decrease was primarily due to no RV rally events in 2014, and discontinuance of the Highways magazine, partially offset by increased participation in the extended vehicle warranty programs.

  Retail segment revenue

          Retail segment revenue was $2,511.4 million for the year ended December 31, 2014, an increase of $321.0 million, or 14.7%, as compared to $2,190.4 million in the prior fiscal year. The increase was primarily due to the increases from same store sales and the balance primarily from new greenfield and acquired locations, as described above.

  Same store sales

          Same store sales were $2,188.9 million for the year ended December 31, 2014, an increase of $140.1 million, or 6.8%, as compared to $2,048.8 million in the prior fiscal year. The increase was primarily due to increased travel trailer and Class C motorhomes unit sales.

  Total segment income

          Total segment income was $203.1 million for the year ended December 31, 2014, an increase of $32.3 million, or 18.9%, as compared to $170.8 million in the prior fiscal year. The increase was primarily due to the 19.5% increase in total vehicle unit sales, as described below. Total segment income margin increased 35 basis points to 7.6%.

  Consumer Services and Plans segment income

          Consumer Services and Plans segment income was $73.5 million for the year ended December 31, 2014, an increase of $2.6 million, or 3.9%, as compared to $70.8 million in the prior fiscal year. The increase was primarily due to a loss on RV rally events in 2013 with no corresponding events in 2014, reduced production costs associated with the RV magazines and reduced monthly expenses in the Good Sam Club, partially offset by increased program costs within the roadside assistance programs. Segment gross margin increased 264 basis points to 45.2%, primarily due to a 385 basis point increase in Consumer Services and Plans gross margin partially offset by a slight increase in selling, general and administrative expenses, and a decrease in gain on sale of assets.

  Retail segment income

          Retail segment income was $129.6 million for the year ended December 31, 2014, an increase of $29.6 million, or 29.6%, as compared to $100.0 million in the prior fiscal year. The increase was primarily due to the 19.5% increase in total vehicle unit sales and a higher sales penetration of finance and insurance products. Retail segment income margin increased 60 basis points to 5.2%, primarily due to a 14 basis point increase in gross profit margin and a 144 basis point decrease in Retail selling general and administrative expenses as percentage of gross profit.

  Corporate and other expenses

          Corporate and other expenses were $2.6 million for the year ended December 31, 2014, a 1.7% increase, as compared to $2.6 million in the prior fiscal year.

Seasonality

          We have experienced, and expect to continue to experience, variability in revenue, net income and cash flows as a result of annual seasonality in our business. Because RVs are used primarily by vacationers and campers, demand for services, protection plans, products and resources generally declines during the winter season, while sales and profits are generally highest during the spring and summer months. In addition, unusually severe weather conditions in some geographic areas may impact demand.

          On average, over the three years ended December 31, 2015, we have generated approximately 29.5% and 28.8% of our annual revenue in our second and third fiscal quarters, respectively, which include the spring and summer months. We incur additional expenses in the second and third fiscal quarters due to higher purchase volumes, increased staffing in our retail locations and program costs. If, for any reason, we miscalculate the demand for our products or our product mix during the second and third fiscal quarters, our sales in these quarters could decline, resulting in higher labor costs as a percentage of sales, lower margins and excess inventory, which could cause our annual results of operations to suffer and our stock price to decline.

          Additionally, SG&A expenses as a percentage of gross profit tend to be higher in the first and fourth quarters due to the timing of acquisitions and the seasonality of our business. We prefer to acquire new retail locations in the first and fourth quarters of a year in order to provide time for the location to be re-modeled and to ramp up operations ahead of the spring and summer months. The timing of our acquisitions in the first and fourth quarters, coupled with generally lower revenue in these quarters has resulted in SG&A expenses as a percentage of gross profit being higher in these quarters.

          Due to our seasonality, the possible adverse impact from other risks associated with our business, including atypical weather, consumer spending levels and general business conditions, is potentially greater if any such risks occur during our peak sales seasons. See "Risk Factors — Risks Related to our Business — Our business is seasonal and this leads to fluctuations in sales and revenues."

Quarterly Results of Operations

          The following tables set forth selected unaudited quarterly statements of income data for each of the eight quarters in the period ended June 30, 2016, as well as the percentage each line item represents of total revenue for each quarter. The information for each of these quarters has been prepared on the same basis as CWGS, LLC's audited consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods in accordance with GAAP. This data should be read in conjunction with CWGS, LLC's audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of CWGS, LLC's operating results for a full year or any future period.

	Three Months Ended

	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014

	(in thousands)
Revenue	$1,084,431	$809,676	$656,408	$961,966	$1,007,066	$707,821	$550,314	$779,565
Gross profit	$300,634	$225,887	$184,539	$259,170	$274,825	$195,428	$156,990	$220,107
Selling, general and administrative	$192,947	$163,149	$152,064	$176,466	$175,686	$140,193	$129,100	$148,423
Net income	$81,932	$38,610	$12,335	$57,505	$74,529	$34,161	$6,102	$48,538
Adjusted EBITDA(1)	$102,925	$58,221	$31,181	$77,146	$93,661	$51,730	$26,867	$67,848

	Three Months Ended

	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014

	(Percent of Revenue)
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Gross profit	27.7%	27.9%	28.1%	26.9%	27.3%	27.6%	28.5%	28.2%
Selling, general and administrative	17.8%	20.1%	23.2%	18.3%	17.4%	19.8%	23.4%	19.0%
Net income	7.6%	4.8%	1.9%	6.0%	7.4%	4.8%	1.1%	6.2%
Adjusted EBITDA(1)	9.5%	7.2%	4.8%	8.0%	9.3%	7.3%	4.9%	8.7%

(1)
The following table reconciles Adjusted EBITDA to the most directly comparable U.S. GAAP financial performance measure, which is net income. Please see footnote 1 to "Selected Historical and Pro Forma Consolidated Financial and Other Data" for our definition of Adjusted EBITDA and why we consider it useful.

	Three Months Ended

	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014

	(in thousands)
Net income	$81,932	$38,610	$12,335	$57,505	$74,529	$34,161	$6,102	$48,538
Other interest expense, net	12,577	12,748	12,601	14,414	13,453	12,909	11,143	12,052
Income tax expense	1,979	371	(1,997)	1,145	1,790	418	(202)	965
Depreciation and amortization	6,034	5,891	6,316	6,387	6,037	5,361	8,510	5,647

EBITDA	102,522	57,620	29,255	79,451	95,809	52,849	25,553	67,202

Adjustments(a):
Loss on debt repayment	—	—	—	—	—	—	—	1,831
Loss (gain) on sale of assets and disposition of stores	(222)	(24)	1,301	5	(252)	398	2,601	66
Monitoring fee	625	625	625	625	625	625	625	625
Adjustment to rent on right to use assets	—	—	—	(2,935)	(2,521)	(2,142)	(1,912)	(1,876)

Adjusted EBITDA	$102,925	$58,221	$31,181	$77,146	$93,661	$51,730	$26,867	$67,848

(a)
See "Selected Historical and Pro Forma Consolidated Financial and Other Data" for a more detailed description of the adjustments set forth above.

Liquidity and Capital Resources

General

          Our primary requirements for liquidity and capital are working capital, inventory management, acquiring and building new retail locations, including pre-opening expenses, the improvement and expansion of existing retail locations, debt service and general corporate needs. We also have historically made distributions to holders of equity interests of CWGS, LLC. Historically, these cash requirements have been met through cash provided by operating activities, cash and cash equivalents and borrowings under our Revolving Credit Facility and our Floor Plan Facility.

          Additional future liquidity needs will include public company costs, the payment of cash dividends, the redemption right held by the Continuing Equity Owners that they may exercise from time to time (should we elect to exchange such common units for a cash payment), payments under the Tax Receivable Agreement and state and federal taxes to the extent not sheltered as a result of the Tax Receivable Agreement. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary, we expect that the payments that we will be required to make to the Continuing Equity Owners will be significant. Any payments made by us to Continuing Equity Owners under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us or to CWGS, LLC and, to the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by us; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore may accelerate payments due under the Tax Receivable Agreement. For a discussion of the Tax Receivable Agreement, see "Certain Relationships and Related Party Transactions — Tax Receivable Agreement" and "Unaudited Pro Forma Financial Information." For a discussion of the Continuing Equity Owners' redemption right, see "Certain Relationships and Related Party Transactions — CWGS LLC Agreement."

          After completion of this offering, CWGS, LLC intends to make a regular quarterly cash distribution to its common unit holders, including us, of approximately $             per common unit and we intend to use all of the proceeds from such distribution on our common units to pay a regular quarterly cash dividend of approximately $             per share on our Class A common stock,

subject to our discretion as the sole managing member of CWGS, LLC and the discretion of our board of directors. CWGS, LLC shall make cash distributions in accordance with the CWGS LLC Agreement in an amount sufficient for us to pay any expenses incurred by us in connection with the regular quarterly cash dividend, along with any of our other operating expenses and other obligations. See "Certain Relationships and Related Party Transactions — CWGS LLC Agreement — Agreement in Effect Upon Consummation of this Offering — Distributions." In addition, we currently intend to pay a special cash dividend of all or a portion of the Excess Tax Distribution (as defined under "Dividend Policy") to the holders of our Class A common stock from time to time subject to the discretion of our board of directors as described under "Dividend Policy." Our dividend policy has certain risks and limitations, particularly with respect to liquidity, and we may not pay dividends according to our policy, or at all. See "Dividend Policy" and "Risk Factors—Risks Relating to This Offering and Ownership of Our Class A Common Stock—Our ability to pay regular and special dividends on our Class A common stock is subject to the discretion of our board of directors and may be limited by our structure and statutory restrictions and restrictions imposed by our Senior Secured Credit Facilities and our Floor Plan Facility as well as any future agreements."

          Notwithstanding our obligations under the Tax Receivable Agreement, we believe that our sources of liquidity and capital will be sufficient to finance our continued operations, growth strategy, regular quarterly cash dividends (as described above) and additional expenses we expect to incur as a public company for at least the next twelve months. However, we cannot assure you that our cash provided by operating activities, cash and cash equivalents or cash available under our Revolving Credit Facility or our Floor Plan Facility will be sufficient to meet our future needs. If we are unable to generate sufficient cash flows from operations in the future, and if availability under our Revolving Credit Facility or our Floor Plan Facility is not sufficient, we may have to obtain additional financing. If we obtain additional capital by issuing equity, the interests of our existing stockholders will be diluted. If we incur additional indebtedness, that indebtedness may contain significant financial and other covenants that may significantly restrict our operations. We cannot assure you that we could obtain refinancing or additional financing on favorable terms or at all. See "Risk Factors — Risks Related to our Business — Our ability to operate and expand our business and to respond to changing business and economic conditions will depend on the availability of adequate capital."

          As of June 30, 2016 and 2015, and December 31, 2015, 2014 and 2013, we had working capital of $154.8 million, $193.7 million, $195.1 million, $230.2 million and $87.6 million, respectively, including $39.1 million, $33.4 million, $92.0 million, $110.7 million and $36.5 million, respectively, of cash and cash equivalents. Our working capital reflects the cash provided by deferred revenue and gains reported under current liabilities of $65.8 million, $62.1 million, $63.6 million, $61.0 million and $56.2 million as of June 30, 2016 and 2015 and December 31, 2015, 2014 and 2013, respectively, which reduces working capital. Deferred revenue primarily consists of cash collected for club memberships in advance of services to be provided, which is deferred and recognized as revenue over the life of the membership. We use net proceeds from this deferred membership revenue to lower our long-term borrowings and finance our working capital needs. Additionally, as of June 30, 2016, we had $695.4 million of term loans outstanding under the Senior Secured Credit Facilities, net of $4.3 million of unamortized original issue discount and $9.8 million of finance costs, $0.0 million of revolving borrowings outstanding under the Senior Secured Credit Facilities, letters of credit in the aggregate amount of $3.7 million outstanding under the Revolving Credit Facility and $623.6 million of floor plan notes payable outstanding under the Floor Plan Facility.

Cash Flow

          The following table shows summary cash flows information for the six months ended June 30, 2016 and 2015 and for the years ended December 31, 2015, 2014 and 2013, respectively:

	Six Months Ended		Fiscal Year Ended

	June 30, 2016	June 30, 2015	December 31, 2015	December 31, 2014	December 31, 2013

	(in thousands)
Net cash provided by operating activities	$114,425	$91,545	$112,143	$44,064	$14,623
Net cash used in investing activities	(82,122)	(157,584)	(176,200)	(50,225)	(46,195)
Net cash provided by financing activities	(85,262)	(11,258)	45,372	80,366	48,120

Net (decrease) increase in cash and cash equivalents	$(52,959)	$(77,297)	$(18,685)	$74,205	$16,548

          Operating activities.    Our cash flows from operating activities are primarily collections from contracts in transit and customers following the sale of new and used vehicles, as well as from the sale of retail parts, services and other. Contracts in transit represent amounts due from third-party lenders from whom pre-arranged agreements have been determined, and to whom the retail installment sales contract have been assigned. Our primary uses of cash from operating activities are repayments of vehicle floor plan payables, payments to retail product suppliers, personnel-related expenditures, payments related to leased property, advertising, and various consumer services program costs.

          Net cash provided by operating activities was $114.4 million for the six months ended June 30, 2016, an increase of $22.9 million from $91.5 million for the six months ended June 30, 2015. The increase was primarily due to a $25.6 million increase due to slower growth in inventories, a $14.2 million reduction in growth in accounts receivable and contracts in transit in the six months ended June 30, 2015, an $11.9 million increase in net income, and $1.4 million of other increases, partially offset by a $30.2 million decrease in accounts payable, accrued liabilities and checks in excess of bank balance in the six months ended June 30, 2016 compared to the six months ended June 30, 2015.

          Net cash provided by operating activities was $112.1 million for the year ended December 31, 2015, an increase of $68.1 million from $44.1 million in the prior fiscal year. The increase for the year ended December 31, 2015 was primarily due to a $53.4 million increase in net income, a $7.0 million increase in checks held in excess of bank balance, a $7.0 million increase due to growth in accounts payable and accrued liabilities, a $4.1 million increase from a slightly lower growth in inventory in 2015 and $2.2 million of other increases, partially offset by a $5.6 million decrease in the growth of deferred revenues.

          Net cash provided by operating activities was $44.1 million for the year ended December 31, 2014, an increase of $29.4 million from $14.6 million in the prior fiscal year. The increase for the year ended December 31, 2014 was primarily due to a $54.9 million increase in net income (excluding a $47.6 million decrease in loss on debt repayment, and a $1.8 million decrease in gain on sale of assets), a $11.0 million increase due to growth in accounts payable and accrued liabilities, a $1.9 million increase in deferred revenue and $0.5 million of other increases, partially offset by a $23.9 million build in inventory, a $10.3 million decrease due to growth in accounts receivable and contracts in transit, and a $4.7 million decrease due to growth in prepaid expenses and other assets.

          Net cash provided by operating activities was $14.6 million for the year ended December 31, 2013, primarily attributable to net income before depreciation, amortization and loss on debt repayment and growth in deferred revenue, partially offset by increased inventory costs.

          Investing activities.    Our investment in business activities primarily consists of expanding our operations through organic growth and the acquisition of retail locations. Substantially all of our new retail locations and capital expenditures have been financed using cash provided by operating activities and borrowings under our Senior Secured Credit Facilities.

          The table below summarizes our capital expenditures for the six months ended June 30, 2016 and 2015 and for the years ended December 31, 2015, 2014 and 2013, respectively:

	Six Months Ended		Fiscal Year Ended

	June 30, 2016	June 30, 2015	December 31, 2015	December 31, 2014	December 31, 2013

	(in thousands)
IT hardware and software	$4,129	$5,088	$9,709	$10,297	$6,121
Greenfield retail locations	2,798	8,309	16,577	8,296	12,175
Existing retail locations	8,166	5,353	11,592	13,297	8,974
Corporate and other	2,124	2,364	3,559	3,094	3,485

Total capital expenditures	$17,217	$21,114	$41,437	$34,984	$30,755

          Our capital expenditures consist primarily of investing in greenfield retail locations and existing retail locations and information technology hardware and software. There are no material commitments for capital expenditures as of June 30, 2016.

          Net cash used in investing activities was $82.1 million for the six months ended June 30, 2016. The $82.1 million of cash used in investing activities included $60.3 million for the acquisition of four retail locations, comprised of $0.9 million of accounts receivable, $25.7 million of inventory, $1.3 million of intangible assets, $33.8 million of goodwill, $0.6 million of property and equipment, less $2.3 million of accrued liabilities and customer deposits, in addition to $17.2 million of capital expenditures and $10.3 million for the purchase of real property, partially offset by proceeds from the sale and leaseback of real property and property and equipment of $2.8 million and $2.9 million, respectively.

          Net cash used in investing activities was $176.2 million for the year ended December 31, 2015. The $176.2 million of cash used in investing activities included $125.2 million for the acquisition of six retail locations, comprised of $75.7 million of inventory, $51.9 million of goodwill, $0.8 million of property and equipment, less $1.7 million of accrued liabilities and customer deposits and a $1.5 million purchase price holdback, in addition to $41.4 million of capital expenditures and $30.3 million for the purchase of real property, partially offset by proceeds from the sale and leaseback of real property and property and equipment of $19.4 million and $1.3 million, respectively.

          Net cash used in investing activities was $50.2 million for the year ended December 31, 2014. The $50.2 million of net cash used in investing activities included $10.6 million for the acquisition of three retail locations, including $6.2 million of inventory and $4.4 million of goodwill, in addition to $35.0 million of capital expenditures and $6.4 million for the purchase of real property, partially offset by proceeds from the sale of real property and property and equipment of $1.2 million and $0.6 million, respectively.

          Net cash used in investing activities was $46.2 million for the year ended December 31, 2013. The $46.2 million of net cash used in investing activities included $17.5 million for the acquisition of six retail locations, including $13.1 million of inventory, $4.1 million of goodwill and $0.3 million of property and equipment and other assets, in addition to $30.8 million of capital expenditures, $15.9 million for the purchase of real property, and $0.7 million for the purchase of intangible assets, partially offset by proceeds from the sale of real property and property and equipment of $17.2 million and $1.5 million, respectively.

          Financing activities.    Our financing activities primarily consist of proceeds from the issuance of debt and the repayment of principal and debt issuance costs.

          Our net cash used in financing activities was $85.3 million for the six months ended June 30, 2016. The $85.3 million of cash used in financing activities was primarily due to member distributions of $77.7 million, principal payments under the Term Loan Facility of $31.9 million, and other financing uses of $0.9 million, partially offset by $25.2 million of net borrowings under the Floor Plan Facility. During the six months ended June 30, 2016, we also borrowed and repaid $12.0 million under the Revolving Credit Facility.

          Our net cash provided by financing activities was $45.4 million for the year ended December 31, 2015. The $45.4 million of cash provided by financing activities was primarily due to borrowings of $148.9 million under the Term Loan Facility and $167.4 million of net borrowings under the Floor Plan Facility, partially offset by member distributions of $228.9 million, principal payments under the Term Loan Facility of $36.6 million, debt issuance costs totaling $3.3 million and other financing uses of $2.1 million.

          Our net cash provided by financing activities was $80.4 million for the year ended December 31, 2014. The $80.4 million of cash provided by financing activities was primarily due to borrowings of $116.4 million under the Term Loan Facility and $47.9 million of net borrowings under the Floor Plan Facility, partially offset by member distributions of $60.1 million, principal payments under the Senior Secured Credit Facilities of $18.9 million, debt issuance costs totaling $2.9 million and other financing uses of $2.0 million.

          Our net cash provided by financing activities was $48.1 million for the year ended December 31, 2013. The $48.1 million of cash provided by financing activities was primarily due to borrowings of $524.7 million under the Term Loan Facility, $12.5 million of borrowings on the Series B Note due 2018, and $77.0 million of net borrowings under the Floor Plan Facility. The proceeds of the Term Loan Facility, in part, funded the debt issuance costs, redemption of the 11.50% Senior Secured Notes due 2016 in the amount of $372.3 million, the repayment of the $80.0 million Series A Notes due 2018 and the payment-in-kind borrowings on the Series B Note due 2018 in the amount of $114.2 million, the repayment of the existing Revolving Credit Facility in the amount of $11.9 million and the repayment of related party indebtedness of $40.2 million. In addition, member distributions and capital lease payments totaled $26.3 million and $1.2 million, respectively.

Description of Senior Secured Credit Facilities and Floor Plan Facility

          As of June 30, 2016, we had an existing credit agreement that included a $709.6 million term loan (the "Term Loan Facility") and $20.0 million of commitments for revolving loans (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Senior Secured Credit Facilities"). Additionally, we also have up to $1.165 billion in maximum borrowing availability under a floor plan financing facility (the "Floor Plan Facility") after giving effect to an amendment to the Floor Plan Facility on July 1, 2016 to, among other things, increase the available amount under the facility from $865.0 million to $1.165 billion, which we use to finance substantially all the new vehicles and, from time to time, used vehicles, we purchase for retail sale. As of June 30, 2016, we had $695.4 million of term loans outstanding under the Senior Secured Credit Facilities, net of $4.3 million of unamortized original issue discount and $9.8 million of finance costs, $0.0 million of revolving borrowings outstanding under the Senior Secured Credit Facilities and $623.6 million of floor plan notes payable outstanding under the Floor Plan Facility, with $16.3 million of additional borrowing capacity under our Revolving Credit Facility and $541.4 million of additional borrowing capacity under our Floor Plan Facility after giving effect to the amendment to the Floor Plan Facility on July 1, 2016. Our Term Loan Facility requires us to make quarterly principal payments of the outstanding principal amount thereof, which totaled $19.9 million and $17.3 million for the six months ended June 30, 2016 and 2015, respectively and $36.6 million, $13.9 million and $0.0 million for the years ended December 31, 2015, 2014 and 2013, respectively. Additionally, we paid total cash interest on our Senior Secured Credit Facilities of $23.1 million and $18.1 million for the six months ended June 30, 2016 and 2015, respectively, and $36.8 million, $30.4 million and $0.0 million for the years ended December 31, 2015, 2014 and 2013, respectively, and we paid total floor plan interest expense on our Floor Plan Facility of $10.2 million and $6.4 million for the six months ended June 30, 2016 and 2015, respectively, and $12.4 million, $10.7 million and $10.0 million for the years ended December 31, 2015, 2014 and 2013, respectively. In addition to interest paid on our Senior Secured Credit Facilities and our Floor Plan Facility, we paid cash interest of $0.5 million and $4.5 million for the six months ended June 30, 2016 and 2015, respectively, and $8.5 million, $13.8 million and $90.9 million for the years ended December 31, 2015, 2014 and 2013, respectively, which in 2013 primarily consisted of $43.6 million of interest on the Enterprise Notes and $37.4 million of interest on the $333.0 million in principal amount of the 11.50% Senior Secured Notes due 2016 that were redeemed in November 2013 with a portion of the proceeds from our Senior Secured Credit Facilities. We may from time to time seek to retire or exchange our outstanding debt. Such repayments or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. In the past, we have used interest rate swap derivatives to diversify our debt portfolio between fixed and variable rate instruments. For additional information regarding our interest rate risk and interest rate hedging instruments, see "— Quantitative and Qualitative Disclosures About Market Risk."

Senior Secured Credit Facilities

          On November 20, 2013, CWGS Group, LLC, a wholly-owned subsidiary of CWGS, LLC (the "Borrower"), and CWGS, LLC (as parent guarantor) entered into a $545.0 million senior secured credit facility with Goldman Sachs Bank USA, as administrative agent and the other lenders party thereto (the "Senior Secured Credit Facilities"). The Senior Secured Credit Facilities originally consisted of a $525.0 million Term Loan Facility at an original issue discount of $5.25 million or 1.00%, and a $20.0 million Revolving Credit Facility (including a $10.0 million letter of credit sublimit). The Senior Secured Credit Facilities also include a $5.0 million swingline commitment.

          On December 1, 2014, we amended the credit agreement governing our Senior Secured Credit Facilities (as amended, the "First Amendment") to, among other things, provide for an increase in term loan borrowings to $628.1 million, allow the contribution of the net cash proceeds of the First Amendment to FreedomRoads, LLC ("FreedomRoads"), a subsidiary of Borrower, finance its acquisition of RV dealerships, increase the size of the incremental cap and make certain other changes to the pricing terms, incremental borrowings provision and certain covenants.

          On June 2, 2015, we amended the First Amendment (as amended, the "Second Amendment") to, among other things, provide for an increase in term loan borrowings to $705.8 million, allow a special distribution of the net cash proceeds of the Second Amendment from the Borrower to CWGS, LLC for a distribution to its members in the amount of $95.0 million, reduce the applicable rate with respect to term loans, increase the initial restricted payment amount, increase the size of the incremental cap and make certain other changes to the pricing terms, incremental borrowings provision and certain covenants.

          On December 17, 2015, we amended the Second Amendment (as amended, the "Third Amendment" and, together with the credit agreement governing the Senior Secured Credit Facilities, the First Amendment and the Second Amendment, the "Credit Agreement") to, among other things, provide for an increase in term loan borrowings to $736.5 million, allow the contribution of the net cash proceeds of the Third Amendment to FreedomRoads, finance its acquisition of RV dealerships, increase the applicable rate with respect to term loans, increase the size of the incremental cap and make certain other changes to the pricing terms, incremental borrowings provision and certain covenants.

          Term loan borrowings under the Senior Secured Credit Facilities, as amended, bear interest at a rate per annum equal to, at our option, either: (a) the London Interbank Offered Rate ("LIBOR") multiplied by the statutory reserve rate (such product, the "Adjusted LIBOR Rate"), subject to a 1.00% floor, plus an applicable margin of 4.75%, in the case of Eurocurrency loans or (b) an alternate base rate (determined by reference to the greatest of : (i) the prime rate published by The Wall Street Journal (the "WSJ Prime Rate"), (ii) the federal funds effective rate plus 0.50% and (iii) the one-month Adjusted LIBOR Rate plus 1.00%), subject to a 2.00% floor, plus an applicable margin of 3.75%, in the case of alternate base rate loans.

          Revolving borrowings under the Senior Secured Credit Facilities, as amended, bear interest at a rate per annum equal to, at our option, either: (a) the Adjusted LIBOR Rate plus an applicable margin based on the total leverage ratio, as set forth in the table below, in the case of Eurocurrency borrowings or (b) an alternate base rate (determined by reference to the greatest of : (i) the WSJ Prime Rate, (ii) the federal funds effective rate plus 0.50% and (iii) the one-month Adjusted LIBOR Rate plus 1.00%), plus an applicable margin based on the total leverage ratio, as set forth in the table below, in the case of alternate base rate borrowings.

Pricing Level	Total Leverage Ratio	Eurocurrency	Alternate Base Rate

1	≤ 2.50: 1.00	4.25%	3.25%
2	> 2.50: 1.00	4.50%	3.50%

          In addition to paying interest on outstanding principal under the Senior Secured Credit Facilities, we are required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder at a rate of 0.50% per annum. We also pay customary letter of credit and agency fees.

          The Term Loan Facility is payable in quarterly payments. Term Loan Facility quarterly payments for 2014 were $3.3 million for each of the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 and $4.0 million for the quarter ended December 31, 2014. Term Loan Facility quarterly payments for 2015 and 2016 were $8.1 million for the quarter ended March 31, 2015, $9.3 million for the quarters ended June 30, 2015 and September 30, 2015, $10.0 million for the quarters ended December 31, 2015 and March 31, 2016 and $9.9 million for the quarter ended June 30, 2016. Quarterly payments of $9.9 million will be due on the last day of each fiscal quarter going forward. The remaining unpaid principal balance of the Term Loan Facility along with all accrued and unpaid interest is due and payable on February 20, 2020. As of June 30, 2016, we had $695.4 million of term loans outstanding, net of $4.3 million of unamortized original issue discount and $9.8 million of finance costs. The Term Loan Facility also provides for an excess cash flow payment following the end of each fiscal year, such that the Borrower is required to prepay the term loan borrowings in an aggregate amount equal to 50% of excess cash flow for such fiscal year if the total leverage ratio is greater than 2.50 to 1.00. The required percentage of excess cash flow prepayment is reduced to 25% if the total leverage ratio is 2.00 to 1.00 or greater, but less than

2.50 to 1.00, and 0% if the total leverage ratio is less than 2.00 to 1.00. As of December 31, 2015, the Borrower's excess cash flow offer, as defined, was $16.1 million and was presented to the lenders under our Term Loan Facility. The lenders accepted $12.0 million of the prepayment offer and a principal payment in that amount was made on May 9, 2016. There was no excess cash flow required for the year ended December 31, 2014.

          The principal amount outstanding of loans under the Revolving Credit Facility becomes due and payable on November 20, 2018. As of June 30, 2016, we had $16.3 million available for borrowing under our Revolving Credit Facility and no outstanding borrowings thereunder. As of June 30, 2016, we had letters of credit in the aggregate amount of $3.7 million outstanding under the Revolving Credit Facility.

          The Senior Secured Credit Facilities are collateralized by substantially all of the assets and equity of the Borrower and the subsidiary guarantors and contain financial covenants and certain business covenants, including restrictions on dividend payments that the Borrower, and the subsidiary guarantors must comply with during the term of the agreement. In addition, the credit agreement governing the Senior Secured Credit Facilities require the Borrower and its subsidiaries to comply on a quarterly basis with a maximum total leverage ratio, which covenant is only for the benefit of the Revolving Credit Facility. As of June 30, 2016, the maximum total leverage ratio permissible was 3.50 to 1 and we were in compliance with this covenant. This financial maintenance covenant becomes more restrictive over time (stepping down to 3.25 to 1 after September 30, 2016). As of June 30, 2016, the Borrower, CWGS, LLC and the subsidiary guarantors were in compliance with our Senior Secured Credit Facilities. To the extent that we are unable to comply with the maximum total leverage ratio in the future, we would be unable to borrow under the Revolving Credit Facility and may need to seek alternative sources of financing in order to operate and finance our business as we deem appropriate. There is no guarantee that we would be able to incur additional indebtedness on acceptable terms or at all. See "Risk Factors — Risks Related to our Business — Our Senior Secured Credit Facilities and our Floor Plan Facility contain restrictive covenants that may impair our ability to access sufficient capital and operate our business."

          For more information on our Senior Secured Credit Facilities, see "Description of Certain Indebtedness — Senior Secured Credit Facilities."

Floor Plan Facility

          On August 12, 2015, FreedomRoads, LLC (the "Floor Plan Borrower"), a wholly-owned subsidiary of CWGS, LLC, and Bank of America, N.A., as administrative agent and letter of credit issuer, entered into a sixth amended and restated credit agreement, which governs our floor plan facility (the "Floor Plan Facility"). We have had a floor plan facility with Bank of America, N.A. since 2005 to finance substantially all of our new and certain of our used RV inventory. We are required to make monthly interest payments on the amount financed. We can use this facility to finance (i) up to 100% of our new RV inventory and (ii) various percentages of our used RV inventory, as determined by reference to the most recently published National Automobile Dealers Association RV Industry Appraisal Guide. On July 1, 2016, we entered into an amendment to the Floor Plan Facility to, among other things, increase the available amount under a floor plan facility from $865.0 million to $1.165 billion, amend the applicable margin and extend the maturity date. Our Floor Plan Facility allows the Floor Plan Borrower to borrow up to $1.165 billion under a floor plan facility and up to $15.0 million under a letter of credit facility. The Floor Plan Facility matures on June 30, 2019. As of June 30, 2016, $623.6 million in floor plan notes payable and $7.3 million of letters of credit borrowings were outstanding under the Floor Plan Facility. As of June 30, 2016, approximately 90% of the invoice cost of new RV inventory and no used RV inventory was financed under the Floor Plan Facility.

          Floor plan notes payable under our Floor Plan Facility bear interest at a rate per annum equal to, at our option, either: (a) a floating rate tied to the London Interbank Offered Rate ("LIBOR" and, together with the floating rate, the "Floating LIBOR Rate"), plus an applicable margin as set forth in the table below, in the case of Floating LIBOR Rate loans or (b) a base rate determined by reference to the greatest of: (i) the federal funds rate plus 0.50%, (ii) the prime rate published by Bank of America, N.A. (the "BofA Prime Rate"), in the case of Floating LIBOR Rate borrowings and (iii) the Floating LIBOR Rate plus 1.75%, plus an applicable margin as set forth in the table below, in the case of base rate loans.

Pricing Level	Consolidated Current Ratio	Floating LIBOR Rate Loans	Base Rate Loans

I	> 1.250 : 1.000	2.05%	0.55%
II	> 1.220 : 1.000 but ≤ 1.250 : 1.000	2.15%	0.65%
III	> 1.200 : 1.000 but ≤ 1.220 : 1.000	2.35%	0.85%
IV	≤ 1.200 : 1.000	2.50%	1.00%

          Borrowings under our Floor Plan Facility for letters of credit bear interest at a rate per annum equal to, at our option, either: (a) the Floating LIBOR Rate, plus 1.50%, in the case of Floating LIBOR Rate loans or (b) a base rate determined by reference to the greatest of: (i) the federal funds rate plus 0.50%, (ii) the BofA Prime Rate and (iii) the Floating LIBOR Rate plus 1.75%, plus 1.50%, in the case of base rate loans.

          The Floor Plan Borrower and its subsidiary guarantors are required to pay commitment fees equal to: (i) 0.200% per annum times the actual daily amount by which the letter of credit facility exceeds the sum of the letter of credit obligations and (ii) 0.200% per annum times the actual daily amount by which the floor plan facility exceeds the sum of the outstanding amount of all floor plan loans. Letter of credit fees for each of letter of credit are equal to the higher of: (a) 2.25% times the daily amount available to be drawn under such letter of credit; and (b) $2,000 per annum.

          In addition to other customary covenants, the credit agreement governing our Floor Plan Facility requires the Floor Plan Borrower and the subsidiary guarantors to comply on a monthly basis with a minimum consolidated current ratio of 1.180 to 1.000 and a minimum fixed charge coverage ratio of 1.250 to 1.000. As of June 30, 2016, the Floor Plan Borrower and the subsidiary guarantors were in compliance with each of these covenants.

          Borrowings under the Floor Plan Facility are guaranteed by FreedomRoads Intermediate Holdco, LLC (the direct parent of the Floor Plan Borrower) and certain subsidiary guarantors (collectively, the "Guarantors"). These floor plan arrangements grant the administrative agent a first priority security interest in all of the personal property of the Floor Plan Borrower and the Guarantors, the financed RVs and the related sales proceeds.

          For more information on our Floor Plan Facility, see "Description of Certain Indebtedness — Floor Plan Facility."

Sale/Leaseback Arrangements

          We have in the past and may in the future enter into sale-leaseback transactions to finance certain property acquisitions and capital expenditures, pursuant to which we sell property and/or leasehold improvements to third parties and agree to lease those assets back for a certain period of time. Such sales generate proceeds which vary from period to period.

Deferred Revenue and Gains

          Deferred revenue and gains consist of our sales for products not yet recognized as revenue at the end of a given period and deferred gains on sale-leaseback and derecognition of right to use asset transactions. Our deferred revenue and deferred gains as of December 31, 2015 were $102.4 million and $13.4 million, respectively. Deferred revenue is expected to be recognized as revenue and deferred gains are expected to be recognized ratably over the lease terms as an offset to rent expense as set forth in the following table:

	2016	2017	2018	2019	2020	Thereafter	Total

	(in thousands)
Deferred revenue	$63,148	$20,347	$8,565	$4,002	$2,528	$3,766	$102,356
Deferred gains	1,146	1,146	1,146	1,146	1,146	7,681	13,411

Total	$64,294	$21,493	$9,711	$5,148	$3,674	$11,447	$115,767

Contractual Obligations

          The following table sets forth our contractual obligations and commercial commitments as of December 31, 2015:

Contractual Obligations	2016	2017	2018	2019	2020	Thereafter	Total

	(in thousands)
Long-term debt, including current maturities	$52,089	$40,080	$40,080	$40,080	$569,154	$—	$741,483
Interest on long-term debt(1)	42,023	39,310	36,973	34,636	4,636	—	157,578
Floor plan notes payable(2)	598,420	—	—	—	—	—	598,420
Operating leases	67,786	65,350	64,850	63,244	59,297	474,451	794,978
Capital lease obligations	826	576	178	23	—	—	1,603
Right to use liabilities(3)	2,342	2,126	1,837	1,741	1,741	44,431	54,218
Service agreements(4)	1,800	2,101	2,200	—	—	—	6,101
Marketing sponsorships(5)	4,332	4,475	4,575	3,679	3,786	7,908	28,755

Total	$769,618	$154,018	$150,693	$143,403	$638,614	$526,790	$2,383,136

(1)
We estimated interest payments through the maturity of our Senior Secured Credit Facilities by applying the interest rate in effect as of December 31, 2015. See Note 7 of the audited consolidated financial statements included elsewhere in this prospectus for additional information.

(2)
Floor plan notes payable are revolving financing arrangements and the Floor Plan Facility matures on June 30, 2019. Payments are generally made as required pursuant to the Floor Plan Facility discussed above under "— Description of Senior Secured Credit Facilities and Floor Plan Facility — Floor Plan Facility."

(3)
Amounts represent the future minimum lease payments under the right to use leases. See Note 9 of the audited consolidated financial statements included elsewhere in this prospectus for additional information. During the three months ended March 31, 2016, the Company derecognized the right to use assets and liabilities for two leases that qualified as operating leases after completion of construction in 2016. The derecognition reduced the obligation for future payments under the right to use liabilities by $32.0 million to $22.2 million.

(4)
Service agreements are multi-year agreements for services at agreed upon amounts for each year. See Note 12 of the audited consolidated financial statements included elsewhere in this prospectus for additional information.

(5)
Marketing sponsorship agreements are multi-year sponsorship agreements at agreed upon amounts each year per the agreements. See Note 12 of the audited consolidated financial statements included elsewhere in this prospectus for additional information. In April and May 2016, the Company entered into sponsorship agreements, which expire January 1, 2025 and October 1, 2019, respectively. The aggregate sponsorship fees payable over the term of the two agreements is $14.3 million.

Off-Balance Sheet Arrangements

          As of June 30, 2016, we did not have any off-balance sheet arrangements, except for operating leases entered into in the normal course of business.

Recent Accounting Pronouncements

          In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"). ASU 2014-09 supersedes the existing revenue recognition guidance and clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. In August 2015, the FASB issued an update to ASU 2014-09 deferring the effective date for public entities, on a retrospective basis, to annual reporting periods beginning after December 15, 2017. Early adoption is permitted, subject to certain conditions. We are currently evaluating the impact ASU 2014-09 will have on our consolidated financial position, results of operations and cash flows.

          In August 2015, the FASB issued ASU No. 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements ("ASU 2015-15"), which clarifies the guidance set forth in Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs ("ASU 2015-03"), issued in April 2015. ASU 2015-03 requires that debt issuance costs related to a recognized liability be presented on the balance sheet as a direct reduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected. ASU 2015-15 provides additional guidance regarding debt issuance costs associated with line-of-credit arrangements, stating that the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred issuance costs ratably over the term of the line-of-credit arrangement. ASU 2015-03 is effective for reporting periods beginning after December 15, 2015, and early adoption is permitted. We early adopted ASU 2015-03 and ASU 2015-15 and debt issuance costs are presented as a direct deduction from the carrying amount of that debt liability for all periods presented. The adoption of ASU 2015-03 and ASU 2015-15 did not have a material effect our consolidated financial position, results of operations or cash flows.

          In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory ("ASU 2015-11"). Under ASU 2015-11 entities should measure inventory that is not measured using last-in, first-out or the retail inventory method, including inventory that is measured using first-in, first-out or average cost, at the lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. ASU 2015-11 is effective for reporting periods beginning after December 15, 2016 and is to be applied prospectively. The adoption of ASU 2015-11 is not expected to have a material effect on our consolidated financial position, results of operations or cash flows.

          In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740), Balance Sheet Classification of Deferred Taxes, which simplifies the balance sheet classification of deferred taxes. This pronouncement requires that all deferred tax assets and liabilities be classified as noncurrent in the classified balance sheet, rather than separating such deferred taxes into current and noncurrent amounts, as is required under current guidance. This pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2016, and may be applied either prospectively or retrospectively. We are currently in the process of evaluating the effects of the pronouncement on our consolidated financial statements.

          In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The amendments in this update require, among other things, that lessees recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-to-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. Lessees and lessors must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. We expect to adopt the amendments in the first quarter of 2019 and are currently evaluating the impacts of the amendments to our financial statements and accounting practices for leases.

Critical Accounting Policies and Estimates

          We prepare our consolidated financial statements in conformity with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Critical accounting policies are those that management believes are both most important to the portrayal of our financial condition and operating results, and require management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We base our estimates on historical experience, outside advice from parties believed to be experts in such matters, and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Judgments and uncertainties affecting the application of those policies may result in materially different amounts being reported under different conditions or using different assumptions. Our significant accounting policies can be found in Note 1 to our consolidated financial statements included elsewhere in this prospectus. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing our consolidated financial statements.

Revenue Recognition

          Revenue is recognized when persuasive evidence of an arrangement exists, services or products have been provided to the customers, fees are fixed or determinable, and collectability is reasonably assured.

          Consumer Services and Plans revenue consists of membership clubs, publications, consumer shows, and marketing and royalty fees from various Consumer Services and Plans. Certain Consumer Services and Plans revenue is generated from annual, multiyear and lifetime memberships. The revenue and expenses associated with these memberships are deferred and amortized over the membership period. Unearned revenue and profit are subject to revisions as the membership progresses to completion. Revisions to membership period estimates would change the amount of income and expense amortized in future accounting periods. For lifetime memberships, an 18-year period is used, which is the actuarially determined estimated fulfillment period. Roadside Assistance ("RA") revenues are deferred and recognized over the life of the membership. RA claim expenses are recognized when incurred.

          Royalty revenue is earned under the terms of an arrangement with a third-party credit card provider based on a percentage of our co-branded credit card portfolio retail spend with such third-party credit card provider.

          Marketing fees for finance, insurance, extended service and other similar products are recognized, net of a reserve for estimated cancellations, if applicable, when a product contract payment has been received or financing has been arranged.

          Promotional expenses, consisting primarily of direct-mail advertising, are deferred and expensed over the period of expected future benefit, typically three months based on historical actual response rates. Renewal expenses are expensed at the time related materials are mailed.

          Newsstand sales of publications and related expenses are recorded at the time of delivery, net of an estimated provision for returns. Subscription sales of publications are reflected in income over the lives of the subscriptions. The related selling expenses are expensed as incurred. Advertising revenues and related expenses are recorded at the time of delivery. Subscription and newsstand revenues and expenses related to annual publications are deferred until the publications are distributed.

          Revenue and related expenses for consumer shows are recognized when the show occurs.

          Retail revenue consists of sales of new and used vehicles, commissions on related finance and insurance contracts, and sales of parts, services and other products. Revenue from the sale of vehicles is recognized upon completion of the sale to the customer. Conditions to completing a sale include having an agreement with the customer, including pricing and the sales price must be reasonably expected to be collected and delivery has occurred.

          Revenue from parts, services and other products sales is recognized when products are sold in the retail stores, shipped for mail and internet orders, or upon completion of the service.

          Finance and insurance revenue is recognized when a finance and insurance product contract payment has been received or financing has been arranged. The proceeds we receive for arranging financing contracts, and selling insurance and service contracts, are subject to chargebacks if the customer terminates the respective contract earlier than a stated period. A reserve for chargebacks is recorded as a reduction of revenues in the period in which the related revenue is recognized.

          We recognize rental vehicle revenue over the period that the vehicle is rented.

Contracts in Transit

          New and used vehicles may be sold and financed through retail installment sales contracts entered into between us and third-party purchasers. Prior to entering into a retail installment sales contract with a third-party purchaser, we typically have a commitment from a third-party lender for the assignment of such retail installment sales contract, subject to final review, approval and verification of the retail installment sales contract, related documentation and the information contained therein. Retail installment sales contracts are typically assigned by us to third-party simultaneously with the execution of the retail installment sales contracts. Contracts in transit represent amounts due from third-party lenders from whom pre-arranged assignment agreements have been determined, and to whom the retail installment sales contract have been assigned. We recognize revenue when the applicable new or used vehicle is delivered and we have assigned the retail installment sales contract to a third-party lender and collectability is reasonably assured. Funding from the third-party lender is provided upon receipt, final review, approval and verification of the retail installment sales contract, related documentation and the information contained therein. Retail installment sales contracts are typically funded within ten days of the initial approval of the retail installment sales contract by the third-party lender. Contracts in transit are included in current assets in our consolidated financial statements included elsewhere in this prospectus and totaled $65.9 million as of June 30, 2016, $21.9 million as of December 31, 2015 and $22.6 million as of December 31, 2014.

Inventories, net

          Retail inventories consist primarily of new and used vehicles held for sale valued using the specific-identification method and valued at the lower of cost or net realizable value. Cost includes purchase costs, reconditioning costs, dealer-installed accessories, and freight. For vehicles accepted in trades, the cost is the fair value of such used vehicles at the time of the trade-in. Parts and accessories are valued at the lower of cost or net realizable value. Retail parts, services and other inventories primarily consist of retail travel and leisure specialty merchandise and are stated at lower of first-in, first-out cost or net realizable value.

          In assessing lower of cost or net realizable value for inventory, we consider (i) the aging of the inventory item, (ii) historical sales experience of the inventory item, and (iii) current market conditions and trends for the inventory item. We also review and consider the following metrics related to sales of inventory items (both on a recent and longer-term historical basis): (i) days of supply in our inventory, and (ii) average vehicle selling price if sold at less than original cost. We then determine the appropriate level of reserve required to reduce our inventory to the lower of cost or market, and record the resulting adjustment in the period in which we determine a loss has occurred. If future demand or market conditions for our products are less favorable than forecasted or if unforeseen circumstances negatively impact the utility of inventory, we may be required to record additional write-downs, which would negatively affect its results of operations in the period when the write-downs are recorded.

Goodwill and Other Intangible Assets

          Goodwill is reviewed at least annually for impairment, and more often when impairment indicators are present. We have the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its net book value. The qualitative analysis used contains inherent uncertainties, including significant estimates and assumptions related to growth rates, projected earnings and cost of capital. We are subject to financial risk to the extent that our assets and goodwill become impaired due to deterioration of the underlying businesses. The risk of an asset impairment loss may increase to the extent the underlying businesses' earnings or projected earnings decline. During the fourth quarter of 2015, we performed our annual impairment assessment of the carrying value of our goodwill. The fair value of our reporting units significantly exceeded the carrying value of its net assets. As a result, we were not required to conduct the second step of the impairment test for goodwill relating to our reporting units. See Note 5 to our audited consolidated financial statements included elsewhere in this prospectus. Finite-lived intangibles are recorded at cost, net of accumulated amortization and, if applicable, impairment charges. The finite-lived intangible assets consist of membership customer lists with weighted-average useful lives of approximately five years.

Long-Lived Assets

          Long-lived assets included in property and equipment, including capitalized software costs to be held and used, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is recognized to the extent the sum of the discounted estimated future cash flows from the use of the asset is less than the carrying value. For our major software systems, such as our accounting and membership systems, our capitalized costs may include some internal or external costs to configure, install and test the software during the application development stage. We do not capitalize preliminary project costs, nor do we capitalize training, data conversion costs, maintenance or post-development stage costs.

Self-Insurance Program

          Self-insurance reserves represent amounts established as a result of insurance programs under which we self-insure portions of the business risks. We carry substantial premium-paid, traditional risk transfer insurance for various business risks. We self-insure and establish reserves for the retention on workers' compensation insurance, general liability, automobile liability, professional errors and omission liability, and employee health claims. The self-insured claims liability was approximately $9.7 million, $7.8 million and $6.8 million as of June 30, 2016 and December 31, 2015 and 2014, respectively. The determination of such claims and expenses and the appropriateness of the related liability is reviewed on a periodic basis. The self-insurance accruals are calculated by third party actuaries and are based on claims filed and include estimates for claims incurred but not yet reported. Projections of losses, including incurred, but not reported losses, are inherently uncertain because of the random nature of insurance claims and could be substantially affected if occurrences and claims differ significantly from these assumptions and historical trends. In addition, we have obtained letters of credit as required by insurance carriers. As of June 30, 2016, December 31, 2015 and December 31, 2014, these letters of credit were approximately $10.4 million, $10.4 million and $9.4 million, respectively. This includes $6.8 million, $6.8 million and $5.9 million for the six months ended June 30, 2016 and the years ended December 31, 2015 and 2014, respectively, issued under the Floor Plan Facility (see Note 3 to our audited consolidated financial statements included elsewhere in this prospectus), and the balance issued under our Senior Secured Credit Facilities (see Note 1 to our audited consolidated financial statements included elsewhere in this prospectus).
Income Taxes

          CWGS, LLC is currently, and will be through the consummation of this offering, treated as a partnership for U.S. federal and most applicable state and local income tax purposes and, as such is generally not subject to any U.S. federal entity-level income taxes with the exception of certain subsidiaries, which are Subchapter C corporations.

          Taxable income or loss of a partnership is passed through to and included in the taxable income of its owners for U.S. federal income tax purposes. However, CWGS, LLC may be liable for various other state and local taxes. After the consummation of this offering, pursuant to the CWGS LLC Agreement, CWGS, LLC will generally make pro rata tax distributions to holders of common units in an amount sufficient to fund all or part of their tax obligations with respect to the taxable income of CWGS, LLC that is allocated to them. See "Certain Relationships and Related Party Transactions."

          After the consummation of this offering, we will become subject to U.S. federal, state and local income taxes with respect to our allocable share of any taxable income of CWGS, LLC and will be taxed at the prevailing corporate tax rates. In addition to tax expenses, we also will incur expenses related to our operations, as well as payments under the Tax Receivable Agreement, which will be significant. We intend to cause CWGS, LLC to make distributions in an amount sufficient to allow us to pay our tax obligations and operating expenses, including distributions to fund any ordinary course payments due under the Tax Receivable Agreement. See "Certain Relationships and Related Party Transactions."

Vendor Allowances

          As a component of our consolidated procurement program, we frequently enter into contracts with vendors that provide for payments of rebates or other allowances. These vendor payments are reflected in the carrying value of the inventory when earned or as progress is made toward earning the rebate or allowance and as a component of cost of sales as the inventory is sold. Certain of these vendor contracts provide for rebates and other allowances that are contingent upon our meeting specified performance measures such as a cumulative level of purchases over a specified period of time. Such contingent rebates and other allowances are given accounting recognition at the point at which achievement of the specified performance measures are deemed to be probable and reasonably estimable.

Quantitative and Qualitative Disclosures of Market Risk

          We are exposed to market risk from changes in inflation and interest rates. All of these market risks arise in the normal course of business, as we do not engage in speculative trading activities. The following analysis provides quantitative information regarding these risks.

Impact of Inflation

          We believe that inflation over the last three fiscal years has not had a significant impact on our operations; however, we cannot assure you there will be no such effect in the future. Our leases require us to pay taxes, maintenance, repairs, insurance and utilities, all of which are generally subject to inflationary increases. Additionally, the cost of re-modeling acquired retail locations and constructing new retail locations is subject to inflationary increase in the costs of labor and material, which results in higher rent expense on new retail locations. Finally, we finance substantially all of our inventory through various revolving floor plan arrangements with interest rates that vary based on various benchmarks. Such rates have historically increased during periods of increasing inflation.

Interest Rate Risk

          Our operating results are subject to risk from interest rate fluctuations on our Senior Secured Credit Facilities and our Floor Plan Facility, which carries variable interest rates. Interest rate risk is the exposure to loss resulting from changes in the level of interest rates and the spread between different interest rates. Our Senior Secured Credit Facilities includes a Term Loan Facility and a Revolving Credit Facility with advances tied to a borrowing base and which bear interest at variable rates. Additionally, under our Floor Plan Facilities we have the ability to draw on revolving floor plan arrangements, which bear interest at variable rates. Because our Senior Secured Credit Facilities and Floor Plan Facility bear interest at variable rates, we are exposed to market risks relating to changes in interest rates. Interest rate risk is highly sensitive due to many factors, including U.S. monetary and tax policies, U.S. and international economic factors and other factors beyond our control. As of June 30, 2016, we had no outstanding borrowings under our Revolving Credit Facility, $695.4 million of variable rate debt outstanding under our Term Loan Facility, net of $4.3 million of unamortized original issue discount and $9.8 million of finance costs, and $623.6 million in outstanding borrowings under our Floor Plan Facility. Based on June 30, 2016 debt levels, an increase or decrease of 1% in the effective interest rate would cause an increase or decrease in interest expense under our Term Loan Facility of $3.3 million and $0.0 million (due to our interest rate floor), respectively, over the next 12 months and an increase or decrease of 1% in the effective rate would cause an increase or decrease in interest under our Floor Plan Facility of approximately $6.2 million over the next 12 months. We do not use derivative financial instruments for speculative or trading purposes, but this does not preclude our adoption of specific hedging strategies in the future.

BUSINESS

Our Company

          We believe we are the only provider of a comprehensive portfolio of services, protection plans, products and resources for RV enthusiasts. Approximately 9 million households in the U.S. own an RV, and of that installed base, we have approximately 3.3 million Active Customers. We generate recurring revenue by providing RV owners and enthusiasts the full spectrum of services, protection plans, products and resources that we believe are essential to operate, maintain and protect their RV and to enjoy the RV lifestyle. We provide these offerings through our two iconic brands: Good Sam and Camping World.

Good Sam Consumer Services and Plans	Camping World Retail
Consumer Services and Plans	New and Used Vehicles	Parts, Service and Other	Dealership Finance and Insurance

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Extended vehicle service contracts

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Emergency roadside assistance

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Property and casualty insurance programs

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Membership clubs

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Vehicle financing and refinancing

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Travel protection

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Co-branded credit cards

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Consumer activities and resources:

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 Membership events and chapters

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 Consumer shows

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 Trip planning, travel directories and campground / fuel discounts

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 Consumer magazines

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 E-commerce and social media

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 Contact centers and technical hotlines

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 Hosted online forums

• New and used travel trailers • New and used fifth wheel trailers • New and used motorhomes

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RV and auto repair and maintenance

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Installation of parts and accessories

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Collision repair

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OEM and aftermarket parts

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RV accessories, maintenance products and supplies

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 Outdoor lifestyle products

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 Generators and electrical

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 Satellite receivers and GPS

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 Towing and hitching

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 RV appliances

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 Essential supplies

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Vehicle financing

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Protection plans

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 Extended vehicle service contracts

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 Tire, wheel, paint and fabric protection

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 Gap protection

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 Travel protection

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 Emergency roadside assistance and alert notifications

          We believe our Good Sam branded offerings provide the industry's broadest and deepest range of services, protection plans, products and resources, including: extended vehicle service contracts and insurance protection plans, roadside assistance, membership clubs and financing products. A majority of these programs are on a multi-year or annually renewable basis. Across our extended vehicle service contracts, emergency roadside assistance, property and casualty insurance programs and membership clubs, for each of the years ended December 31, 2015, 2014 and 2013, we experienced high annual retention rates that ranged beween 66% and 74%, 63% and 76% and 64% and 79%, respectively. We also operate the Good Sam Club, which we believe is the largest RV organization in the world, with approximately 1.7 million members as of June 30, 2016. Membership benefits include a variety of discounts, exclusive benefits, specialty publications and other membership benefits, all of which we believe enhance the RV experience, drive customer engagement and provide cross-selling opportunities for our other services, protection plans and products.

          Our Camping World brand operates the largest national network of RV-centric retail locations in the United States through our 120 retail locations in 36 states, as of June 30, 2016, and through our e-commerce platforms. We believe we are significantly larger in scale than our next largest competitor. We provide new and used RVs, repair parts, RV accessories and supplies, RV repair and maintenance services, protection plans, travel assistance plans, RV financing, and lifestyle products and services for new and existing RV owners. Our retail locations are staffed with knowledgeable local team members, providing customers access to extensive RV expertise. Our retail locations are strategically located in key national RV markets. In 2015, our network generated approximately 3.5 million unique transactions, continuing to build our Active Customer database.

          We attract new customers primarily through our retail locations, e-commerce platforms and direct marketing. Once we acquire our customers through a transaction, they become part of our customer database where we leverage customized CRM tools and analytics to actively engage, market and sell multiple products and services. Our goal is to consistently grow our customer database through our various channels to increasingly cross-sell our products and services.

Our Strengths

          Our Iconic Brands.    With over fifty years of history dating back to 1966, we believe Camping World and Good Sam are iconic, industry defining brands that are synonymous with the RV lifestyle. Our consistent quality, breadth and depth of offerings, as well as our comprehensive range of RV lifestyle resources, have resulted in our customers having passionate loyalty to and enduring trust in our brands.

          Comprehensive Portfolio of Services, Protection Plans and Products.    We believe we are the only provider of a comprehensive portfolio of services, protection plans, products and resources for RV enthusiasts. We offer more than 10,000 products and services through our retail locations and membership clubs. Our offerings are based on 50 years of experience and customer feedback from RV enthusiasts. Further, we evaluate new products and, through acquisitions or our supplier collaborations, offer certain unique products that are developed based on customer feedback, including private label products.

          Customer Database.    We have over 11 million unique contacts in our database and we have approximately 3.3 million Active Customers. We use a customized CRM system and database analytics to track customers and selectively market and cross-sell our offerings. We believe our customer database is a competitive advantage and significant barrier to entry.

          Leading Market Position and Scale.    Camping World is the largest national RV retail network in the United States, and we believe Good Sam is the largest RV organization in the world, with each of our businesses having a distinct web presence through our e-commerce platforms. Our scale and our long-term stability make us attractive to our suppliers, financiers and real estate investors. The strong relationship with our suppliers enables us to negotiate attractive product pricing and availability. We also align with our suppliers on product development in which we leverage our customer base to provide feedback in exchange for exclusive early launch periods for new products. In recent years, we have also leveraged our supplier relationships to introduce private label products, which has improved our product availability.

          Core of High Margin, Recurring Revenue.    At the core of our offerings are certain high margin products and services targeting the installed base of RV households that generate recurring revenue streams. These offerings include certain Consumer Services and Plan offerings, which we believe are characterized by increased customer engagement, such as our extended vehicle service contracts, emergency roadside assistance, property and casualty insurance programs and membership clubs. As of December 31, 2015, 2014 and 2013, we had 2.5 million, 2.4 million and 2.2 million participants, respectively, across these Consumer Services and Plan offerings, including those who participated in more than one of our offerings. The increased engagement of our customers in these areas has led to high annual retention rates. Across our extended vehicle service contracts, emergency roadside assistance, property and casualty insurance programs and membership clubs, for each of the years ended December 31, 2015, 2014 and 2013, we experienced high annual retention rates that ranged between 66% and 74%, 63% and 76% and 64% and 79%, respectively. These offerings also include our Retail parts, services and other offerings, which we believe to be stable and more consistent than the sale of new and used vehicles. Concentrating on our Consumer Services and Plan and Retail parts, services and other offerings has allowed us to grow a core of recurring revenue with gross margins of 53.2% and 46.2%, respectively, for the year ended December 31, 2015, which is significantly higher than our consolidated gross margins of 27.4% for the year ended December 31, 2015.

          Variable Cost Structure and Capital Efficient Model.    Our decentralized and flat management structure coupled with incentive programs focused on profitability have allowed us to achieve a highly variable cost structure. Our database analytics provide us significant flexibility and meaningfully improve our marketing efficiency via nimble, targeted marketing programs. We believe our model leads to strong and stable margins through economic cycles, resulting in what we believe to be high cash flow generation, low capital expenditure requirements and impressive returns on invested capital. As a result, we have been successful in generating access to highly attractive real estate and floor plan financing terms, thereby reducing costs and significantly reducing our need for capital. This capital efficient model provides a large share of capital funding at attractive terms for new locations and acquisitions.

          Experienced Team.    Our management team has an average of 20 years of industry experience. We offer highly competitive compensation tightly tied to performance, which has allowed us to attract and retain our highly experienced team. Since 2011, our team has increased total revenue from $1,538.5 million to $3,333.3 million for the year ended December 31, 2015, increased net income from $5.4 million to $178.5 million for the year ended December 31, 2015 and increased Adjusted EBITDA from $101.8 million to $253.7 million for the year ended December 31, 2015.

Growth Strategy

          Grow Our Active Base of Customers.    We believe our strong brands, leading market position, ongoing investment in our service platform, broad product portfolio and full suite of resources will continue to provide us with competitive advantages in targeting and capturing a larger share of consumers with whom we do not currently transact in addition to the growing number of new RV enthusiasts that will enter the market. We expect to continue to grow the Active Customer base primarily through three strategies:

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  Targeted Marketing.  We continuously work to attract new customers to our existing retail and online locations through targeted marketing, attractive introductory offerings and access to our wide array of resources for RV enthusiasts. We have focused specifically on marketing to the fast-growing demographic of younger market entrants, and through our NASCAR Truck Series and participation at college athletic events and music festivals, we believe we attract an outsized share of younger RV owners to our platform.

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  Greenfield Retail Locations.  We establish retail locations in new and existing markets to expand our customer base. Target markets and locations are identified by employing proprietary data and analytical tools. We believe there is ample white space for additional development opportunities which, consistent with most of our locations, have the benefit of what we believe to be low-cost land acquisition prices. We typically take eight to 14 months from site identification until we open the doors to the new store. Since 2011 we have successfully opened 13 new greenfield locations. We intend to continue to open sites that will grow our Active Customer base and present attractive risk-adjusted returns and significant value-creation opportunities. Our greenfield locations typically reach profitability within three months.

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  Retail Location Acquisitions.  The RV dealership industry is highly fragmented with a large number of independent RV dealers. We use acquisitions of independent dealers as a fast and capital efficient alternative to new retail location openings to expand our business and grow our customer base. While acquired sites typically remain open following an acquisition, in certain instances we may close a location following an acquisition for remodeling for a period of time generally not in excess of eight weeks. We believe our experience and scale allow us to operate these acquired locations more efficiently. Since 2011 we have successfully acquired and integrated 35 new retail locations, and in 2015 we sold two retail locations. Our acquisitions are typically profitable within two full calendar months after an acquisition, with the exception of acquisitions we consider turn-around opportunities, which are typically profitable within two to four months. We intend to continue to pursue acquisitions that will grow our Active Customer base and present attractive risk-adjusted returns and significant value-creation opportunities.

          Cross-Sell Growing Portfolio of Services, Protection Plans and Products.    We believe our customer database of over 11 million unique contacts provides us with the opportunity to continue our growth through the cross-selling of our products and services. We use our customized CRM system and database analytics to proactively market and cross-sell to Active Customers. We also seek to increase the penetration of our customers who exhibit higher multi-product attachment rates.

          New Products and Vertical Acquisitions.    Introduction of new products enhances our cross-selling effort, both by catering to evolving customer demands and by bringing in new customers. Through relationships with existing suppliers and through acquisitions, we will look to increase the new products we can offer to our customers. Similarly, an opportunistic vertical acquisition strategy allows us to earn an increased margin on our services, protection plans and products, and we evaluate such acquisitions that can allow us to capture additional sales from our customers at attractive risk-adjusted returns.

Our Services, Protection Plans, Products and Resources

          Through our retail locations, e-commerce platforms and clubs, we offer RV owners and RV enthusiasts the full spectrum of services, protection plans, products and resources that we believe are essential to operate, maintain, protect and to enjoy the RV lifestyle, including, among others:

Good Sam Offerings

Consumer Services and Plans

          Extended vehicle service contracts:    We offer a mechanical breakdown insurance program developed and offered exclusively for the members of the Good Sam Club and underwritten and insured by QBE Europe Insurance Ltd ("QBE"). The contracts cover the cost of parts, labor and repairs to motorized and towable RVs as well as autos, pick-up trucks and SUVs. The contracts ensure the members will have continuous protection during the life of the contracts. QBE assumes full underwriting risk associated with the contracts and we are compensated on a commission basis. As of June 30, 2016, we had approximately 64,000 contracts in force underwritten by QBE.

          Emergency roadside assistance:    We offer on-demand roadside assistance for RVs, autos and motorcycles. Our roadside assistance services include towing, jump start, tire change, mobile mechanic and other services. Membership prices range from $80 to $140 per year depending on coverage, with our Good Sam Club members receiving a discount. We contract with Signature's

Nationwide Motor Club, Inc. to handle dispatch calls through its network of tow providers and we pay a fee per incident or call. As of June 30, 2016, we had approximately 587,000 members in our emergency roadside assistance plan.

          Property and casualty insurance programs:    We provide third party auto, RV, motorcycle and boat specialty insurance and home insurance through arrangements with underwriters, including National General, Progressive, Nationwide and Safeco. For the year ended December 31, 2015, we sold, through third party insurance providers, insurance policies with an aggregate value of $190 million. We do not share the underwriting risk of the insurance programs and we receive a marketing fee based on the amount of premium paid to the insurance providers.

          Membership clubs:    We operate two membership clubs: The Good Sam Club and the Coast to Coast Club. The Good Sam Club members enjoy savings on purchases at Camping World retail locations, discounts on nightly rates at affiliated Good Sam RV parks and other benefits related to the RV lifestyle. The Good Sam Club is the largest RV enthusiast organization in the world. The Coast to Coast Club provides access to, and savings at, private membership campgrounds and other travel related benefits. As of June 30, 2016, we had approximately 1.7 million members across our two clubs.

          Vehicle financing and refinancing:    We market third party financing and refinancing solutions for new and used RVs and boats through an arrangement with Essex Credit, a Division of Bank of the West. Essex Credit provides the financing and assumes full underwriting and credit risk, and we receive a marketing fee based on the referred business.

          Travel protection:    We contract with On Call International to offer travel protection plans through Good Sam TravelAssist, where On Call International primarily assumes the underwriting risk. The plans provide 24/7 coverage for medical assistance and care, medical evacuation, emergency travel services, emergency dental care and return-home services. Prices range from $70 to $130 per policy per year depending on coverage. As of June 30, 2016, we had approximately 164,000 contracts in force primarily underwritten by On Call International.

          Co-branded credit cards:    We contract with Visa and Comenity Capital Bank to offer a Good Sam -- Camping World Visa® branded credit card. Cardholders receive enhanced rewards points, which are referred to as REC rewards, for money spent at our retail locations, on our e-commerce platforms and at private campgrounds across the U.S. and Canada. As of June 30, 2016, we had approximately 118,000 issued and open co-branded credit card accounts.

  Consumer activities and resources:

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  Membership events and chapters:  Our Good Sam Club collaborates with parks and campgrounds across the country to organize numerous events for its members. In addition, we have approximately 1,200 Good Sam Chapters across North America, which comprise smaller groups of members within the Good Sam Club that share common interests. Chapters hold campouts, plan social events and organize community volunteer opportunities. In 2016, our Good Sam Club and Chapters anticipate hosting over 90 events, which provide the social interaction associated with the RV lifestyle.

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  Consumer shows:  During 2015, we promoted 22 separate consumer shows in 18 different cities in 12 different states. The primary focus of these consumer shows is to promote the RV lifestyle with the sales of new RVs, accessories and destination options. During 2015, the shows attracted in excess of 213,000 participants. These shows provide a strategic opportunity to expose first time buyers and existing RV enthusiasts to our products and services. To encourage participation by our Good Sam Club members, we offer members a 50% discount on admission fees.

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  Trip planning, travel directories and campground / fuel discount programs:  We help RV enthusiasts with trip planning in a variety of ways. On our Good Sam website, www.goodsamclub.com, and through our printed travel and campground directory, Good Sam RV Travel and Savings Guide, RV enthusiasts can plan trips by, among other things, searching campgrounds based on destination or particular needs and reading reviews. Good Sam Members can search for parks that offer the Good Sam Club discount. Our fuel discount program, Good Sam Club Swipe & Save, enables our members to purchase gas, diesel and propane at discounted prices. Currently, members enjoy a 3 cent discount per gallon of gas and diesel at service stations.

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  Consumer magazines:  We produce Trailer Life and MotorHome, two monthly consumer publications with an average monthly circulation in 2015 of 262,900 and 166,800, respectively. Both publications are produced in print and digitally and cater to the RV enthusiasts. Each publication is well recognized in the industry, with Trailer Life celebrating its 75th anniversary in June 2016. In addition, we produce an annual RV Buyers Guide, which is sold on newsstands and distributed at most consumer shows free with the purchase of admission.

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  E-commerce and social media:  We use digital media extensively to market, sell and communicate with our customers and members. Each of our businesses has a distinct Web presence where consumers can learn about the services we provide, get rate quotes (as applicable), make purchases and interact with us on an ongoing basis. We make use of cross-selling and on-site marketing to present additional products to consumers as they visit our websites and transact business with us. We are active on social media, including Facebook, to support and promote the RV lifestyle, to engage with our customers and to reach potential new customers on an ongoing basis.

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  Contact centers and technical hotline:  We operate two multi-channel, full-service contact centers with over 260 seats. RV enthusiasts call, email, Internet chat and use social media to contact us regarding products, consumer services and protection plans, concerns and anything else related to the RV lifestyle. For the year ended December 31, 2015, our contact centers handled over 2.2 million calls and responded to over 150,000 emails.

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  Hosted online forums: RV.net, an Internet based hosted forum, experienced more than 7.5 million visitor sessions in 2015. With volunteer moderators ensuring a positive user experience, RV owners use RV.net to share information about the RV lifestyle, for assistance with "do it yourself" projects and to otherwise discuss all matters associated with RVing.

Camping World Offerings

New and Used Vehicles

          New Vehicles:    We offer a comprehensive selection of new RVs across a range of price points, classes and floor plans, from entry level travel trailers to Class A diesel pushers, at our retail locations and on our e-commerce platform. We have formed strategic alliances with leading RV manufacturers, including Thor Industries, Inc., Forest River, Inc., Winnebago Industries, Inc. and Jayco, Inc. The table below sets forth certain information on our primary offerings for the year ended December 31, 2015.

Towables (84% of New Unit Sales)			
Vehicle Type	Example	Average New Unit Price	% of New Unit Sales
Travel Trailer		$22,000	62%
Fifth Wheels		$50,000	19%
Fold-Down		$10,000	2%
Truck Camper		$15,000	<1%

Motorhomes (16% of New Unit Sales)			
Vehicle Type	Example	Average New Unit Price	% of New Unit Sales
Class A Gas		$92,000	7%
Class C		$77,000	7%
Class A Diesel		$222,000	2%
Class B		$87,000	<1%

          Used Vehicles:    We sell a comprehensive selection of used RVs at our retail locations, including the vehicle types listed in the table above. The primary source of used RVs is through trade-ins at the time of the sale of new and used RVs. Used RVs are generally reconditioned in our service departments prior to sale. Used RVs that do not meet our standards for retail sale are typically sold at wholesale auctions.

          For the year ended December 31, 2015, we sold approximately 40,200 new and 35,500 used vehicles at our retail locations and through our e-commerce platforms.

Parts, Services and Other

          Repair and Maintenance:    We offer repair and maintenance services at our 120 retail locations nationwide and perform warranty repairs for RVs. With over 1,200 RV technicians, we are equipped to offer comprehensive repair and maintenance services for most RV components.

          Installation of parts and accessories:    Our full service repair facilities enable us to install all parts and accessories that we sell in our retail locations, including, among other items, towing and hitching products, satellite systems, braking systems, leveling systems and appliances. While other RV dealerships may be able to install RV parts and accessories and other retailers may be able to sell certain parts and accessories, our ability to both sell and install necessary parts and accessories affords us a competitive advantage over online retailers and big box retailers that do not have service centers designed to accommodate RVs and over RV dealerships that do not offer a comprehensive inventory of parts and accessories.

          Collision repair:    We offer collision repair services at most of our service centers, and over 30% of our service facilities are equipped with full body paint booths. Our facilities are equipped to offer a wide selection of collision repair services, including fiberglass front and rear cap replacement, windshield replacement, interior remodel solutions and paint work. We perform collision repair services for a wide array of insurance carriers, including Progressive, National General and Nationwide.

          OEM and aftermarket parts and accessories:    Through our retail stores and e-commerce platform, we offer a comprehensive range of original and aftermarket RV parts, accessories and supplies, including towing and hitching, satellite and GPS systems, appliances and furniture, leveling systems, breaking systems, generators and electrical products, supplies and other products necessary or desirable for the RV enthusiast and RV lifestyle.

Dealership Finance and Insurance

          Vehicle financing:    Through arrangements with third party lenders, such as Bank of America, Bank of the West, US Bank, Ally Bank and M&T Bank, and other regional and local banks and credit unions, we are able to provide financing for most new and used RVs we sell through our retail locations. Generally, our financing transactions are structured through long-term retail installment sales contracts (with terms of up to 20 years), which we enter into with our customers on behalf of our third party lenders, which have provided initial, non-binding approval to assume our position as creditor. The retail installment sales contracts are assigned on a non-recourse basis, with the third party lender assuming underwriting and credit risk. Over the three years ended December 31, 2015, we arranged financing transactions for approximately 60% of our total annual number of new and used units sold.

          Protection Plans:    We offer and sell a variety of protection plans and services to the purchasers of our RVs as part of the delivery process, including, among others, our Good Sam branded extended vehicle service contracts, emergency roadside assistance and travel assist plans, and gap, wheel, tire and fabric protection plans. These products are primarily underwritten and administered by independent third parties, and we are primarily compensated on a commission basis.

Customers and Markets

          The estimated number of U.S. households that own an RV is approximately 9 million, which we believe has grown consistently over the past 20 years, including during the last economic downturn. We have approximately 3.3 million Active Customers and aim to market and sell our services, protection plans, products and resources to the growing number of new market entrants.

          The recreational vehicle industry is characterized by RV enthusiasts' investment in, and steadfast commitment to, the RV lifestyle. Owners spend on insurance, extended service contracts, roadside assistance and regular maintenance in order to protect and maintain their RV. They typically invest in new accessories and the necessary installation costs as they upgrade their RV. They also spend on services and resources as they plan, engage in, and return from their road trips. Furthermore, based on industry research and management's estimates, we believe that RV owners typically trade-in to buy another RV every four to five years.

          In 2015, approximately 374,000 new RVs were shipped with a total retail value of $16.5 billion. Overall, from 2009 to 2015, the number of RV shipments grew by 15% annually and the retail value of RV shipments grew by 21% annually. There are two main categories of RVs: motorhomes (motorized units) and towables (units that are towed behind a car, van or pickup). Motorized units include Class C Motorhomes, with prices for new units typically ranging from $50,000 to $100,000, Class A Gas Motorhomes, with prices for new units typically ranging from $65,000 to $160,000,

Class A Diesel Motorhomes, with prices for new units typically ranging from $120,000 to $500,000, and Class B Motorhomes, with prices for new units typically ranging from $71,000 to $104,000. Towable units include travel trailers with prices for new units typically ranging from $8,000 to $60,000 and fifth wheel trailers, with prices for new units typically ranging from $24,000 to $90,000. According to data gathered by Statistical Surveys, Inc., which tracks the number of RV registrations in every state except Hawaii and Alaska, from 2009 to 2015, the annual new unit sales growth of diesel motorhomes, gas motorhomes and towables was 2.3%, 16% and 11.2%, respectively. RV manufacturers are now producing more innovative models, such as lightweight towables and smaller, fuel efficient motorhomes. In addition, green technologies, such as solar panels and energy efficient components are appearing on an increasing number of RVs.

          Generally, used RVs are sold at a lower price level than comparable new RVs and the sale of used vehicles has historically been more stable through business cycles than the sale of new vehicles.

          We believe RV trips remain the least expensive type of vacation and allow RV owners to travel more while spending less. RV trips offer savings on a variety of vacation costs, including, among others, airfare, lodging and dining. While fuel costs are a component of the overall vacation cost, we believe fluctuations in fuel prices are not a significant factor affecting a family's decision to take RV trips. We believe the average annual mileage use of an RV is between 3,000 miles and 5,000 miles.

          The RV owner installed base has benefited positively from the aging and the increased industry penetration of the baby boomer consumer demographic, those aged 52 to 70 years old. In addition to growth from baby boomers, the RVIA estimates the fastest growing RV owner age group includes Generation X consumers, those currently 35 to 54 years old. The U.S. Census Bureau estimates that approximately 84 million Americans were of the age 35 to 54 years old in 2014. Furthermore, according to the RV Survey, RV ownership is most concentrated among those 35 to 64 years old and the median age of an RV owner is 48 years old.

          In addition to positive age trends, according to the RV Survey, the typical RV customer has, on average, a household income of approximately $75,000. This is approximately 50% higher than the median household income of the broader United States population at the time of the RV survey, according to the U.S. Census Bureau. The higher average income has resulted in a more resilient RV consumer with greater buying power across economic cycles.

          Taken together, we believe the savings RVs offer on a variety of vacation costs, an increase in the pool of potential RV customers due to an aging baby boomer demographic, and the increased RV ownership among younger consumers should continue to grow the installed base of RV owners, and will have a positive impact on RV usage.

Our Camping World Stores

          As of June 30, 2016, we operated 120 Camping World retail locations across 36 states. Our retail locations are strategically located in key RV markets. Generally, our retail locations provide repair and installation services, collision repair, parts, services and accessories for RVs and RV enthusiasts, and 103 of our locations sell new and used RVs. We believe our retail store strategy of offering a comprehensive range of parts, services, accessories, products, and in most instances, new and used RVs, generates powerful cross-selling opportunities. The following map shows our retail location footprint as of June 30, 2016:

Store Design and Layout

          We present our broad and deep array of services, protection plans, products and resources in a convenient and engaging atmosphere to meet the everyday needs of RV enthusiasts. Our retail locations generally range in size from approximately 30,000 to 45,000 square feet and are typically situated on approximately eight to 18 acres. Approximately 15% of typical retail location floor space is devoted to a new and used RV sales area; approximately 25% is devoted to the sale of RV parts, services, accessories and products, a customer service area and a technical information counter; approximately 55% is comprised of a service, repair and installation facility, which generally contains 8 to 30 repair, installation and collision bays; and approximately 5% is allocated to office and warehouse space. Large parking areas provide sufficient space to facilitate maneuvering of RVs, and the area devoted to new and used RV inventory typically ranges from five to 12 acres.

          Our retail locations feature service centers staffed with expert, in-house trained product specialists and are equipped with merchandise demonstrations to assist in educating customers about RV performance products. Our retail locations also provide opportunities to promote a more interactive and consultative selling environment. Our staff is trained to cross-sell and explain the benefits of our breadth of services, protection plans and products to which our customers have become accustomed, such as extended service contracts, emergency roadside assistance products, club memberships, discount camping and travel assistance.

          We regularly refresh our retail locations to enhance the customers' shopping experience and maximize product and service offerings. New products and services are introduced in order to capitalize on the advances of the RV industry and to satisfy our customers' needs. Store dress, promotional signage and directional signage are also periodically refreshed to further enhance our customers' shopping experience at our retail locations.

Expansion Opportunities and Site Selection

          Our disciplined expansion and acquisition strategy focuses on growing our Active Customer base. We have developed a rigorous and flexible process that employs proprietary data and analytical tools to identify target markets for new store openings and acquisitions. We select sites for new locations or evaluate acquisition opportunities based on criteria such as local demographics, traffic patterns, proximity to RV parks and campgrounds, proximity to major interstates, analytics from our Active Customer database, RV sales and registrations, product availability and availability of attractive acquisition and/or lease terms. Members of our development team spend considerable time evaluating markets and prospective sites. Our prospective sites are typically located on major highways with convenient access and high visibility. Depending on market demographics, our prospective sites generally include eight to 18 acres and accommodate a 30,000 to 45,000 square foot retail footprint and five to 12 acres for RV inventory. Our greenfield locations typically reach profitability within three months. Acquisitions are typically profitable within two full calendar months after an acquisition, with the exception of acquisitions we consider turn-around opportunities, which are typically profitable within two to four months.

          As the market leader, with a scalable cost structure, we have an established track record of successful acquisitions. Over the last three years ended December 31, 2015, we have spent over $100 million on 11 acquisitions that included 14 retail locations, at multiples of acquired EBITDA in the low mid-single digit range. We expect most acquisitions to result in cash-on-cash payback periods of under a year, and have designed an identification, assessment, negotiation, acquisition, and closing set of processes and procedures that allow us to move quickly on opportunities.

Store Level Management and Training

          Our President of Camping World oversees all retail operations. Our retail locations are each managed by a vice president of operations, each of whom is typically responsible for eight to 21 retail locations. Depending on the number of retail locations managed by any vice president of operations, the vice president of operations may have one or more market managers responsible for a smaller number of retail locations. Our vice presidents of operations have, on average, over 21 years of experience in the RV industry and have been employed by us for 11 years, on average.

          Each retail location employs a general manager or a general sales manager (in either case, the "GM") that has responsibility for the daily operations of the retail location. Areas of responsibility include inventory management, hiring, associate training and development, maintenance of the facilities, customer service and customer satisfaction. A GM's management team includes a sales manager, a parts and accessories manager, a service manager, and a finance and insurance manager to help oversee the operations of each retail location department. A typical retail location employs approximately 40 to 100 full-time equivalent employees.

          We employ a national director of inventory and a centralized inventory management team to oversee our RV inventory and provide consistency and controls in the ordering, purchasing and distribution of RV inventory. We also employ a national director of service, a national director of parts and accessories, and a national director of finance and insurance to assist in the management and training for the respective areas.

          We actively seek to improve our ability to assess talent during the interview process and hire talented people and provide extensive training programs and opportunities for our employees, including, among others, new-hire training and orientations, e-learning and training modules, national training directors and certification programs for our RV technicians.

Product Sourcing and Distribution

Sourcing

  New and Used RVs

          We generally acquire new RVs for retail sale directly from the applicable manufacturer. We have strategic contractual arrangements with leading RV manufacturers, including Thor Industries, Inc., Forest River, Inc., Winnebago Industries, Inc. and Jayco, Inc., with such manufacturers supplying approximately 54%, 14%, 13% and 12%, respectively, of our new RV inventory as of June 30, 2016. According to each such company's latest Annual Report on Form 10-K, we are the largest customer of Thor Industries, Inc. and Winnebago Industries, Inc., representing 17% and 18% of these suppliers' latest fiscal year revenue, respectively. We maintain a central inventory management and purchasing group to manage and maintain adequate inventory levels and mix. RVs are transported directly from a manufacturer's facility to our retail locations via a third party transportation company.

          Our strategy is to partner with financially sound manufacturers that make quality products, have adequate manufacturing capacity and distribution, and maintain an appropriate product mix. In certain instances, our manufacturing partners produce private label products exclusively available at our retail locations and through our e-commerce platforms.

          Our supply arrangements with manufacturers are typically governed by dealer agreements, which are customary in the RV industry. Our dealer agreements with manufacturers are generally made on a location-by-location basis. The terms of these dealer agreements are typically subject to, among other things, us meeting all the requirements and conditions of the manufacturer's applicable programs, us maintaining certain minimum inventory requirements and meeting certain retail sales objectives, us performing services and repairs for all owners of the manufacturer's RVs (regardless from whom the RV was purchased) that are still under warranty and us carrying the manufacturer's parts and accessories needed to service and repair the manufacturer's RVs in stock at all times, us actively advertising and promoting the manufacturer's RVs and us indemnifying the manufacturer under certain circumstances. Our dealer agreements generally designate a specific geographical territory for us, which is often exclusive to us, provided that we are able to meet the material obligations of the applicable dealer agreement. In addition, many of our dealer agreements contain stocking level requirements and certain of our dealer agreements contain contractual provisions concerning minimum advertised product pricing for current model year units. Wholesale pricing is generally established on a model year basis and is subject to change in the manufacturer's sole discretion. In certain cases, the manufacturer may also establish a suggested retail price, below which we cannot advertise that manufacturer's RVs.

          We generally acquire used RVs from customers, primarily through trade-ins, as well as through auctions and other sources, and we generally recondition used RVs acquired for retail sale in our parts and service departments. Used RVs that we do not sell at our retail locations generally are sold at wholesale prices through auctions.

          We finance the purchase of substantially all of our new RV inventory from manufacturers through our Floor Plan Facility. Used vehicles may also be financed from time to time through our Floor Plan Facility. For more information on our Floor Plan Facility, see "Description of Certain Indebtedness — Floor Plan Facility."

  Parts and Accessories

          The purchasing activities for our parts and accessories departments are focused on RV maintenance products, outdoor lifestyle products, RV parts and accessories, such as, among others, generators and electrical, satellite receivers and GPS, towing and hitching products and RV appliances, essential supplies and other products and services necessary or desirable for the RV lifestyle. We maintain central purchasing, replenishment and distribution functions to manage inventory planning, allocate merchandise to our retail locations and oversee the replenishment of basic merchandise to our distribution centers. We have no long-term purchase commitments. During the year ended December 31, 2015, we purchased merchandise from approximately 1,300 vendors with no vendor accounting for more than approximately 7% of total merchandise purchased. During the year ended December 31, 2015, approximately 10% of our merchandise was imported directly from vendors located in foreign countries, with a substantial portion of the imported merchandise being obtained directly from vendors in China. We have established long-standing, continuous relationships with our largest vendors. We believe that the volume of merchandise we purchase from domestic and international suppliers and our ability to buy direct from manufacturers enables us to obtain merchandise at costs which compare favorably to local RV dealers and retailers.

          Our merchant team located in Bowling Green, Kentucky currently manages our parts and accessories sourcing. To ensure our product offerings are tailored to local market conditions and demand, our merchant team routinely meets one-on-one with vendors, attends trade shows, reviews trade periodicals and evaluates merchandise offered by other retail and online merchants. We also consistently gather feedback and new product reviews from our store management and employees, as well as from reviews submitted by our customers. We believe this feedback is valuable to our vendor-partners and improves our access to new models and technologies.

Distribution and Fulfillment

          We distribute our merchandise from two leased distribution and fulfillment centers located in Franklin, Kentucky and Bakersfield, California, which are 250,000 and 169,123 square feet, respectively. The distribution centers support replenishment of parts and accessories for our 120 retail locations and manage the fulfillment of direct-to-consumer e-commerce and catalog orders. We use common carriers for replenishment of our retail locations and ship merchandise to our e-commerce customers via courier service. An experienced distribution management team leads a staff of approximately 110 full time distribution center employees.

          Our distribution centers have scalable systems and processes that we believe can accommodate continued new store growth. We use an Oracle enterprise system to procure inventory, manage online customer and retail demand and fulfill orders through the warehouse management module. Additionally, we have customized an order packing and shipping software package to handle the specific requirements of the e-commerce and retail business. We have the capability to both case pick and item pick, which is designed to ensure our retail locations have sufficient quantities of product while also allowing us to maintain in inventory slow moving but necessary items. This balance allows us to stock the right products at the necessary locations, all at the right time and in the correct quantity.

          We plan to open a third distribution and fulfillment center in Fort Worth, Texas in the second half of 2016, which will add approximately 200,000 square feet of warehouse space. We are leasing the location from a third party, and expect to initially invest approximately $3.6 million in capital expenditures for fixtures, equipment and computer hardware and software. We anticipate annual operating costs for the distribution center primarily for labor and rent, which we believe will be partially offset by reduced labor costs at the existing two distribution centers as a portion of the work load will be shifted to the new facility. In addition, savings in shipping costs are expected due to the proximity of the distribution center to certain of our stores.

Marketing and Advertising

          We market our Good Sam branded offerings through retail point of sale, websites, e-mail, direct mail, inserts, paid search, space advertisements, promotional events, member-get-a-member campaigns, and telemarketing. In 2015, retail point of sale marketing efforts accounted for approximately 69% of new paid enrollments in our Good Sam Club. We generally use our internal proprietary database for marketing and advertising. We have over 11 million unique contacts in our database and we have approximately 3.3 million Active Customers.

          We market our Camping World brand through the strategic location of our retail stores in high traffic RV areas, in-store promotions, our websites, mail order catalogs, direct mail retail flyers, local

TV and radio, RV and outdoor shows, billboards, newspaper, email, paid search, advertisements in national and regional industry publications, vendor co-op advertising programs, promotional events, and personal solicitations and referrals. Camping World's principal marketing strategy is to capitalize on its broad name recognition among RV owners.

          We currently operate an extensive network of RV lifestyle related websites, including www.goodsamclub.com, www.campingworld.com and www.goodsamcamping.com, that experienced more than 60 million visitor sessions in 2015. Our websites feature RV and RV lifestyle associated content, as well as the ability to purchase parts, services and accessories that enhance the RV lifestyle. We believe our network of websites provide RV owners and enthusiasts with the most expansive access to RV related content and e-commerce in the RV industry. Our websites also allow RV owners and enthusiasts to read about the RV lifestyle, make purchases and gather more information about RV parks and other RV-related entities.

          In addition to websites, our digital presence includes apps and services that enable current and potential RV owners and enthusiasts to research RVs, read product reviews written by RV experts and other RV owners and enthusiasts, plan RV trips (including mapping routes and planning which RV parks to visit) and purchase thousands of products to support their RV lifestyle. We use various digital tools and services to foster the RV lifestyle and to introduce new and/or future RV owners and enthusiasts to our network of websites and the products and services we offer. Our wide reaching digital presence provides extensive marketing for the products and services we sell, while providing the RV community with access to valuable content and tools to enhance the RV lifestyle.

          We also use promotional events as marketing tools. During 2015, we operated 22 consumer shows in 18 cities across 12 states, which are primarily RV, boat and sport shows. The total audience of RV, boating, powersports and outdoor recreation enthusiasts who attended our shows during 2015 exceeded 213,000. In addition, we have sponsored sporting events such as the NASCAR Camping World Truck Series, NASCAR Sprint Cup Series races and the College Football Camping World Independence Bowl. Periodically, we promote the opening of each new retail location through grand opening celebrations at which we may have discounted prices and special events.

E-Commerce Platform and Digital Strategy

General

          We believe our websites and other digital marketing channels enable us to provide instant, on-demand access to the wide array of content, products and services we offer. Our content, such as RV park descriptions, ratings and user reviews, encourage RV owners and enthusiasts, whether or not current customers or members, to visit our websites.

          We use a combination of targeted email, social media and e-newsletters to promote ongoing communication with our customers and members. We believe that by communicating with our customers and members on an ongoing basis, we build affinity and the likelihood of a continued consumer to business relationship.

          We believe our websites help attract new customers who may not live near one of our retail locations, who desire to transact business online or who are discovering us for the first time. Additionally, we believe many people who transact at our retail locations visit our websites prior to visiting our retail locations. To attract new customers to our websites we use a combination of online marketing methods, including social media, paid search, search engine optimization and other web-based marketing methods. We test new online marketing methods on an ongoing basis. Once a customer interacts with us online and elects to receive our e-newsletters and/or promotional emails, we offer ongoing email-based content delivery and promotions. We also use customer data to enable cross-selling of complementary products and services.

          Our Camping World website works in concert with our retail locations and logistics operations, with orders for stocked inventory shipped from the same distribution centers that support our network of retail locations. We currently offer approximately 18,000 products on www.campingworld.com, which includes products that are not available in our retail locations. To further support sales, we make use of various affiliate relationships, which helps us reach the RV community across a wide array of websites.

          We continually invest in our network of websites and point of sale technology. Knowing our customers' purchasing history provides us with the opportunity to have a greater understanding of the wants and needs of our customers. Our websites enable simplified access to all Good Sam content and services in an integrated fashion through www.goodsam.com. The Camping World website, www.campingworld.com, features product search and optimized product presentation, as well as a simpler checkout process. Over time, we plan to further improve our websites to support an increased use of customer profile and past purchase information, enabling us to present more relevant products and services to returning members and customers.

Customer Service

          We believe customer service and access to a live person is a critical component of our digital marketing and sales operation. Our sales and customer service centers in Englewood, Colorado and Bowling Green, Kentucky are multi-channel, full-service contact centers. RV enthusiasts call, email, Internet chat and use social media to contact us regarding products, consumer services and protection plans, concerns and anything else related to the RV lifestyle. RV enthusiasts can also speak with our customer service specialists for help with orders, to receive answers to questions and to make purchases for any product offered through our websites.

          Our contact center in Englewood, Colorado is an approximately 230-seat contact center that is over 20,000 square feet. For the year ended December 31, 2015, the Englewood, Colorado contact center handled approximately 2.1 million calls and responded to over 150,000 emails. Our contact center in Bowling Green, Kentucky provides service and support to the Camping World internet and catalog product sales. This contact center also houses a retail support team that handles our retail location overflow calls. For the year ended December 31, 2015, this team handled over 150,000 calls. Our dual contact centers give us the opportunity to establish redundant systems that provide back up in the event of a natural disaster, electrical problems or weather issues that may affect either location.

          Our contact center specialists are extensively trained to assist customers with complex orders and provide a level of service that leads to long-term customer relationships. In addition, our quality assurance team monitors contacts daily and provides the leadership team with tools to maintain sales and service standards. With low turnover, we retain our employees longer than the industry average, which we believe allows our callers to be assisted by experienced contact center agents who are familiar with the RV lifestyle and our services, protection plans and products.

Management Information Systems

          We utilize sophisticated computer systems to support our operations, including a third party dealer management system, point-of-sale registers ("POS"), enterprise resource planning system, supply chain management system, CRM, event business management system and marketing database. In addition, we utilize proprietary membership systems and data warehouses to provide analytical views of our data.

          To support the applications, we have multiple data centers with advanced servers, storage and networking capabilities. We have a secure wide area network that facilitates communication within and between our offices and provides both voice and data services. Business critical systems are replicated in real time and all systems are protected with on and off site backups.

          A database containing all customer activity across our various businesses and programs has been integrated into our websites and contact centers. Comprehensive information on each customer, including a profile of the purchasing activities, is made available to our CRM, POS and marketing database. We utilize information technology and analytics to actively market and sell multiple products and services to our Active Customers, including list segmentation and merge and purge programs, to select prospects for direct mail solicitations and other direct marketing efforts. We employ publishing software for publication makeup, content and advertising to support our publications operations.

          Our management information systems and electronic data processing systems consist of an extensive range of retail, mail order, financial and merchandising systems, including purchasing, inventory distribution and logistics, sales reporting, accounts payable and merchandise management. Our POS and dealer management systems report comprehensive data in near real time to our data warehouses, including detailed sales volume, inventory information by product, merchandise transfers and receipts, special orders, supply orders and returns of product purchases to vendors. The registers capture Good Sam Club member numbers and associated sales and references to specific promotional campaigns. In conjunction with its nightly polling, our central computer sends price changes to registers at the point of sale. Management monitors the performance of each retail location and mail order operations to evaluate inventory levels, determine markdowns and analyze gross profit margins by product.

Competition

          We face competition in all of our business segments. We believe that the principal competitive factors in our industry are breadth and depth of product selection, value pricing, convenient retail locations, technical services and customer service. Our competitors vary in size and breadth of their product offerings. We compete directly or indirectly with the following types of companies:

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  major national insurance and warranty companies, providers of roadside assistance and providers of extended vehicle service contracts;

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  other dealers of new and used RVs for sale;

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  other specialty retailers that compete with us across a significant portion of our merchandising categories through catalog or e-commerce businesses; and

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  online retailers.

          Additional competitors may enter the businesses in which we currently operate. Moreover, some of our mass merchandising competitors do not currently compete in many of the product categories we offer, but may choose to offer a broader array of competing products in the future.

Trademarks and Other Intellectual Property

          We own a variety of registered trademarks and service marks related to our brands and our services, protection plans, products and resources, including Good Sam and Camping World. We also own the copyrights to certain articles in our publications and numerous domain names, including www.goodsamclub.com and www.campingworld.com, among others. We believe that our trademarks and other intellectual property have significant value and are important to our marketing efforts. We do not know of any material pending claims of infringement or other challenges to our right to use our intellectual property in the United States or elsewhere.

Government Regulation

          Our operations are subject to varying degrees of federal, state and local regulation, including our RV sales, vehicle financing, outbound telemarketing, direct mail, roadside assistance programs, extended vehicle service contracts and insurance activities. These laws and regulations include consumer protection laws, so called "lemon laws," privacy laws, escheatment laws, anti-money laundering laws and other extensive laws and regulations applicable to new and used vehicle dealers, as well as a variety of other laws and regulations. These laws also include federal and state wage and hour, anti-discrimination and other employment practices laws. Furthermore, new laws and regulations, particularly at the federal level, may be enacted that could also affect our business. See "Risk Factors — Risks Related to Our Business — Our business is subject to numerous federal, state and local regulations."

Motor Vehicle Laws and Regulations

          Our operations are subject to the National Traffic and Motor Vehicle Safety Act, Federal Motor Vehicle Safety Standards promulgated by the United States Department of Transportation and the rules and regulations of various state motor vehicle regulatory agencies. We are also subject to federal and numerous state consumer protection and unfair trade practice laws and regulations relating to the sale, transportation and marketing of motor vehicles, including so-called "lemon laws." Federal, state and local laws and regulations also impose upon vehicle operators various restrictions on the weight, length and width of motor vehicles that may be operated in certain jurisdictions or on certain roadways. Certain jurisdictions also prohibit the sale of vehicles exceeding length restrictions. Federal and state authorities also have various environmental control standards relating to air, water, noise pollution and hazardous waste generation and disposal.

          Our financing activities with customers are subject to federal truth-in-lending, consumer leasing and equal credit opportunity laws and regulations as well as state and local motor vehicle finance laws, leasing laws, installment finance laws, usury laws and other installment sales and leasing laws and regulations, some of which regulate finance and other fees and charges that may be imposed or received in connection with motor vehicle retail installment sales. Claims arising out of actual or alleged violations of law may be asserted against us or our retail locations by individuals, a class of individuals, or governmental entities and may expose us to significant damages or other penalties, including revocation or suspension of our licenses to conduct retail operations and fines.

          The Dodd-Frank Act, which was signed into law on July 21, 2010, established the CFPB, an independent federal agency funded by the United States Federal Reserve with broad regulatory powers and limited oversight from the United States Congress. Although automotive dealers are generally excluded, the Dodd-Frank Act could lead to additional, indirect regulation of automotive dealers, in particular, their sale and marketing of finance and insurance products, through its regulation of automotive finance companies and other financial institutions. In March 2013, the CFPB issued supervisory guidance highlighting its concern that the practice of automotive dealers being compensated for arranging customer financing through discretionary markup of wholesale rates offered by financial institutions ("dealer markup") results in a significant risk of pricing disparity in violation of the ECOA. The CFPB recommended that financial institutions under its jurisdiction take steps to address compliance with the ECOA, which may include imposing controls on dealer markup, monitoring and addressing the effects of dealer markup policies, and eliminating dealer discretion to markup buy rates and fairly compensating dealers using a different mechanism that does not result in disparate impact to certain groups of consumers.

Insurance Laws and Regulations

          As a marketer of insurance programs, we are subject to state rules and regulations governing the business of insurance including, without limitation, laws governing the administration, underwriting, marketing, solicitation and/or sale of insurance programs. The insurance carriers that underwrite the programs that we sell are required to file their rates for approval by state regulators. Additionally, certain state laws and regulations govern the form and content of certain disclosures that must be made in connection with the sale, advertising or offer of any insurance program to a consumer. We review all marketing materials we disseminate to the public for compliance with applicable insurance regulations. We are required to maintain certain licenses and approvals in order to market insurance programs.

Marketing Laws and Regulations

          The Federal Trade Commission (the "FTC") and each of the states have enacted consumer protection statutes designed to ensure that consumers are protected from unfair and deceptive marketing practices. We review all of our marketing materials for compliance with applicable FTC regulations and state marketing laws.

          Our e-commerce business is subject to the Mail or Telephone Order Merchandise Rule and related regulations promulgated by the FTC which affect our catalog mail order operations. FTC regulations, in general, govern the solicitation of orders, the information provided to prospective customers, and the timeliness of shipments and refunds. In addition, the FTC has established guidelines for advertising and labeling many of the products we sell.

          In 2003, the FTC amended its Telemarketing Sales Rule to establish a National "Do-Not-Call" Registry. As of September 2015, the "Do-Not-Call" Registry included approximately 222 million phone numbers. To comply with the rule, companies are required to match their call lists against the "Do-Not-Call" Registry prior to conducting outbound telemarketing and remove the names of consumers who have requested they not be called. In addition, the amended Telemarketing Sales Rule requires additional disclosures and sales practices for goods and services sold over the phone. We match our call lists with the "Do Not Call Registry" and implement telemarketing scripts to comply with this regulation.

          On December 29, 2010, federal legislation entitled the "Restore Online Shoppers' Confidence Act" was enacted ("ROSCA"). The legislation prohibits the acquisition of consumers' credit or debit card account numbers automatically from our partners when a consumer enrolls in one of our programs immediately after making a purchase through one of our partners' websites and requires additional disclosure relating to the online marketing of, and billing for, membership programs in the online post-transaction environment. We have put procedures in place to address compliance with ROSCA.

          Effective October 2011, Florida passed legislation similar to ROSCA, but with some additional requirements, and effective January 2012, Oregon passed legislation regulating free trial offers. The Florida law, like ROSCA, requires that an online post-transaction third party seller must obtain the express informed consent of the consumer to the sale by obtaining from the consumer the full account number of the account to be charged. The Florida law also requires that online post-transaction third party sellers must send a written notice confirming the transaction to the consumer by first class U.S. mail or by email. The Oregon legislation prohibits a person from causing a consumer to incur a financial obligation as a result of accepting a free offer unless the person obtains the consumer's billing information directly from the consumer. We have put procedures in place to address compliance with these laws.

          In addition to the discussion of the Dodd-Frank Act above in connection with our automotive activities, see "— Motor Vehicle Laws and Regulations," we are also subject to Dodd-Frank Act in connection with our various marketing efforts.

Environmental, Health and Safety Laws and Regulations

          Our operations involve the use, handling, storage and contracting for recycling and/or disposal of materials such as motor oil and filters, transmission fluids, antifreeze, refrigerants, paints, thinners, batteries, cleaning products, lubricants, degreasing agents, tires and propane. Consequently, our business is subject to a complex variety of federal, state and local requirements that regulate the environment and public health and safety.

          Most of our retail locations utilize aboveground storage tanks, and to a lesser extent underground storage tanks, primarily for petroleum-based products. Storage tanks are subject to periodic testing, containment, upgrading and removal requirements under the Resource Conservation and Recovery Act and its state law counterparts. Clean-up or other remedial action may be necessary in the event of leaks or other discharges from storage tanks or other sources. In addition, water quality protection programs under the federal Water Pollution Control Act (commonly known as the Clean Water Act), the Safe Drinking Water Act and comparable state and local programs govern certain discharges from some of our operations. Similarly, air emissions from our operations, such as RV painting, are subject to the federal Clean Air Act and related state and local laws. Certain health and safety standards promulgated by the Occupational Safety and Health Administration of the United States Department of Labor and related state agencies also apply.

          Although we incur costs to comply with applicable environmental, health and safety laws and regulations in the ordinary course of our business, we do not presently anticipate that such costs will have a material adverse effect on our business, financial condition or results of operations. We do not have any material known environmental commitments or contingencies.

Insurance

          We use a combination of insurance and self-insurance plans to provide for the potential liabilities for workers' compensation, product liability, general liability, business interruption, property insurance, director and officers' liability insurance, environmental, vehicle liability and employee health-care benefits. Liabilities associated with the risks that are retained by us are estimated, in part, by considering historical claims experience, demographic factors, severity factors and other actuarial assumptions. Where we have retained risk through self-insurance or similar arrangements, we utilize third party actuarial firms to assist management in assessing the financial impact of risk retention. Our results could be adversely affected by claims and other expenses related to such plans and policies if future occurrences and claims differ from these assumptions and historical trends.

Employees

          As of June 30, 2016, we had 7,139 full-time and 305 part-time or seasonal employees. None of our employees are represented by a labor union or are party to a collective bargaining agreement, and we have had no labor-related work stoppages. We believe that our employee relations are good.

Properties

          We typically lease all of the real properties where we have operations. Our real property leases generally provide for fixed monthly rentals with annual escalation clauses. The table below sets forth certain information concerning our offices and distribution centers and the lease expiration date includes all stated option periods.

	Square Feet	Acres	Lease Expiration(1)

Office Facilities:
Lincolnshire, IL (Corporate headquarters and Dealership headquarters)	25,900		2024
Denver, CO (Consumer services and plans operations, customer contact and service center and information system functions)	60,000		2054
Bowling Green, KY (Retail administrative and information systems functions)	33,947		2054
Oxnard, CA (Publishing and administrative)	10,254		2024
Retail Distribution Centers:
Bakersfield, California	169,123	13.1	2053
Franklin, Kentucky	250,000	33.0	2035

(1)
Assumes exercise of applicable lease renewal options.

          We also lease 120 retail locations in 36 states where we operate our retail locations. These retail locations generally range in size from approximately 30,000 to 45,000 square feet and are typically situated on approximately eight to 18 acres. The leases for our retail locations typically have terms of 15 to 20 years, with multiple renewal terms of five years each. These leases are typically "triple net leases" that require us to pay real estate taxes, insurance and maintenance costs.

          The following table lists the location by state of our 120 retail locations open as of June 30, 2016:

	Number of Retail Locations		Number of Retail Locations

Alabama	4	Nevada	2
Arizona	4	New Hampshire	2
Arkansas	2	New Jersey	2
California	11	New Mexico	1
Colorado	3	New York	3
Florida	14	North Carolina	7
Georgia	5	Ohio	4
Idaho	2	Oklahoma	1
Illinois	1	Oregon	4
Indiana	2	Pennsylvania	2
Iowa	2	South Carolina	5
Kentucky	1	South Dakota	1
Louisiana	3	Tennessee	3
Massachusetts	1	Texas	7
Michigan	3	Utah	3
Minnesota	1	Virginia	2
Mississippi	3	Washington	3
Missouri	4	Wisconsin	2

Legal Proceedings

          We are engaged in various legal actions, claims and proceedings arising in the ordinary course of business, including claims related to employment related matters, breach of contracts, products liabilities, consumer protection and intellectual property matters resulting from our business activities. We do not believe that the ultimate resolution of these pending claims will have a material adverse effect on our business, financial condition or results of operations. However, litigation is subject to many uncertainties, and the outcome of certain individual litigated matters may not be reasonably predictable and any related damages may not be estimable. Some litigation matters could result in an adverse outcome to us, and any such adverse outcome could have a material adverse effect on our business, financial condition and results of operations.

Seasonality

          We have experienced, and expect to continue to experience, variability in revenues and net income as a result of annual seasonality in our business. Because RVs are used primarily by vacationers and campers, demand for services, protection plans, products and resources generally declines during the winter season, while sales and profits are generally highest during the spring and summer months. In addition, unusually severe weather conditions in some geographic areas may impact demand. On average over the last three years ended December 31, 2015, we generated 29.5% and 28.8% of our annual revenues in the second and third fiscal quarters, respectively, which include the spring and summer months. Additionally, the average quarterly revenue percentage generated over the last three years ended December 31, 2015 from our Consumer Services and Plans segment was 25.0%, 24.7%, 23.1% and 27.3% for the first, second, third and fourth quarters, respectively, and the average quarterly revenue percentage generated over the last three years ended December 31, 2015 from our Retail segment was 21.0%, 29.8%, 29.2% and 19.9% for the first, second, third and fourth quarters, respectively. We incur additional expenses in the second and third fiscal quarters due to higher purchase volumes, increased staffing in our retail locations and program costs. For further discussion, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Seasonality."

MANAGEMENT

Directors and Executive Officers

          The following table provides information regarding our executive officers and members of our board of directors (ages as of September 13, 2016):

Name	Age	Position(s)

Marcus A. Lemonis	42	Chairman and Chief Executive Officer
Thomas F. Wolfe	54	Chief Financial Officer and Secretary
Brent L. Moody	55	Chief Operating and Legal Officer
Roger L. Nuttall	64	President of Camping World
Mark J. Boggess	60	President of Good Sam Enterprises
Stephen Adams	78	Director
Andris A. Baltins	71	Director
Brian P. Cassidy	42	Director
Jeffrey A. Marcus	69	Director
K. Dillon Schickli	63	Director

Background of Executive Officers and Directors

          Marcus A. Lemonis has served as Camping World Holdings, Inc.'s Chairman and Chief Executive Officer and on the board of directors of Camping World Holdings, Inc. since its formation, as the President and Chief Executive Officer and on the board of directors of CWGS, LLC since February 2011, as the Chief Executive Officer and on the board of directors of Good Sam Enterprises, LLC since January 2011, as President and Chief Executive Officer and on the board of directors of Camping World, Inc. since September 2006 and as the President and Chief Executive Officer and on the board of directors of FreedomRoads, LLC since May 1, 2003. Mr. Lemonis received a B.A. from Marquette University. Mr. Lemonis' extensive experience in retail, RV and automotive, business operations and entrepreneurial ventures makes him well-qualified to serve as the Chief Executive Officer and the Chairman of our board of directors.

          Thomas F. Wolfe has served as Camping World Holdings, Inc.'s Chief Financial Officer since its formation, as the Executive Vice President of Operations of Good Sam Enterprises, LLC from September 2011 through February 2015, the Chief Financial Officer of Good Sam Enterprises, LLC since January 2004 and as the Executive Vice President and Chief Financial officer of CWGS, LLC since January 2011. Previously, Mr. Wolfe served as Good Sam Enterprises, LLC's Senior Vice President and Chief Financial Officer since January 2004. Prior to that time, Mr. Wolfe had been Vice President and Controller of Good Sam Enterprises, LLC since 1997. From 1991 to 1997, Mr. Wolfe was vice president of finance of Convenience Management Group, LLC, a privately-owned distributor of petroleum products and equipment. From 1989 to 1991, Mr. Wolfe was vice president and controller of First City Properties, Inc. From 1983 to 1988, Mr. Wolfe held a variety of staff and management positions at Deloitte & Touche LLP. Mr. Wolfe received a B.S. from California Polytechnic State University, San Luis Obispo.

          Brent L. Moody has served as Camping World Holdings, Inc.'s Chief Operating and Legal Officer since its formation, as the Chief Operating and Legal Officer of CWGS, LLC and its subsidiaries since January 1, 2016, as the Executive Vice President and Chief Administrative and Legal Officer of CWGS, LLC from February 2011 to December 31, 2015, as the Executive Vice President and Chief Administrative and Legal Officer of Good Sam Enterprises, LLC from January 2011 to December 31, 2015, as the Executive Vice President and Chief Administrative and Legal Officer of FreedomRoads, LLC and Camping World, Inc. from 2010 until December 31, 2015, as

Executive Vice President/General Counsel and Business Development of Camping World, Inc. and FreedomRoads, LLC from 2006 to 2010, as Senior Vice President/General Counsel and Business Development of Camping World, Inc. and Good Sam Enterprises, LLC from 2004 to 2006 and as Vice President and General Counsel of Camping World, Inc. from 2002 to 2004. From 1998 to 2002, Mr. Moody was a shareholder of the law firm of Greenberg Traurig, P.A. From 1996 to 1998, Mr. Moody served as vice president and assistant general counsel for Blockbuster, Inc. Mr. Moody received a J.D. from Nova Southeastern University, Shepard Broad Law Center and a B.S. from Western Kentucky University.

          Roger L. Nuttall has served as President of Camping World, Inc. since January 2011, as Chief Operating Officer of FreedomRoads, LLC from January 2009 until January 2011 and as Executive Vice President and Chief Financial Officer of FreedomRoads, LLC from November 2003 until December 2015. From 1981 to 1983, Mr. Nuttall was a partner at McKay, Nuttall and Reid, a local accounting and consulting firm. Prior to that time, from 1974 to 1981, Mr. Nuttall held a variety of staff and management positions at Grant Thornton LLP. From 1983 until 2003, Mr. Nuttall served as chief financial officer and member of the board of directors of Blaine Jensen & Sons, Inc., a multi-dealership RV company. Mr. Nuttall received a B.A. from Weber State University.

          Mark J. Boggess has served as the President of Good Sam Enterprises, LLC since January 2015 and as President of GS Media & Events, a division of Good Sam Enterprises, LLC, since December 2012. From April 2009 until April 2011, Mr. Boggess served as Chief Financial Officer of DirectBuy, Inc. Prior to that time, Mr. Boggess served as President and Chief Executive Officer of Camping World, Inc. from January 2004 until July 2008. From June 1993 until January 2004, Mr. Boggess served as Senior Vice President and Chief Financial Officer of Good Sam Enterprises, LLC. Previously, from June 1992 until May 1993, Mr. Boggess was vice president and chief financial officer of Hypro Corporation, a privately owned manufacturer of fluid transfer pumps. From June 1989 until June 1992, Mr. Boggess was treasurer of Adams Communications Corporation, a holding company controlled by Stephen Adams, which owned television and radio station operations throughout the United States. Mr. Boggess received a B.B.A. from the University of Cincinnati.

          Stephen Adams has served on the board of directors of Camping World Holdings, Inc. since its formation, as the chairman of the board of directors of CWGS, LLC since February 2011, as the chairman of the board of directors of Good Sam Enterprises, LLC since December 1988, as the chairman of the board of directors of Camping World, Inc. since April 1997 and as the chairman of the board of directors of FreedomRoads Holding Company, LLC since February 3, 2005. In addition, Mr. Adams is the chairman of the board of directors and the controlling shareholder of Adams Outdoor Advertising, Inc., which operates an outdoor media advertising business. From November 2011 until April 2012, Mr. Adams inadvertently failed to timely file ownership reports on Forms 4 and 5 and as of the end of calendar year 2011, as of May 15, 2012 and as of the end of calendar year 2012, Mr. Adams mistakenly failed to timely file Schedule 13G amendments with respect to an entity in which he unknowingly accumulated an interest in excess of 5%. As a result, the Securities and Exchange Commission entered an order on September 10, 2014, pursuant to which Mr. Adams agreed to cease and desist from committing or causing any violations of the requirements of Section 13(d) and 16(a) of the Exchange Act and certain of the rules promulgated thereunder and paid a civil money penalty to the SEC without admitting or denying the findings therein. In August 2009, Affinity Bank, a California depositary institution in which Mr. Adams indirectly owned a controlling interest, was closed by the California Department of Financial Institutions and the Federal Deposit Insurance Corporation was appointed as the receiver. Mr. Adams received an M.B.A. from the Stanford Graduate School of Business and a B.S. from Yale University. Mr. Adams' long association with the Company as a chairman of the board of directors of several of its subsidiaries since he acquired Good Sam Enterprises, LLC in 1988 and his current or former ownership of a variety of businesses with significant assets and operations during his over 40-year business career, during which time he has had substantial experience in providing management oversight and strategic direction, makes him well-qualified to serve on our board of directors.

          Andris A. Baltins has served on the board of directors of Camping World Holdings, Inc. since its formation, on the board of directors of CWGS, LLC since February 2011 and on the board of directors of Good Sam Enterprises, LLC since February 2006. He has been a member of the law firm of Kaplan, Strangis and Kaplan, P.A. since 1979. Mr. Baltins serves as a director of various private and non-profit corporations, including Adams Outdoor Advertising, Inc., which is controlled by Mr. Adams. Mr. Baltins previously served as a director of Polaris Industries, Inc. from 1995 until 2011. Mr. Baltins received a J.D. from the University of Minnesota Law School and a B.A. from Yale University. Mr. Baltins' over 40-year legal career as an advisor to numerous public and private companies and his experience in the areas of complex business transactions, mergers and acquisitions and corporate law makes him well-qualified to serve on our board of directors.

          Brian P. Cassidy has served on the board of directors of Camping World Holdings, Inc. since its formation and on the board of directors of CWGS, LLC since March 2011. Mr. Cassidy is a Partner at Crestview, which he joined in 2004, and currently serves as co-head of Crestview's media and communications strategy. Mr. Cassidy has served as a director of NEP Group, Inc. since December 2012, Cumulus Media, Inc. since May 2014, Interoute Communications Holdings since April 2015 and the parent company of WideOpenWest Finance, LLC since January 2016. He is also responsible for monitoring the firm's investment in CORE Media Group. Mr. Cassidy previously served as a director of San Juan Cable LLC (d/b/a OneLink Communications) from May 2007 until November 2012 and ValueOptions, Inc. from December 2007 until December 2014 and was also involved with Crestview's investments in Charter Communications, Inc. and Insight Communications, Inc. Prior to joining Crestview, Mr. Cassidy worked in private equity at Boston Ventures, where he invested in companies in the media and communications, entertainment and business services industries. Previously, he worked for one year as the acting chief financial officer of one of their portfolio companies. Prior to that time, Mr. Cassidy was an investment banking analyst at Alex. Brown & Sons, where he completed a range of financing and mergers and acquisitions assignments for companies in the consumer and business services sectors. Mr. Cassidy received an M.B.A. from the Stanford Graduate School of Business and an A.B. in Physics from Harvard College. Mr. Cassidy's private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings makes him well-qualified to serve on our board of directors.

          Jeffrey A. Marcus has served on the board of directors of Camping World Holdings, Inc. since its formation and on the board of directors of CWGS, LLC since March 2011. Mr. Marcus joined Crestview in 2004 and currently serves as co-head of Crestview's media and communications strategy. Prior to joining Crestview, Mr. Marcus served in various positions in the media and communications industry, including as President and chief executive officer of AMFM Inc. (formerly Chancellor Media Corporation) from 1998 until 1999 and as founder and chief executive officer of Marcus Cable Company, a privately held cable company, from 1989 until 1998. Mr. Marcus has served as the chairman of the board of directors of Cumulus Media, Inc. since April 2015 and on its board of directors since September 2011 and has served as the chairman of the board of directors of the parent company of WideOpenWest Finance, LLC since January 2016 and as a director of NEP Group, Inc. since December 2012. Mr. Marcus previously served as a director of DS Services of America, Inc. from September 2013 until December 2014, Charter Communications, Inc. from May 2012 until November 2013, San Juan Cable LLC (d/b/a OneLink Communications) from July 2011 until December 2012 and Insight Communications Company, Inc. from April 2010 until February 2012. Mr. Marcus received a B.A. from the University of California, Berkeley. Mr. Marcus'

extensive experience serving as a director of numerous public and private companies, operating experience as a chief executive officer in the cable television, broadcast and outdoor industries and his experience as a private equity investor with respect to acquisitions, debt financings, equity financings and public market sentiment makes him well-qualified to serve on our board of directors.

          K. Dillon Schickli has served on the board of directors of Camping World Holdings, Inc. since its formation and on the board of directors of CWGS, LLC since August 2011. Mr. Schickli previously served on the board of directors of CWGS, LLC from 1990 until 1995 and was chief operating officer of Affinity Group, Inc., the predecessor of Good Sam Enterprises, LLC, from 1993 until 1995. Previously, Mr. Schickli was a co-investor with Crestview in DS Waters Group, Inc. ("DS Waters") and served as vice-chairman of its board of directors until it was sold to Cott Corporation in December 2014. Prior to that time, Mr. Schickli was the chief executive officer of DS Waters from June 2010 until February 2013 and subsequently led the buyout of the business by Crestview. Mr. Schickli also previously led the buyout of DS Waters from Danone Group & Suntory Ltd. in November 2005 and was also a co-investor in DS Waters with Kelso & Company. Mr. Schickli served as co-chief executive officer and chief financial officer of DS Waters from November 2005 until June 2010, when he became the sole chief executive officer. Mr. Schickli started his business career in the capital planning and acquisitions group of the Pepsi-Cola Company after he received his M.B.A. from the University of Chicago. Mr. Schickli received a B.A. from Carleton College in 1975. Mr. Schickli's long association with, and knowledge of, the Company, extensive experience serving as a director of other businesses, operating experience as a chief executive officer and his experience as a private equity investor with respect to acquisitions, debt financings, equity and financings makes him well-qualified to serve on our board of directors.

Composition of our Board of Directors

          Our board of directors currently consists of six directors. Our amended and restated certificate of incorporation and bylaws will provide that our board of directors may consist of up to nine directors, and that our board of directors will be divided into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders.

          When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person's background and experience as reflected in the information discussed in each of the directors' individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

          Prior to the consummation of this offering, ML Acquisition, who immediately following the consummation of this offering will hold                  shares of Class B common stock representing 47% of the combined voting power of our total outstanding common stock, ML RV Group, who immediately following the consummation of this offering will hold one share of Class C common stock representing 5% of the combined voting power of our total outstanding common stock, CVRV Acquisition II LLC, who immediately following the consummation of this offering will hold                   shares of Class A common stock, CVRV Acquisition LLC, who immediately following the consummation of this offering will hold                  shares of Class B common stock, which combined represents         % of the combined voting power of our total outstanding common stock, and funds controlled by Crestview Partners II GP, L.P. will enter into the Voting Agreement with us, pursuant to which, each of ML Acquisition and ML RV Group will agree to vote, or cause to vote, all of their outstanding shares of their Class B common stock and Class C common stock so as to cause the election of the Crestview Directors at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of directors of our board of directors as provided in the Voting Agreement.

          In addition, pursuant to the Voting Agreement, Crestview will have the right to designate four Crestview Directors (unless Marcus Lemonis is no longer our Chief Executive Officer, in which case, Crestview will have the right to designate three Crestview Directors) for as long as Crestview Partners II GP, L.P. directly or indirectly, beneficially owns, in the aggregate, 32.5% or more of our Class A common stock, three Crestview Directors for so long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, less than 32.5% but 25% or more of our Class A common stock, two Crestview Directors for as long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, less than 25% but 15% or more of our Class A common stock and one Crestview Director for as long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, less than 15% but 7.5% or more of our Class A common stock (assuming in each such case that all outstanding common units in CWGS, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis). Each of ML Acquisition and ML RV Group will agree to vote, or cause to vote, all of their outstanding shares of our Class A common stock, Class B common stock and Class C common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the Crestview Directors. In addition, the ML Related Parties will also have the right to designate four ML Acquisition Directors for as long as the ML Related Parties, directly or indirectly, beneficially own in the aggregate 27.5% or more of our Class A common stock, three ML Acquisition Directors for as long as the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, less than 27.5% but 25% or more of our Class A common stock, two ML Acquisition Directors for as long as the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, less than 25% but 15% or more of our Class A common stock and one ML Acquisition Director for as long as the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, less than 15% but 7.5% or more of our Class A common stock (assuming in each such case that all outstanding common units in CWGS, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis). Moreover, ML RV Group will have the right to designate one director for as long as it holds our one share of Class C common stock. Funds controlled by Crestview Partners II GP, L.P. will agree to vote, or cause to vote, all of their outstanding shares of our Class A common stock and Class B common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the ML Acquisition Directors and the ML RV Director. Additionally, pursuant to the Voting Agreement, we shall take commercially reasonable action to cause (i) the board of directors to be comprised at least of nine directors; (ii) the individuals designated in accordance with the terms of the Voting Agreement to be included in the slate of nominees to be elected to the board of directors at the next annual or special meeting of stockholders of the Company at which directors are to be elected and at each annual meeting of stockholders of the Company thereafter at which a director's term expires; (iii) the individuals designated in accordance with the terms of the Voting Agreement to fill the applicable vacancies on the board of directors; and (iv) a ML Director or the ML RV Director to be the chairperson of the board of directors (as defined in the bylaws). The Voting Agreement allows for the board of directors to reject the nomination, appointment or election of a particular director if such nomination, appointment or election would constitute a breach of the board of directors' fiduciary duties to the Company's stockholders or does not otherwise comply with any requirements of our amended and restated certificate of incorporation or our amended and restated bylaws or the charter for, or related guidelines of, the board of directors' nominating and corporate governance committee. ML Acquisition has been deemed to have designated Messrs. Adams, Baltins and Schickli for election to our board of directors, Crestview has been deemed to have designated Messrs. Cassidy and Marcus for election to our board of directors and ML RV Group has been deemed to have designated Mr. Lemonis for election to our board of directors.

          In accordance with our amended and restated certificate of incorporation and the Voting Agreement, each of which will be in effect upon the closing of this offering, our board of directors will be divided into three classes with staggered three year terms. At each annual meeting of stockholders after the initial classification, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors will be divided among the three classes as follows:

  •
  the Class I directors will be Messrs.                   and                  , and their terms will expire at the annual meeting of stockholders to be held in 2017;

  •
  the Class II directors will be Messrs.                   and                  , and their terms will expire at the annual meeting of stockholders to be held in 2018; and

  •
  the Class III directors will be Messrs.                   and                  , and their terms will expire at the annual meeting of stockholders to be held in 2019.

          Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our Company.

          Pursuant to the terms of the Voting Agreement, the Crestview Directors, the ML Acquisition Directors and the director designated by ML RV Group may only be removed with or without cause at the request of the party entitled to designate such director. In all other cases and at any other time, directors may only be removed for cause by the affirmative vote of at least a majority of the combined voting power of our Class A common stock, Class B and Class C common stock.

Director Independence

          Prior to the consummation of this offering, our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director's ability to exercise independent judgment in carrying out that director's responsibilities. Our board of directors has affirmatively determined that Messrs.                   ,                   and                  are each an "independent director," as defined under the Exchange Act and the rules of the NYSE.

Controlled Company Exemption

          Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition and ML RV Group, and certain funds controlled by Crestview Partners II GP, L.P., will in the aggregate hold more than 50% of the combined voting powers of our common stock. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of the NYSE and may elect not to comply with certain corporate governance standards, including that: (i) a majority of our board of directors consists of "independent directors," as defined under the rules of the NYSE; (ii) we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; (iii) we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and (iv) we perform annual performance evaluations of the nominating and corporate governance and compensation committees. Immediately following the consummation of this offering, we may not have a majority of independent directors on our board of directors, an entirely independent nominating and corporate governance committee, an entirely independent compensation committee or perform annual performance evaluations of the nominating and corporate governance and compensation committees unless and until such time as we are required to do so. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a "controlled company" and our shares continue to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods. See "Risk Factors — Risks Relating to Our Organizational Structure — We are a "controlled company" within the meaning of the NYSE listing requirements and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are subject to such corporate governance requirements."

Committees of Our Board of Directors

          Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We will have a standing audit committee, nominating and corporate governance committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

          Prior to this offering, Messrs. Baltins and Cassidy comprised our audit committee. Our audit committee will be responsible for, among other things:

  •
  appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

  •
  discussing with our independent registered public accounting firm their independence from management;

  •
  reviewing with our independent registered public accounting firm the scope and results of their audit;

  •
  approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

  •
  overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

  •
  reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

  •
  establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

          Upon the consummation of this offering, our audit committee will consist of Messrs.                   ,                   and                  , with Mr.                   serving as chair. Rule 10A-3 of the Exchange Act and the NYSE rules require that our audit committee have at least one independent member upon the listing of our Class A common stock, have a majority of independent members within 90 days of the date of this prospectus and be composed entirely of independent members within one year of the date of this prospectus. Our board of directors has affirmatively determined that Mr.                   meets the definition of "independent director" for purposes of serving on the audit committee under Rule 10A-3 and the NYSE rules. In addition, our board of directors has determined that Mr.                   will qualify as an "audit committee financial expert," as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors will adopt a new written charter for the audit committee, which will be available on our principal corporate website at

www.campingworld.com substantially concurrently with the consummation of this offering. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Nominating and Corporate Governance Committee

          Our nominating and corporate governance committee will be responsible for, among other things:

  •
  identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors and in accordance with the terms of the Voting Agreement;

  •
  evaluating the overall effectiveness of our board of directors; and

  •
  reviewing developments in corporate governance compliance and developing and recommending to our board of directors a set of corporate governance guidelines and principles.

          Upon the consummation of this offering, our nominating and corporate governance committee will consist of Messrs.                   ,                   and                  , with Mr.                   serving as chair. We intend to avail ourselves of the "controlled company" exception under the NYSE rules, which exempts us from the requirement that we have a nominating and corporate governance composed entirely of independent directors. Our board of directors will adopt a new written charter for the nominating and corporate governance committee, which will be available on our principal corporate website at www.campingworld.com substantially concurrently with the consummation of this offering. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation Committee

          Prior to this offering, Messrs. Marcus and Schickli comprised our compensation committee. Our compensation committee will be responsible for, among other things:

  •
  reviewing and approving the compensation of our directors, Chief Executive Officer and other executive officers; and

  •
  appointing and overseeing any compensation consultants.

          Upon the consummation of this offering, our compensation committee will consist of Messrs.                   ,                   and                  , with Mr.                    serving as chair. Our board has determined that Messrs.                   and                  are "outside directors" as defined in Rule 162(m) of the Internal Revenue Code and "non-employee directors" as defined in Section 16b-3 of the Exchange Act. We intend to avail ourselves of the "controlled company" exception under the NYSE rules, which exempts us from the requirement that we have a compensation committee composed entirely of independent directors. Our board of directors will adopt a new written charter for the compensation committee, which will be available on our principal corporate website at www.campingworld.com substantially concurrently with the consummation of this offering. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Risk Oversight

          Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our board of directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Risk Considerations in our Compensation Program

          We conducted an assessment of our compensation policies and practices for our employees and concluded that these policies and practices are not reasonably likely to have a material adverse effect on our Company.

Compensation Committee Interlocks and Insider Participation

          None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Ethics and Code of Conduct

          Prior to the completion of this offering, we will update a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our website, www.campingworld.com. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

          In this Compensation Discussion and Analysis, we address our philosophy, programs and processes related to the compensation paid or awarded for the fiscal year ended December 31, 2015 to our named executive officers listed in the Summary Compensation Table that follows this discussion. Where relevant, the discussion below also reflects certain contemplated changes to our compensation structure that would be implemented in connection with, and contingent upon, the completion of this offering. References to "2015" in this Executive Compensation section mean "fiscal year ended December 31, 2015" unless the language specifically indicates otherwise.

          Our named executive officers for 2015, which consist of our principal executive officer, our principal financial officer and our three other most highly compensated executive officers for 2015 are:

  •
  Marcus A. Lemonis, who serves as Chairman and Chief Executive Officer and is our principal executive officer;

  •
  Thomas F. Wolfe, who serves as Executive Vice President, Chief Financial Officer and Secretary and is our principal financial officer;

  •
  Roger L. Nuttall, who serves as President of Camping World;

  •
  Brent L. Moody, who serves as Chief Operating and Legal Officer; and

  •
  Mark J. Boggess, who serves as President, Good Sam.

          As noted above, the Compensation Discussion and Analysis section describes our historical executive compensation program for our named executive officers in 2015. In connection with this offering, we intend to adopt compensation plans that are intended to comply with laws applicable to public companies and we expect that, after our initial public offering, our compensation committee will set policies that may be different from the policies that applied to our executive officers before our public offering, including complying with laws that are applicable to public companies.

          In addition, in anticipation of our initial public offering we have entered into new employment agreements with each of Messrs. Lemonis, Wolfe, Nuttall and Moody. The new employment agreements for Messrs. Wolfe, Nuttall and Moody update the agreements to include provisions appropriate for public companies but do not make any material changes to these executives' compensation since the end of 2015.

          Mr. Lemonis' new employment agreement, by contrast, does contain material changes to his compensation. In particular, Mr. Lemonis has elected not to receive any base salary, bonus or equity compensation, effective upon the completion of this offering. Mr. Lemonis' new employment agreement thus provides that during its term Mr. Lemonis will not be paid any base salary or receive any incentive compensation. Mr. Lemonis has also agreed that he will not be eligible for any cash severance payments under his new employment agreement.

2015 Compensation

          We operate the largest national RV retail network in the United States and we believe we provide the industry's broadest and deepest range of services, protection plans, products and resources. We strive to retain this position in our industry and our primary objective is to achieve consistent growth. Since 2011 through the year ended December 31, 2015, our experienced management team has increased total revenue from $1,538.5 million to $3,333.3 million, increased Adjusted EBITDA from $101.8 million to $253.7 million and increased net income from $5.4 million to $178.5 million. In 2015, our named executive officers were compensated in a manner reflecting our increased growth.

Compensation Philosophy, Objectives and Rewards

          Our executive compensation program has been designed to motivate, reward, attract and retain high caliber management deemed essential to ensure, and capitalize on, our success. The program seeks to tightly align executive compensation with our short- and long-term business objectives, business strategy and company-wide financial performance. Our compensation program is designed to achieve the following objectives:

  •
  Providing competitive and attractive pay plans that reflects the respective positions, duties and responsibilities;

  •
  Incentivizing contributions to the continued growth and development of our business;

  •
  Rewarding the success, growth and performance of our entire business rather than individual segments;

  •
  Tying performance of segmented business together and encouraging collaboration to enhance value of the full enterprise; and

  •
  Retaining essential executive officers and compensating their short and long-term contributions.

          In connection with this offering, we intend to formalize our post-offering compensation philosophy and implement compensation arrangements that reflect that philosophy. We expect our compensation philosophy to reflect the following general principles:

  •
  Attract and retain talent — The total compensation package is designed to attract, retain and motivate highly qualified executives capable of leading us to greater performance. Base salary and annual incentives provide a competitive annual total cash compensation opportunity in the short term and equity initiatives provide a competitive opportunity over the long term.

  •
  Supportive of our mission and values — Compensation supports our mission to integrate and grow the company as a unified single enterprise. We inherently believe that we are most successful when we collaborate for the benefit of the overall business rather than focus only on the success of a segmented business.

  •
  Aligned with stockholder interests — The interests of executives should align with the interests of our stockholders by using performance measures that correlate well with the creation of stockholder value. Our short-term and long-term incentive plans are both designed to use financial performance measures that correlate well with stockholder value.

  •
  Balanced — Compensation plan designs promote a balance between annual and long-term business results. While we believe the creation of stockholder value long term is extremely important, we also believe that the achievement of our annual goals is the best way to contribute to our sustainable, long-term success.

Determination of Compensation

          Historically, the compensation of our Chief Executive Officer has been set by our board of directors and the compensation of our other executive officers has been set by our Chief Executive Officer. In anticipation of becoming a public company, our board of directors will adopt a written charter for the compensation committee that establishes, among other things, the compensation committee's purpose and its responsibilities with respect to executive compensation. The charter of the compensation committee will provide that the compensation committee shall, among other things, assist the board of directors in its oversight of executive compensation, management development and succession, director compensation and executive compensation disclosure.

          We did not retain a compensation consultant to provide services in respect of executive compensation in 2015 but in 2016 we engaged Meridian Compensation Partners, LLC to provide executive compensation consulting services to us.

Elements of Our Executive Compensation Program

          Historically, and through 2015, our executive compensation program consisted of the following elements: base salary, cash-based incentive compensation, equity-based compensation, severance and other benefits potentially payable upon termination of employment or change in control, health, welfare and retirement benefits and perquisites; each established as part of our program in order to achieve the compensation objective outlined below with respect to each element.

          We do not currently have, and following the offering we do not expect to have, formal policies relating to the allocation of total compensation among the various elements of our compensation program.

Base Salaries

          Historically, including in 2015, the base salaries of our named executive officers have been an important part of their total compensation package, and have been intended to reflect their respective positions, duties and responsibilities. Base salary is a visible and stable fixed component of our compensation program. Although the compensation committee believes that a substantial portion of each executive officer's total compensation should be "at risk," the compensation committee also recognizes the importance of setting base salaries at levels that will attract, retain and motivate top talent. In setting annual base salary levels, the compensation committee takes into account competitive considerations, individual performance, and time in position, and internal pay equity. On a prospective basis, we intend to continue to evaluate the mix of base salary, short-term incentive compensation and long-term incentive compensation to appropriately align the interests of our named executive officers with those of our stockholders. There was no increase to base salaries of our named executive officers for 2015 from the base salaries provided in fiscal year 2014. As of the end of 2015, our named executive officers were entitled to the base salaries noted below:

Named Executive Officer	2015 Base Salary

Marcus A. Lemonis	$1,500,000
Thomas F. Wolfe	$250,000
Roger L. Nuttall	$250,000
Brent L. Moody	$250,000
Mark J. Boggess	$240,000

          Pursuant to the terms of his new employment agreement, Mr. Lemonis has elected not to receive any base salary, effective upon the completion of this offering. The base salaries of our other named executive officers will remain at the levels noted above.

Cash-Based Incentive Compensation

          We consider annual cash incentive bonuses to be an important component of our compensation program. We consider annual cash incentive bonuses to be "at-risk" compensation. Historically, including in 2015, our named executive officers were entitled to annual incentive compensation payments based on the Company's achievement of certain financial performance measures (namely, the combined results of the Company and FreedomRoads, or Combined Annual EBITDA (as defined below in section entitled "— Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table — Summary of Executive Compensation Arrangements — Annual Incentive Compensation"), with such amounts of incentive compensation equal to the following percentages of the applicable Combined Annual EBITDA performance target as set forth in their respective employment agreements (other than for Mr. Moody, whose bonus performance target percentage was increased beyond that provided in his employment agreement in recognition of his successful leadership driving the Company's recent and ongoing acquisition activity):

Named Executive Officer	Bonus Percentage

Marcus A. Lemonis	1.75%
Thomas F. Wolfe	0.175%
Roger L. Nuttall	0.70%
Brent L. Moody	0.32%
Mark J. Boggess	0.10%

          The actual annual cash bonuses awarded to each named executive officer for 2015 performance are set forth below in the Summary Compensation Table in the column entitled "Non-Equity Incentive Plan Compensation" and described below in the section entitled "— Summary of Executive Compensation Arrangements — Employment Agreements."

          Pursuant to the terms of his new employment agreement, Mr. Lemonis has elected not to receive any incentive compensation, effective upon the completion of this offering. The bonuses and bonus percentages applicable for our other named executive officers are described below under "— Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table — Compensation Programs To Be Adopted In Connection With This Offering — New Employment Agreements."

Equity-Based Compensation

          We view equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns interest of executives with those of our stockholders. We have historically granted profits units awards.

          In 2015, each of Messrs. Lemonis, Wolfe, Moody and Boggess was granted 123.25, 50, 285 and 350 profits units in CWGS, LLC, respectively, as set forth below. The amount of each named executive officer's individual award was approved by the Board based upon the recommendation of Mr. Lemonis, taking into account qualitative factors, including the individual NEO's tenure, salary, position and overall contributions. No quantitative factors were used in the determination. The profits units generally vest annually over four years from the applicable vesting commencement date (with the exception of Mr. Lemonis for whom 1/3 vested on the date of grant and the remainder vest annually over four years from the applicable vesting commencement date), subject to acceleration upon the occurrence of a qualified initial public offering, an exit event (as defined in the limited liability company agreement for CWGS, LLC in effect prior to the Transactions (the "Existing LLC Agreement") or a liquidation event (as described in the Existing LLC Agreement). The vesting of each of Messrs. Lemonis, Wolfe, Moody and Boggess' 2015 profits units will accelerate in connection with this offering.

          The following table sets forth the profits units granted to our named executive officers in 2015.

Named Executive Officer	2015 Profits Units Granted

Marcus A. Lemonis	123.25
Thomas F. Wolfe	50
Roger L. Nuttall	—
Brent L. Moody	285
Mark J. Boggess	350

          2016 Incentive Award Plan.    We intend to adopt a 2016 Incentive Award Plan, referred to herein as the 2016 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. We expect that the 2016 Plan will be effective on the date on which it is adopted by our board of directors, subject to approval of such plan by our stockholders. For additional information about the Plan, please see the section titled "— Compensation Programs To Be Adopted In Connection With This Offering — 2016 Incentive Award Plan" below.

          In connection with this offering, Mr. Lemonis has elected not to receive any equity grants. We intend to grant equity awards to our other named executive officers under the 2016 Plan in connection with this offering, however we have not yet determined the form of equity to be granted.

Perquisites and Other Benefits

          Certain of our named executive officers are provided with perquisites to aid in the performance of their respective duties and to provide competitive compensation with executives with similar positions and levels of responsibilities. In 2015, each of Messrs. Lemonis, Nuttall and Moody were provided a company-owned car and CWGS, LLC insured the car, paid all registration, license, taxes and other fees on the car, reimbursed such named executive officer for all maintenance costs on the car and provided each such named executive officer gross up payments to cover the taxes on income imputed for personal use of the company-owned car. For additional information about the perquisites provided to our named executive officers, please see the "All Other Compensation" column of the Summary Compensation Table, and "Narrative to the Summary Compensation Table — Other Compensation Arrangements — Employee Benefits and Perquisites" below.

Health and Welfare Benefits

          Our benefit programs are established based upon an assessment of competitive market factors and a determination of what is needed to attract, retain and motivate high caliber executives. Our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

  •
  medical, dental and vision benefits;

  •
  medical and dependent care flexible spending accounts;

  •
  short-term and long-term disability insurance; and

  •
  life insurance.

          We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

Deferred Compensation and Other Retirement Benefits

  401(k) Plan

          We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we have the ability to make matching and profit-sharing contributions on a discretionary basis to eligible participants, up to a maximum of 6% of the employee's compensation. Employees and named executive officers are immediately vested in their individual contributions and vest 20% in their company matching and profit-sharing contributions after two years of service and an additional 20% for each year of service thereafter. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k)

plan, and making matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

          We do not currently maintain, and our executive officers do not currently participate in or have a vested right to, any defined benefit pension plans, supplemental executive retirement plans, or other deferred compensation plans.

Employment Agreements and Severance Arrangements

          As of December 31, 2015, we were party to employment agreements with each of our named executive officers, which we entered into for recruitment and retention purposes. The specific terms of these agreements are described below under the heading "Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table — Summary of Executive Compensation Arrangements — Employment Agreements." Each of the employment agreements provide for severance arrangements in connection with a termination of employment of our named executive officers. The details of these severance arrangements are described below under the heading "— Potential Payments Upon Termination or Change in Control." There is no general company severance policy in place for our employees.

          In anticipation of this offering, we have entered into new employment agreements with each of Messrs. Lemonis, Wolfe, Nuttall and Moody which supersede and replace the respective existing employment agreements entered into by CWGS, LLC in their entirety. The details of these new employment agreements are described below under the heading "— Compensation Programs To Be Adopted In Connection With This Offering — New Employment Agreements."

Tax Considerations

          As a general matter, our board of directors and the compensation committee review and consider the various tax and accounting implications of compensation programs we utilize.

          Section 162(m) of the Internal Revenue Code ("Section 162(m)") generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officer or an individual acting in such a capacity and the three other most highly compensated executive officers (excluding the chief executive officer or the chief financial officer) unless certain performance and other requirements are met. Section 162(m) applies to corporations with any class of common equity securities required to be registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Because we do not currently have any publicly held common stock, Section 162(m)'s restrictions do not currently apply to us. Our intent is to design and administer executive compensation programs in a manner that will allow us to preserve the deductibility of compensation paid to our named executive officers (if desired). Further, we intend to comply with applicable laws in order to rely on the transition rules under Section 162(m) for newly public companies. Notwithstanding the foregoing, while it is the Company's policy to take account of the implications of Section 162(m) among all factors reviewed in making compensation decisions, the Company will not limit compensation to those levels or types of compensation that will be deductible if it determines that an award is consistent with its philosophy and is in our and the stockholders' best interests. Accordingly, some portion of the compensation paid to a Company executive may not be tax deductible by us under Section 162(m).

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

2015 Summary Compensation Table

          The following table contains information about the compensation earned by each of our named executive officers during our most recently completed fiscal year ended December 31, 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Profits Units Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)

Marcus A. Lemonis	2015	1,500,000		39,067	3,298,405	155,513	4,992,985
Chairman and Chief Executive Officer
Thomas F. Wolfe	2015	262,603	250,000	15,849	457,847	—	986,299
Executive Vice President and Chief Financial Officer
Roger L. Nuttall	2015	250,000	—	—	1,776,026	87,458	2,113,484
President, Camping World; Former Chief Financial Officer of FreedomRoads
Brent L. Moody	2015	250,000	—	90,337	811,898	43,789	1,196,024
Chief Operating and Legal Officer; Former Executive Vice President and Chief Administrative and Legal Officer
Mark J. Boggess	2015	240,000	—	110,940	253,718	—	604,658
President, Good Sam

(1)
Amounts reflect the grant date fair value of profits units granted during 2015 computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. The assumptions used in determining the amounts in this column are set forth in Note 18, Equity Compensation, to our consolidated financial statements for 2015. For information regarding the number of profits units awarded in 2015, see the "— Grants of Plan-Based Awards Table" below.

(2)
Amounts in this column include the following for 2015:

	All Other Compensation

Name	Personal Use of Company Car ($)	Tax Gross-Up Payments ($)	Total ($)

Marcus A. Lemonis	84,444	71,069	155,513
Roger L. Nuttall	47,490	39,968	87,458
Brent L. Moody	30,171	13,618	43,789

Grants of Plan-Based Awards in 2015

          The following table provides supplemental information relating to grants of plan-based awards made during 2015 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards occurring during 2015.

									All Other Stock Awards:	Grant Date
			Estimated Future Payouts Under						Number of	Fair value of
	Type of	Grant	Non-Equity Incentive Plan Awards						Profits	Profits Units

Name	Award	Date	Threshold ($)		Target ($)		Maximum ($)		Units (#)	Awards ($)

Marcus A. Lemonis	Cash Bonus		464,659	(1)	2,323,295	(1)	3,298,405	(1)
	Profits Units	1/1/15							123.25	39,067
Thomas F. Wolfe	Cash Bonus		—		457,847	(2)	—
	Profits Units	2/15/15							50	15,849
Roger L. Nuttall	Cash Bonus		—		1,776,026	(2)	—
Brent L. Moody	Cash Bonus		—		811,898	(2)	—
	Profits Units	1/1/15							285	90,337
Mark J. Boggess	Cash Bonus		—		253,718	(2)	—
	Profits Units	1/1/15							350	110,940

(1)
Mr. Lemonis was entitled to receive 20% of his targeted bonus if we achieved 90% of the 2015 budgeted Combined Annual EBITDA (as defined below), 100% of his targeted bonus if we achieved 100% of the 2015 budgeted Combined Annual EBITDA and a maximum amount to be awarded at the discretion of the compensation committee for achievement of 110% or more of the 2015 budgeted Combined Annual EBITDA performance target. The final Combined Annual EBITDA for 2015 was $253.718 million, which exceeded 110% of the 2015 budgeted Combined Annual EBITDA performance target. The maximum amount of Mr. Lemonis' 2015 bonus payment set forth in the table, above, was determined in the compensation committee's discretion for achievement above 110% in 2015. See "— Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table — Summary of Executive Compensation Arrangements — Annual Incentive Compensation" for further information regarding Combined Annual EBITDA and the criteria applied in determining amounts payable to Mr. Lemonis for 2015.

(2)
With respect to 2015, there were no threshold or maximum bonus payout opportunities for Messrs. Wolfe, Nuttall, Moody and Boggess. Each such named executive officer was entitled to incentive compensation payouts based on Combined Annual EBITDA. See "— Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table — Summary of Executive Compensation Arrangements — Annual Incentive Compensation" for further information regarding the determination of amounts payable to each of Messrs. Wolfe, Nuttall, Moody and Boggess for 2015.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Summary of Executive Compensation Arrangements

Employment Agreements

          As of December 31, 2015 we were party to employment agreements with each of our named executive officers, which we entered into for recruitment and retention purposes. Each of the named executive officers' prior employment agreements included a severance arrangement, the details of which are described below under the heading "Severance Arrangements" following the "— Potential Payments Upon Termination or a Change in Control" table.

          In anticipation of this offering, we have entered into new employment agreements with each of Messrs. Lemonis, Wolfe, Nuttall and Moody which supersede and replace the respective existing employment agreements in their entirety and which are more fully described below under "Compensation Programs To Be Adopted In Connection With This Offering — New Employment Agreements". The specific terms of each named executive officer's prior employment agreement as in effect on December 31, 2015, relating to term of employment, position, base salary and bonus compensation are set forth below.

  Marcus A. Lemonis.

          As of December 31, 2015, we were party to an amended and restated employment agreement with Mr. Lemonis, effective March 2, 2011. The agreement provided that Mr. Lemonis serve as the Company's Chief Executive Officer for an initial five year term from the effective date, with automatic renewal of one-year terms thereafter. This prior employment agreement provided for (a) an annual base salary of not less than $1,500,000, (b) eligibility for a target annual incentive bonus as further described below, payable in the following fiscal year at such time that annual bonuses are paid to our other senior executives and (c) a grant of profits units corresponding to a 6% profits interest in the CWGS, LLC.

          Mr. Lemonis elected not to renew his employment agreement on March 2, 2016 at the conclusion of the initial five year term. However, we continued to provide Mr. Lemonis with compensation and benefits in accordance with the terms of his employment agreement until we entered into the new employment agreement with Mr. Lemonis in anticipation of this offering. Under the terms of his new employment agreement, as more fully described below, Mr. Lemonis elected not to receive any base salary, annual incentive compensation or equity-based compensation.

  Thomas F. Wolfe.

          As of December 31, 2015, we were party to an employment agreement with Mr. Wolfe, effective on January 1, 2013 and amended on February 16, 2015. This prior employment agreement, as amended, provided that Mr. Wolfe serve as the Executive Vice President, Chief Financial Officer for a term ending on February 15, 2020. The agreement provided for an annual base salary of $250,000 and eligibility for an annual incentive bonus equal to 0.175% of the Combined Annual EBITDA, subject to a guaranteed minimum total compensation in any given year (between base salary and annual incentive compensation) of $350,000. The amended employment agreement for Mr. Wolfe also provided for a one-time bonus of $250,000 upon execution and delivery of the amendment, which was paid on March 20, 2015. Currently, Mr. Wolfe continues to serve as our Executive Vice President and Chief Financial Officer pursuant to the new employment agreement entered into in anticipation of this offering.

  Roger L. Nuttall.

          As of December 31, 2015, we were party to an employment agreement with Mr. Nuttall, as entered into on December 1, 2012, providing that Mr. Nuttall serve as the President and Chief Financial Officer of FreedomRoads, LLC for an initial term ending on December 1, 2017 to be automatically renewed for successive three (3) year periods thereafter. The agreement provided for an annual base salary of $250,000 and eligibility for an annual incentive bonus equal to 0.70% of the Combined Annual EBITDA each fiscal year. Currently, Mr. Nuttall serves as President of Camping World pursuant to the new employment agreement entered into in anticipation of this offering.

  Brent L. Moody.

          As of December 31, 2015, we were party to an employment agreement with Mr. Moody, as entered into on January 1, 2010 and later amended on January 1, 2011. This employment agreement, as amended, provided that Mr. Moody serve as the Executive Vice President and Chief Administrative and Legal Officer for an initial term ending on December 31, 2016 to be automatically renewed for successive three (3) year periods thereafter. The agreement provided for an annual base salary of $250,000 and eligibility for an annual incentive bonus equal to 0.28% of the Combined Annual EBITDA each fiscal year, subject to a guaranteed minimum total compensation in any given year (between base salary and annual incentive compensation) of $360,000. Currently, Mr. Moody continues to serve as our Chief Operating and Legal Officer pursuant to the new employment agreement entered into in anticipation of this offering.

  Mark J. Boggess.

          As of December 31, 2015, we were party to an employment agreement with Mr. Boggess, as entered into on December 1, 2012. This employment agreement provided that Mr. Boggess serve as the President of GS Media and Events for a five year term ending on December 1, 2017. The agreement provided for an annual base salary of $240,000 and eligibility for an annual incentive bonus of 0.10% of the Combined Annual EBITDA each fiscal year. Currently, Mr. Boggess serves as President of Good Sam and remains subject to the terms of this employment agreement.

Annual Incentive Compensation

          Pursuant to the terms of their respective employment agreements, with respect to 2015, each of Messrs. Wolfe, Nuttall, Moody and Boggess received a bonus payable through monthly or bi-monthly draws based on the estimated Combined Annual EBITDA for the applicable calendar year, subject to adjustment up or down and "true ups" or deductions for any underpayments or overpayments, as applicable. "Combined Annual EBITDA" means (i) the combined net income of CWGS, LLC, FreedomRoads, LLC, CWI, Inc. and Good Sam Enterprises, LLC and each of their respective subsidiaries and (ii) any gains on the sale of real property by CWGS, LLC, FreedomRoads, LLC, CWI, Inc. and Good Sam Enterprises, LLC (to the extent not otherwise reflected in net income), including without limitation, deferred gains on sale leaseback transactions.

          Pursuant to his employment agreement, Mr. Lemonis was eligible to receive a target annual incentive bonus equal to the excess of (a) 1.75% of the Combined Annual EBITDA for such fiscal year over (b) the base salary actually payable for such fiscal year, payable to Mr. Lemonis at year end (the "Target Bonus"). Mr. Lemonis was eligible to receive a percentage of his Target Bonus based on the percentage of Combined Annual EBITDA actually achieved for such fiscal year. Pursuant to the bonus package set forth by the compensation committee for 2015, if we achieved less than 90% of the estimated Combined Annual EBITDA (based on a 2015 Combined Annual EBITDA target of $218.5 million), Mr. Lemonis was not entitled to any bonus; if we achieved at least

90% of the estimated Combined Annual EBITDA, Mr. Lemonis was entitled to 20% of his Target Bonus and was eligible to earn an additional 20% of his Target Bonus for each additional 2.5% of estimated Combined Annual EBITDA attained up to 102.5%. For achievement of each additional 2.5% of estimated Combined Annual EBITDA above 102.5% and less than 110%, Mr. Lemonis was entitled to earn an additional 10% of his Target Bonus. For achievement in 2015 above 110% of estimated Combined Annual EBITDA, Mr. Lemonis was entitled to receive a bonus at the discretion of the compensation committee.

          For 2015, monthly draws were paid based on an estimated Combined Annual EBITDA of $218.5 million. The final Combined Annual EBITDA for 2015 was $253.718 million. As a result, each of Messrs. Wolfe, Nuttall, Moody and Boggess received payouts based on their respective bonus percentages equal to $457,847, $1,776,026, $811,898 and $253,718, respectively. Because we achieved more than 110% of the estimated Combined Annual EBITDA, Mr. Lemonis was eligible to receive a bonus payout at the discretion of the compensation committee. The compensation committee determined to provide Mr. Lemonis a bonus payout of approximately 142% of his Target Bonus, or $3,298,405.

Other Benefits

          Pursuant to their respective employment agreements in effect during 2015, each of our named executive officers are entitled to reimbursement of all reasonable business expenses incurred, including reimbursement of mobile phone expenses.

          In addition, during 2015, each of Messrs. Lemonis, Nuttall and Moody was also provided a company-owned vehicle suitable for his respective business and personal use and we also directly paid the sales tax, insurance and any license fees or tags for such vehicles on behalf of each such named executive officer. During 2015, each of Messrs. Lemonis, Nuttall and Moody received gross-up payments for the income taxes associated with the company-provided vehicle and associated costs.

Restrictive Covenants

          Pursuant to their respective employment agreements in effect during 2015, each of Messrs. Lemonis, Wolfe, Moody, Nuttall and Boggess were subject to non-competition restrictions after termination of their respective employment for a period of 18-months, 18-months, 24-months, 24-months and 24-months, respectively. All such agreements restricted competition by the named executive officers within the continental United States (with the exception that, for any termination of either Mr. Moody or Mr. Nuttall without cause (as defined in his respective employment agreement) or by Mr. Moody or Mr. Nuttall due to a material default of his respective employment agreement (that remains uncured for 10 days), the competition restrictions extend to any site located within one hundred (100) miles of any location where the Company or its affiliates sells, repairs or services recreational vehicles or parts and accessories during his term of employment or the applicable 24-month non-compete period).

          Further, Mr. Lemonis was subject to non-solicitation of customers and clients as well as non-solicitation of former employees for an 18-month period after termination of employment and each of Messrs. Wolfe, Moody and Nuttall were subject to non-solicitation of employees or consultants for a 12-month period after termination of employment. In addition, Mr. Lemonis' employment agreement also contained confidentiality and non-disparagement provisions.

2015 Equity Compensation

          In 2015, Messrs. Lemonis, Wolfe, Moody and Boggess were granted profits units awards as set forth below. The profits units generally vest in four equal annual installments on each of the first four anniversaries of September 30, 2014, subject to continued employment through the applicable vesting date (with the exception that Mr. Lemonis' award vests one-third on the date of grant and the remainder in four equal annual installments on each of the first four anniversaries of September 30, 2014). All unvested profits units will fully accelerate upon the earliest to occur of (a) a qualified initial public offering, (b) an Exit Sale (as defined in the Existing LLC Agreement to include (i) any merger, tender offer or other business combination involving the Company or any of its subsidiaries in which all of the outstanding membership units are transferred or (ii) any transfer of 100% of the membership units or assets of the Company in which at least 80% of the consideration payable consists of cash and marketable securities) or (c) a Liquidation (as defined in the Existing LLC Agreement to include voluntary or involuntary liquidation of the Company under bankruptcy or reorganization law, or the dissolution or winding up of the Company). We anticipate that all outstanding unvested profits units will vest in full upon this offering. Mr. Nuttall was not granted profits units in 2015.

Other Elements of Compensation

  Retirement Plans

          We currently maintain a 401(k) tax-qualified retirement plan (the "401(k) Plan") that provides eligible employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Participants are able to defer up to 75% of their eligible compensation subject to applicable annual Internal Revenue Code limits. All participants' interests in their deferrals are 100% vested when contributed. The 401(k) Plan permits us to make matching and profit-sharing contributions on a discretionary basis to eligible participants. We match contributions on a discretionary basis for only those employees who receive less than $150,000 annual base salary. All of our named executive officers earn base salaries in excess of $150,000 and we therefore did not make any discretionary matching contributions to our named executive officers in 2015. We did not make any profit sharing contributions in 2015.

  Employee Loan

          In September 2014 the Marcus Lemonis Revocable Trust ("MLRT"), for which Mr. Lemonis is the trustee, entered into a revolving loan with The Privatebank and Trust Company ("Privatebank"). In connection with the revolving loan, Mr. Lemonis and MLRT entered into a profits unit pledge agreement (the "Pledge Agreement") with Privatebank under which Mr. Lemonis pledged 4,667 profit units in CWGS, LLC to secure the revolving loan. CWGS, LLC also entered into a purchase, sale and put agreement (the "Put Agreement") with Privatebank that granted Privatebank the right to put the loan to CWGS, LLC upon the occurrence of an event of default pursuant to the Pledge Agreement. Prior to exercising any rights under the Put Agreement, Privatebank was required to provide notice to CWGS, LLC and CWGS, LLC had the right to purchase the pledged Profit Units for an amount equal to the lesser of (a) $12.0 million or (b) the outstanding principal amount of the revolving loan. On April 4, 2016, the Put Agreement was terminated. See "Certain Relationships and Related Party Transactions."

  Tax Gross-Ups

          Other than the gross-ups payments made to each of Messrs. Lemonis, Nuttall and Moody during 2015 to cover the personal income taxes associated with their personal use of company-provided cars, we did not make any other gross-up payments to cover our named executive officers' personal income taxes that may pertain to the compensation or other perquisites paid or provided by our company.

Outstanding Equity Awards at Fiscal Year-End Table

          The following table summarizes the number of common units underlying outstanding profits units awards for each named executive officer as of December 31, 2015.

	Profits Units Awards(1)

Name	Number of Profits Units That Have Not Vested (#)		Market Value of Profits Units That Have Not Vested ($)(2)

Marcus A. Lemonis	61.625	(3)	19,533
Thomas F. Wolfe	37.5	(4)	11,886
Roger L. Nuttall	200	(5)	378,763
Brent L. Moody	100	(5)	189,382
	213.75	(4)	67,753
Mark J. Boggess	262.5	(4)	83,205

(1)
In connection with this offering, the outstanding profits units, including those held by Messrs. Lemonis, Wolfe, Nuttall, Moody and Boggess, will accelerate and vest by their terms. In connection with the Transactions, these profit units will be converted into                  common units,                   common units,                   common units,                  common units and                  common units, respectively.

(2)
There is no public market for the profits units. For purposes of this disclosure, we have valued the profits units using a third-party valuation of the value per share of profit unit as of January 1, 2015.

(3)
One-third of the profits units granted became eligible to vest on the date of grant and the remaining two-thirds of the profits units granted vest in four equal installments on each of the first four anniversaries of September 30, 2014, such that of the remaining profits units, 25% vested on September 30, 2015, and 25% will vest on each of September 30, 2016, September 30, 2017 and September 30, 2018, subject to acceleration upon the earlier of a qualified initial public offering (including this offering), an exit event or a liquidation of the Company.

(4)
Twenty-five percent (25%) of the profits units granted become eligible to vest in equal installments on each of the first four anniversaries of September 30, 2014, subject to acceleration upon the earlier of a qualified initial public offering, an exit event or a liquidation of the Company.

(5)
Twenty-five percent (25%) of the profits units granted become eligible to vest in equal installments on each of the first four anniversaries of May 7, 2013, subject to acceleration upon the earlier of a qualified initial public offering, an exit event or a liquidation of the Company.

Profits Units Awards Vested in 2015

	Profits Units Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Marcus A. Lemonis	2,257.63	4,178,351
Thomas F. Wolfe	162.5	288,034
Roger L. Nuttall	250	473,454
Brent L. Moody	321.25	496,038
Mark J. Boggess	87.5	27,735

(1)
Amounts represent the aggregate dollar amount realized upon vesting, calculated based upon a third-party valuation of the value per share of profit unit as of January 1, 2015.

Pension Benefits and Non-Qualified Deferred Compensation

          We do not sponsor nor maintain, and our named executive officers do not currently participate in, any tax-qualified defined benefit or supplemental executive retirement plans. Our named executive officers participate in our tax-qualified 401(k) retirement savings plan, pursuant to which we have the ability to make matching and profit-sharing contributions on a discretionary basis to eligible participants. Employees and named executive officers are immediately vested in their contributions. We provide discretionary matching contributions to only those employees earning less than $150,000 annual base salary. We do not provide discretionary matching contributions to any of our named executive officers.

Potential Payments Upon Termination or Change in Control

          In this section, we describe payments that may be made to our named executive officers upon several events of termination, assuming the termination event occurred on the last day of 2015 (except as otherwise noted).

Name/Form of Compensation	With Cause ($)	Without Cause ($)		Qualifying Resignation ($)		Death or Disability ($)		Change in Control ($)

Marcus A. Lemonis
Severance	—	2,250,000		—		—		—
Incentive Compensation	—	—		—		—		—
Accelerated Vesting of Equity Awards	—	—		—		—		19,533	(6)
Total	—	2,250,000		—		—		19,533
Thomas F. Wolfe
Severance	—	879,570		879,570	(5)	—		—
Incentive Compensation	—	1,112	(2)	1,112	(2)	1,112	(2)	—
Accelerated Vesting of Equity Awards	—	—		—		—		11,886	(6)
Total	—	880,682		880,682		1,112		11,886
Roger L. Nuttall
Severance	—	2,005,089	(1)	2,005,089	(1)(5)	—		—
Incentive Compensation	—	205,089	(2)	205,089	(2)(5)	205,089	(2)	—
Accelerated Vesting of Equity Awards	—	—		—		—		378,763	(6)
Total	—	2,210,178		2,210,178		205,089		378,763
Brent L. Moody
Severance	—	540,000		540,000	(5)	—		—
Incentive Compensation	—	—	(3)	—	(3)	—	(3)	—
Accelerated Vesting of Equity Awards	—	—		—		—		257,135	(6)
Total	—	540,000		540,000		—		257,135
Mark J. Boggess
Severance	—	240,000	(4)	240,000	(5)	—		—
Incentive Compensation	—	—	(3)	—	(3)	—	(3)	—
Accelerated Vesting of Equity Awards	—	—		—		—		83,205	(6)
Total	—	240,000		240,000		—		83,205

(1)
Severance payment reflects one year of base salary ($250,000) plus one year of Mr. Nuttall's incentive compensation based on Combined Annual EBITDA of $250,727,000 for the 12-month period ending on November 30, 2015 (the last day of the calendar month immediately preceding the date of termination).

(2)
Amount equal to the product of such named executive officer's applicable bonus percentage (0.70% for Mr. Nuttall and 0.175% for Mr. Wolfe)) multiplied by the Combined Annual EBITDA of $250,727,000 for the 12-month period ending on November 30, 2015 (the last day of the calendar month immediately preceding the date of termination), less incentive draws made during 2015.

(3)
Incentive draws made during 2015 to each of Messrs. Moody and Boggess equaled or exceeded the respective amount of incentive compensation that would have been payable assuming a termination event as of the last day of the fiscal year.

(4)
Severance amount payable to Mr. Boggess is equal to one year annual base salary, less the amount of any accrued and unpaid vacation.

(5)
Amounts payable only upon a resignation of employment due to a material default of the applicable employment agreement that remains uncured beyond the 10 day cure period.

(6)
All profits unit grant agreements provide for accelerated vesting at 100% upon an "Exit Event." There is no public market for the profits units. For purposes of this disclosure, we have valued the profits units using a third-party valuation of the value per share of profit unit as of January 1, 2015.

Severance Arrangements

          In 2015, each of our named executive officers was entitled to receive severance upon a termination of employment by the Company without "cause" pursuant to their respective employment agreements, conditioned upon the execution and nonrevocation of a release of claims.

          In the case of Mr. Lemonis' employment agreement, "cause" means his (A) gross negligence or willful misconduct, or willful failure to substantially perform his duties under the employment agreement, (other than due to physical or mental illness or incapacity), (B) conviction of, or pleas of guilty or nolo contendere to, or confession to, (1) a misdemeanor involving moral turpitude or (2) a felony (or the equivalent of a misdemeanor or felony in a jurisdiction other than the United States), (C) willful breach of a material provision of this Agreement, (D) willful violation of the Company's written policies that the Board determines is detrimental to the best interests of the Company; (E) fraud or misappropriation, embezzlement or material misuse of funds or property belonging to the Company ("Company Property Cause"); or (F) use of alcohol or drugs that interferes with the performance of his duties hereunder; provided that Mr. Lemonis has a 10-day period to cure the events or occurrences under (A), (C), (D) or (F), to the extent such events are curable.

          In the case of each of Messrs. Wolfe, Nuttall, Moody and Boggess' employment agreements, "cause" means the occurrence of (A) the named executive officer's breach of his employment agreement in any material respect, which breach is not cured by, or is not capable of being cured, within ten (10) days after written notice of such breach has been delivered to the named executive officer, (B) engagement in misconduct (including violation of the Company's policies) that is materially injurious to the Company as reasonably determined by the Board, (C) conviction of (i) any felony or (ii) any misdemeanor involving a crime of moral turpitude, theft or fraud, (D) use of illegal substances, or (E) knowing falsification or cause to be falsified, in any material respect, the financial records and financial statements of the Company.

          Upon a termination of employment for any reason, each of our named executive officers is entitled to receive his base salary for the applicable year through the date of termination, any accrued and unused vacation or paid time off through the date of termination and reimbursement of any business expenses incurred in the ordinary course of business through the date of termination.

  Marcus A. Lemonis.

          Under the terms of Mr. Lemonis' employment agreement as in effect on December 31, 2015, Mr. Lemonis was entitled to severance payments upon a termination of employment by the Company without cause (as defined above) (other than due to death, disability or nonrenewal of the term of the employment agreement). Upon such termination, Mr. Lemonis was entitled to receive (a) severance pay in an aggregate amount of $2,250,000 payable in equal installments consistent with the Company's payroll practices during the 18 month period immediately following such termination and (b) payment of any annual bonus earned for the prior fiscal year but unpaid as of the date of termination, payable within 30 days following the date of termination of employment.

          Mr. Lemonis was not entitled to receive any severance payments upon a termination of employment by the Company for cause (other than Company Property Cause (as defined above within the definition of "cause" under Mr. Lemonis' employment agreement)), however he would have been permitted to receive annual bonus amounts that would have been accrued but unpaid prior to the date of termination and payments with respect to the profits units awards. Upon a termination of employment due to Company Property Cause, Mr. Lemonis was not entitled to any such accrued but unpaid bonus amounts nor payments with respect to any vested profits units.

          Mr. Lemonis was not entitled to receive any severance payments upon a termination of employment due to death or disability or upon Mr. Lemonis' resignation from the Company for any reason.

          As mentioned above, in anticipation of this offering we entered into a new employment agreement with Mr. Lemonis, pursuant to which Mr. Lemonis agreed that he will not be eligible for any cash severance payments.

  Thomas F. Wolfe.

          Under the terms of Mr. Wolfe's employment agreement as in effect on December 31, 2015, upon a termination of employment for any reason, Mr. Wolfe was entitled to receive any incentive compensation for the prior calendar year to the extent not yet paid and a pro-rated incentive compensation bonus for the calendar year in which Mr. Wolfe was terminated, calculated based on the product of the EBITDA for the 12-month period preceding the date of termination and Mr. Wolfe's bonus percentage, pro-rated to reflect the portion of the year employed.

          Upon a termination of Mr. Wolfe's employment without cause (as defined above) or by Mr. Wolfe due to a material default of his employment agreement (that remains uncured beyond the 10 day cure period), Mr. Wolfe was entitled to receive an amount equal to $879,570 (for any termination occurring on or prior to December 31, 2017) or an amount equal to his guaranteed minimum of $350,000 (for any termination occurring after December 31, 2017).

          Mr. Wolfe was not entitled to receive any severance payments upon a termination of employment due to death or disability.

          As mentioned above, in anticipation of this offering we entered into a new employment agreement with Mr. Wolfe.

  Roger L. Nuttall.

          Under the terms of Mr. Nuttall's employment agreement as in effect as of December 31, 2015, upon Mr. Nuttall's termination due to death or disability, Mr. Nuttall (or his heirs and assigns) was entitled to receive any incentive compensation for the prior calendar year to the extent not yet paid and any incentive compensation for the calendar year in which Mr. Nuttall's employment was terminated, calculated based on the product of the Combined Annual EBITDA for the 12-month period ending on the last day of the calendar month immediately preceding the date of termination and Mr. Nuttall's bonus percentage, pro-rated to reflect the number of days Mr. Nuttall was employed during the current calendar year.

          Upon a termination of Mr. Nuttall's employment without cause (as defined above) or due to a material default of his employment agreement (that remains uncured beyond the 10 day cure period), Mr. Nuttall was entitled to receive, subject to execution and delivery of a release, (a) any incentive compensation for the prior calendar year to the extent not yet paid if such amount would have been payable if his employment had not terminated, (b) any incentive compensation for the calendar year in which Mr. Nuttall's employment was terminated, calculated based on the product of the Combined Annual EBITDA for the 12 month period ending on the last day of the calendar month immediately preceding the date of termination and Mr. Nuttall's bonus percentage, pro-rated to reflect the number of days Mr. Nuttall was employed during the current calendar year (with payment to be made within 90 days following such termination) and (c) a severance amount equal to the sum of (i) one year of Mr. Nuttall's base salary and (ii) one year of Mr. Nuttall's bonus (equal to the product of the Combined Annual EBITDA for the 12-month period ending on the last day of the calendar month immediately preceding the date of termination and Mr. Nuttall's bonus percentage).

          As mentioned above, in anticipation of this offering we entered into a new employment agreement with Mr. Nuttall.

  Brent L. Moody and Mark J. Boggess.

          Under the terms of Mr. Moody's and Mr. Boggess' employment agreements as in effect on December 31, 2015, upon termination of either Mr. Moody or Mr. Boggess due to death or disability, each named executive officer (or his respective heirs and assigns) was entitled to receive any incentive compensation for the prior calendar year to the extent not yet paid and the amount that would have been payable as if his employment had not terminated and any incentive compensation for the entire calendar year in which such named executive officer's employment was terminated to the extent the results for such year were attributable to Mr. Moody or Mr. Boggess, respectively (provided such amount does not exceed the incentive bonus provided for the calendar year immediately preceding the termination).

          Upon a termination of employment of either Mr. Moody or Mr. Boggess without cause (as defined above) or due to a material default of his respective employment agreement (that remains uncured beyond the 10 day cure period), Mr. Moody and Mr. Boggess were entitled to receive, subject to execution and delivery of a release, (a) any incentive compensation for the prior calendar year to the extent not yet paid if such amount would have been payable if his employment had not terminated, (b) any incentive compensation for the calendar year in which Mr. Moody's or Mr. Boggess' employment was terminated for the period from the beginning of the calendar year to the end of the month immediately preceding the date of the termination of employment (with payment to be made within 90 days following such termination) and (c) with respect to Mr. Moody, an amount equal to 1.5 times his guaranteed annual minimum of $360,000 (with payment to be made over the 18 month period following termination at the same time and in the same manner as base salary was otherwise paid to Mr. Moody prior to his termination of employment) and with respect to Mr. Boggess, an amount equal to his base salary for one year, less the amount of any accrued and unpaid vacation.

          As mentioned above, in anticipation of this offering we entered into a new employment agreement with Mr. Moody.

Compensation of our Directors

          For 2015, directors who were executives of the Company were not eligible to receive additional compensation for their services as directors. Only Mr. Schickli earned director fees in 2015, equal to $60,000 on an annual basis and payable by the Company on a monthly basis. No director fees were paid directly to any of our other non-employee directors. Pursuant to a monitoring agreement dated March 2, 2011, Crestview and Mr. Adams each receive an annual monitoring fee equal to $1,250,000, and pursuant to a separate agreement, Mr. Adams paid Mr. Baltins annual director fees equal to $120,000 in connection with his services as a Company director.

  Director Compensation Table for 2015

          The following table contains information concerning the compensation of our non-employee directors in 2015.

Name(1)	Fees Earned or Paid in Cash ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

K. Dillon Schickli	60,000	—	—	60,000

(1)
We pay a monitoring fee equal to $1,250,000 to each of Mr. Adams and Crestview. Pursuant to a separate agreement, Mr. Adams paid Mr. Baltins $120,000 during 2015 as fees for his service as a Company director.

          No profits unit awards were granted to any non-employee director during 2015, but each of Messrs. Schickli and Baltins has fully vested profits units awards granted to him on March 1, 2012.

          We intend to approve and implement a compensation program for our non-employee directors that consists of annual retainer fees and long-term equity awards. The program is expected to provide directors with a             , subject to continued service on our board of directors. Each             is expected to be denominated as a             . In addition, each non-employee director is expected to receive an annual cash retainer for his or her services in an amount equal to $             and an annual equity award in a denominated dollar value equal to $             .

Equity Compensation Plan Information

          The following table presents information as of December 31, 2015 regarding equity compensation plans applicable to our employees.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders(1)
Total

(1)
In 2012, our board of directors adopted the CWGS Enterprises, LLC Equity Incentive Plan (the "CWGS LLC Plan"). The CWGS LLC Plan was not approved by the members of CWGS Enterprises, LLC. The CWGS LLC Plan provides for the award of profits units to employees and directors, with a maximum of 15,556 profits units reserved for issuance thereunder. As of December 31, 2015, all profits units were outstanding as a result of grants made under the CWGS LLC Plan. In connection with this offering, all unvested profits units awarded under the CWGS LLC Plan will fully vest and convert into common units of CWGS, LLC, which will then be exchangeable for shares of our Class A common stock on a one-to-one basis.

Compensation Programs To Be Adopted In Connection With This Offering

2016 Incentive Award Plan

          In connection with this offering, we intend to adopt the Camping World Holdings, Inc. 2016 Incentive Award Plan, or the 2016 Plan, subject to approval by our stockholders, under which we may grant cash and equity-based incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the 2016 Plan, as it is currently contemplated, are summarized below. Our board of directors is still in the process of developing, approving and implementing the 2016 Plan and, accordingly, this summary is subject to change.

          Eligibility and Administration.    Our employees, consultants and directors, and employees, consultants and directors of our subsidiaries will be eligible to receive awards under the 2016 Plan. Following our initial public offering, the 2016 Plan will be administered by our board of directors and compensation committee, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, stock exchange rules and other laws, as applicable. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2016 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2016 Plan, including any vesting and vesting acceleration conditions.

          Limitation on Awards and Shares Available.    An aggregate of                  shares of our common stock will initially be available for issuance under awards granted pursuant to the 2016 Plan. Shares issued under the 2016 Plan may be authorized but unissued shares, shares purchased in the open market or treasury shares.

          If an award under the 2016 Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the 2016 Plan. However, the following shares may not be used again for grants under the Plan: (1) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an option or stock appreciation right, or "SAR;" (2) shares subject to an SAR that are not issued in connection with the stock settlement of the SAR on its exercise; and (3) shares purchased on the open market with the cash proceeds from the exercise of options.

          Awards granted under the 2016 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2016 Plan. The maximum number of shares of our common stock that may be subject to one or more awards granted to any person pursuant to the 2016 Plan during any calendar year will be                          and the maximum amount that may be paid in cash under an award pursuant to the 2016 Plan to any one participant during any calendar year period will be $             . Further, the sum of the grant date fair value of equity-based awards and the amount of any cash-based awards granted to any non-employee director during any calendar year will not exceed $             .

          Awards.    The 2016 Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, restricted stock units, or RSUs, stock appreciation rights, or SARs, and other stock or cash based awards. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2016 Plan. Certain awards under the 2016 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Internal Revenue Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2016 Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

  •
  Stock Options.  Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Internal Revenue Code are satisfied. The exercise price of a stock option generally will not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

  •
  SARs.  SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR will generally not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction), and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

  •
  Restricted Stock and RSUs.  Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met, and may be accompanied by the right to receive the equivalent value of dividends paid on shares of our common stock prior to the delivery of the underlying shares. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Conditions applicable to restricted stock and RSUs may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

  •
  Other Stock or Cash Based Awards.  Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The plan administrator will determine the terms and conditions of other stock or cash based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

  •
  Performance Awards.  Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals or other criteria the plan administrator may determine, which may or may not be objectively determinable. Performance criteria upon which performance goals are established by the plan administrator may include but are not limited to: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including, but not limited to, gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital, cost of capital; return on stockholders' equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; annual bookings and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease, peer group results, or market performance indicators or indices.

          Certain Transactions.    The plan administrator has broad discretion to take action under the 2016 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as "equity restructurings," the plan administrator will make equitable adjustments to the 2016 Plan and outstanding awards. In the event of a change in control of our company (as defined in the 2016 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards may become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change in control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

          Adjustments, Claw-Back Provisions, Transferability and Participant Payments.    The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above. All awards will be subject to the provisions of any claw-back policy implemented by our company to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2016 Plan are generally non-transferable prior to vesting, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2016 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a promissory note, a "market sell order" or such other consideration as it deems suitable.

          Plan Amendment and Termination.    Our board of directors may amend awards or amend or terminate the 2016 Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the 2016 Plan, may materially and adversely affect an award outstanding under the 2016 Plan without the consent of the affected participant. Our board of directors is required to obtain stockholder approval of any amendment to the 2016 Plan to the extent necessary to comply with applicable laws. The 2016 Plan will remain in effect until the tenth anniversary of its effective date, unless earlier terminated by our board of directors.

2016 Senior Executive Bonus Plan

          We intend to adopt the 2016 Senior Executive Incentive Bonus Plan (the "Executive Bonus Plan"), to be effective as of the day immediately prior to this offering. The Executive Bonus Plan is intended to provide an incentive for superior work and to motivate covered key executives toward even greater achievement and business results, to tie their goals and interests to those of us and our stockholders and to enable us to attract and retain highly qualified executives. The principal features of the Executive Bonus Plan are summarized below.

          The Executive Bonus Plan is an incentive bonus plan under which certain key executives, including our named executive officers, will be eligible to receive bonus payments. Bonuses will generally be payable under the Executive Bonus Plan upon the attainment of pre-established performance goals. Notwithstanding the foregoing, we may pay bonuses (including, without limitation, discretionary bonuses) to participants under the Executive Bonus Plan based upon such other terms and conditions as our compensation committee may in its sole discretion determine. The payment of a bonus under the Executive Bonus Plan to a participant with respect to a performance period will generally be conditioned on such participant's continued employment on the last day of such performance period, provided that our compensation committee may make exceptions to this requirement in its sole discretion.

          The performance goals under the Executive Bonus Plan will relate to one or more financial, operational or other metrics with respect to individual or company performance with respect to us or any of our affiliates, including but not limited to the following possible performance goals: (i) net earnings or losses (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) gross or net sales or revenue; (iii) revenue growth or product revenue growth; (iv) net income (either before or after taxes); (v) adjusted net income; (vi) operating earnings or profit (either before or after taxes); (vii) cash flow (including, but not limited to, operating cash flow and free cash flow); (viii) return on assets or net assets; (ix) return on capital and cost of capital; (x) return on stockholders' equity; (xi) total stockholder return; (xii) return on sales; (xiii) gross or net profit or operating margin; (xiv) costs, reductions in costs and cost control measures; (xv) funds from operations or funds available for distributions; (xvi) expenses; (xvii) working capital; (xviii) earnings or loss per share; (xix) adjusted earnings per share; (xx) price per share of common stock of the Company or appreciation in and/or maintenance of such price; (xxi) economic value added models or similar metrics; (xxii) regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product); (xxiii) implementation or completion of critical projects or processes; (xxiv) sales or market share; (xxv) licensing revenue; (xxvi) brand recognition/acceptance; (xxvii) inventory turns or cycle time and supply chain achievements (including, without limitation, establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company's products); (xxviii) strategic initiatives (including, without limitation, with respect to market penetration, geographic business expansion, manufacturing, commercialization, production and productivity, guest satisfaction and growth, employee satisfaction, recruitment and maintenance of personnel, human resources management, supervision of litigation and other legal matters, information technology, strategic partnerships and transactions (including acquisitions, dispositions, joint ventures, in-licensing and out-licensing of intellectual property, and establishment of relationships with commercial entities with respect to the marketing, distribution and sale of Company products, and factoring transactions, research and development and related activity, and financial or other capital raising transactions); (xxix) new or existing store results and operations and new store openings; and (xxx) financial ratios (including, without limitation, those measuring liquidity, activity, profitability or leverage), any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The Executive Bonus Plan also permits the plan administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for Executive Bonus Plan awards.

          The Executive Bonus Plan is administered by our compensation committee. Our compensation committee will select the participants in the Executive Bonus Plan and any performance goals to be utilized with respect to the participants, establish the bonus formulas for each participant's annual bonus, and certify whether any applicable performance goals have been met with respect to a given performance period. The Executive Bonus Plan provides that we may amend or terminate the Executive Bonus Plan at any time in our sole discretion. Any amendments to the Executive Bonus Plan will require stockholder approval only to the extent required by applicable law, rule or regulation. The Executive Bonus Plan will expire on the earliest of:

  •
  The first material modification of the Executive Bonus Plan;

  •
  The first stockholders meeting at which members of our board of directors are elected during 2020; or

  •
  Such other date, if any, on which the "reliance period" described under Treasury Regulation 1.162-27(f)(2) expires pursuant to the terms of Section 162(m) of the Code.

New Employment Agreements

          We have entered into new employment agreements with each of Messrs. Lemonis, Wolfe, Nuttall and Moody in anticipation of this offering which supersede and replace their respective existing employment agreements. Mr. Boggess remains subject to the terms of his existing employment agreement described above. The material terms of the new agreements are summarized below.

  Marcus Lemonis

  Employment Term and Position

          Mr. Lemonis has entered into a new employment agreement, which will become effective upon the completion of this offering. Mr. Lemonis' term of employment will be three years from the date of this offering, subject to automatic one-year extensions provided that neither party provides written notice of non-extension within ninety days of the expiration of the then-current term. During his term of employment, Mr. Lemonis will serve as the Chairman and Chief Executive Officer of the Company and CWGS, LLC.

  No Base Salary, Annual Bonus or Equity Compensation

          Mr. Lemonis has elected not to receive any base salary, annual bonus or equity-based compensation, effective upon the date of completion of this offering. Mr. Lemonis' new employment agreement thus provides that during its term Mr. Lemonis will not be paid any base salary or receive any incentive compensation. The Company will pay the full premium cost of coverage on Mr. Lemonis' behalf for his Lemonis' participation in the Company's benefit plans and programs.

  No Cash Severance

          Mr. Lemonis' new employment agreement does not provide for any obligation for us to pay any cash severance to Mr. Lemonis upon his termination of employment. The only severance benefits that we are obligated to provide to Mr. Lemonis are the COBRA premiums necessary to continue his medical and dental coverage for the first eighteen (18) months of such coverage following Mr. Lemonis' termination of employment by us without cause (other than due to his death or disability), subject to reduction if he becomes eligible for health insurance benefits through a new employer or otherwise ceases to be eligible for COBRA coverage.

  Restrictive Covenants

          Mr. Lemonis will be subject to certain non-competition and non-solicitation restrictions during the term of his employment and for a twelve (12)-month period thereafter. During this period, Mr. Lemonis has agreed not to engage in, provide services to, invest in or possess interest in any competitive activities (as defined in his new employment agreement).

  Thomas Wolfe, Roger Nuttall and Brent Moody

  Employment Term and Position

          Messrs. Wolfe, Nuttall and Moody have each entered into a new employment agreement effective as of June 10, 2016. The term of the new employment agreements for Messrs. Wolfe, Nuttall and Moody will begin on June 10, 2016 and end on February 15, 2020, December 31, 2020 and December 31, 2020, respectively, subject to automatic one-year extensions provided that neither party provides written notice of non-extension within ninety days of the expiration of the then-current term.

          During their respective terms of employment, Mr. Wolfe will serve as the Executive Vice President and Chief Financial Officer of the Company and CWGS, LLC, Mr. Nuttall will serve as the President of Camping World and Mr. Moody will serve as the Chief Operating and Legal Officer of the Company and CWGS, LLC.

  Base Salary, Annual Bonus and Equity Compensation

          Pursuant to their new employment agreements, Messrs. Wolfe, Nuttall and Moody will each continue to receive base salaries of $250,000. In addition, Messrs. Wolfe, Nuttall and Moody will continue to be eligible to receive annual incentive compensation payment based on the Company's achievement of specified Combined Annual EBITDA target, payable through monthly draws based on the estimated Combined Annual EBITDA for the applicable calendar year, subject to adjustment up or down and "true ups" or deductions for any underpayments or overpayments, as applicable. The amount of the annual incentive compensation payment that may be received by Messrs. Wolfe, Nuttall and Moody is equal to the following percentages of Combined Annual EBITDA: 0.175% for Mr. Wolfe (which is the same percentage as under his prior employment agreement), 0.5% for Mr. Nuttall (reduced from 0.7% under his prior employment agreement) and 0.28% for Mr. Moody (reduced from his 2015 bonus eligibility of 0.32%).

          None of the new employment agreements provide for any equity-based compensation awards.

  Severance

          The new employment agreement entered into with Mr. Wolfe provides for severance equal to the severance outlined above with respect to Mr. Wolfe's prior agreement. Each of the new employment agreements entered into with Messrs. Nuttall and Moody provide for severance equal to the severance outlined above with respect to their respective prior employment agreements, with the exception that each of Messrs. Nuttall and Moody are entitled to an enhanced severance amount equal to two times the sum of (a) his respective annual base salary and (b) bonus compensation based on the Company's consolidated EBITDA results for the 12-month period ending on the last day of the calendar year immediately preceding the date of termination, multiplied by the respective bonus percentage.

  Restrictive Covenants

          Pursuant to their respective employment agreements, each of Messrs. Wolfe, Nuttall and Moody will be subject to certain non-competition and non-solicitation restrictions for a 2-year period after termination of employment.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

          Each of the related party transactions described below was negotiated on an arm's length basis. We believe that the terms of such agreements are as favorable as those we could have obtained from parties not related to us.

          The following are summaries of certain provisions of our related party agreements and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore urge you to review the agreements in their entirety. Copies of the forms of the agreements have been filed as exhibits to the registration statement of which this prospectus is a part, and are available electronically on the website of the SEC at www.sec.gov.

Related Party Agreements in Effect Prior to this Offering

Monitoring Agreement

          Crestview and Stephen Adams (together, the "Managers" and each, a "Manager") and CWGS, LLC are parties to a monitoring agreement relating to each Manager's monitoring of its (or its affiliate's) investment in CWGS, LLC. Pursuant to the monitoring agreement, CWGS, LLC agreed to pay each of the Managers an aggregate per annum monitoring fee equal to $1.0 million, payable in quarterly installments of $0.3 million. In addition, CWGS, LLC agreed to reimburse each Manager and its affiliates, employees and agents for up to an aggregate per annum amount of $0.3 million for all reasonable fees and expenses incurred in connection with such Manager's monitoring of its (or its affiliate's) investment in CWGS, LLC. CWGS, LLC also agreed to indemnify each Manager and its respective affiliates from and against all losses, claims, damages and liabilities arising out of the performance by such Managers' monitoring of its (or its affiliate's) investment in CWGS, LLC.

          Pursuant to the monitoring agreement, we incurred monitoring fees of $1.0 million and $1.0 million for the six months ended June 30, 2016 and 2015, respectively, and $2.0 million in each of the years ended December 31, 2015, 2014 and 2013. In addition, we recorded an expense for the Managers' reimbursable expenses, totaling $0.25 million and $0.25 million for the six months ended June 30, 2016 and 2015, respectively, and $0.5 million, $0.5 million and $0.5 million for the years ended December 31, 2015, 2014 and 2013, respectively. We intend to terminate the monitoring agreement upon the consummation of this offering.

Private Placement of Securities

          In February 2011, CWGS, LLC entered into a securities purchase agreement with CVRV Acquisition LLC ("CVRV"), an affiliate of Crestview Partners II GP, L.P., Stephen Adams, AGI Holding Corp., an entity controlled by Mr. Adams, and CWGS Holding, LLC, a member of CWGS, LLC ("CWGS Holding") and wholly-owned subsidiary of ML Acquisition, pursuant to which CWGS, LLC issued an aggregate principal amount of $80.0 million Series A Notes due 2018 (the "Series A Notes") and a $70.0 million Series B Note due 2018 (the "Series B Note" and, together with the Series A Notes, the "Enterprise Notes") to CVRV. CWGS, LLC valued and recorded the Series A Notes at $68.1 million, a discount of $11.9 million, and the Series B Note at $81.9 million, a premium of $11.9 million. Interest on the Series A Notes was 3.00% per quarter. Interest on the Series B Note was 3.00% per quarter; provided, that CWGS, LLC was entitled to elect to not pay the accrued interest on the Series B Note for up to twelve quarters in the aggregate, in which case the interest rate would increase to 3.25% per quarter. We did not pay the accrued interest on the Series B Note from June 2011 to September 2013.

          On November 20, 2013, CWGS, LLC repaid the Series A Notes in full in the amount of $80.0 million and the remaining unamortized discount of $5.4 million on the Series A Notes was written off and recorded as a loss on debt repayment. On March 2, 2011, CVRV, the holder of the Series B Note, received an option from CWGS Holding to purchase 70,000 preferred units of CWGS, LLC, which represented 44.999%, on a fully diluted basis, of CWGS, LLC's equity interests at such date, at an aggregate price of $70.0 million, through the delivery of the Series B Note to CWGS Holding, and the further contribution of the Series B Note by CWGS Holding to CWGS, LLC. On September 30, 2014, CVRV exercised the option and delivered the Series B Note to CWGS Holding in exchange for the equity interest and CWGS Holding contributed the Series B Note CWGS, LLC for cancellation. Upon surrender and cancellation of the $70.0 million Series B Note, the remaining unamortized premium of $3.4 million was written off to members' deficit.

          Since the exchange of the Series B Note for the preferred equity interest in CWGS, LLC, CVRV, as the holder of the preferred equity interest, has received a quarterly preferred return equal to 3.00% (or 12.00% on an annual basis) of CVRV's unrecovered capital contribution in CWGS, LLC, which has been paid quarterly. Preferred return payments of $4.2 million, $4.2 million, $8.4 million and $2.1 million were paid for the six months ended June 30, 2016 and 2015 and the years ended December 31, 2015 and 2014, respectively.

          The largest aggregate amount of principal outstanding under the Enterprise Notes was $150.0 million during the three years ended December 31, 2015. We made a principal payment on the Enterprise Notes of $80.0 million in the year ended December 31, 2013 in satisfaction of the Series A Note. The Series B Note was delivered to CWGS Holding on September 30, 2014 in exchange for the preferred equity interest in CWGS, LLC and contributed by CWGS Holding to CWGS, LLC for cancellation on September 30, 2014. We did not make any principal payments on the Series B Note prior to its exchange for the preferred equity interest in CWGS, LLC and subsequent cancellation. We made interest payments on the Enterprise Notes of $0.0 million, $6.3 million and $43.6 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Transactions with Directors, Equity Holders and Executive Officers

          In 2001, certain subsidiaries of CWGS, LLC sold certain real estate consisting of seven retail locations, a distribution facility and three office buildings (the "AGRP Sites") to certain subsidiaries of AGRP Holding Corp. ("AGRP"), an entity controlled by Stephen Adams, in which Mr. Adams had a 100% economic interest. Certain subsidiaries of CWGS, LLC leased back the AGRP Sites pursuant to various leases (the "AGRP Leases") with initial lease terms expiring in 2027. Additionally, as part of such sale and leaseback transactions, (i) Affinity Group, Inc. ("Affinity Group"), k/n/a Good Sam Enterprises, LLC (as successor by conversion) and AGRP entered into a management agreement, pursuant to which Affinity Group agreed to manage the AGRP Sites on behalf of AGRP and AGRP agreed to pay us a management fee equal to the difference between the total base rent payable under the AGRP Leases and the amount of AGRP's debt service on loans secured by the AGRP Sites (the "AGRP Loans") and (ii) AGRP issued to us a note due December 2012 in the original amount of $4.8 million (the "Leaseback Note"). In December 2011, the AGRP Sites, consisting of the six retail locations, were sold by AGRP to an unrelated third party, and the proceeds were utilized to satisfy the AGRP Loans and certain subsidiaries of CWGS, LLC entered into new leases with the purchaser of such AGRP Sites. In 2012, the AGRP Sites, consisting of an office building in Ventura, California and a retail location in Bowling Green, Kentucky, were sold to unrelated third parties and the corresponding AGRP Leases therefor were terminated at the election of CWGS, LLC. In 2013, the distribution facility was sold to an unrelated third party and the corresponding AGRP Lease was amended and restated to provide for an initial term expiring in 2033. In 2014, the remaining AGRP Sites, consisting of two office buildings, were sold to an unrelated third party and their corresponding AGRP Leases were amended and restated to provide for initial terms expiring in 2034. For the year ended December 31, 2014 and 20113, we made lease payments of $0.1 million and $0.8 million, respectively under the AGRP Leases. In November 2013,

CWGS, LLC distributed the balance of the Leaseback Note to CWGS Holding in the form of a dividend.

          Over the period from 2007 to 2011, various subsidiaries of FreedomRoads, LLC ("FreedomRoads") and certain entities owned by Stephen Adams conveyed real properties between each other resulting in a net receivable of $0.9 million due to FreedomRoads. In 2015, this receivable was distributed to CWGS Holding in the form of a non-cash distribution.

          In January 2012, FreedomRoads entered into a lease (the "Original Lease") with respect to our Lincolnshire, Illinois offices, which has since been amended as of March 2013 in connection with our leasing of additional premises within the same office building (the "Expansion Lease"). The Original Lease is payable in 132 monthly payments of base rent equal to approximately $29,000, commencing April 2013, subject to annual increases. The Expansion Lease is payable in 132 monthly payments of base rent equal to approximately $2,500, commencing May 2013, subject to annual increases. Marcus Lemonis, our Chairman and Chief Executive Officer has personally guaranteed both leases.

          Until December 31, 2015, CWGS, LLC had use of an aircraft owned by Adams Office, LLC, an entity owned by AGI Holding Corp., an entity controlled by Stephen Adams, in which he has a 100% economic interest, for the purpose of operating flights incidental to our business. We incurred expenses for use of the airplane in the amount of $1.0 million, $1.0 million and $0.3 million for the years ended December 31, 2015, 2014 and 2013, respectively.

          In 2008, FreedomRoads made advances to Mr. Lemonis totaling $1.0 million, which were reflected as a receivable due from an officer in the financial statements of FreedomRoads (the "Lemonis Receivable") until October, 2013. On November 1, 2013, FreedomRoads distributed the Lemonis Receivable to CWGS, LLC, which distributed the Lemonis Receivable to CWGS Holding, LLC, a member of CWGS, LLC. The largest aggregate amount of principal outstanding under the Lemonis Receivable was $1.0 million during the three years ended December 31, 2013. Mr. Lemonis did not make any principal payments or interest payments on the Lemonis Receivable prior to its distribution to CWGS Holding, LLC.

          At various times from 2007 to 2011, FreedomRoads, LLC ("FreedomRoads") entered into promissory notes payable to Stephen Adams, in his individual capacity, Stephen Adams and his successors, as trustee under the Stephen Adams Living Trust, Marcus A. Lemonis, Andris A. Baltins and Stephen M. Adams, the son of Stephen Adams. These promissory notes accrued annual interest at the rate of 12.0% and had varying maturities from 2014 to 2018. The largest aggregate amount of principal outstanding under these promissory notes for the year ended December 31, 2013 was $32.9 million. For the year ended December 31, 2013, FreedomRoads made payments of $2.7 million in interest and $25.0 million in principal to Mr. Stephen Adams, $0.5 million in interest and $5.4 million in principal to Mr. Lemonis, $0.2 million in interest and $2.0 million in principal to Mr. Baltins and $52,372 in interest and $0.5 million in principal to Mr. Stephen M. Adams in full satisfaction of all accrued interest and outstanding principal under such notes with $27.6 million of proceeds from our Term Loan Facility and the balance from operating cash flows.

          In September 2014, Marcus Lemonis, individually and as trustee of the Marcus Lemonis Revocable Trust ("MLRT"), entered into a revolving loan with The Privatebank and Trust Company ("Privatebank"). In connection with the revolving loan, Mr. Lemonis and MLRT entered into a profits unit pledge agreement (the "Pledge Agreement") with Privatebank under which Mr. Lemonis pledged 4,667 profit units in CWGS, LLC to secure the revolving loan. CWGS, LLC also entered into a purchase, sale and put agreement (the "Put Agreement") with Privatebank that granted Privatebank the right to put the loan to CWGS, LLC upon the occurrence of an event of default pursuant to the Pledge Agreement. Prior to exercising any rights under the Put Agreement, Privatebank was required to provide notice to CWGS, LLC and CWGS, LLC had the right to purchase the pledged Profit Units for an amount equal to the lesser of (a) $12.0 million or (b) the outstanding principal amount of the revolving loan. On April 4, 2016, the Put Agreement and the Pledge Agreement were terminated.

          On April 4, 2016, CWGS, LLC's board of directors approved a profits units redemption by Mr. Lemonis in the amount of 1,763 profits units for $17.0 million. CWGS, LLC remitted the proceeds to Mr. Lemonis through a cash distribution in the amount of $13.0 million and a $4.0 million note. The note bore interest at 3.00% per annum and had scheduled principal amortization of (i) $1.5 million, plus all accrued and unpaid interest on May 1, 2016, (ii) $1.5 million, plus all accrued and unpaid interest on June 1, 2016 and (iii) all outstanding principal, plus all accrued and unpaid interest on July 1, 2016. The largest aggregate amount of principal outstanding since the note was issued on April 4, 2016 was $4.0 million and we paid $6,250 of interest on the note prior to its repayment in full in April 2016.

Other Transactions

          Cumulus Media Inc. ("Cumulus Media") has provided radio advertising for CWGS, LLC through Cumulus Media's subsidiary, Westwood One, Inc. Crestview Partners II GP, L.P. is the beneficial owner of approximately 30% of Cumulus Media's Class A common stock, according to Crestview Partners II GP, L.P.'s most recently filed Schedule 13D amendment with respect to the company. For the six months ended June 30, 2016 and 2015 and the years ended December 31, 2015 and 2014, we paid Cumulus Media $0.0 million, $0.5 million, $0.6 million and $1.3 million, respectively, for the aforementioned advertising services.

          On July 1, 2010, Camping World, Inc., an indirect wholly-owned subsidiary of CWGS, LLC ("CWI"), and Adams Outdoor Advertising Marketing Company ("Adams Outdoor"), an entity controlled by Stephen Adams, in which he has a 62.3% economic interest, entered into an agreement pursuant to which CWI has the right to use Adams Outdoor's outdoor advertising space at cost on billboards that become available because the billboards would otherwise be vacant. CWI made a deposit of $1.0 million with Adams Outdoor in an account controlled by Adams Outdoor on July 1, 2010 and as vacant billboards are utilized by CWI, the usage cost is applied against the deposit. No vacant billboard space has been used by CWI to date. In December 2015, the agreement was assigned to AGI Holding Corp., an entity controlled by Stephen Adams, in which he has a 100% economic interest, and CWGS, LLC distributed the $1.0 million deposit to CWGS Holding in the form of a non-cash distribution.

          In March 2013, we sold seven outdoor powersports magazine titles, two powersports shows and two conferences to EPG Media LLC for $0.6 million and the assumption of subscription liabilities totaling $1.8 million. At the time of the sale, EPG Media LLC was an entity controlled by Mark Adams, the son of Stephen Adams.

          On July 24, 2013, National Car Cash, LLC ("National Car Cash"), an indirect wholly-owned subsidiary of CWGS, LLC, acquired certain assets of National Car Cash of New York, Inc. ("Car Cash NY"), consisting primarily of domain names, uniform record locators, trademarks, trade names, service marks, phone numbers, artwork, logos, graphics, text, programing code, copyright materials and content (collectively, the "Car Cash Assets"), for an aggregate purchase price of $0.8 million. Prior to the acquisition of the Car Cash Assets, Marcus Lemonis, our Chairman and Chief Executive Officer, advanced $0.4 million to or on behalf of Car Cash NY, which amount was repaid to Mr. Lemonis from the purchase price.

          On June 13, 2016, CWGS, LLC assigned its equity interest in AutoMatch USA, LLC ("AutoMatch"), an indirect wholly-owned subsidiary of CWGS, LLC, to CWGS Holding and CVRV, each a member of CWGS, LLC, in the form of a $38.9 million non-cash distribution. In connection with the distribution, AutoMatch and FreedomRoads, LLC, an indirect wholly-owned subsidiary of CWGS, LLC, entered into a Transition Service Agreement whereby, for a period of up to one hundred twenty days following the distribution of AutoMatch, FreedomRoads, LLC will continue to provide administrative, employee and operational support to AutoMatch in the same manner as provided prior to such distribution and AutoMatch will be operated and managed by employees of FreedomRoads, LLC, in exchange for reimbursement by AutoMatch of all expenses incurred by FreedomRoads, LLC in connection therewith.

          We do business with certain companies in which Mr. Lemonis has a direct or indirect material interest. From time to time we have arranged for temporary staffing and consulting services from eNet IT Group, LLC ("eNet IT Group"). Mr. Lemonis has a 51% economic interest in eNet IT Group. We paid eNet IT Group approximately $0.1 million, $0.5 million, $0.6 million, $0.3 million and $13,518 for the six months ended June 30, 2016 and 2015 and the years ended December 31, 2015, 2014 and 2013, respectively, primarily for third party temporary staffing arranged by eNet IT Group. eNet IT Group, in turn, paid the third party temporary staffing directly. Additionally, we purchase fixtures for interior store sets at our retail locations from Precise Graphix, LLC ("Precise Graphix"). Mr. Lemonis has a 33% economic interest in Precise Graphix and we paid Precise Graphix approximately $1.2 million, $0.5 million and $1.7 million for the six months ended June 30, 2016 and 2015 and the year ended December 31, 2015, respectively.

The Transactions

          In connection with the Transactions, we will engage in certain transactions with certain of our directors, executive officers and other persons and entities which are or will become holders of 5% or more of our voting securities upon the consummation of the Transactions. These transactions are described in "Our Organizational Structure."

          We intend to use the net proceeds from this offering (including any net proceeds from any exercise of the underwriters' option to purchase additional shares of Class A common stock) to purchase                           common units (or                          common units if the underwriters exercise their option in full to purchase additional shares of Class A common stock) directly from CWGS, LLC at a price per unit equal to the initial public offering price per share of Class A common stock in this offering less the underwriting discounts and commissions.

Tax Receivable Agreement

          We may obtain an increase in our share of the tax basis of the assets of CWGS, LLC in the future, when (as described below under "— CWGS LLC Agreement — Agreement in Effect Upon Consummation of this Offering — Common unit redemption right") a Continuing Equity Owner receives Class A common stock or cash, as applicable, from us in connection with an exercise of such Continuing Equity Owner's right to have common units in CWGS, LLC held by such Continuing Equity Owner redeemed by CWGS, LLC or, at our election, exchanged (which we intend to treat as our direct purchase of common units from such Continuing Equity Owner for U.S. federal income and other applicable tax purposes, regardless of whether such common units are surrendered by a Continuing Equity Owner to CWGS, LLC for redemption or sold to us upon the exercise of our election to acquire such common units directly) (such basis increases, together with the basis increases arising in connection with the direct purchase from certain of the Continuing Equity Owners in connection with this offering, the "Basis Adjustments"). Any Basis Adjustment will have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities. The Basis Adjustments may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

          In connection with the transactions described above, we will enter into a Tax Receivable Agreement with CWGS, LLC and each of the Continuing Equity Owners that will provide for the payment by Camping World Holdings, Inc. to such persons of 85% of the amount of tax benefits, if any, that Camping World Holdings, Inc. actually realizes, or in some circumstances is deemed to realize, as a result of the transactions described above, including increases in the Basis

Adjustments and certain other tax benefits attributable to payments made under the Tax Receivable Agreement. CWGS, LLC intends to have in effect an election under Section 754 of the Internal Revenue Code effective for each taxable year in which a redemption or exchange (including deemed exchange) of CWGS, LLC common units for cash or stock occurs. These tax benefit payments are not conditioned upon one or more of the Continuing Equity Owners maintaining a continued ownership interest in CWGS, LLC. The Continuing Equity Owner's rights under the Tax Receivable Agreement are assignable to transferees of its common units in CWGS, LLC (other than Camping World Holdings, Inc. as transferee pursuant to a redemption or exchange of common units in CWGS, LLC). We expect to benefit from the remaining 15% of the tax benefits, if any, that we may actually realize.

          The actual Basis Adjustments, as well as any amounts paid to the Continuing Equity Owners under the Tax Receivable Agreement will vary depending on a number of factors, including:

  •
  the timing of any future redemptions or exchanges — for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of CWGS, LLC at the time of each redemption or exchange;

  •
  the price of shares of our Class A common stock at the time of the initial purchases from Continuing Equity Owners in connection with this offering and any future redemptions or exchanges — the Basis Adjustments, as well as any related increase in any tax deductions, is directly related to the price of shares of our Class A common stock at the time of such initial purchases or future redemptions or exchanges;

  •
  the extent to which such redemptions or exchanges are taxable — if a redemption or exchange is not taxable for any reason, increased tax deductions will not be available; and

  •
  the amount and timing of our income — the Tax Receivable Agreement generally will require Camping World Holdings, Inc. to pay 85% of the tax benefits as and when those benefits are treated as realized under the terms of the Tax Receivable Agreement. If Camping World Holdings, Inc. does not have taxable income, it generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have been actually realized. However, any tax benefits that do not result in realized tax benefits in a given taxable year will likely generate tax attributes that may be utilized to generate tax benefits in previous or future taxable years. The utilization of any such tax attributes will result in payments under the Tax Receivable Agreement.

          For purposes of the Tax Receivable Agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no Basis Adjustments, had the Tax Receivable Agreement not been entered into and had there been no tax benefits to us as a result of any payments made under the Tax Receivable Agreement; provided that, for purposes of determining cash savings with respect to state and local income taxes we will use an assumed tax rate. The Tax Receivable Agreement will generally apply to each of our taxable years, beginning with our first taxable year ending after this offering. There is no maximum term for the Tax Receivable Agreement; however, the Tax Receivable Agreement may be terminated by us pursuant to an early termination procedure that requires us to pay the Continuing Equity Owners an agreed-upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated with certain assumptions).

          The payment obligations under the Tax Receivable Agreement are obligations of Camping World Holdings, Inc. and not of CWGS, LLC. Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary, we expect that the payments that we may be required to make to the Continuing Equity Owners could be substantial.

Any payments made by us to the Continuing Equity Owners under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us or to CWGS, LLC and, to the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore may accelerate payments due under the Tax Receivable Agreement. We anticipate funding ordinary course payments under the Tax Receivable Agreement from cash flow from operations of our subsidiaries, available cash and/or available borrowings under our Senior Secured Credit Facilities or any future credit facilities. See "Unaudited Pro Forma Financial Information." Decisions made by us in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by a redeeming Continuing Equity Owner under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments.

          The Tax Receivable Agreement provides that if certain mergers, asset sales, other forms of business combination, or other changes of control were to occur, if we materially breach any of our material obligations under the Tax Receivable Agreement or if, at any time, we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor's obligations, under the Tax Receivable Agreement would accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement. We may elect to completely terminate the Tax Receivable Agreement early only with the written approval of each of (i) a majority of Camping World Holdings, Inc.'s "independent directors" (within the meaning of Rule 10A-3 promulgated under the Exchange Act and the corresponding rules of the NYSE), (ii) Crestview and (iii) ML Acquisition.

          As a result of the foregoing, (i) we could be required to make cash payments to the Continuing Equity Owners that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement, and (ii) we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a material adverse effect on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

          Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine. We will not be reimbursed for any cash payments previously made to the Continuing Equity Owners pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and ultimately disallowed. Instead, any excess cash payments made by us to a Continuing Equity Owner will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the IRS or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings.

          If we receive a formal notice or assessment from a taxing authority with respect to any cash savings covered by the Tax Receivable Agreement, we will place any subsequent tax benefit payments that would otherwise be made to the Continuing Equity Owners into an interest-bearing escrow account until there is a final determination. We will have full responsibility for, and sole discretion over, all Camping World Holdings, Inc. tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests, subject to certain participation and approval rights held by the Continuing Equity Owners.

          Under the Tax Receivable Agreement, we are required to provide the Continuing Equity Owners with a schedule showing the calculation of payments that are due under the Tax Receivable Agreement with respect to each taxable year with respect to which a payment obligation arises within 90 days after filing our U.S. federal income tax return for such taxable year. This calculation will be based upon the advice of our tax advisors. Payments under the Tax Receivable Agreement will generally be made to the Continuing Equity Owners within three business days after this schedule becomes final pursuant to the procedures set forth in the Tax Receivable Agreement, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Any late payments that may be made under the Tax Receivable Agreement will continue to accrue interest at a rate equal to the sum of the highest rate applicable at the time under the Senior Secured Credit Facilities (or any replacement thereof), plus 200 basis points, until such payments are made, generally including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose.

          If all of the Continuing Equity Owners were to have their common units redeemed, we would recognize a deferred tax asset of approximately $              million and a liability of approximately $              million, representing 85% of the tax benefits due to the Continuing Equity Owners (of which approximately       %,        % and       % of the tax benefits would be attributable to ML Acquisition, funds controlled by Crestview Partners II GP, L.P. and the Former Profit Unit Holders, respectively), assuming (i) all exchanges occurred on the same day; (ii) a price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus); (iii) a constant corporate tax rate of         %; (iv) we will have sufficient taxable income to fully utilize the tax benefits; and (v) no material changes in tax law. For each 5% increase (decrease) in the amount of common units exchanged by the Continuing Equity Owners, our deferred tax asset would increase (decrease) by approximately $             million and the related liability would increase (decrease) by approximately $             million, assuming that the price per share and corporate tax rate remain the same. For each $1.00 increase (decrease) in the assumed share price of $         per share, our deferred tax asset would increase (decrease) by approximately $             million and the related liability would increase (decrease) by approximately $              million, assuming that the number of common units exchanged by the Continuing Equity Owners and the corporate tax rate remain the same. These amounts are estimates and have been prepared for informational purposes only. As discussed above, the actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price of our shares of Class A common stock at the time of the exchange, and the tax rates then in effect.

CWGS LLC Agreement

Agreement in Effect Before Consummation of this Offering

          CWGS, LLC and the Original Equity Owners are parties to a Limited Liability Company Agreement of CWGS Enterprises, LLC, dated as of March 2, 2011 and as amended by (i) the First

Amendment to the Limited Liability Company Agreement of CWGS, LLC, dated as of August 12, 2013, (ii) the Second Amendment to the Limited Liability Company Agreement of CWGS, LLC, dated as of September 30, 2014, (iii) the Third Amendment to the Limited Liability Company Agreement of CWGS, LLC, dated as of January 1, 2015 and (iv) the Fourth Amendment to the Limited Liability Company Agreement of CWGS, LLC, dated as of April 15, 2016, which governs the business operations of CWGS, LLC and defines the relative rights and privileges associated with the existing units of CWGS, LLC. We refer to this agreement as the "Existing LLC Agreement." Under the Existing LLC Agreement, the board of directors of CWGS, LLC has the sole and exclusive right and authority to manage and control the business and affairs of CWGS, LLC and the day-to-day business operations of CWGS, LLC are overseen and implemented by officers of CWGS, LLC. Each Original Equity Owner's rights under the Existing LLC Agreement continue until the effective time of the new CWGS, LLC operating agreement to be adopted in connection with this offering, as described below, at which time the Continuing Equity Owners will continue as members that hold common units in CWGS, LLC with the respective rights thereunder.

Agreement in Effect Upon Consummation of this Offering

          In connection with the consummation of this offering, we and the Continuing Equity Owners will enter into CWGS, LLC's Amended and Restated Limited Liability Company Agreement, which we refer to as the "CWGS LLC Agreement."

          Appointment as manager.    Under the CWGS LLC Agreement, we will become a member and the sole manager of CWGS, LLC. As the sole manager, we will be able to control all of the day-to-day business affairs and decision-making of CWGS, LLC without the approval of any other member. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of CWGS, LLC and the day-to-day management of CWGS, LLC's business. Pursuant to the terms of the CWGS LLC Agreement, we cannot, under any circumstances, be removed or replaced as the sole manager of CWGS, LLC except by our resignation, which may be given at any time by written notice to the members.

          Compensation: Fees and Expenses.    We will not be entitled to compensation for our services as manager. We will be entitled to reimbursement by CWGS, LLC for reasonable fees and expenses incurred on behalf of CWGS, LLC, including all expenses associated with this offering and any subsequent offering of our Class A common stock.

          Loans to CWGS, LLC.    Subject to board approval and restrictions imposed by our Senior Secured Credit Facilities and our Floor Plan Facility, the CWGS LLC Agreement will permit, among other things, us to make loans to CWGS, LLC upon reasonable terms.

          Distributions.    The CWGS LLC Agreement will require "tax distributions" to be made by CWGS, LLC to its members, as that term is used in the agreement, except to the extent such distributions would render CWGS, LLC insolvent or are otherwise prohibited by law or our Senior Secured Credit Facilities, our Floor Plan Facility or any of our future debt agreements. Tax distributions will be made on a quarterly basis, to each member of CWGS, LLC, including us, based on such member's allocable share of the taxable income of CWGS, LLC and an assumed tax rate that will be determined by us, as described below. For this purpose, the taxable income of CWGS, LLC, and Camping World Holdings, Inc.'s allocable share of such taxable income, shall be determined without regard to any Basis Adjustments (as described above under "— Tax Receivable Agreement"). The assumed tax rate for purposes of determining tax distributions from CWGS, LLC to its members will be the highest combined federal, state, and local tax rate that may potentially apply to any one of CWGS, LLC's members (currently 52.62% of taxable income), regardless of the actual final tax liability of any such member. The CWGS LLC Agreement will also allow for cash distributions to be made by CWGS, LLC (subject to our sole discretion as the sole manager of CWGS, LLC) to its members on a pro rata basis and necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the Tax Receivable Agreement, except to the extent such distributions would render CWGS, LLC insolvent or are otherwise prohibited by law or our Senior Secured Credit Facilities, our Floor Plan Facility or any of our future debt agreements.

          Transfer restrictions.    The CWGS LLC Agreement generally does not permit transfers of common units by members, except for transfers to permitted transferees, pursuant to a drag-along right (as defined below), transfers approved in writing by us, as manager, and other limited exceptions. In the event of a permitted transfer under the CWGS LLC Agreement, such member (other than a Former Profit Unit Holder) will be required to simultaneously transfer shares of Class B common stock to such transferee equal to the number of common units that were transferred to such transferee in such permitted transfer.

          The CWGS LLC Agreement provides that, in the event that our board of directors and our stockholders approve a Qualified Transaction (as defined below), each member of CWGS, LLC agrees to sell all of its common units to the acquirer or its designee in such Qualified Transaction for an amount of consideration per common unit equal to the amount of consideration to be received per share of Class A common stock in such Qualified Transaction, and otherwise on the same terms and conditions that apply to the Class A common stock in such Qualified Transaction (such right, a "drag-along right"). A "Qualified Transaction" means a transaction pursuant to which we consolidate with or merge into any other entity or any other entity merges into us, unless (i) ML Acquisition and ML RV Group will continue to be entitled to the number of votes necessary such that each of ML Acquisition and ML RV Group cast no less than 47% and 5%, respectively, of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally after the consummation of such Qualified Transaction or (ii) if clause (i) no longer applies, at the time such Qualified Transaction is approved, stockholders of the company immediately before such Qualified Transaction beneficially own, directly or indirectly immediately following the consummation of such Qualified Transaction, at least a majority of the combined voting power of the outstanding voting securities of the entity resulting from such Qualified Transaction in substantially the same proportion as their ownership of the outstanding securities entitled to vote generally in elections of directors of the company immediately before such Qualified Transaction.

          Except for certain exceptions, any transferee of common units must assume, by operation of law or executing a joinder to the CWGS LLC Agreement, all of the obligations of a transferring member with respect to the transferred units, and such transferee shall be bound by any limitations and obligations under the CWGS LLC Agreement even if the transferee is not admitted as a member of CWGS, LLC. A member shall remain as a member with all rights and obligations until the transferee is accepted as substitute member in accordance with the CWGS LLC Agreement.

          Recapitalization.    The CWGS LLC Agreement will recapitalize the units currently held by the existing members of CWGS,  LLC into a new single class of common units of CWGS, LLC. The CWGS LLC Agreement will also reflect a split of common units such that one common unit can be acquired with the net proceeds received in the initial offering from the sale of one share of our Class A common stock, after the deduction of underwriting discounts and commissions. Each common unit generally will entitle the holder to a pro rata share of the net profits and net losses and distributions of CWGS, LLC.

          Maintenance of one-to-one ratio between shares of Class A common stock and common units owned by the Company and one-to-one ratio between shares of Class B common stock and common units owned by the Continuing Equity Owners (other than the Former Profit Unit Holders).    The CWGS LLC Agreement requires CWGS, LLC to take all actions with respect to its common units, including reclassifications, distributions, divisions or recapitalizations, such that (i) we at all times maintain a ratio of one common unit owned by us for each share of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities), and (ii) CWGS, LLC at all times maintain (x) a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of common units owned by us and (y) a one-to-one ratio between the number of shares of Class B commons stock owned by the Continuing Equity Owners (other than the Former Profit Unit Holders) and the number of common units owned by the Continuing Equity Owners (other than the Former Profit Unit Holders). This ratio requirement disregards (i) shares of our Class A common stock under unvested options issued by us, (ii) treasury stock and (iii) preferred stock or other debt or equity securities (including warrants, options or rights) issued by us that are convertible into or exercisable or exchangeable for shares of Class A common stock, except to the extent we have contributed the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, to the equity capital of CWGS, LLC. In addition, the Class A common stock ratio requirement disregards all common units at any time held by any other person, including the Continuing Equity Owners and the holders of options over common units. If we issue, transfer or deliver from treasury stock or repurchase shares of Class A common stock in a transaction not contemplated by the CWGS LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding common units we own equals, on a one-for-one basis, the number of outstanding shares of Class A common stock. If we issue, transfer or deliver from treasury stock or repurchase or redeem any of our preferred stock in a transaction not contemplated by the CWGS LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries repurchases or redemptions, we hold (in the case of any issuance, transfer or delivery) or cease to hold (in the case of any repurchase or redemption) equity interests in CWGS, LLC which (in our good faith determination) are in the aggregate substantially equivalent to our preferred stock so issued, transferred, delivered, repurchased or redeemed. CWGS, LLC is prohibited from undertaking any subdivision (by any split of units, distribution of units, reclassification, recapitalization or similar event) or combination (by reverse split of units, reclassification, recapitalization or similar event) of the common units that is not accompanied by an identical subdivision or combination of (i) our Class A common stock to maintain at all times a one-to-one ratio between the number of common units owned by us and the number of outstanding shares of our Class A common stock, or (ii) our Class B common stock to maintain at all times a one-to-one ratio between the number of common units owned by the Continuing Equity Owners (other than the Former Profit Unit Holders) and the number of outstanding shares of our Class B common stock, as applicable, in each case, subject to exceptions.

          Issuance of common units upon exercise of options or issuance of other equity compensation.    Upon the exercise of options issued by us (as opposed to options issued by CWGS, LLC), or the issuance of other types of equity compensation by us (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we will have the right to acquire from CWGS, LLC a number of common units equal to the number of our shares of Class A common stock being issued in connection with the exercise of such options or issuance of other types of equity compensation multiplied by a fraction, the numerator of which is the number of common units then outstanding and the denominator of which is the number of shares of Class A common stock which would be outstanding if all common units had been converted to shares of Class A common stock. When we issue shares of Class A common stock in settlement of stock options granted to persons that are not officers or employees of CWGS, LLC or its subsidiaries, we will make, or be deemed to make, a capital contribution in CWGS, LLC equal to the aggregate value of such shares of Class A common stock and CWGS, LLC will issue to us a number of common units equal to the number of shares we issued. When we issue shares of Class A common stock in settlement of stock options granted to persons that are officers or employees of CWGS, LLC or its subsidiaries, then we will be deemed to have sold directly to the person exercising such award a portion of the value of each share of Class A common stock equal to the exercise price per share, and we will be deemed to have sold directly to CWGS, LLC (or the applicable subsidiary of CWGS, LLC) the difference between the exercise price and market price per share for each such share of Class A common stock. In cases where we grant other types of equity compensation to employees of CWGS, LLC or its subsidiaries, on each applicable vesting date we will be deemed to have sold to CWGS, LLC (or such subsidiary) the number of vested shares at a price equal to the market price per share, CWGS, LLC (or such subsidiary) will deliver the shares to the applicable person, and we will be deemed to have made a capital contribution in CWGS, LLC equal to the purchase price for such shares in exchange for an equal number of common units of CWGS, LLC.

          Dissolution.    The CWGS LLC Agreement will provide that our consent as the managing member of CWGS, LLC and members holding a majority of the voting units will be required to voluntarily dissolve CWGS, LLC. In addition to a voluntary dissolution, CWGS, LLC will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay the expenses of winding up CWGS, LLC; (ii) second, to pay debts and liabilities owed to creditors of CWGS, LLC, other than members; and (iii) third, to the members pro-rata in accordance with their respective percentage ownership interests in CWGS, LLC (as determined based on the number of common units held by a member relative to the aggregate number of all outstanding common units).

          Confidentiality.    We, as manager, and each member agree to maintain the confidentiality of CWGS, LLC's confidential information. This obligation excludes information independently obtained or developed by the members, information that is in the public domain or otherwise disclosed to a member, in either such case not in violation of a confidentiality obligation of the CWGS LLC Agreement or approved by our Chief Executive Officer or any other authorized officer or the Chief Executive Officer of CWGS, LLC.

          Indemnification.    The CWGS LLC Agreement will provide for indemnification of the manager, members and officers of CWGS,  LLC and their respective subsidiaries or affiliates.

          Common unit redemption right.    The CWGS LLC Agreement will provide a redemption right to the Continuing Equity Owners which will entitle them to have their common units redeemed from time to time at their election for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the CWGS LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), we may effect a direct exchange of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. In connection with the exercise of the redemption or exchange of common units (i) the Continuing Equity Owners (other than the Former Profit Unit Holders) will be required to surrender a number of shares of our Class B common stock registered in the name of such redeeming or exchanging Continuing Equity Owner (other than Former Profit Unit Holders), which we will cancel for no consideration on a one-for-one basis with the number of common units so redeemed or exchanged and (ii) all redeeming members will surrender common units to CWGS, LLC for cancellation.

          Each Continuing Equity Owner's redemption rights will be subject to certain customary limitations, including the expiration of any contractual lock-up period relating to the shares of Class A common stock of the Company that may be applicable to such Continuing Equity Owner and the absence of any liens or encumbrances on such common units redeemed. Additionally, in the case we elect a cash settlement, such Continuing Equity Owner may rescind its redemption request within a specified period of time. Moreover, in the case of a settlement in Class A common stock, such redemption may be conditioned on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed redemption. In the case of a settlement in Class A common stock, such Continuing Equity Owner may also revoke or delay its redemption request if the following conditions exist: (i) any registration statement pursuant to which the resale of the Class A common stock to be registered for such Continuing Equity Owner at or immediately following the consummation of the redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (ii) we failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such redemption; (iii) we exercised our right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Continuing Equity Owner to have its Class A common stock registered at or immediately following the consummation of the redemption; (iv) such Continuing Equity Owner is in possession of any material non-public information concerning us, the receipt of which results in such Continuing Equity Owner being prohibited or restricted from selling Class A common stock at or immediately following the redemption without disclosure of such information (and we do not permit disclosure); (v) any stop order relating to the registration statement pursuant to which the Class A common stock was to be registered by such Continuing Equity Owner at or immediately following the redemption shall have been issued by the SEC; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A common stock is then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any governmental entity that restrains or prohibits the redemption; (viii) we shall have failed to comply in all material respects with our obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Continuing Equity Owner to consummate the resale of the Class A common stock to be received upon such redemption pursuant to an effective registration statement; or (ix) the redemption date would occur three business days or less prior to, or during, a black-out period.

          The CWGS LLC Agreement will require that we contribute cash or shares of our Class A common stock, as applicable, to CWGS, LLC in exchange for an amount of newly-issued common units in CWGS, LLC that will be issued to us equal to the number of common units redeemed from the Continuing Equity Owner. CWGS, LLC will then distribute the cash or shares of our Class A common stock, as applicable, to such Continuing Equity Owner to complete the redemption. In the event of such election by a Continuing Equity Owner, we may, at our option, effect a direct exchange of cash or our Class A common stock, as applicable, for such common units in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of common units that we own equals the number of our outstanding shares of Class A common stock (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).

Voting Agreement

          Pursuant to the Voting Agreement, Crestview will have the right to designate four Crestview Directors (unless Marcus Lemonis is no longer our Chief Executive Officer, in which case, Crestview will have the right to designate three Crestview Directors) for as long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, 32.5% or more of our Class A common stock, three Crestview Directors for so long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, less than 32.5% but 25% or more of our Class A common stock, two Crestview Directors for as long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, less than 25% but 15% or more of our Class A common stock and one Crestview Director for as long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, less than 15% but 7.5% or more of our Class A common stock (assuming in each such case that all outstanding common units in CWGS, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis). Each of ML Acquisition and ML RV Group will agree to vote, or cause to vote, all of their outstanding shares of our Class A common stock, Class B common stock and Class C common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the Crestview Directors. In addition, the ML Related Parties will also have the right to designate four ML Acquisition Directors for as long as the ML Related Parties, directly or indirectly, beneficially own in the aggregate 27.5% or more of our Class A common stock, three ML Acquisition Directors for as long as the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, less than 27.5% but 25% or more of our Class A common stock, two ML Acquisition Directors for as long as the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, less than 25% but 15% or more of our Class A common stock and one ML Acquisition Director for as long as the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, less than 15% but 7.5% or more of our Class A common stock (assuming in each such case that all outstanding common units in CWGS, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis). Moreover, ML RV Group will have the right to designate one director for as long as it holds our one share of Class C common stock. Funds controlled by Crestview Partners II GP, L.P. will agree to vote, or cause to vote, all of their outstanding shares of our Class A common stock and Class B common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the ML Acquisition Directors and the ML RV Director. Additionally, pursuant to the Voting Agreement, we shall take commercially reasonable action to cause (i) the board of directors to be comprised at least of nine directors; (ii) the individuals designated in accordance with the terms of the Voting Agreement to be included in the slate of nominees to be elected to the board of directors at the next annual or special meeting of stockholders of the Company at which directors are to be elected and at each annual meeting of stockholders of the Company thereafter at which a director's term expires; (iii) the individuals designated in accordance with the terms of the Voting Agreement to fill the applicable vacancies on the board of directors; and (iv) a ML Director or the ML RV Director to be the chairperson of the board of directors (as defined in the bylaws). The Voting Agreement allows for the board of directors to reject the nomination, appointment or election of a particular director if such nomination, appointment or election would constitute a breach of the board of directors' fiduciary duties to the Company's stockholders or does not otherwise comply with any requirements of our amended and restated certificate of incorporation or our amended and restated bylaws or the charter for, or related guidelines of, the board of directors' nominating and corporate governance committee. See "Management — Board of Directors."

          The Voting Agreement will further provide that, for so long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, 22.5% or more of our Class A common stock, or the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, 22.5% or more of our Class A common stock (assuming in each such case that all outstanding common units in CWGS, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis), the approval of Crestview Partners II GP, L.P. and the ML Related Parties, as applicable, will be required for certain corporate actions. These actions include: (1) a change of control; (2) acquisitions or dispositions of assets above $100 million; (3) the issuance of securities of Camping World Holdings, Inc. or any of its subsidiaries (other than under equity incentive plans that have received the prior approval of our board of directors); (4) material amendments to our certificate of incorporation or bylaws; and (5) any change in the size of the board of directors. The Voting Agreement will also provide that, for so long as either Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, 28% or more of our Class A common stock, or the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, 28% or more of our Class A common stock (assuming in each such case that all outstanding common units of

CWGS, LLC are redeemed for newly issued shares of our Class A common stock, on a one-for-one basis), the approval of Crestview Partners II GP, L.P. and the ML Related Parties, as applicable, will be required for the hiring and termination of our Chief Executive Officer; provided, however, that the approval of Crestview Partners II GP, L.P., and the ML Related Parties, as applicable, shall only be required at such time as Marcus Lemonis no longer serves as our Chief Executive Officer.

          The Voting Agreement will terminate upon the earliest to occur of (a) each of the ML Related Parties, Crestview and the ML RV Group no longer have any right to designate a director as set forth therein, and (b) the unanimous written consent of the parties to the Voting Agreement.

Registration Rights Agreement

          We intend to enter into a Registration Rights Agreement with the Original Equity Owners in connection with this offering. The Registration Rights Agreement will provide ML Acquisition and Crestview Partners II GP, L.P. certain registration rights whereby, at any time following our initial public offering and the expiration of any related lock-up period, they can require us to register under the Securities Act of 1933, as amended, (the "Securities Act"), shares of Class A common stock issuable to them, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), upon redemption or exchange of their common units in CWGS, LLC. The Registration Rights Agreement will also provide for piggyback registration rights for all Original Equity Owners that are parties to the agreement.

Employment Agreements

          We intend to enter into an employment agreement with each of our named executive officers in connection with this offering. See "Executive Compensation — Compensation Programs to Be Adopted In Connection With This Offering New — New Employment Agreements."

Director and Officer Indemnification and Insurance

          We have entered into indemnification agreements with certain of our directors and executive officers, and purchased directors' and officers' liability insurance. See "Description of Capital Stock — Limitations on Liability and Indemnification of Officers and Directors."

Our Policy Regarding Related Party Transactions

          Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Prior to the consummation of this offering, our board of directors will adopt a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on the NYSE. Under the new policy:

  •
  any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of the board of directors composed solely of independent directors who are disinterested or by the disinterested members of the board of directors; and

  •
  any employment relationship or transaction involving an executive officer and any related compensation must be approved by the compensation committee of the board of directors or recommended by the compensation committee to the board of directors for its approval.

          In connection with the review and approval or ratification of a related person transaction:

  •
  management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person's direct or indirect interest in, or relationship to, the related person transaction;

  •
  management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

  •
  management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with the Securities Act and the Exchange Act and related rules; and

  •
  management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a "personal loan" for purposes of Section 402 of the Sarbanes-Oxley Act.

          In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director should consider whether such transaction would compromise the director's status as an "independent," "outside," or "non-employee" director, as applicable, under the rules and regulations of the SEC, the NYSE and the Internal Revenue Code.

PRINCIPAL STOCKHOLDERS

          The following table sets forth information with respect to the beneficial ownership of our Class A common stock, Class B common stock and Class C common stock (i) immediately following the consummation of the Transactions, as described in "Our Organizational Structure" and (ii) as adjusted to give effect to this offering, for:

  •
  each person known by us to beneficially own more than 5% of our Class A common stock, our Class B common stock or our Class C common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our executive officers and directors as a group.

          As described in "Our Organizational Structure" and "Certain Relationships and Related Party Transactions," each common unit (other than common units held by us) is redeemable from time to time at each of their options for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the CWGS LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), we may effect a direct exchange of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. See "Certain Relationships and Related Party Transactions — CWGS LLC Agreement." In connection with this offering, we will issue to each Continuing Equity Owner (other than the Former Profit Unit Holders) for nominal consideration one share of Class B common stock for each common unit of CWGS, LLC it owns. As a result, the number of shares of Class B common stock listed in the table below correlates to the number of common units of CWGS, LLC each such Continuing Equity Owner (other than the Former Profit Unit Holders) will own immediately after this offering. In addition, in connection with this offering, we will issue to ML RV Group for nominal consideration one share of Class C common stock. Although the number of shares of Class A common stock being offered hereby to the public and the total number of CWGS, LLC common units outstanding after the offering will remain fixed regardless of the initial public offering price in this offering, the shares of Class B common stock held by the beneficial owners set forth in the table below after the consummation of the Transactions will vary, depending on the initial public offering price in this offering. The table below assumes the shares of Class A common stock are offered at $               per share (the midpoint of the price range listed on the cover page of this prospectus). See "The Offering."

          The number of shares beneficially owned by each stockholder as described in this prospectus is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the redemption right described above, held by such person that are currently exercisable or will become exercisable within 60 days of             , are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares Beneficially Owned Prior to this Offering				Shares Beneficially Owned After this Offering Assuming the Underwriters' Option is Not Exercised				Shares Beneficially Owned After This Offering Assuming The Underwriters' Option is Exercised in Full

Name of Beneficial Owner	Shares of Class A Common Stock	Shares of Class B Common Stock	Shares of Class C Common Stock	% of Combined Voting Power(1)	Shares of Class A Common Stock	Shares of Class B Common Stock	Shares of Class C Common Stock	% of Combined Voting Power(1)	Shares of Class A Common Stock	Shares of Class B Common Stock	Shares of Class C Common Stock	% of Combined Voting Power(1)

5% Stockholders:
CWGS Holding, LLC(2)
ML RV Group, LLC
Crestview Partners II GP, L.P.(3)
Named Executive Officers and Directors:
Marcus A. Lemonis(4)
Thomas F. Wolfe
Brent L. Moody
Roger L. Nuttall
Mark J. Boggess
Stephen Adams
Andris A. Baltins
Brian P. Cassidy
Jeffrey A. Marcus
K. Dillon Schickli
All executive officers and directors as a group (10 individuals)

*
Represents beneficial ownership of less than 1%.

(1)
Each share of Class A common stock and each share of Class B common stock entitles the registered holder thereof to one vote per share on all matters presented to stockholders for a vote generally, including the election of directors; provided that, for as long as the ML Related Parties, directly or indirectly, beneficially own in the aggregate 27.5% or more of all of the outstanding common units of CWGS, LLC, the shares of our Class B common stock held by the ML Related Parties will entitle the ML Related Parties to the number of votes necessary such that the ML Related Parties, in the aggregate, cast 47% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally. In addition, the one share of our Class C common stock entitles its holder, ML RV Group, to the number of votes necessary such that the holder casts 5% of the total votes eligible to be cast by all of our stockholders on all matters presented to our stockholders generally for as long as there is no Class C Change of Control. For the definition of "Class C Change of Control," please see "Description of Capital Stock." The Class A common stock, Class B common stock and Class C common stock will vote as a single class on all matters except as required by law or the certificate.

(2)
CWGS Holding, LLC is a wholly owned subsidiary of ML Acquisition Company, LLC. Marcus Lemonis, as the sole director of ML Acquisition Company, LLC, has sole voting and dispositive power with respect to these shares and therefore may be deemed to be the beneficial owner, as determined under rules issued by the SEC, of shares held by CWGS Holding, LLC.

(3)
Crestview Partners II GP, L.P. may be deemed to be the beneficial owner of             shares of (i) Class A common stock owned directly by CVRV Acquisition II LLC and (ii)              common units of CWGS, LLC and             shares of Class B common stock, in each case as determined under rules issued by the SEC, with such common units and shares of Class B common stock owned directly by CVRV Acquisition LLC. Crestview Partners II, L.P. and Crestview Partners II (FF), L.P. are members of CVRV Acquisition LLC, and Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. are members of CVRV Acquisition II LLC. Crestview Partners II GP, L.P. is the general partner of each of Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. (collectively, the "Crestview Funds"). Crestview Partners II GP, L.P. and the Crestview Funds may be deemed to be beneficial owners of the units and shares owned directly by CVRV Acquisition LLC and CVRV Acquisition II LLC. Crestview Partners II GP, L.P. has voting and investment control over such units and shares. Decisions by Crestview Partners II GP, L.P. to vote or dispose of such units or shares require the approval of a majority of the ten members of its investment committee, which is composed of the following individuals: Barry S. Volpert, Thomas S. Murphy, Jr., Jeffrey A. Marcus, Robert J. Hurst, Richard M. DeMartini, Robert V. Delaney, Jr., Brian P. Cassidy, Quentin Chu, Alexander M. Rose and Adam J. Klein. None of the foregoing persons has the power individually to vote or dispose of any of such units or shares. Each of the foregoing individuals disclaims beneficial ownership of all such units and shares. The address of each of the foregoing is c/o Crestview, 667 Madison Avenue, 10th Floor, New York, New York 10065.

(4)
Marcus Lemonis, as the sole director of ML Acquisition Company, LLC, may be deemed to be the beneficial owner, as determined under rules issued by the SEC, of             shares of Class B common stock held by CWGS Holding, LLC, a wholly owned subsidiary of ML Acquisition Company, LLC. Mr. Lemonis, as sole member, Chairman and Chief Executive Officer of ML RV Group, LLC, may also be deemed to be the beneficial owner, as determined under rules issued by the SEC, of one share of Class C common stock held by ML RV Group, LLC.

DESCRIPTION OF CAPITAL STOCK

General

          At or prior to the consummation of this offering, we will file an amended and restated certificate of incorporation, (our "certificate"), and we will adopt our amended and restated bylaws (our "bylaws"). Our certificate will authorize capital stock consisting of:

  •
                    shares of Class A common stock, par value $0.01 per share;

  •
                    shares of Class B common stock, par value $0.01 per share;

  •
  one share of Class C common stock, par value $0.01 per share; and

  •
                    shares of preferred stock, with a par value per share that may be established by the board of directors in the applicable certificate of designations.

          We are selling                  shares of Class A common stock in this offering (                   shares if the underwriters exercise in full their option to purchase additional shares of our Class A common stock). All shares of our Class A common stock outstanding upon consummation of this offering will be fully paid and non-assessable. We are selling                  shares of Class B common stock to the Continuing Equity Owners (other than the Former Profit Unit Holders) and one share of Class C common stock to ML RV Group simultaneously with this offering, in each case, for nominal consideration.

          The following summary describes the material provisions of our capital stock. We urge you to read our certificate and our bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

          Certain provisions of our certificate and our bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

Class A Common Stock

          Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

          Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

          Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

          Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class A common stock.

Class B Common Stock

          Each share of our Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally; provided that, for as long as the ML Related

Parties, directly or indirectly, beneficially own in the aggregate 27.5% or more of all of the outstanding common units of CWGS, LLC, the shares of our Class B common stock held by the ML Related Parties will entitle the ML Related Parties to the number of votes necessary such that the ML Related Parties, in the aggregate, cast 47% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally. The holders of shares of our Class B common stock do not have cumulative voting rights in the election of directors.

          Shares of Class B common stock will be issued in the future only to the extent necessary to maintain a one-to-one ratio between the number of common units of CWGS, LLC held by the Continuing Equity Owners (other than the Former Profit Unit Holders) and the number of shares of Class B common stock issued to the Continuing Equity Owners (other than the Former Profit Unit Holders). Shares of Class B common stock are transferable only together with an equal number of common units of CWGS, LLC. Only permitted transferees of common units held by the Continuing Equity Owners (other than the Former Profit Unit Holders) will be permitted transferees of Class B common stock. See "Certain Relationships and Related Party Transactions — CWGS LLC Agreement."

          Holders of shares of our Class B common stock will vote together with holders of our Class A common stock and Class C common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our certificate described below or as otherwise required by applicable law or the certificate.

          Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation. Additionally, holders of shares of our Class B common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class B common stock. Any amendment of our certificate that gives holders of our Class B common stock (i) any rights to receive dividends or any other kind of distribution, (ii) any right to convert into or be exchanged for Class A common stock or (iii) any other economic rights will require, in addition to stockholder approval, the affirmative vote of holders of our Class A common stock voting separately as a class.

          Upon the consummation of this offering, ML Acquisition will own                  shares of our Class B common stock entitling it to the number of votes necessary such that the ML Related Parties, in the aggregate, cast 47% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally and (ii) certain funds controlled by Crestview Partners II GP, L.P. will own                  shares of our Class B common stock.

Class C Common Stock

          The one share of our Class C common stock entitles its holder, ML RV Group, to the number of votes necessary such that the holder casts 5% of the total votes eligible to be cast by all of our stockholders on all matters presented to our stockholders generally for as long as there is no Class C Change of Control. Upon a Class C Change of Control, our Class C common stock shall no longer have any voting rights, such share of our Class C common stock will be cancelled for no consideration and will be retired, and we will not reissue such share of Class C common stock.

          For purposes of our Class C common stock, "Class C Change of Control" means the occurrence of any of the following events: (1) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act (excluding the ML Related Parties and Crestview Partners II GP, L.P.)) becomes the beneficial owner of securities of Camping World Holdings, Inc. representing more than fifty percent (50%) of the combined voting power of Camping World Holdings, Inc.'s then outstanding voting securities; (2) the stockholders of Camping World Holdings, Inc. approve a plan of complete liquidation or dissolution of Camping World Holdings, Inc.; (3) the merger or consolidation of Camping World Holdings, Inc. with any other person, other than a merger or consolidation which would result in the voting securities of Camping

World Holdings, Inc. outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Camping World Holdings, Inc. or such surviving entity outstanding immediately after such merger or consolidation; (4) Camping World Holdings, Inc. ceases to be the sole managing member of CWGS, LLC; or (5) the ML Related Parties directly or indirectly, beneficially own in the aggregate, less than 27.5% of all of the outstanding common units of CWGS, LLC. Notwithstanding the foregoing, a "Class C Change of Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A common stock, Class B common stock and Class C common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Camping World Holdings, Inc. immediately following such transaction or series of transactions.

          The holder of the one share of our Class C common stock does not have cumulative voting rights in the election of directors. The one share of our Class C common stock will not be transferable.

          The holder of the one share of our Class C common stock will vote together with holders of our Class A common stock and Class B common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our certificate described below or as otherwise required by applicable law or the certificate.

          The holder of the one share of our Class C common stock does not have any right to receive dividends or to receive a distribution upon dissolution or liquidation. Additionally, the holder of the one share of our Class C common stock does not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class C common stock. Any amendment of our certificate that gives the holder of our Class C common stock (i) any rights to receive dividends or any other kind of distribution, (ii) any right to convert into or be exchanged for Class A common stock or (iii) any other economic rights will require, in addition to stockholder approval, the affirmative vote of holders of our Class A common stock voting separately as a class.

          Upon the consummation of this offering, ML RV Group will own one share of our Class C common stock entitling it to the number of votes necessary such that the holder casts 5% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally.

Preferred Stock

          Upon the consummation of this offering and the effectiveness of our certificate, the total of our authorized shares of preferred stock will be                  shares. Upon the consummation of this offering, we will have no shares of preferred stock outstanding.

          Under the terms of our certificate that will become effective upon the consummation of this offering, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

          The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Forum Selection

          Our certificate will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, as to which the DGCL confers jurisdiction on the Court of Chancery; or (iv) any action asserting a claim against us, any director or our officers or employees that is governed by the internal affairs doctrine.

Dividends

          The DGCL permits a corporation to declare and pay dividends out of "surplus" or, if there is no "surplus," out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. "Surplus" is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

          Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant.

Anti-Takeover Provisions

          Our certificate and bylaws, as they will be in effect upon consummation of this offering, will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

          Authorized but unissued shares.    The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans and, as described under "— CWGS LLC Agreement — Agreement in Effect Upon Consummation of this Offering — Common unit redemption right," funding of redemptions of common units. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

          Classified board of directors.    Our certificate will provide that our board of directors will be divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Pursuant to the terms of the Voting Agreement, directors designated by ML Acquisition, ML RV Group or Crestview may only be removed with or without cause by the request of the party entitled to designate such director. In all other cases and at any other time, directors may only be removed from our board of directors for cause by the affirmative vote of a majority of the shares entitled to vote. See "Management — Corporate Governance — Composition of our Board of Directors." These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

          Stockholder action by written consent.    Our certificate provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent is signed by the holders of our outstanding shares of common stock representing not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all outstanding shares of common stock entitled to vote thereon, and at such time as the ML Related Parties, directly or indirectly, beneficially own in the aggregate, less than 27.5% of all of the outstanding common units of CWGS, LLC, our certificate and our bylaws will provide that, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may not be taken by written consent in lieu of a meeting.

          Special meetings of stockholders.    Our bylaws provide that a majority of our stockholders or a majority of our board of directors may call special meetings of our stockholders, and at such time as the ML Related Parties, directly or indirectly, beneficially own in the aggregate, less than 27.5% of all of the outstanding common units of CWGS, LLC, our bylaws will provide that, except as otherwise required by law, only the chairperson of our board of directors or a majority of our board of directors may call special meetings of our stockholders.

          Advance notice requirements for stockholder proposals and director nominations.    In addition, our bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

          Amendment of certificate of incorporation or bylaws.    The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Upon consummation of this offering, our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of a majority of the votes which all our stockholders would be eligible to cast in an election of directors. At such time as the ML Related Parties, directly or indirectly, beneficially own in the aggregate, less than 27.5% of all of the outstanding common units of CWGS, LLC, our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of a majority of the votes which all our stockholders would be eligible to cast in an election of directors will be required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate, and any amendment of our certificate that gives holders of our Class B common stock or the holder of our Class C common stock (i) any rights to receive dividends or any other kind of distribution, (ii) any right to convert into or be exchanged for Class A common stock or (iii) any other economic rights will require, in addition to stockholder approval, the affirmative vote of holders of our Class A common stock voting separately as a class. At such time as the ML Related Parties, directly or indirectly, own in the aggregate, less than 27.5% of all of the outstanding common units of CWGS, LLC, the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be entitled to cast in any election of directors will be required to amend or repeal or to adopt any provisions contained in our certificate described above.

          Section 203 of the DGCL.    We will opt out of Section 203 of the DGCL. However, our certificate will contain provisions that are similar to Section 203. Specifically, our certificate will provide that, subject to certain exceptions, we will not be able to engage in a "business combination" with any "interested stockholder" for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger or consolidation involving us and the "interested stockholder" and the sale of more than 10% of our assets. In general, an "interested stockholder" is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. However, in our case, ML Acquisition and Crestview and any of their respective affiliates and any of their respective direct or indirect transferees receiving 15% or more of our outstanding voting stock will not be deemed to be interested stockholders regardless of the percentage of our outstanding voting stock owned by them, and accordingly will not be subject to such restrictions.

Limitations on Liability and Indemnification of Officers and Directors

          Our certificate and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Prior to the consummation of this offering, we intend to enter into indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

          These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Corporate Opportunity Doctrine

          Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates acting in their capacity as our employee or director. Our certificate will provide that, to the fullest extent permitted by law, any director or stockholder who is not employed by us or our affiliates will not have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any director or stockholder, other than director or stockholder who is not employed by us or our affiliates acting in their capacity as our director or stockholder who is not employed by us or our affiliates, acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. To the fullest extent permitted by Delaware law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the corporation or its subsidiaries unless (a) we or our subsidiaries would be permitted to undertake such transaction or opportunity in accordance with the amended and restated certificate of incorporation, (b) we or our subsidiaries, at such time have sufficient financial resources to undertake such transaction or opportunity, (c) we have an interest or expectancy in such transaction or opportunity and (d) such transaction or opportunity would be in the same or similar line of our or our subsidiaries' business in which we or our subsidiaries are engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business. Our certificate will not renounce our interest in any business opportunity that is expressly offered to an employee director or employee in his or her capacity as a director or employee of Camping World Holdings, Inc. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Dissenters' Rights of Appraisal and Payment

          Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Camping World Holdings, Inc. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders' Derivative Actions

          Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder's stock thereafter devolved by operation of law.

Transfer Agent and Registrar

          The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Trading Symbol and Market

          We intend to apply to list our Class A common stock on the NYSE under the symbol "CWH."

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facilities

General

          On November 20, 2013, CWGS Group, LLC, a wholly-owned subsidiary of CWGS, LLC (the "Borrower"), and CWGS, LLC (as parent guarantor) entered into a $545.0 million senior secured credit facility with Goldman Sachs Bank USA, as administrative agent and the other lenders party thereto (the "Senior Secured Credit Facilities"). The Senior Secured Credit Facilities originally consisted of a $525.0 million Term Loan Facility at an original issue discount of $5.25 million or 1.00%, and a $20.0 million Revolving Credit Facility (including a $10.0 million letter of credit sublimit). The Senior Secured Credit Facilities also include a $5.0 million swingline commitment.

          The Senior Secured Credit Facilities provide that the Borrower has the right at any time to request additional loans and commitments. The lenders under these facilities are not under any obligation to provide any such additional term loans or commitments or revolving loans and commitments, and any additional term loans, increase in commitments or additional revolving loans or commitments are subject to several conditions precedent and limitations, including pro forma compliance with a total leverage ratio (consolidated net debt to consolidated EBITDA) being no greater than 3.50 to 1 (stepping down to 3.25 to 1 after September 30, 2016). The maturity dates applicable to any revolving commitment increase or any term commitment increase shall be the same as any revolving borrowings and term loans then outstanding, as applicable. In the event that the interest rate margins for any incremental term loans are higher than the interest rate margins for the term loans then outstanding by more than 50 basis points, then the interest rate margins for the term loans then outstanding will be increased to the extent necessary such that the interest rate margins thereunder are equal to the interest rate margins for the incremental term loans, minus 50 basis points, subject to certain qualifications and limitations.

          On December 1, 2014, we amended the credit agreement governing our Senior Secured Credit Facilities (as amended, the "First Amendment") to, among other things, provide for an increase in term loan borrowings to $628.1 million, allow the contribution of the net cash proceeds of the First Amendment to FreedomRoads, LLC ("FreedomRoads") a subsidiary of Borrower, finance its acquisition of RV dealerships, increase the size of the incremental cap and make certain other changes to the pricing terms, incremental borrowings provision and certain covenants.

          On June 2, 2015, we amended the First Amendment (as amended, the "Second Amendment") to, among other things, provide for an increase in term loan borrowings to $705.8 million, allow a special distribution of the net cash proceeds of the Second Amendment from the Borrower to CWGS, LLC for a distribution to its members in the amount of $95.0 million, reduce the applicable rate with respect to term loans, increase the initial restricted payment amount, increase the size of the incremental cap and make certain other changes to the pricing terms, incremental borrowings provision and certain covenants.

          On December 17, 2015, we amended the Second Amendment (as amended, the "Third Amendment" and, together with the credit agreement governing the Senior Secured Credit Facilities, the First Amendment and the Second Amendment, the "Credit Agreement") to, among other things, provide for an increase in term loan borrowings to $736.5 million, allow the contribution of the net cash proceeds of the Third Amendment to FreedomRoads, finance its acquisition of RV dealerships, increase the applicable rate with respect to term loans, increase the size of the incremental cap and make certain other changes to the pricing terms, incremental borrowings provision and certain covenants.

          As of June 30, 2016, we had $695.4 million of term loans outstanding, net of $4.3 million of unamortized original issue discount and $9.8 million of finance costs, and $0.0 million of revolving borrowings outstanding under the Senior Secured Credit Facilities. As of June 30, 2016, we had letters of credit in the aggregate amount of $3.7 million outstanding under the Revolving Credit Facility.

Interest rates and fees

          Term loan borrowings under the Senior Secured Credit Facilities, as amended, bear interest at a rate per annum equal to, at our option, either: (a) the London Interbank Offered Rate ("LIBOR") multiplied by the statutory reserve rate (such product, the "Adjusted LIBOR Rate"), subject to a 1.00% floor, plus an applicable margin of 4.75%, in the case of Eurocurrency loans or (b) an alternate base rate (determined by reference to the greatest of : (i) the prime rate published by The Wall Street Journal (the "WSJ Prime Rate"), (ii) the federal funds effective rate plus 0.50% and (iii) the one-month Adjusted LIBOR Rate plus 1.00%), subject to a 2.00% floor, plus an applicable margin of 3.75%, in the case of alternate base rate loans.

          Revolving borrowings under the Senior Secured Credit Facilities, as amended, bear interest at a rate per annum equal to, at our option, either: (a) the Adjusted LIBOR Rate plus an applicable margin based on the total leverage ratio, as set forth in the table below, in the case of Eurocurrency borrowings or (b) an alternate base rate (determined by reference to the greatest of : (i) the WSJ Prime Rate, (ii) the federal funds effective rate plus 0.50% and (iii) the one-month Adjusted LIBOR Rate plus 1.00%), plus an applicable margin based on the total leverage ratio, as set forth in the table below, in the case of alternate base rate borrowings.

Pricing Level	Total Leverage Ratio	Eurocurrency	Alternate Base Rate

1	≤ 2.50 : 1.00	4.25%	3.25%
2	> 2.50 : 1.00	4.50%	3.50%

          In addition to paying interest on outstanding principal under the Senior Secured Credit Facilities, we are required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder at a rate of 0.50% per annum. We also pay customary letter of credit and agency fees.

Mandatory prepayments

          The Credit Agreement governing the Senior Secured Credit Facilities require the Borrower to prepay outstanding term loans, subject to certain exceptions, with: (1) 100% of the net cash proceeds of any incurrence of indebtedness by the Borrower or its subsidiaries, other than certain indebtedness permitted under the Senior Secured Credit Facilities, and (2) 100% of the net cash proceeds of non-ordinary course asset sales or other dispositions of assets (including casualty events) by the Borrower or its subsidiaries, subject to reinvestment rights and certain other exceptions.

          In general, the mandatory prepayments described above will be applied to reduce the subsequent scheduled and outstanding repayments of the term loan borrowings to be made pursuant to the amortization provisions of the Credit Agreement, or, except as otherwise provided in any amendment, pursuant to the corresponding section of such amendment, ratably in accordance with the amounts thereof.

          In addition, following the end of each fiscal year, the Borrower is required to prepay the term loan borrowings in an aggregate amount equal to 50% of excess cash flow for such fiscal year if the total leverage ratio is greater than 2.50 to 1.00. The required percentage of excess cash flow prepayment is reduced to 25% if the total leverage ratio is 2.00 to 1.00 or greater, but less than 2.50 to 1.00, and 0% if the total leverage ratio is less than 2.00 to 1.00.

          In the event that the aggregate revolving exposures of the lenders' exceed the aggregate revolving commitments, we must prepay revolving borrowings or swingline loans (or, if no such borrowings are outstanding, deposit cash collateral in an account with the administrative agent) in an aggregate amount necessary to eliminate such excess.

Voluntary repayments

          We may voluntarily reduce the unutilized portion of the commitment amount or repay outstanding term loans under the Senior Secured Credit Facilities without premium or penalty other than customary "breakage" costs with respect to LIBOR borrowings.

Amortization and final maturity

          The Term Loan Facility amortizes in an amount equal to $9.9 million per quarter, with the balance payable on February 20, 2020. The principal amount outstanding of the loans under the Revolving Credit Facility becomes due and payable on November 20, 2018.

Guarantees and security

          The Senior Secured Credit Facilities are guaranteed by the Borrower, CWGS, LLC and the Borrower's direct and indirect wholly owned domestic subsidiaries, with the exception of FreedomRoads Intermediate Holdco, LLC and its subsidiaries, and is required to be guaranteed by certain of the Borrower's future domestic wholly owned subsidiaries. The security of all obligations under the Senior Secured Credit Facilities and the guarantees of those obligations, subject to certain exceptions, are secured by, among other things: (i) substantially all of the assets of the Borrower and the subsidiary guarantors, including a first-priority pledge of 100% of certain of the capital stock or equity interests held by the Borrower or any subsidiary guarantor (which pledge, in the case of the stock of any foreign subsidiary (each such entity, a "Pledged Foreign Sub") (with certain agreed-upon exceptions), is limited to 65% of the stock or equity interests of such Pledged Foreign Sub), in each case excluding any interests in non-wholly owned subsidiaries (including joint ventures) to the extent such a pledge would violate the governing documents thereof and certain other exceptions; and (ii) a first-priority security interest in substantially all other tangible and intangible assets of the Borrower and each subsidiary guarantor.

Covenants and other matters

          The Senior Secured Credit Facilities contain a number of covenants that, among other things and subject to certain exceptions, restrict the ability of the Borrower and its subsidiaries to:

  •
  incur additional indebtedness;

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  incur certain liens;

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  consolidate or merge;

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  alter the business conducted by the Borrower and its subsidiaries;

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  make investments, loans, advances, guarantees and acquisitions;

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  sell assets, including capital stock of its subsidiaries;

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  enter into certain sale and leaseback transactions;

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  pay dividends on capital stock or redeem, repurchase or retire capital stock or certain other indebtedness;

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  engage in transactions with affiliates; and

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  enter into agreements restricting our subsidiaries' ability to pay dividends.

          The Senior Secured Credit Facilities also contain a covenant that, among other things and subject to certain exceptions, restricts the ability of CWGS, LLC to conduct any business other than certain standard activities in connection with being a holding company.

          In addition, the Credit Agreement governing the Senior Secured Credit Facilities require the Borrower and its subsidiaries to comply on a quarterly basis with a maximum total leverage ratio, which covenant is only for the benefit of the Revolving Credit Facility. As of June 30, 2016, the maximum total leverage ratio permissible was 3.50 to 1 and we were in compliance with this covenant. This financial maintenance covenant becomes more restrictive over time (stepping down to 3.25 to 1 after September 30, 2016). As of June 30, 2016, the Borrower, CWGS, LLC and the subsidiary guarantors were in compliance with our Senior Secured Credit Facilities. To the extent that we are unable to comply with the maximum total leverage ratio in the future, we would be unable to borrow under the Revolving Credit Facility and may need to seek alternative sources of financing in order to operate and finance our business as we deem appropriate. There is no guarantee that we would be able to incur additional indebtedness on acceptable terms or at all. See "Risk Factors — Risks Related to our Business — Our Senior Secured Credit Facilities and our Floor Plan Facility contain restrictive covenants that may impair our ability to access sufficient capital and operate our business."

          The Credit Agreement governing the Senior Secured Credit Facilities contains certain customary affirmative covenants and events of default.

          This summary describes the material provisions of the Senior Secured Credit Facilities, but may not contain all information that is important to you. We urge you to read the provisions of the Credit Agreement governing the Senior Secured Credit Facilities, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where you can find more information."

Floor Plan Facility

          On August 12, 2015, FreedomRoads, LLC (the "Floor Plan Borrower") and Bank of America, N.A., as administrative agent and letter of credit issuer, entered into a sixth amended and restated credit agreement, which governs our floor plan facility (the "Floor Plan Facility"). We have had a floor plan facility with Bank of America, N.A. since 2005 to finance substantially all of our new and certain of our used RV inventory. We are required to make monthly interest payments on the amount financed. We can use this facility to finance (i) up to 100% of our new RV inventory and (ii) various percentages of our used RV inventory, as determined by reference to the most recently published National Automobile Dealers Association RV Industry Appraisal Guide. On July 1, 2016, we entered into an amendment to the Floor Plan Facility to, among other things, increase the available amount under a floor plan facility from $865.0 million to $1.165 billion, amend the applicable margin and extend the maturity date. Our Floor Plan Facility allows the Floor Plan Borrower to borrow up to $1.165 billion under a floor plan facility and up to $15.0 million under a letter of credit facility. The Floor Plan Facility matures on June 30, 2019. As of June 30, 2016, $623.6 million in floor plan notes payable and $7.3 million of letters of credit borrowings were outstanding under the Floor Plan Facility. As of June 30, 2016, approximately 90% of the invoice cost of new RV inventory and no used RV inventory was financed under the Floor Plan Facility.

          Floor plan notes payable under our Floor Plan Facility bear interest at a rate per annum equal to, at our option, either: (a) a floating rate tied to the London Interbank Offered Rate ("LIBOR" and, together with the floating rate, the "Floating LIBOR Rate"), plus an applicable margin as set forth in the table below, in the case of Floating LIBOR Rate loans or (b) a base rate determined by reference to the greatest of: (i) the federal funds rate plus 0.50%, (ii) the prime rate published by

Bank of America, N.A. (the "BofA Prime Rate"), in the case of Floating LIBOR Rate borrowings and (iii) the Floating LIBOR Rate plus 1.75%, plus an applicable margin as set forth in the table below, in the case of base rate loans.

Pricing Level	Consolidated Current Ratio	Floating LIBOR Rate Loans	Base Rate Loans

I	> 1.250 : 1.000	2.05%	0.55%
II	> 1.220 : 1.000 but ≤ 1.250 : 1.000	2.15%	0.65%
III	> 1.200 : 1.000 but ≤ 1.220 : 1.000	2.35%	0.85%
IV	≤ 1.200 : 1.000	2.50%	1.00%

          Borrowings under our Floor Plan Facility for letters of credit bear interest at a rate per annum equal to, at our option, either: (a) the Floating LIBOR Rate, plus 1.50%, in the case of Floating LIBOR Rate loans or (b) a base rate determined by reference to the greatest of: (i) the federal funds rate plus 0.50%, (ii) the BofA Prime Rate and (iii) the Floating LIBOR Rate plus 1.75%, plus 1.50%, in the case of base rate loans.

          The Floor Plan Borrower and its subsidiary guarantors are required to pay commitment fees equal to: (i) 0.200% per annum times the actual daily amount by which the letter of credit facility exceeds the sum of the letter of credit obligations and (ii) 0.200% per annum times the actual daily amount by which the floor plan facility exceeds the sum of the outstanding amount of all floor plan loans. Letter of credit fees for each of letter of credit are equal to the higher of: (a) 2.25% times the daily amount available to be drawn under such letter of credit; and (b) $2,000 per annum.

          In addition to other customary covenants, the credit agreement governing our Floor Plan Facility requires the Floor Plan Borrower and the subsidiary guarantors to comply on a monthly basis with a minimum consolidated current ratio of 1.180 to 1.000 and a minimum fixed charge coverage ratio of 1.250 to 1.000. As of June 30, 2016, the Floor Plan Borrower and the subsidiary guarantors were in compliance with each of these covenants.

          Borrowings under the Floor Plan Facility are guaranteed by FreedomRoads Intermediate Holdco, LLC (the direct parent of the Floor Plan Borrower) and certain subsidiary guarantors (collectively, the "Guarantors"). These floor plan arrangements grant the administrative agent a first priority security interest in all of the personal property of the Floor Plan Borrower and the Guarantors, the financed RVs and the related sales proceeds.

          This summary describes the material provisions of the Floor Plan Facility, but may not contain all information that is important to you. We urge you to read the provisions of the credit agreement governing the Floor Plan Facility, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where you can find more information."

 SHARES ELIGIBLE FOR FUTURE SALE

          Immediately prior to this offering, there was no public market for our Class A common stock. Future sales of substantial amounts of Class A common stock in the public market (including shares of Class A common stock issuable upon redemption or exchange of common units of our Continuing Equity Owners), or the perception that such sales may occur, could adversely affect the market price of our Class A common stock. Although we have applied to have our Class A common stock listed on the NYSE, we cannot assure you that there will be an active public market for our Class A common stock.

          Upon the closing of this offering, we will have outstanding an aggregate of             shares of Class A common stock, assuming the issuance of             shares of Class A common stock offered by us in this offering and the issuance of             shares of Class A common stock to the Former Equity Owners in the Transactions. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

          The remaining             shares of Class A common stock will be "restricted securities," as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

          Subject to the lock-up agreements described below and the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Date	Number of Shares

On the date of this prospectus
90 days after the date of this prospectus
180 days after the date of this prospectus

          In addition, each common unit held by our Continuing Equity Owners will be redeemable, at the election of each Continuing Equity Owner, for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the CWGS LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), we may effect a direct exchange of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. See "Certain Relationships and Related Party Transactions — CWGS LLC Agreement." Upon consummation of this offering, our Continuing Equity Owners will hold             common units, all of which will be exchangeable for shares of our Class A common stock. The shares of Class A common stock we issue upon such exchanges would be "restricted securities" as defined in Rule 144 unless we register such issuances. However, we will enter into a Registration Rights Agreement with our Original Equity Owners that will require us to register under the Securities Act these shares of Class A common stock. See "Certain Relationships and Related Party Transactions — Registration Rights Agreement."

Lock-Up Agreements

          We, our officers and directors and the Original Equity Owners, subject to certain exceptions, will agree that, without the prior written consent of Goldman, Sachs & Co. and J.P. Morgan Securities LLC, on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

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  offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly or publicly disclose the intention to make any offer, sale, pledge or disposition of, or file with the SEC a registration statement under the Securities Act relating to, any shares of our Class A common stock, or any options or warrants to purchase any shares of our Class A common stock, or any securities convertible into, or exchangeable for, or that represent the right to receive, shares of our Class A common stock;

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  enter into any swap or other arrangement that transfers to another, all or a portion of the economic consequences of ownership of our common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; or

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  in the case of our directors, executive officers and holders of substantially all of our common stock (including securities convertible into or exchangeable or exercisable for our common stock), make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, whether any transaction described above is to be settled by delivery of our Class A common stock or such other securities, in cash or otherwise.

          Upon the expiration of the applicable lock-up periods, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above.

Rule 144

Affiliate Resales of Restricted Securities

          In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our Class A common stock for at least 180 days would be entitled to sell in "broker's transactions" or certain "riskless principal transactions" or to market makers, a number of shares within any three-month period that does not exceed the greater of:

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  1% of the number of shares of our Class A common stock then outstanding, which will equal approximately         shares immediately after this offering; or

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  the average weekly trading volume in our Class A common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

          Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and the NYSE concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities

          Under Rule 144, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares of our Class A common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

          Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

          In general, under Rule 701, any of an issuer's employees, directors, officers, consultants or advisors who purchases shares from the issuer in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

          The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

Equity Plans

          We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Class A common stock subject to outstanding stock options and Class A common stock issued or issuable under our stock plans. We expect to file the registration statement covering shares offered pursuant to our stock plans shortly after the date of this prospectus, permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144.

Registration Rights

          See "Certain Relationships and Related Party Transactions — Registration Rights Agreement."

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF CLASS A COMMON STOCK

          The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the "IRS"), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.

          This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

  •
  U.S. expatriates and former citizens or long-term residents of the United States;

  •
  persons subject to the alternative minimum tax;

  •
  persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

  •
  banks, insurance companies, and other financial institutions;

  •
  brokers, dealers or traders in securities;

  •
  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

  •
  tax-exempt organizations or governmental organizations;

  •
  persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

  •
  persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

  •
  tax-qualified retirement plans.

          If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

          THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

          For purposes of this discussion, a "Non-U.S. Holder" is any beneficial owner of our Class A common stock that is neither a "U.S. person" nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

          Distributions of cash or property on our Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder's adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under "— Sale or Other Taxable Disposition."

          Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our Class A common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

          If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States.

          Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

          A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

  •
  the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  our Class A common stock constitutes a U.S. real property interest ("USRPI") by reason of our status as a U.S. real property holding corporation ("USRPHC") for U.S. federal income tax purposes.

          Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

          Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

          With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Class A common stock will not be subject to U.S. federal income tax if our Class A common stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder's holding period.

          Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

          Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Class A common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

          Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

          Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

          Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or "FATCA") on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our Class A common stock paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Such certification or exemption must typically be evidenced by a Non-U.S. Holder's delivery of a properly executed IRS Form W-8BEN-E. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

          Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

          Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

          The company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and J.P. Morgan Securities LLC are the representatives of the underwriters.

Underwriters	Number of Shares

Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Credit Suisse Securities (USA) LLC
Robert W. Baird & Co. Incorporated
KeyBanc Capital Markets Inc.
Wells Fargo Securities, LLC
Stephens, Inc.

Total

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          The underwriters have an option to buy up to an additional             shares from the company to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the company. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase             additional shares.

Paid by the Company		No Exercise		Full Exercise

Per Share	$		$
Total	$		$

          Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $       per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          The company and its officers, directors, and holders of substantially all of the company's Class A common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

          Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among the company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the company's historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

          An application will be made to list the Class A common stock on the NYSE under the symbol "CWH".

          In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

          The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $         .

          The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

          An affiliate of Goldman, Sachs & Co. acted as the administrative agent and lender under our Senior Secured Credit Facilities. As described in "Use of Proceeds," a portion of the net proceeds from this offering will be used to repay outstanding borrowings under the Term Loan Facility and Goldman, Sachs & Co. and/or certain of its affiliates will receive more than 5% of the net proceeds of this offering due to the repayment of borrowings under the Term Loan Facility. Therefore, Goldman, Sachs & Co. is deemed to have a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. ("Rule 5121). Accordingly, this offering is being conducted in accordance with Rule 5121, which requires, among other things, that a "qualified independent underwriter" participate in the preparation of, and exercise the usual standards of "due diligence" with respect to, the registration statement and this prospectus. J.P. Morgan Securities LLC has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. J.P. Morgan Securities LLC will not receive any additional fees for serving as a qualified independent underwriter with this offering. We have agreed to indemnify J.P. Morgan Securities LLC against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

          Pursuant to Rule 5121, Goldman, Sachs & Co. will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the account holder. See "Use of Proceeds" for additional information. Further, an affiliate of J.P. Morgan Securities LLC acted as the documentation agent and lender under our Floor Plan Facility.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Canada

          The shares of Class A common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

          Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

          Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

          (a)     to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

          (b)     to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

          (c)     to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

          (d)     in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

          Each underwriter has represented and agreed that:

          (a)     it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

          (b)     it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

          The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

          The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

          Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai

          This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Australia

          No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

          Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

          The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

          This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

 LEGAL MATTERS

          The validity of the shares of Class A common stock offered hereby will be passed upon for us by Latham & Watkins LLP, New York, New York. Weil, Gotshal & Manges LLP, New York, New York, has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

          The consolidated financial statements of CWGS Enterprises, LLC and subsidiaries at December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 and the balance sheet of Camping World Holdings, Inc. as of March 8, 2016, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Class A common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Upon the closing of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

Report of Independent Registered Public Accounting Firm

The Board of Directors of
Camping World Holdings, Inc.

          We have audited the accompanying Balance Sheet of Camping World Holdings, Inc. (the "Company") as of March 8, 2016. The balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

          We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Camping World Holdings, Inc. at March 8, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Los Angeles, California
June 10, 2016

Camping World Holdings, Inc.

Balance Sheets

	March 8,	June 30,
	2016	2016

(Unaudited)
Assets	$—	$—
Commitments and Contingencies
Stockholder's Equity
Common Stock, par value $0.01 per share, 100 shares authorized, none issued and outstanding	—	—
Total Stockholder's Equity	$—	$—

Notes to Balance Sheets

March 8, 2016 and

June 30, 2016 (unaudited)

1. ORGANIZATION

          CWGS, Inc. was formed as a Delaware corporation on March 8, 2016. On June 8, 2016, we effected a name change from CWGS, Inc. to Camping World Holdings, Inc. (the "Company"). The Company was formed for the purpose of completing a public offering and related transactions in order to carry on the business of CWGS Enterprises, LLC. The Company will be the sole managing member of CWGS Enterprises, LLC and will operate and control all of the businesses and affairs of CWGS Enterprises, LLC and, through CWGS Enterprises, LLC and its subsidiaries, continue to conduct the business now conducted by these subsidiaries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Basis of Accounting — The Balance Sheets are presented in accordance with accounting principles generally accepted in the United States of America. Separate statements of operations, comprehensive income, changes in stockholder's equity, and cash flows have not been presented in the financial statements because there have been no activities in this entity.

          Income Taxes — We are treated as a subchapter C corporation, and therefore, are subject to both federal and state income taxes. CWGS Enterprises, LLC will continue to be recognized as a limited liability company, a pass-through entity for income tax purposes.

3. STOCKHOLDER'S EQUITY

          The Company is authorized to issue 100 shares of Common Stock, par value $0.01 per share, none of which have been issued or are outstanding.

Report of Independent Registered Public Accounting Firm

The Board of Directors of
CWGS Enterprises, LLC and subsidiaries

          We have audited the accompanying consolidated balance sheets of CWGS Enterprises, LLC and subsidiaries (the "Company") as of December 31, 2015 and 2014, and the related consolidated statements of income, members' deficit, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CWGS Enterprises, LLC and subsidiaries at December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Los Angeles, California
June 10, 2016

CWGS Enterprises, LLC and Subsidiaries

Consolidated Balance Sheets

(In Thousands Except Unit Amounts)

	December 31

	2015	2014

Assets
Current assets:
Cash and cash equivalents	$92,025	$110,710
Restricted cash	—	25
Contracts in transit	21,892	22,558
Accounts receivable, less allowance for doubtful accounts of $5,119 and $4,247 in 2015 and 2014 respectively	56,356	49,031
Inventories, net	868,939	676,806
Prepaid expenses and other assets	18,861	17,555
Deferred tax asset	123	1,200

Total current assets	1,058,196	877,885
Property and equipment, net	149,725	201,812
Deferred tax asset	6,111	4,853
Intangibles assets, net	1,652	2,441
Goodwill	112,940	61,053
Other assets	15,394	15,124

Total assets	$1,344,018	$1,163,168

Liabilities and members' deficit
Current liabilities:
Accounts payable	$56,789	$50,712
Accrued liabilities	77,552	60,145
Deferred revenues and gains	63,616	60,998
Current portion of capital lease obligation	771	737
Current portion of long-term debt	52,089	32,212
Notes payable — floor plan	598,420	431,033
Other current liabilities	13,861	11,809

Total current liabilities	863,098	647,646
Capital lease obligations	751	1,522
Right to use liability	30,599	113,725
Long-term debt, net of current portion	673,304	580,973
Deferred revenues and gains	52,151	46,647
Other long-term liabilities	13,062	9,355

Total liabilities	1,632,965	1,399,868
Commitments and contingencies
Membership units, 155,559 units authorized, 155,559 and 154,401 issued as of December 31, 2015 and 2014, respectively	—	—
Members' deficit	(288,947)	(236,700)

Total liabilities and members' deficit	$1,344,018	$1,163,168

See accompanying Notes to Consolidated Financial Statements

CWGS Enterprises, LLC and Subsidiaries

Consolidated Statements of Income

	For the Year Ended December 31

	2015	2014	2013

	(In Thousands)
Revenue:
Consumer Services and Plans	$174,600	$162,598	$166,231
Retail
New vehicles	1,607,790	1,176,838	1,030,687
Used vehicles	806,759	680,786	569,681
Parts, services and other	553,834	518,905	483,705
Finance and insurance, net	190,278	134,826	106,291

Subtotal	3,158,661	2,511,355	2,190,364
Total revenue	3,333,261	2,673,953	2,356,595
Costs applicable to revenue (exclusive of depreciation and amortization shown separately below):
Consumer Services and Plans	81,749	74,065	82,128
Retail
New vehicles	1,387,358	1,012,494	890,047
Used vehicles	652,235	551,702	457,718
Parts, services and other	297,957	280,345	264,039

Subtotal	2,337,550	1,844,541	1,611,804
Total costs applicable to revenue	2,419,299	1,918,606	1,693,932
Operating expenses:
Selling, general, and administrative	644,409	544,107	482,655
Depreciation and amortization	24,101	24,601	21,183
(Gain) loss on sale of assets	(237)	33	1,803

Total operating expenses	668,273	568,741	505,641

Income from operations	245,689	186,606	157,022
Other income (expense):
Floor plan interest expense	(12,427)	(10,675)	(9,980)
Other interest expense, net	(53,377)	(46,769)	(74,728)
Loss on debt repayment	—	(1,831)	(49,450)
Other income (expense), net	1	(35)	(59)

	(65,803)	(59,310)	(134,217)

Income before income taxes	179,886	127,296	22,805
Income tax expense	(1,356)	(2,140)	(1,988)

Net income	$178,530	$125,156	$20,817

See accompanying Notes to Consolidated Financial Statements

CWGS Enterprises, LLC and Subsidiaries

Consolidated Statements of Members' Deficit

	Membership		Members'

	Units	Amounts	Deficit	Total

	(In Thousands Except Unit Amounts)
Balance at January 1, 2013	153,764	$—	$(363,699)	$(363,699)
Net income	—	—	20,817	20,817
Membership units issued	750	—	—	—
Membership units forfeited	(100)	—	—	—
Members' distributions	—	—	(32,256)	(32,256)

Balances at December 31, 2013	154,414	—	(375,138)	(375,138)
Net income	—	—	125,156	125,156
Membership units forfeited	(13)	—	—	—
Members' distributions	—	—	(60,101)	(60,101)
Conversion of Series B Note to equity	—	—	73,383	73,383

Balances at December 31, 2014	154,401	—	(236,700)	(236,700)
Net income	—	—	178,530	178,530
Membership units issued	1,158	—	—	—
Members' distributions	—	—	(230,777)	(230,777)

Balances at December 31, 2015	155,559	$—	$(288,947)	$(288,947)

See accompanying Notes to Consolidated Financial Statements

CWGS Enterprises, LLC and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31

	2015	2014	2013

	(In Thousands)
Operating activities
Net income	$178,530	$125,156	$20,817
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,101	24,601	21,183
Loss on debt repayment	—	1,831	49,450
(Gain) loss on sale of assets	(237)	33	1,803
Provision for losses on accounts receivable	2,180	1,192	1,755
Accretion of original issue discount	1,010	848	765
Non-cash interest	5,897	1,345	4,090
Deferred tax (benefit) expense	(181)	1,175	973
Change in assets and liabilities, net of acquisitions:
Cash — restricted	25	—	—
Receivables and contracts in transit	(8,840)	(7,716)	2,537
Inventories	(112,765)	(116,834)	(92,906)
Prepaid expenses and other assets	(6,969)	(7,358)	(2,692)
Checks in excess of bank balance	6,192	(954)	(537)
Accounts payable and other accrued expenses	17,686	10,715	(245)
Accrued rent for cease-use locations	420	(117)	(190)
Deferred revenue and gains	3,847	9,410	7,534
Other, net	1,247	737	286

Net cash provided by operating activities	112,143	44,064	14,623
Investing activities
Purchases of property and equipment	(41,437)	(34,984)	(30,755)
Purchase of real property	(30,272)	(6,395)	(15,941)
Proceeds from the sale of real property	19,425	1,197	17,242
Purchases of retail businesses, net of cash acquired	(125,189)	(10,615)	(17,482)
Proceeds from sale of property and equipment	1,273	606	1,487
Purchase of intangible assets	—	(34)	(746)

Net cash used in investing activities	(176,200)	(50,225)	(46,195)
Financing activities
Net payment — related parties	$—	$—	$(40,163)
Payment of debt	(36,647)	(13,870)	(447,052)
Net borrowings on notes payable — floor plan	167,387	47,926	77,034
Proceeds from long-term debt	148,938	116,415	537,201
Proceeds from credit facilities	—	—	8,609
Payments of principal on capital lease obligations	(737)	(688)	(539)
Payments of principal on right to use liability	(1,351)	(1,395)	(670)
Payments on credit facilities	—	(5,000)	(20,481)
Payment of debt issuance costs	(3,324)	(2,921)	(9,312)
Senior Secured Notes redemption premium and costs	—	—	(30,175)
Members' distributions	(228,894)	(60,101)	(26,332)

Net cash provided by financing activities	45,372	80,366	48,120

(Decrease) increase in cash	(18,685)	74,205	16,548
Cash at beginning of year	110,710	36,505	19,957

Cash at end of year	$92,025	$110,710	$36,505

See accompanying Notes to Consolidated Financial Statements

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015

1. Summary of Significant Accounting Policies

Principles of Consolidation

          The consolidated financial statements include the accounts of CWGS Enterprises, LLC (CWGS, LLC) and its subsidiaries (collectively, the Company), are presented in accordance with U.S. generally accepted accounting principles (GAAP). CWGS, LLC was formed in March 2011 when its then ultimate parent, AGI Holding Corp, indirectly contributed all of the membership interests of Affinity Group Holding, LLC (AGH) and FreedomRoads Holding Company, LLC (FreedomRoads) to CWGS Holding, LLC, the Company's immediate parent, which in turn, contributed the interest of AGH and FreedomRoads to CWGS, LLC. All significant intercompany accounts and transactions of the Company and its subsidiaries have been eliminated in consolidation.

          The Company does not have any components of other comprehensive income recorded within its consolidated financial statements, and, therefore, does not separately present a statement of comprehensive income in its consolidated financial statements.

Description of the Business

          CWGS, LLC is a holding company and operates through its subsidiaries. The operations of the Company consist of two primary businesses: (i) Consumer Services and Plans, and (ii) Retail. The Company provides consumer services and plans offerings through its Good Sam brand and the Company provides its retail offerings through its Camping World brand. Within the Consumer Services and Plans segment, the Company primarily derives revenue from the sale of the following offerings: emergency roadside assistance; property and casualty insurance programs; travel assist programs; extended vehicle service contracts; co-branded credit cards; vehicle financing and refinancing; club memberships; and publications and directories. Within the Retail segment, the Company primarily derives revenues from the sale of the following products: new vehicles; used vehicles; parts and service, including recreational vehicle (RV) accessories and supplies; and finance and insurance. The Company primarily operates in various regions throughout the United States and markets its products and services to RV owners and camping enthusiasts. At December 31, 2015, the Company operated 115 Camping World retail locations, of which 98 locations sell new and used RV's, and offer financing, and other ancillary services, protection plans, and products for the RV purchaser.

Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ materially from

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

1. Summary of Significant Accounting Policies (Continued)

these estimates. We periodically evaluate estimates and assumptions used in the preparation of the financial statements and make changes on a prospective basis when adjustments are necessary. Significant estimates made in the accompanying Consolidated Financial Statements include certain assumptions related to accounts receivable, inventory, goodwill, intangible assets, long-lived assets, assets held for sale, program cancellation reserves, and accruals related to self-insurance programs, estimated tax liabilities and other liabilities.

Cash and Cash Equivalents

          The Company considers all short-term, highly liquid investments purchased with a maturity date of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short-term maturity of these instruments. Outstanding checks that are in excess of the cash balances at certain banks are included in accrued liabilities in the Consolidated Balance Sheets, and changes in the amounts are reflected in financing cash flows in the accompanying Consolidated Statement of Cash Flows.

Restricted Cash

          Restricted cash balances are pledged primarily in lieu of letters of credit. Restricted cash is expected to become available to the Company when the letters of credit are issued.

Contracts in Transit

          New and used vehicles may be sold and financed through retail installment sales contracts entered into between the Company and third-party purchasers. Prior to entering into a retail installment sales contract with a third-party purchaser, the Company typically has a commitment from a third-party lender for the assignment of such retail installment sales contract, subject to final review, approval and verification of the retail installment sales contract, related documentation and the information contained therein. Retail installment sales contracts are typically assigned by the Company to third-party lenders simultaneously with the execution of the retail installment sales contracts. Contracts in transit represent amounts due from third-party lenders from whom pre-arranged assignment agreements have been determined, and to whom the retail installment sales contract have been assigned. The Company recognizes revenue when the applicable new or used vehicle is delivered and the Company has assigned the retail installment sales contract to a third-party lender and collectability is reasonably assured. Funding from the third-party lender is provided upon receipt, final review, approval and verification of the retail installment sales contract, related documentation and the information contained therein. Retail installment sales contracts are typically funded within ten days of the initial approval of the retail installment sales contract by the third-party lender. Contracts in transit are included in current assets on the accompanying consolidated balance sheets and totaled $21.9 million at December 31, 2015 and $22.6 million at December 31, 2014.

Concentration of Credit Risk

          The Company's most significant industry concentration of credit risk is with financial institutions from which the Company has recorded receivables and contracts in transit. These

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

1. Summary of Significant Accounting Policies (Continued)

financial institutions provide financing to Camping World's customers for the purchase of a vehicle in the normal course of business. These receivables are short-term in nature and are from various financial institutions located throughout the United States.

          The Company has cash deposited in various financial institutions that is in excess of the insurance limits provided by the Federal Deposit Insurance Corporation. The amount in excess of FDIC limits at December 31, 2015 and 2014 was approximately $90.8 million and $113.6 million, respectively.

          The Company is potentially subject to concentrations of credit risk in accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers and their geographic dispersion.

Inventories, net

          Retail inventories consist primarily of new and used vehicles held for sale valued using the specific-identification method and valued at the lower of cost or net realizable value. Cost includes purchase costs, reconditioning costs, dealer-installed accessories, and freight. For vehicles accepted in trades, the cost is the fair value of such used vehicles at the time of the trade-in. Parts and accessories are valued at the lower of cost or net realizable value. Retail parts, accessories, and other inventories primarily consist of retail travel and leisure specialty merchandise and are stated at lower of first-in, first-out cost or net realizable value.

Property and Equipment, net

          Property and equipment is recorded at historical cost, net of accumulated depreciation and amortization, and, if applicable, impairment charges. The Company reviews its property and equipment assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Depreciation of property and equipment is provided using the straight-line method over the following estimated useful lives of the assets:

Years

Building and improvements	40
Leasehold improvements	3 - 40
Furniture, fixtures and equipment	3 - 12
Rental vehicles	8
Software	3 - 5

          Leasehold improvements are amortized over the useful lives of the assets or the remaining term of the respective lease, whichever is shorter.

Goodwill and Other Intangible Assets

          Goodwill is reviewed at least annually for impairment, and more often when impairment indicators are present (see Note 5 — Goodwill and Intangible Assets). Finite-lived intangibles are recorded at cost, net of accumulated amortization and, if applicable, impairment charges. Finite-

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

1. Summary of Significant Accounting Policies (Continued)

lived intangible assets consist of membership customer lists with weighted-average useful lives of approximately five years.

Long-Lived Assets

          Long-lived assets included in property and equipment, net, including capitalized software costs to be held and used, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is recognized to the extent the sum of the discounted estimated future cash flows from the use of the asset is less than the carrying value. For our major software systems, such as our accounting and membership systems, our capitalized costs may include some internal or external costs to configure, install and test the software during the application development stage. We do not capitalize preliminary project costs, nor do we capitalize training, data conversion costs, maintenance or post-development stage costs.

Self-Insurance Program

          Self-insurance reserves represent amounts established as a result of insurance programs under which the Company self-insures portions of the business risks. The Company carries substantial premium-paid, traditional risk transfer insurance for various business risks. The Company self- insures and establishes reserves for the retention on workers' compensation insurance, general liability, automobile liability, professional errors and omission liability, and employee health claims. The self-insured claims liability was approximately $7.8 million and $6.8 million at December 31, 2015 and 2014, respectively. The determination of such claims and expenses and the appropriateness of the related liability are reviewed on a periodic basis. The self-insurance accruals are calculated by actuaries and are based on claims filed and include estimates for claims incurred but not yet reported. Projections of future losses, including incurred but not reported losses, are inherently uncertain because of the random nature of insurance claims and could be substantially affected if occurrences and claims differ significantly from these assumptions and historical trends. In addition, the Company has obtained letters of credit as required by insurance carriers. As of December 31, 2015 and 2014, these letters of credit were approximately $10.4 million and $9.4 million, respectively. This includes $6.8 million and $5.9 million as of December 31, 2015 and 2014, respectively, issued under the FreedomRoads, LLC Floor Plan Facility (see Note 3 — Inventory and Notes Payable — Floor Plan), and the balance issued under the Company's Senior Secured Credit Facilities (see Note 7 — Long-Term Debt).

Long-Term Debt

          The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered for debt of the same or similar remaining maturities.

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

1. Summary of Significant Accounting Policies (Continued)

Revenue Recognition

          Revenue is recognized when persuasive evidence of an arrangement exists, services or products have been provided to the customers, fees are fixed or determinable, and collectability is reasonably assured.

          Consumer Services and Plans revenue consists of membership clubs, publications, consumer shows, and marketing and royalty fees from various consumer services and plans. Certain Consumer Services and Plans revenue is generated from annual, multiyear and lifetime memberships. The revenue and expenses associated with these memberships are deferred and amortized over the membership period. Unearned revenue and profit are subject to revisions as the membership progresses to completion. Revisions to membership period estimates would change the amount of income and expense amortized in future accounting periods. For lifetime memberships, an 18-year period is used, which is the actuarially determined estimated fulfillment period. Roadside Assistance (RA) revenues are deferred and recognized over the life of the membership. RA claim expenses are recognized when incurred.

          Royalty revenue is earned under the terms of an arrangement with a third-party credit card provider based on a percentage of our co-branded credit card portfolio retail spend with such third-party credit card provider.

          Marketing fees for finance, insurance, extended service and other similar products are recognized, net of a reserve for estimated cancellations, if applicable, when a product contract payment has been received or financing has been arranged.

          Promotional expenses, consisting primarily of direct-mail advertising, are deferred and expensed over the period of expected future benefit, typically three months based on historical actual response rates. Renewal expenses are expensed at the time related materials are mailed.

          Newsstand sales of publications and related expenses are recorded at the time of delivery, net of an estimated provision for returns. Subscription sales of publications are reflected in income over the lives of the subscriptions. The related selling expenses are expensed as incurred. Advertising revenues and related expenses are recorded at the time of delivery. Subscription and newsstand revenues and expenses related to annual publications are deferred until the publications are distributed.

          Revenue and related expenses for consumer shows are recognized when the show occurs.

          Retail revenue consists of sales of new and used vehicles, commissions on related finance and insurance contracts, and sales of parts, services and other products. Revenue from the sale of vehicles is recognized upon completion of the sale to the customer. Conditions to completing a sale include having an agreement with the customer, including pricing, and the sales price must be reasonably expected to be collected and delivery has occurred.

          Revenue from parts, services and other products sales is recognized when products are sold in the retail stores, shipped for mail and internet orders, or upon completion of the service.

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

1. Summary of Significant Accounting Policies (Continued)

          Finance and insurance revenue is recognized when a finance and insurance product contract payment has been received or financing has been arranged. The proceeds we receive for arranging financing contracts, and selling insurance and service contracts, are subject to chargebacks if the customer terminates the respective contract earlier than a stated period. A reserve for chargebacks is recorded as a reduction of revenues in the period in which the related revenue is recognized.

          We recognize rental vehicle revenue over the period that the vehicle is rented.

Advertising Expense

          At December 31, 2015 and 2014, $6.6 million and $6.2 million, respectively, of advertising expenses were capitalized as direct-response advertising, of which $5.0 million and $4.4 million, respectively, were reported as assets and $1.6 million and $1.8 million, respectively, were reported net of related deferred revenue. Other advertising expenses are expensed as incurred. Advertising expenses for the years ended December 31, 2015, 2014, and 2013 were $76.6 million, $65.0 million, and $65.6 million, respectively.

Vendor Allowances

          As a component of the Company's consolidated procurement program, the Company frequently enters into contracts with vendors that provide for payments of rebates or other allowances. These vendor payments are reflected in the carrying value of the inventory when earned or as progress is made toward earning the rebate or allowance and as a component of cost of sales as the inventory is sold. Certain of these vendor contracts provide for rebates and other allowances that are contingent upon the Company meeting specified performance measures such as a cumulative level of purchases over a specified period of time. Such contingent rebates and other allowances are given accounting recognition at the point at which achievement of the specified performance measures are deemed to be probable and reasonably estimable.

Shipping and Handling Fees and Costs

          The Company reports shipping and handling costs billed to customers as a component of revenues, and related costs are reported as a component of costs applicable to revenues. For the years ended December 31, 2015, 2014, and 2013, $5.6 million, $10.7 million, and $10.2 million of shipping and handling fees, respectively, were included in the Retail segment as revenue.

Income Taxes

          The Company recognizes deferred tax assets and liabilities based on the liability method, which requires an adjustment to the deferred tax asset or liability to reflect income tax rates currently in effect. When income tax rates increase or decrease, a corresponding adjustment to income tax expense is recorded by applying the rate change to the cumulative temporary differences. The Company recognizes the tax benefit from an uncertain tax position in accordance with accounting guidance on accounting for uncertainty in income taxes. See Note 10 — Income Taxes.

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

1. Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

          In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09). ASU 2014-09 supersedes the existing revenue recognition guidance and clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. In August 2015, the FASB issued an update to ASU 2014-09 deferring the effective date for public entities, on a retrospective basis, to annual reporting periods beginning after December 15, 2017. Early adoption is permitted, subject to certain conditions. We are currently evaluating the impact ASU 2014-09 will have on our consolidated financial position, results of operations and cash flows.

          In August 2015, the FASB issued Accounting Standards Update No. 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements (ASU 2015-15), which clarifies the guidance set forth in Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs (ASU 2015-03), issued in April 2015. ASU 2015-03 requires that debt issuance costs related to a recognized liability be presented on the balance sheet as a direct reduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected. ASU 2015-15 provides additional guidance regarding debt issuance costs associated with line-of-credit arrangements, stating that the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred issuance costs ratably over the term of the line-of-credit arrangement. ASU 2015-03 is effective for reporting periods beginning after December 15, 2015, and early adoption is permitted. The Company early adopted ASU 2015-03 and ASU 2015-15 and debt issuance costs are presented as a direct deduction from the carrying amount of that debt liability for all periods presented. The adoption of ASU 2015-03 and ASU 2015-15 did not have a material effect our consolidated financial position, results of operations or cash flows.

          In July 2015, the FASB issued Accounting Standards Update No. 2015-11, Simplifying the Measurement of Inventory (ASU 2015-11). Under ASU 2015-11 entities should measure inventory that is not measured using last-in, first-out (LIFO) or the retail inventory method, including inventory that is measured using first-in, first-out (FIFO) or average cost, at the lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. ASU 2015-11 is effective for reporting periods beginning after December 15, 2016 and is to be applied prospectively. The adoption of ASU 2015-11 is not expected to have a material effect on our consolidated financial position, results of operations or cash flows.

          In November 2015, the FASB issued an accounting pronouncement (FASB ASU 2015-17) which simplifies the balance sheet classification of deferred taxes. This pronouncement requires that all deferred tax assets and liabilities be classified as noncurrent in the classified balance sheet, rather than separating such deferred taxes into current and noncurrent amounts, as is required under current guidance. This pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2016, and may be applied either

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

1. Summary of Significant Accounting Policies (Continued)

prospectively or retrospectively. We are currently in the process of evaluating the effects of the pronouncement on our consolidated financial statements.

          In April 2015, the FASB issued Accounting Standards Update No. 2015-05, Customers' Accounting for Fees Paid in a Cloud Computing Arrangement (ASU 2015-05). ASU 2015-05 provides guidance in evaluating whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the software license element of the arrangement should be accounted for as an acquisition of a software license. If the arrangement does not contain a software license, it should be accounted for as a service contract. ASU 2015-05 is effective for reporting periods beginning after December 15, 2015 and may be adopted either retrospectively or prospectively. We are currently evaluating the impact ASU 2015-05 will have on our consolidated financial statements.

          In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The amendments in this update require, among other things, that lessees recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-to-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. Lessees and lessors must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. We expect to adopt the amendments in the first quarter of 2019 and are currently evaluating the impacts of the amendments to our financial statements and accounting practices for leases.

2. Receivables

          Receivables consisted of the following at December 31, (in thousands):

	2015	2014

Consumer Services and Plans	$28,986	$27,206
New and used vehicles	2,195	1,942
Parts, service and other	13,357	11,002
Other	16,937	13,128

	61,475	53,278
Allowance for doubtful accounts	(5,119)	(4,247)

	$56,356	$49,031

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

3. Inventories, net and Notes Payable — Floor Plan

          Inventories consisted of the following at December 31, (in thousands):

	2015	2014

New RV vehicles	$620,499	$452,833
Used RV vehicles	164,381	148,101
Parts, accessories, and other	84,059	75,872

	$868,939	$676,806

          Retail inventories are primarily financed by floor plan arrangements through a syndication of banks. The floor plan notes are collateralized by substantially all of the assets of FreedomRoads, LLC (FR), a wholly owned subsidiary of FreedomRoads, which operates the Camping World dealerships, and bear interest at one month London Interbank Offered Rate (LIBOR) plus 2.40%, 2.10%, and 2.40% for the years ended December 31, 2015, 2014, and 2013, respectively. LIBOR was 0.36%, 0.16%, and 0.17% as of December 31, 2015, 2014, and 2013, respectively. Principal is due upon the sale of the related vehicle.

          In February 2012, FR entered into a Fifth Amended and Restated Credit Agreement for floor plan financing (Floor Plan Facility). In 2013, the Fifth Amended and Restated Credit Agreement was amended to extend the maturity date to October 2016. In 2014, the Fifth Amended and Restated Credit Agreement was amended to extend the maturity date to October 2017. In 2015, FR entered into a Sixth Amended and Restated Credit Agreement for the Floor Plan Facility to extend the maturity date to August 2018. The credit agreement governing the Floor Plan Facility contains certain financial covenants. FR was in compliance with all debt covenants at December 31, 2015.

          At December 31, 2015 and 2014, the principal amount outstanding under the Floor Plan Facility was $598.4 million and $431.0 million, respectively. Floor plan interest expense for the years ended December 31, 2015, 2014, and 2013, was $12.4 million, $10.7 million, and $10.0 million, respectively.

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

4. Property and Equipment, net

          Property and equipment consisted of the following at December 31, (in thousands):

	2015	2014

Land	$11,512	$5,714
Buildings and improvements	11,032	4,232
Leasehold improvements — inclusive of right to use assets	102,867	168,831
Furniture and equipment	79,046	74,242
Rental vehicles	1,228	5,649
Software	75,248	61,760
Systems development and construction in progress	7,341	8,255

	288,274	328,683
Less: accumulated depreciation and amortization	(138,549)	(126,871)

	$149,725	$201,812

5. Goodwill and Intangible Assets

          The following is a summary of changes in the Company's goodwill by business line for the years ended December 31, 2015 and 2014 (in thousands):

	Consumer Services and Plans	Retail	Consolidated

Balance as of January 1, 2014	$49,944	$6,739	$56,683
Acquisitions	—	4,370	4,370

Balance as of December 31, 2014	49,944	11,109	61,053
Acquisitions	—	51,887	51,887

Balance as of December 31, 2015	$49,944	$62,996	$112,940

          Finite-lived intangible assets and related accumulated amortization consisted of the following at December 31, (in thousands):

	2015	2014

Gross membership and customer lists	$6,712	$6,712
Less: accumulated amortization	(5,060)	(4,271)

Intangible assets, net	$1,652	$2,441

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

5. Goodwill and Intangible Assets (Continued)

          The aggregate future five-year amortization of finite-lived intangibles at December 31, 2015, was as follows (in thousands):

2016	$789
2017	535
2018	160
2019	140
2020	28

$1,652

          The Company evaluates goodwill and indefinite-lived intangible assets for impairment on an annual basis as of the beginning of the fourth quarter, or more frequently if events or changes in circumstances indicate that the Company's goodwill or indefinite-lived intangible assets might be impaired. The Company assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company determines it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then it is required to perform the first step of a two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds its fair value, then the Company is required to perform the second step of the two-step goodwill impairment test to measure the amount of the impairment loss based on qualitative assessments. The Company determined that the fair value of its reporting units was greater than its carrying value.

6. Accrued Liabilities

          Accrued liabilities consisted of the following at December 31, (in thousands):

	2015	2014

Compensation and benefits	$10,761	$19,520
Other accruals	66,791	40,625

	$77,552	$60,145

7. Long-Term Debt

          The following reflects outstanding long-term debt as of December 31 (in thousands):

	2015	2014

Term Loan Facility(a)	$725,393	$613,185
Less: current portion	(52,089)	(32,212)

	$673,304	$580,973

(a)
Net of $4.9 million and $4.9 million original issue discount at December 31, 2015 and 2014, respectively, and $11.1 million and $10.0 million of finance costs at December 2015 and 2014, respectively.

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

7. Long-Term Debt (Continued)

          The aggregate future maturities of long-term debt at December 31, 2015, were as follows (in thousands):

2016	$52,089
2017	40,080
2018	40,080
2019	40,080
2020	569,154

Total	$741,483

Senior Secured Credit Facilities

          On November 20, 2013, CWGS Group, LLC, a wholly owned subsidiary of CWGS, LLC, entered into a $545.0 million senior secured credit facility (Senior Secured Credit Facilities) consisting of a $525.0 million term loan facility (Term Loan Facility), at an original issue discount of $5.3 million or 1.00%, and a $20.0 million revolving credit facility (Revolving Credit Facility). In December 2014 and December 2015, CWGS Group, LLC secured an additional $117.0 million and $55.0 million, respectively, of term loan borrowings under the Senior Secured Credit Facilities for which the proceeds were primarily used to purchase dealerships within FreedomRoads. In June 2015, CWGS Group, LLC secured an additional $95.0 million of term loan borrowings under the Senior Secured Credit Facilities for which the proceeds were primarily used to pay distributions to the CWGS, LLC members. Interest on the Term Loan Facility floats at the Company's option at a) LIBOR, subject to a 1.00% floor, plus an applicable margin of 4.75%, or b) an Alternate Base Rate (ABR) equal to 3.75% per annum plus the greater of the Prime Rate, Federal Funds Effective Rate plus 1/2 of 1.00%, LIBOR, or 2.00%. Interest on borrowings under the Revolving Credit Facility is at the Company's option of a) 4.25% to 4.50% per annum subject to a 1.00% floor in the case of a Eurocurrency loan, or b) 3.25% to 3.50% per annum plus the greater of the Prime Rate, Federal Funds Effective Rate plus 1/2 of 1.00%, LIBOR, or 2.00% in the case of an ABR loan, based on the Company's ratio of net debt to consolidated earnings as defined in the Senior Secured Credit Facilities. The Company also pays a commitment fee of 0.5% per annum on the unused amount of the Revolving Credit Facility. Reborrowings under the Term Loan Facility are not permitted. The quarterly scheduled principal prepayments on the term loan borrowings on or prior to September 30, 2014 were $3.3 million, $4.0 million on December 31, 2014, and $10.0 million on December 31, 2015 and thereafter. Following the end of each fiscal year, commencing with the fiscal year ending December 31, 2014, the Company is required to prepay the term loan borrowings in an aggregate amount equal to 50% of excess cash flow, as defined in the Senior Secured Credit Facilities, for such fiscal year. The required percentage prepayment of excess cash flow is reduced to 25% if the total leverage ratio, of as defined, is 2.00 to 1.00 or greater but less than 2.50 to 1.00. If the total leverage ratio is less than 2.00 to 1.00, no prepayment of excess cash flow is required. As of December 31, 2015, CWGS Group, LLC's excess cash flow offer, as defined, was $16.1 million and was presented to the term loan holders. The holders accepted $12.0 million of the prepayment offer and a principal payment in that amount was made on May 9, 2016.

          The Revolving Credit Facility matures on November 20, 2018, and the Term Loan Facility matures on February 20, 2020. The funds available under the Revolving Credit Facility may be

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

7. Long-Term Debt (Continued)

utilized for borrowings or letters of credit; however, a maximum of $10.0 million may be allocated to such letters of credit. As of December 31, 2015, the interest rate on the term debt was 5.75%, and permitted borrowings under the undrawn revolving credit facility were $20.0 million. As of December 31, 2015, the Company had available borrowings of $16.3 million and letters of credit in the aggregate amount of $3.7 million outstanding under the Revolving Credit Facility. As of December 31, 2015, $736.5 million was outstanding under the Term Loan Facility and no amounts were outstanding on the Revolving Credit Facility.

          The Company used the net proceeds of $519.8 million from the issuance of the Senior Secured Credit Facilities along with $9.3 million of cash on hand (i) to irrevocably redeem or otherwise retire all of the Good Sam Enterprises, LLC, (GSE), an indirect wholly owned subsidiary of CWGS, LLC, outstanding 11.50% senior subordinated notes due 2016 (the Senior Secured Notes) in an approximate amount (including premium, tender fees, and accrued interest) of $374.0 million; (ii) to permanently repay FR's $33.9 million of outstanding indebtedness and accrued interest due to related parties; (iii) to redeem and retire its Series A Notes outstanding including accrued interest, in the amount of $81.3 million, and the accrued interest of its Series B Note in the amount of $31.4 million; and (iv) to pay related fees and expenses in connection with the foregoing transactions.

          CWGS, LLC and CWGS Group, LLC have no revenue-generating operations of their own. Their ability to meet the financial obligations associated with the Senior Secured Credit Facilities is primarily dependent on the earnings and cash flows of its operating subsidiaries, primarily GSE and FreedomRoads, and their ability to upstream dividends. The Senior Secured Credit Facilities are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by each of the Company's existing and future domestic restricted subsidiaries with the exception of FR and its subsidiaries. The Senior Secured Credit Facilities contain certain restrictive covenants including, but not limited to, mergers, changes in the nature of the business, acquisitions, additional indebtedness, sales of assets, investments, and the payment of dividends subject to certain limitations and minimum operating covenants. The Company was in compliance with all debt covenants at December 31, 2015.

Enterprise Notes

          On February 15, 2011, the Company entered into a securities purchase agreement under which CWGS, LLC issued $80.0 million of Series A Notes and a $70.0 million Series B Note due 2018 (the Enterprise Notes) to CVRV Acquisition, LLC, a Delaware limited liability company (CVRV) on March 2, 2011. Interest on the Enterprise Notes was due each March 31, June 30, September 30 and December 31 commencing June 30, 2011. On March 2, 2011, CVRV, the holder of the Series B Note, received an option from CWGS Holding, LLC, the direct parent of the Company, to purchase 70,000 preferred units of CWGS, LLC, which represented 44.999% of the Company's equity interests, at an aggregate price of $70.0 million through the delivery to the Company of the Series B Note. The option could be exercised from and after the earlier of: (i) the fourth anniversary of the date of the agreement; (ii) the date on which the Company provides written notice that CVRV can exercise the option; or (iii) the tenth anniversary of the date of the agreement. The Series A Notes and the Series B Note are the two freestanding instruments issued in the securities purchase agreement entered into with CVRV. The option is not separately

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

7. Long-Term Debt (Continued)

exercisable from the Series B Note and therefore has been included as an embedded feature in the Series B Note. The Company calculated the fair value the respective Enterprise Notes on the issuance date and used the determined relative fair values to allocate the $150 million in proceeds between the Series A Notes and the Series B Note. The Enterprise Notes were subsequently measured at amortized cost using the effective interest method. The Company valued and recorded the Series A Notes at $68.1 million, a discount of $11.9 million, and the Series B Note at $81.9 million, a premium of $11.9 million.

          Interest on the Series A Notes was 3.00% per quarter provided that upon the occurrence and continuance of an event of default, the outstanding principal together with any overdue and unpaid interest would bear interest at a rate equal to 3.75% per quarter until the event of default is cured or waived. Interest on the Series B Note was 3.00% per quarter provided that the Company was entitled to elect to not pay the accrued interest on the Series B Note for up to twelve quarters in the aggregate. If the Company elected or otherwise failed to pay all accrued interest on the Series B Note in cash for any quarter, then the outstanding principal amount together with all accrued and unpaid interest shall bear interest at a rate equal to 3.25%, (i) if the Company shall so elect or shall otherwise fail to pay all accrued interest on the Series B Note in cash for any quarter in excess of six quarters in the aggregate (whether or not consecutive), or (ii) provided that upon the occurrence and continuance of an event of default, the outstanding principal together with any overdue and unpaid interest shall bear interest at a rate equal to 3.75% per quarter until the event of default is cured or waived.

          The Company used the net proceeds of $150.0 million from the issuance of the Enterprise Notes to: (i) permanently repay all of the outstanding indebtedness under FreedomRoads related party debt of $27.0 million, a term loan note payable of $27.0 million, a swap term loan of $4.6 million, and interest on debt of $0.3 million; (ii) make an $85.0 million distribution to its member, and (iii) pay related fees and expenses in connection with the foregoing transactions.

          The Company elected not to pay the accrued interest on the Series B Note for the period from June 2011 to September 2013. In November 2013, the Company used the proceeds of the Senior Secured Credit Facilities to pay the $31.4 million of outstanding accrued interest on the Series B Note. The Company elected to pay the quarterly interest each quarter beginning December 31, 2013. The Company repaid the $80.0 million Series A Notes in full on November 20, 2013 from the proceeds of the Senior Secured Credit Facilities and the remaining unamortized discount of $5.4 million on the Series A Notes was written off and recorded to Loss on Debt Repayment.

          On September 30, 2014, CVRV exercised their option and delivered the Series B Note to the Company for cancellation in exchange for the equity interest. Upon surrender and cancellation of the $70.0 million Series B Note, the remaining unamortized premium of $3.4 million was written off to Members' Deficit.

          Since the exchange of the Series B Note for the preferred equity interest in CWGS, LLC, CVRV, as the holder of the preferred equity interest, has received a preferred return equal to 3.00% of CVRV's unrecovered capital contribution in CWGS, LLC, which has been paid quarterly. Preferred return payments of $8.4 million and $2.1 million were paid for the years ended December 31, 2015 and 2014, respectively.

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

7. Long-Term Debt (Continued)

Senior Secured Notes

          On November 30, 2010, GSE issued pursuant to an indenture (the Senior Secured Notes Indenture) $333.0 million of Senior Secured Notes at an original issue discount of $6.9 million, or 2.1%. Interest on the Senior Secured Notes was due each December 1 and June 1 commencing June 1, 2011.

          Subject to certain conditions, GSE was required to offer to redeem Senior Secured Notes at 101% of principal amount tendered for redemption in an aggregate amount of the excess cash flow amount (as defined in the indenture governing the Senior Secured Notes) for the respective period. For the calendar years commencing with the calendar year ended December 31, 2012, the excess cash flow amount was the greater of (i) the minimum excess cash flow amount or (ii) (x) 75% of excess cash flow for such annual period, minus (y) the minimum excess cash flow amount for the immediately preceding six-month period ending on June 30. On February 27, 2012, GSE completed an excess cash flow offer to purchase $7.4 million in principal amount of its outstanding Senior Secured Notes. The Senior Secured Notes were purchased by GSE and retired on February 27, 2012. On July 31, 2012, GSE completed an excess cash flow offer to purchase up to $4.95 million in principal amount of its Senior Secured Notes, but only four thousand dollars were tendered and were retired on August 7, 2012. On April 10, 2013 and July 20, 2013, GSE completed excess cash flow offers to purchase up to $4.95 million in principal amount of its Senior Secured Notes, but none were tendered.

          The Senior Secured Notes were repaid in full in November and December 2013 in the amount of $374.0 million, including premium, tender fees, and accrued interest.

CW Credit Facility

          On March 1, 2010, the Company's wholly owned subsidiary, Camping World, Inc. (CW), which operates in the Retail segment, entered into a credit facility (CW Credit Facility), providing for an asset-based lending facility of up to $22.0 million, of which $10.0 million was available for letters of credit and $12.0 million was available for revolving loans. On April 23, 2012, CW amended the CW Credit Facility to (i) increase borrowing availability by reducing the collateral availability block from $5.0 million to $2.5 million from October 1 of each year through the last day of February of the immediately following year, (ii) eliminate any restrictions on the number of new store openings during the year, and (iii) increase the interest rate margin from 2.75% to 3.25%. On July 23, 2012, CW amended the CW Credit Facility to provide that capital expenditures may be incurred in excess of $5.0 million if during such fiscal year (i) the holders of CW's equity interest make a cash common equity contribution to CW in an amount at least equal to such excess or (ii) CW or its subsidiaries receive proceeds from asset sales (other than inventory sold in the ordinary course of business) in an amount at least equal to such excess. On March 1, 2013, GSE received the requisite consents from noteholders of the Senior Secured Notes to amend the indenture relating to the Senior Secured Notes outstanding and GSE's Intercreditor Agreement to allow the CW Credit Facility to increase from $25.0 million to $35.0 million. An aggregate fee in the amount of $0.3 million was paid to the consenting noteholders. Concurrently, CW amended its agreement with the current lender of the CW Credit Facility to increase the facility to $35.0 million, reduce the interest rate margin to 2.50%, and extend the maturity to the earlier of March 1, 2018, or 180 days

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

7. Long-Term Debt (Continued)

prior to the maturity of the Senior Secured Notes or any notes issued or exchanged to refinance the Senior Secured Notes.

          On November 20, 2013, concurrent with the issuance of the Senior Secured Credit Facilities, the CW Credit Facility was terminated.

8. Capital Lease Obligations

          The Company leases various fixed assets under capital lease arrangements requiring payments through May 2019. No capital expenditures were funded by capital leases in 2015, and $0.2 million was funded by capital leases in 2014. The Company has included these leases in property and equipment, net at December 31, as follows (in thousands):

	2015	2014

Furniture and equipment	$3,734	$3,734
Accumulated depreciation	(2,301)	(1,555)

	$1,433	$2,179

          The following is a schedule by year of future minimum lease payments (in thousands) under the capitalized leases, together with the present value of net minimum lease payments at December 31, 2015 (including current portion of $0.8 million):

2016	$826
2017	576
2018	178
2019	23

1,603
Interest	(81)

$1,522

9. Right to Use Liability

          The Company leases operating facilities throughout the United States. The Company analyzes all leases in accordance with Accounting Standards Codification (ASC) 840 — Leases. Historically, twenty-five of the leases had construction projects for which the Company was deemed to be the owner. Eighteen leases were accounted for as finance leases after completion of the construction as they did not qualify for sale accounting under the sale-leaseback accounting rules. Seven leases were accounted for as operating leases after completion of construction as they qualified for asset derecognition under the sale-leaseback accounting rules. As of December 31, 2015 and 2014, there were zero and $3.1 million, respectively, of right to use assets and right to use liabilities recorded in connection with these seven leases. An additional eighteen leases were accounted for as capital leases based on capital lease accounting rules. For both the financing and capital leases, the value of the real property, other than land was capitalized as a right to use asset with a corresponding right to use liability. To the extent land was less than twenty-five percent of the value of the total real property, land was capitalized as a right to use asset with a corresponding right to use liability. In

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

9. Right to Use Liability (Continued)

the fourth quarter of 2015, the Company modified the terms of certain leases. As a result of the modifications, thirty leases met the requirements to be reported as operating leases and therefore the right to use assets and corresponding right to use liabilities were derecognized in the fourth quarter of 2015. This derecognition resulted in the removal of $122.4 million of right to use assets, and $127.0 million of right to use liabilities and $4.6 million of deferred gain, which will be recognized ratably as an offset to rent expense over the term of the leases.

          The Company has included the right to use assets in property and equipment, net at December 31, as follows (in thousands):

	2015	2014

Right to use assets	$31,757	$115,316
Accumulated depreciation	(1,457)	(5,274)

	$30,300	$110,042

          The following is a schedule by year of the future changes in the right to use liability (in thousands):

2016	$2,342
2017	2,126
2018	1,837
2019	1,741
2020	1,741
Thereafter(1)	44,431

Total minimum lease payments	54,218
Amounts representing interest	(23,619)

Present value of net minimum right to use liability payments	$30,599

(1)
Includes $9.6 million of scheduled derecognition of right to use liability due to reductions in the lease deposit to less than two months rent.

10. Income Taxes

          The components of the Company's income tax expense from operations for the year ended December 31, consisted of (in thousands):

	2015	2014	2013

Current:
Federal	$139	$105	$200
State	1,398	860	815
Deferred:
Federal	(162)	1,045	870
State	(19)	130	103

Income tax expense	$1,356	$2,140	$1,988

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

10. Income Taxes (Continued)

          A reconciliation of income tax expense from operations to the federal statutory rate for the year ended December 31, is as follows (in thousands):

	2015	2014	2013

Income taxes computed at federal statutory rate	$61,161	$43,280	$7,754
State income taxes — net of federal benefit	7,196	5,114	860
Other differences:
Income taxes computed at the effective federal and state statutory rate for pass-through entities not subject to tax	(67,761)	(46,661)	(9,935)
(Decrease) increase of valuation allowance	735	(396)	2,585
Other	25	803	724

Income tax expense	$1,356	$2,140	$1,988

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and operating loss and tax credit carryforwards. Significant items comprising the net deferred tax asset at December 31, were (in thousands):

	2015	2014

Deferred tax liabilities
Accelerated depreciation	$(3,389)	$(1,703)
Prepaid expenses	(232)	(388)
Other	(93)	(262)

	(3,714)	(2,353)
Deferred tax assets
Investment impairment	30,767	30,863
Gift cards	940	892
Deferred revenues	332	14
Accrual for employee benefits and severance	884	916
Alternative minimum tax credit	549	545
Net operating loss carryforward	9,926	8,305
Claims reserves	444	513
Intangible assets	54	67
Goodwill	2,264	2,139
Deferred book gain	1,472	1,610
Other reserves	4,820	4,311

	52,452	50,175
Valuation allowance	(42,504)	(41,769)

Net deferred tax assets	$6,234	$6,053

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

10. Income Taxes (Continued)

          The Company is organized as a limited liability company and treated as a partnership for federal tax purposes, with the exception of Americas Road and Travel Club, Inc., CW, and FreedomRoads RV, Inc. and their wholly owned subsidiaries, which are Subchapter C corporations. At December 31, 2015, the Subchapter C corporations had net operating loss carryforwards of approximately $25.9 million, which will be able to offset future taxable income. If not used, the net operating loss carryforwards will expire between 2023 through 2035.

          The valuation allowance for CW and its subsidiaries increased by $0.7 million and decreased by $0.4 million for the years ended December 31, 2015 and 2014, respectively, as its net deferred tax assets decreased during the current year and it continues to maintain a full valuation allowance as it was determined that it would have insufficient taxable income in the current or carryforward periods under the tax laws to realize the future tax benefits of its deferred tax assets.

          During 2014, the 2012 federal tax return for CW was examined by the Internal Revenue Service and was closed on October 30, 2014, with no adjustments. The Company and its subsidiaries file U.S. federal income tax returns and tax returns in various states. With few exceptions, the Company is no longer subject to U.S. federal, state, and local income tax examinations by tax authorities for years before 2011.

          The provision for income tax for the entities subject to federal income tax has been included in the consolidated financial statements. The income tax is based on the amount of taxes due on their tax returns plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities, using expected tax rates.

          The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements on a particular tax position are measured based on the largest benefit that has a greater than a 50% likelihood of being realized upon settlement. The amount of unrecognized tax benefits is adjusted as appropriate for changes in facts and circumstances, such as significant amendments to existing tax law, new regulations or interpretations by the taxing authorities, new information obtained during a tax examination, or resolution of an examination. Accounting for the unrecognized tax benefits had no effect on current year earnings or retained earnings, as the liability had been previously recorded and was reclassified from long-term deferred tax liabilities to other long-term liabilities.

11. Fair Value Measurements

          Accounting guidance for fair value measurements establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

11. Fair Value Measurements (Continued)

          GSE is obligated to pay contingent consideration that is required to be measured at fair value on a recurring basis. The contingent consideration arrangement involves the August 1, 2012 purchase of the Good Sam TravelAssist program from a current marketing partner that requires the Company to pay an agreed-upon percentage of acquisition and renewal revenue over a five-year period ending on July 31, 2017. The contingent consideration approximates the projected amount that would have been received by the marketing partner over the next five years if the prior marketing agreement was extended. This fair value measurement was based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in ASC 820 Fair Value Measurement.

          The Company's contingent consideration liability at December 31, 2015 and 2014, measured at fair value was $0.6 million and $1.0 million, respectively. The fair value of the contingent consideration was calculated using a discounted cash flow model.

          There have been no transfers of assets or liabilities between the fair value measurement levels and there were no material re-measurements to fair value during 2015 and 2014 of assets and liabilities that are not measured at fair value on a recurring basis.

          The following table presents the reported carrying value and fair value information for the Company's debt instruments. The fair value shown below for the Term Loan Facility is based on quoted prices in the market for identical assets (Level 1).

		12/31/2015		12/31/2014

($ in thousands)	Fair Value Measurement	Carrying Value	Fair Value	Carrying Value	Fair Value

Term Loan Facility	Level 1	$725,393	$731,288	$613,185	$624,204

12. Commitments and Contingencies

Leases

          The Company holds certain property and equipment under rental agreements and operating leases that have varying expiration dates. A majority of its operating facilities are leased from unrelated parties throughout the United States. Future minimum annual fixed rentals under operating leases having an original term of more than one year as of December 31, 2015, were as follows (in thousands):

	Third Party	Related Party	Total

2016	$66,678	$1,108	$67,786
2017	64,453	897	65,350
2018	63,952	898	64,850
2019	62,347	897	63,244
2020	58,400	897	59,297
Thereafter	463,584	10,867	474,451

Total	$779,414	$15,564	$794,978

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

12. Commitments and Contingencies (Continued)

          For the years ended December 31, 2015, 2014, and 2013, $61.5 million, $59.5 million, and $53.9 million of rent expense, respectively, was charged to costs and expenses.

          A subsidiary of FreedomRoads has letters of credit of $0.4 million, which were required by certain leases. The letters of credit expire in August 2018. These letters of credit are issued under the Floor Plan Facility.

          On December 5, 2001, GSE sold 11 real estate properties to 11 separate wholly owned subsidiaries of AGRP Holding Corp., a wholly owned subsidiary of the Company's ultimate parent, AGI Holding Corp., for $52.3 million in cash and a note receivable. The properties have been leased back to the Company on a triple-net basis. Both the sales price and lease rates were based on market rates determined by third-party independent appraisers engaged by the mortgage lender and approved by the Senior Secured Credit Facilities agent bank. These leases have an initial term of 25 to 27 years with two 5-year renewal options at the then-current market rent. The leases are classified as operating leases in accordance with accounting guidance for accounting for leases. Land and buildings with a net book value totaling $45.8 million were removed from the balance sheet. The transaction resulted in a net gain of $6.1 million consisting of a $12.1 million gain on certain properties and a $6.0 million loss on other properties. In accordance with accounting principles generally accepted in the United States, the $6.0 million loss was recognized upon the date of sale in 2001 and the $12.1 million gain was deferred and will be credited to income as rent expense adjustments over the lease terms. The average net annual lease payments over the lives of the leases were $3.4 million.

          On December 29, 2011, AGRP Holding Corp. sold 6 of the 11 real estate properties to a third party. In 2012, AGRP Holding Corp. sold two real estate properties to a third party (one on January 9, 2012, and one on December 28, 2012). The leases on the real estate properties sold in 2012 were terminated. In June 2013, AGRP Holding Corp. sold an additional real estate property to a third party. In February 2014, AGRP Holding Corp. sold the remaining two real estate properties to a third party. As of December 31, 2015, a $5.5 million deferred gain remains and will be recognized over the remaining lease terms.

          In 2006, a subsidiary of FreedomRoads entered into sale-leaseback arrangements. Under these arrangements, FreedomRoads sold real property and leased it back for a period of 20 years. The leasebacks have been accounted for as operating leases. The gain of $6.4 million is being recognized ratably over the term of the leases. The income recognition (offset to rent expense) of the deferred credits totaled $0.3 million annually for each of 2015, 2014, and 2013.

          In 2015, 2014 and 2013, a subsidiary of FreedomRoads entered into sale leaseback arrangements resulting in gains of $0.4 million in 2015 and no gain or loss in 2014 or 2013. The real properties were originally purchased by FreedomRoads from third parties. In 2015, the Company sold real property of $19.0 million that were originally purchased in 2015 for $18.1 million, and in 2014 for $0.9 million. In 2014, the Company sold real properties of $1.2 million that were originally purchased in 2014 for $0.3 million, and in 2013 for $0.9 million. In 2013, the Company sold real properties of $13.7 million purchased in 2013. Under the sale-leaseback arrangements, the real properties were leased back under operating leases for a period of 20 years. The properties are being used as part of the Company's ongoing operations.

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

12. Commitments and Contingencies (Continued)

Sponsorship and Other Agreements

          The Company modified a sponsorship agreement in 2014. The sponsorship agreement consists of an annual base fee of $3.5 million in 2014, $3.3 million in 2015, $3.4 million in 2016, $3.5 million in 2017, $3.6 million in 2018, $3.7 million in 2019, $3.8 million in 2020, $3.9 million in 2021, and $4.0 million in 2022. The expense is recognized ratably over the term of the agreement.

          In 2015, CWI entered into a broad market sponsorship agreement. The sponsorship agreement expires on December 31, 2018 and consists of sponsor rights fees of $3.6 million payable as follows: $0.7 million in 2015, $0.9 million in 2016, $1.0 million in 2017, and $1.0 million 2018. The agreement includes an opt-out provision after 2016.

          The Company entered into a subscription agreement in 2014. The subscription agreement consists of total fees of $9.4 million payable as follows: $1.7 million in 2014, $1.6 million in 2015, $1.8 million in 2016, $2.1 million in 2017, and $2.2 million in 2018.

Litigation

          From time to time, the Company is involved in litigation arising in the normal course of business operations. The Company does not believe it is involved in any litigation that will have a material adverse effect on its results of operations or financial position.

Employment Agreements

          The Company has employment agreements with certain officers. The agreements include, among other things, an annual bonus based on earnings before interest, taxes, depreciation and amortization, and up to one year's severance pay beyond termination date.

13. Related Party Transactions

Monitoring Agreement

          Crestview Advisors, L.L.C. and Stephen Adams (together, the "Managers" and each, a "Manager") and the Company are parties to a monitoring agreement relating to each Manager's monitoring of its (or its affiliate's) investment in the Company. Pursuant to the monitoring agreement, the Company agreed to pay each of the Managers an aggregate per annum monitoring fee equal to $1.0 million, payable in quarterly installments of $250,000. In addition, the Company agreed to reimburse each Manager and its affiliates, employees and agents for up to an aggregate per annum amount of $250,000 for all reasonable fees and expenses incurred in connection with such Manager's monitoring of its (or its affiliate's) investment in the Company. The Company also agreed to indemnify each Manager and its respective affiliates from and against all losses, claims, damages and liabilities arising out of the performance by such Managers' monitoring of its (or its affiliate's) investment in the Company.

          Pursuant to the monitoring agreement, the Company incurred monitoring fees of $2.0 million in each of the years ended December 31, 2015, 2014 and 2013. In addition, the Company recorded an expense for the Managers' reimbursable expenses, totaling $0.5 million for each of the years ended December 31, 2015, 2014 and 2013.

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

13. Related Party Transactions (Continued)

Transactions with Directors, Equity Holders and Executive Officers

          In 2001, GSE sold certain real estate consisting of seven retail locations, a distribution facility and three office buildings (the AGRP Sites) to certain subsidiaries of AGRP Holding Corp. (AGRP), an entity controlled by Stephen Adams, in which Mr. Adams had a 100% economic interest. GSE leased back the AGRP Sites pursuant to various leases (the AGRP Leases) with initial lease terms expiring in 2027. Additionally, as part of such sale and leaseback transactions, (i) GSE and AGRP entered into a management agreement, pursuant to which GSE agreed to manage the AGRP Sites on behalf of AGRP and AGRP agreed to pay GSE a management fee equal to the difference between the total base rent payable under the AGRP Leases and the amount of AGRP's debt service on loans secured by the AGRP Sites (the AGRP Loans), and (ii) AGRP issued to GSE a note due December 2012 in the original amount of $4.8 million (the Leaseback Note). In December, 2011, the AGRP Sites consisting of the six retail locations were sold by AGRP to an unrelated third party, and the proceeds were utilized to satisfy the AGRP Loans and GSE entered into new leases with the purchaser of such AGRP Sites. In 2012, the AGRP Sites consisting of an office building in Ventura, California and a retail location in Bowling Green, Kentucky were sold to unrelated third parties and the AGRP Leases therefore were terminated at the election of GSE. In 2013, the distribution facility was sold to an unrelated third party and its AGRP Lease was amended and restated to provide for an initial term expiring in 2033. In 2014, the remaining AGRP Sites consisting of two office buildings were sold to an unrelated third party and their corresponding AGRP Leases were amended and restated to provide for initial terms expiring in 2034. For the years ended December 31, 2014 and 2013, the Company made lease payments of $0.1 million and $0.8 million, respectively, under the AGRP Leases. In November 2013, the Company distributed the balance of the Leaseback Note to CWGS Holding, LLC in the form of a dividend.

          Over the period from 2007 to 2011, various subsidiaries of FreedomRoads and certain entities owned by Stephen Adams conveyed real properties between each other resulting in a net receivable of $0.9 million due to FreedomRoads. In 2015, this receivable was distributed to CWGS Holding, LLC in the form of a non-cash distribution.

          FreedomRoads leases various retail locations from managers and officers. During 2015, 2014 and 2013, the related party lease expense for these locations was $2.0 million, $3.8 million, and $2.7 million, respectively.

          In January 2012, FredomRoads entered into a lease (the "Original Lease") with respect to our Lincolnshire, Illinois offices, which has since been amended as of March 2013 in connection with our leasing of additional premises within the same office building (the "Expansion Lease"). The Original Lease is payable in 132 monthly payments of base rent equal to approximately $29,000, commencing April 2013, subject to annual increases. The Expansion Lease is payable in 132 monthly payments of base rent equal to approximately $2,500, commencing May 2013, subject to annual increases. Marcus Lemonis, our Chairman and Chief Executive Officer, has personally guaranteed both leases.

          Until December 31, 2015, the Company had use of an aircraft owned by Adams Offices, LLC, an entity owned by AGI Holding Corp., an entity controlled by Stephen Adams, in which he has a 100% economic interest, for the purpose of operating flights incidental to our business. The

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

13. Related Party Transactions (Continued)

Company incurred expenses for the aircraft of $1.0 million, $1.0 million and $0.3 million for the years ended December 31, 2015, 2014 and 2013, respectively.

          In 2008, FreedomRoads made advances to Mr. Lemonis, the Company's Chief Executive Officer, totaling $1.0 million, which were reflected as a receivable due from an officer in the financial statements of FreedomRoads (the Lemonis Receivable) until October, 2013. On November 1, 2013, FreedomRoads distributed the Lemonis Receivable to CWGS, LLC, which distributed the Lemonis Receivable to CWGS Holding, LLC. Mr. Lemonis did not make any principal payments or interest payments on the Lemonis Receivable prior to its distribution to CWGS Holding, LLC.

          At various times from 2007 to 2011, FreedomRoads entered into promissory notes payable to Stephen Adams, in his individual capacity, Stephen Adams and his successors, as trustee under the Stephen Adams Living Trust, Marcus A. Lemonis, Andris A. Baltins, a member of the board of directors, and Stephen M. Adams, the son of Stephen Adams. These promissory notes accrued annual interest at the rate of 12.0% and had varying maturities from 2014 to 2018. The largest aggregate amount of principal outstanding under these promissory notes for the year ended December 31, 2013 was $32.9 million. For the year ended December 31, 2013, FreedomRoads made payments of $2.7 million in interest and $25.0 million in principal to Mr. Stephen Adams, $0.5 million in interest and $5.4 million in principal to Mr. Lemonis, $0.2 million in interest and $2.0 million in principal to Mr. Baltins, and $0.1 million in interest and $0.5 million in principal to Mr. Stephen M. Adams in full satisfaction of all accrued interest and outstanding principal under such notes with $27.6 million of proceeds from our Term Loan Facility and the balance from operating cash flows.

          On July 24, 2013, National Car Cash, LLC (National Car Cash), an indirect wholly owned subsidiary of CWGS, LLC, acquired certain assets of National Car Cash of New York, Inc. (Car Cash NY), consisting primarily of domain names, Uniform Record Locators, trademarks, trade names, service marks, phone numbers, artwork, logos, graphics, text, programming code, copyright materials and content (the Car Cash Assets), for an aggregate purchase price of $0.8 million. Prior to the acquisition of the Car Cash Assets, Marcus Lemonis, the Company's Chairman and CEO, advanced $0.4 million to or on behalf of Car Cash NY, which amount was repaid to Mr. Lemonis from the purchase price.

          In September 2014, Marcus Lemonis, individually and as trustee of the Marcus Lemonis Revocable Trust (MLRT), entered into a revolving loan with The Privatebank and Trust Company (Privatebank). In connection with the revolving loan, Mr. Lemonis and MLRT entered into a profits unit pledge agreement (the Pledge Agreement) with Privatebank under which Mr. Lemonis pledged 4,667 Profits Units in the Company to secure the revolving loan (See Note 18 — Equity Incentive Plan). The Company also entered into a purchase, sale and put agreement (the Put Agreement) with Privatebank that granted Privatebank the right to put the loan to the Company upon the occurrence of an event of default pursuant to the Pledge Agreement. Prior to exercising any rights under the Put Agreement, Privatebank was required to provide notice to the Company and the Company had the right to purchase the pledged Profits Units for an amount equal to the lesser of (a) $12.0 million or (b) the outstanding principal amount of the revolving loan. On April 4, 2016 the Pledge Agreement and the Put Agreement were terminated.

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

13. Related Party Transactions (Continued)

          See Note 7 — Long-Term Debt for private placement of securities (Enterprise Notes).

Other Transactions

          Cumulus Media Inc. (Cumulus Media) has provided radio advertising for the Company through Cumulus Media's subsidiary, Westwood One, Inc. Crestview Partners II GP, L.P., an affiliate of CVRV, is the beneficial owner of Cumulus Media's Class A common stock, according to Crestview Partners II GP, L.P.'s most recently filed Schedule 13D amendment with respect to the company. For the years ended December 31, 2015 and 2014, the Company paid Cumulus Media $0.6 million and $1.3 million, respectively, for the aforementioned advertising services.

          On July 1, 2010, Camping World and Adams Outdoor Advertising Marketing Company (Adams Outdoor), an entity controlled by Stephen Adams, entered into an agreement pursuant to which Camping World has the right to use Adams Outdoors' outdoor advertising space at cost on billboards that become available because the billboards would otherwise be vacant. Camping World made a deposit of $1.0 million with Adams Outdoor in an account controlled by Adams Outdoor on July 1, 2010 and as vacant billboards are utilized by Camping World, the usage cost is applied against the deposit. No vacant billboard space was used by Camping World. In December 2015, the agreement was assigned to AGI Holding Corp., an entity controlled by Stephen Adams, in which he has a 100% economic interest, and the Company distributed the $1.0 million deposit in the form of a non-cash distribution.

          In March 2013, the Company sold seven outdoor powersports magazine titles, two powersports shows and two conferences to EPG Media LLC for $0.6 million and the assumption of subscription liabilities totaling $1.8 million. At the time of the sale, EPG Media LLC was an entity controlled by Mark Adams, the son of Stephen Adams.

          The Company does business with certain companies in which Mr. Lemonis has a direct or indirect material interest. From time to time the Company has arranged for temporary staffing and consulting services from eNET IT Group, LLC (eNET IT Group). Mr. Lemonis has a 51% economic interest in eNET IT Group. The Company paid eNET IT Group approximately $0.6 million $0.3 million, and $13,500 for the years ended December 31, 2015, 2014 and 2013, respectively, primarily for third party temporary staffing arranged by eNET IT Group. eNET IT Group, in turn, paid the third party temporary staffing directly. Additionally, the Company purchased fixtures for interior store sets at our retail locations from Precise Graphix. Mr. Lemonis has a 33% economic interest in Precise Graphix and the Company paid Precise Graphix $1.7 million for the year ended December 31, 2015.

14. Acquisitions

          In 2015, 2014 and 2013, a subsidiary of the Company acquired the assets or stock of multiple dealership locations. The Company used its working capital, a combination of cash and floor plan financing and members' capital contributions to complete the acquisitions. The acquired businesses were recorded at their estimated fair values under the purchase method of accounting.

          The balance of the purchase prices in excess of fair value of the assets acquired was recorded as goodwill.

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

14. Acquisitions (Continued)

          In 2015, concurrent with the acquisition of dealership businesses, the Company purchased real properties for $17.0 million from related parties of the sellers. The Company sold a portion of the real properties to a third party in sale-leaseback transactions. In 2014, the Company purchased real property of $3.8 million related to the acquisition of dealership assets. The real property was not sold by the Company. In 2013, concurrent with the acquisition of dealership assets, the Company purchased real properties for $13.6 million from related parties of the sellers. The Company immediately sold the real properties to a third party in sale-leaseback transactions, as further described in Note 12 — Commitments and Contingencies.

          A summary of the purchase price allocations for the acquisitions consists of the following:

($ in thousands)	2015	2014	2013

Assets (liabilities) acquired at fair value
Inventory	$75,664	$6,228	$13,098
Property and equipment	842	51	153
Goodwill	51,887	4,369	4,114
Security deposits	12	—	—
Other assets	19	—	118
Customer deposits	(1,111)	(33)	—
Accounts payable	(49)	—	—
Accrued expenses	(575)	—	—

Purchase price	126,689	10,615	17,483
Purchase price holdback included in other long-term liabilities	(1,500)	—	—
Inventory purchases financed via floor plan	(59,794)	(4,029)	(5,618)

Cash payment net of holdback and floor plan financing	$65,395	$6,586	$11,865

          Included in the 2015 Consolidated Financial results is $151.4 million of revenue and $5.3 million of pre-tax income of these dealership businesses purchased in 2015 from the applicable acquisition dates.

15. Exit Activities

          The Company closed certain retail locations and remains obligated under the terms of the leases for these locations for the rent and other costs associated with these leases, and has no plan to occupy them in the future. In accordance with ASC 420, Accounting for Costs Associated with Exit or Disposal Activities, the Company recorded a charge to rent expense to recognize the costs of exiting the space. The liability was equal to the fair value of rent less the fair value of the amount of rent received by the Company from a tenant under a sublease over the remainder of the lease terms, which expire on various dates through 2022. The change in the estimated fair value of these amounts was recognized in income as part of income from operations. The current portion of the liability was $0.4 million and $1.2 million as of December 31, 2015 and 2014, respectively, and was included in other current liabilities. The liability outstanding was $2.0 million and $2.5 million as of December 31, 2015 and 2014, respectively.

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

16. Statements of Cash Flows

          Supplemental disclosures of cash flow information for the years ended December 31, are as follows (in thousands):

	2015	2014	2013

Cash paid during the year for:
Interest	$57,717	$54,843	$100,913
Income taxes	1,166	1,119	1,197

          The Company entered into the following non-cash investing and financing transactions:

  2015

  The Company distributed a prepaid marketing deposit with Adams Outdoor Advertising Marketing Company in the form of a non-cash $1.0 million distribution.

  The Company distributed a receivable due to CWGS Holding, LLC in the form of a non-cash $0.9 million distribution.

  Certain real estate lease agreements were capitalized in accordance with ASC 840 — Leases. The value of the real property, other than land of $50.6 million, was capitalized as a right to use asset with a corresponding $50.6 million included as a right to use liability. The Company derecognized $5.4 million of fixed assets and right to use lease liabilities for two leases that qualified as operating leases after completion of construction in 2015.

  The Company modified the terms of certain leases in the fourth quarter of 2015. As a result of the modifications, thirty of these leases met the requirements to be reported as operating leases and therefore the right to use assets and corresponding liabilities were derecognized. This derecognition resulted in the removal of $122.4 million of right to use assets, and $127.0 million of right to use liabilities, resulting in a $4.6 million deferred gain.

  2014

  FreedomRoads entered into capital lease arrangements totaling $0.2 million.

  On September 30, 2014, CVRV exercised its option and delivered the Series B Note to the Company for cancellation in exchange for the equity interest. Upon surrender and cancellation of the $70.0 million Series B Note, the remaining unamortized premium of $3.4 million was written off to Members' Deficit.

  Certain real estate lease agreements were capitalized in accordance with ASC 840 — Leases. The value of the real property, other than land of $35.9 million, was capitalized as a right to use asset with a corresponding $35.9 million included as a right to use liability. The Company derecognized $8.2 million of right to use assets and right to use liabilities for five leases that qualified as operating leases after completion of construction in 2014.

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

16. Statements of Cash Flows (Continued)

  2013

  The Company distributed an advance to Mr. Lemonis in the form of a non-cash $1.0 million distribution to CWGS Holding, LLC.

  The Company distributed the Leaseback Note and accrued interest thereon in the form of a non-cash $5.0 million distribution.

  On March 1, 2013, the Company received the requisite consents from noteholders of the Senior Secured Notes to amend (i) the Indenture relating to the outstanding Senior Secured Notes (the Senior Secured Notes Indenture) and (ii) the Intercreditor Agreement among the Company, the administrative agent under the CW Credit Facility, the collateral agent under the Senior Secured Notes Indenture and certain guarantor subsidiaries of the Company (the Intercreditor Agreement), in each case to allow the CW Credit Facility to increase from $25.0 million to $35.0 million. An aggregate fee in the amount of $0.3 million was paid to the consenting noteholders in addition to a $0.3 million amendment fee paid to the current lender of the CW Credit Facility. See Note 7 — Long-Term Debt.

  FreedomRoads entered into leases under capital lease arrangements totaling $1.3 million.

  GSE completed the asset sale of seven outdoor powersports magazine titles, two powersports shows, and two conferences to EPG Media, LLC for $0.6 million in cash and the assumption of certain liabilities and assets, resulting in a gain of $1.8 million in March 2013. The sale included prepaid assets of $0.5 million, accounts receivable of $0.1 million and the assumption of subscription liabilities totaling $1.8 million.

  Certain real estate lease agreements were capitalized in accordance with ASC 840 — Leases. The value of the real property, other than land of $38.9 million, was capitalized as a right to use asset with a corresponding $38.9 million included as a right to use liability.

17. Benefit Plan

          The Freedom Roads 401(k) Defined Contribution Plan (FreedomRewards 401(k) Plan) is qualified under Sections 401(a) and 401(k) of the Internal Revenue Service Code of 1986, as amended. Effective January 1, 2012, the GSE 401(k) Plan was merged with the FreedomRewards 401(k) Plan. Effective January 1, 2007, Camping World elected to begin participating in the FreedomRewards 401(k) Plan. All employees over age 18, including the executive officers, are eligible to participate in the Freedom Rewards 401(k) Plan. Any favorable vesting was grandfathered for any affected participants pursuant to FreedomRewards 401(k) Plan Amendment No. 3 signed December 15, 2011, and effective January 1, 2012. Non-highly compensated employees may defer up to 75% of their eligible compensation up to the Internal Revenue Service limits. Highly compensated employees may defer up to 15% of their eligible compensation up to the Internal Revenue Service limits. In 2015, 2014 and 2013 the Company expensed $1.0 million, $0.9 million and $0.8 million, respectively, for its contribution to the FreedomRewards 401(k) Plan, which were paid in the following year.

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

18. Equity Incentive Plan

          In 2012, CWGS, LLC entered into an Equity Incentive Plan, as defined in CWGS, LLC's Limited Liability Agreement, with certain employees and directors of the Company, who, in the judgment of the Company, have played a meaningful role in enhancing the value of CWGS, LLC. Such employees and directors have been granted awards (Profits Units) under the plan which entitles them to receive, in aggregate, up to 10% of the increase in the value of the Company above certain thresholds, if any, realized in such sale of CWGS, LLC or other liquidity event. CWGS, LLC began making grants of these Profits Units pursuant to the incentive plan effective for the year ended December 31, 2012. Generally, so long as the Unit holder is employed or remains a member of the board of managers of the Company, these Profits Units vest over time (generally a four-year period), but do not become exercisable or fully vested until a liquidity event occurs. All unvested Profits Units become exercisable and fully vested upon a liquidity event. Any unvested Profits Units are forfeited if the Unit holder ceases to be an employee of the Company or remain on the board of managers of the Company.

          During the first quarter of 2015, the Company granted 1,158 Profits Units with a grant date fair value of $317 per unit. No Profits Units were forfeited during the year ended December 31, 2015. The fair value was estimated using an option pricing method. The Company used volatility and a risk free interest rate of 31.0% and 1.6%, respectively, to estimate the fair value of the units. The estimated volatility was based on the historical equity volatility of comparable companies.

          As of December 31, 2015, there were 15,556 Profits Units authorized, issued and outstanding pursuant to the incentive plan. As of December 31, 2015, CWGS, LLC reported no share-based compensation expense related to the value of these Profits Units. The cumulative amortization of the share-based compensation related to these Profits Units, which was measured at the grant date fair value of $0.9 million, will only be recognized when it is probable that the Company will have a sale or other liquidity event.

19. Segment Information

          At December 31, 2015, 2014, and 2013, we had two reportable segments: (1) Consumer Services and Plans, and (2) Retail. Our Consumer Services and Plans segment is comprised of emergency roadside assistance; property and casualty insurance programs; travel assist programs; extended vehicle service contracts; co-branded credit cards; vehicle financing and refinancing; membership clubs; and publications and directories. Our Retail segment is comprised of new vehicles; used vehicles; parts and service; and finance and insurance. Corporate and other is comprised of the corporate operations of the Company.

          The reportable segments identified above are the business activities of the Company for which discrete financial information is available and for which operating results are regularly reviewed by our chief operating decision maker to allocate resources and assess performance. Our chief operating decision maker is our Chief Executive Officer.

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

19. Segment Information (Continued)

          Reportable segment revenue, segment income, floor plan interest expense, depreciation and amortization, other interest expense, net, total assets, and capital expenditures are as follows:

	Years Ended December 31,

($ in thousands)	2015	2014	2013

Revenue:
Consumer Services and Plans	$174,600	$162,598	$166,231
Retail	3,158,661	2,511,355	2,190,364

Total consolidated revenue	$3,333,261	$2,673,953	$2,356,595

	Years Ended December 31,

($ in thousands)	2015	2014	2013

Segment income*:
Consumer Services and Plans	$80,522	$73,515	$70,769
Retail	179,530	129,614	100,010

Total segment income	260,052	203,129	170,779
Corporate & other	(2,689)	(2,597)	(2,554)
Depreciation and amortization	(24,101)	(24,601)	(21,183)
Other interest expense, net	(53,377)	(46,769)	(74,728)
Loss on debt repayment	—	(1,831)	(49,450)
Other income (expense), net	1	(35)	(59)

Income from operations before income taxes	$179,886	$127,296	$22,805

*
Segment income is defined as income from operations before depreciation and amortization plus floor plan interest expense.

	Years Ended December 31,

($ in thousands)	2015	2014	2013

Depreciation and amortization:
Consumer Services and Plans	$3,627	$3,283	$4,856
Retail	18,243	19,895	16,174

Total	21,870	23,178	21,030
Corporate & other	2,231	1,423	153

Total depreciation and amortization	$24,101	$24,601	$21,183

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

19. Segment Information (Continued)

	Years Ended December 31,

	2015	2014	2013

Interest expense, net:
Consumer Services and Plans	$32	$62	$106
Retail	16,015	12,060	23,116

Total	16,047	12,122	23,222
Corporate & other	37,330	34,647	51,506

Total interest expense	$53,377	$46,769	$74,728

	As of December 31,

	2015	2014	2013

Assets:
Consumer Services and Plans	$139,064	$138,240	$131,775
Retail	1,149,829	952,308	775,016

Total	1,288,893	1,090,548	906,791
Corporate & other	55,125	72,620	91

Total assets	$1,344,018	$1,163,168	$906,882

	Years Ended December 31,

	2015	2014	2013

Capital expenditures:
Consumer Services and Plans	$2,870	$2,721	$3,079
Retail	38,567	32,263	27,676

Total capital expenditures	$41,437	$34,984	$30,755

20. Disposition of Assets

          In November 2013, the FreedomRoads former corporate office building previously owned by FRHP Lincolnshire, LLC, a wholly owned subsidiary of FreedomRoads, was sold. The loss on the sale of land, building, and improvements was approximately $3.5 million. The related note payable collateralized by the real estate was paid in full upon the sale.

          In March 2013, GSE completed the asset sale of seven outdoor powersports magazine titles, two powersports shows, and two conferences to EPG Media, LLC for $0.6 million cash and the assumption of certain liabilities and assets, resulting in a gain of $1.8 million. The sale included prepaid assets of $0.5 million, accounts receivable of $0.1 million, and the assumption of subscription liabilities totaling $1.8 million. At the date of the sale, EPG Media, LLC was controlled by Mark Adams, the son of the Chairman of the Company's board of directors, Stephen Adams. The sale was unanimously approved by GSE's board of directors.

CWGS Enterprises, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

20. Disposition of Assets (Continued)

          The loss and gains on these transactions are included in (gain) loss on sale of assets in the Consolidated Statements of Income.

21. Subsequent Events

          Subsequent to December 2015, FreedomRoads acquired the assets of an RV dealership group comprised of four locations for an aggregate purchase price of approximately $58.9 million plus real property of $9.4 million. The purchase was funded through $22.6 million of borrowings under the Floor Plan Facility and the balance through a capital contribution provided by the net proceeds of the incremental debt issuance in December 2015 under the Company's Senior Secured Credit Facilities.

          On April 4, 2016, the Company's board of directors approved a Profits Units redemption by Mr. Lemonis in the amount of 1,763 Profits Units for $17.0 million. The Company remitted the proceeds to Mr. Lemonis through, (i) a cash distribution in the amount of $13.0 million; and (ii) a $4.0 million note. The note bears interest at 3.0% per annum and has scheduled principal amortization of (a) $1.5 million plus all accrued and unpaid interest as of May 1, 2016, (b) $1.5 million plus all accrued and unpaid interest on June 1, 2016, and (c) all outstanding principal plus all accrued and unpaid interest on July 1, 2016. The note was paid in full in April 2016.

CWGS Enterprises, LLC and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands Except Unit Amounts)

	June 30, 2016	December 31, 2015

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,066	$92,025
Contracts in transit	65,918	21,892
Accounts receivable, less allowance for doubtful accounts of $4,828 and $5,119 in 2016 and 2015, respectively	59,760	56,356
Inventories, net	915,153	868,939
Prepaid expenses and other assets	25,986	18,861
Deferred tax asset	153	123

Total current assets	1,106,036	1,058,196
Property and equipment, net	131,004	149,725
Deferred tax asset	4,609	6,111
Intangibles assets, net	2,542	1,652
Goodwill	146,735	112,940
Other assets	16,568	15,394

Total assets	$1,407,494	$1,344,018

Liabilities and members' deficit
Current liabilities:
Accounts payable	$107,591	$56,789
Accrued liabilities	92,237	77,552
Deferred revenues and gains	65,818	63,616
Current portion of capital lease obligation	1,420	771
Current portion of long-term debt	39,422	52,089
Notes payable — floor plan	623,571	598,420
Other current liabilities	21,216	13,861

Total current liabilities	951,275	863,098
Capital lease obligations	1,347	751
Right to use liabilities	15,093	30,599
Long-term debt, net of current portion	656,020	673,304
Deferred revenues and gains	53,576	52,151
Other long-term liabilities	15,200	13,062

Total liabilities	1,692,511	1,632,965
Commitments and contingencies
Membership units, 153,796 authorized and 153,796 units issued, and 155,559 units authorized and 155,559 units issued as of June 30, 2016 and December 31, 2015, respectively	—	—
Members' deficit	(285,017)	(288,947)

Total liabilities and members' deficit	$1,407,494	$1,344,018

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

CWGS Enterprises, LLC and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Six Months Ended June 30,

	2016	2015

	(In Thousands)
Revenue:
Consumer Services and Plans	$90,426	$86,845
Retail:
New vehicles	988,232	846,658
Used vehicles	396,174	408,120
Parts, services and other	298,883	273,627
Finance and insurance, net	120,392	99,637

Subtotal	1,803,681	1,628,042
Total revenue	1,894,107	1,714,887
Costs applicable to revenue (exclusive of depreciation and amortization shown separately below):
Consumer Services and Plans	39,118	40,792
Retail:
New vehicles	850,973	729,626
Used vehicles	321,234	329,996
Parts, services and other	156,261	144,220

Subtotal	1,328,468	1,203,842
Total costs applicable to revenue	1,367,586	1,244,634
Operating expenses:
Selling, general, and administrative	356,096	315,879
Depreciation and amortization	11,925	11,398
Gain on sale of assets	(248)	(665)

Total operating expenses	367,773	326,612

Income from operations	158,748	143,641
Other (income) expense:
Floor plan interest expense	(10,529)	(6,381)
Other interest expense, net	(25,325)	(26,362)
Other income (expense)	(2)	—

	(35,856)	(32,743)

Income before income taxes	122,892	110,898
Income tax expense	(2,350)	(2,208)

Net income	$120,542	$108,690

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

CWGS Enterprises, LLC and Subsidiaries

Condensed Consolidated Statements of Members' Deficit

(Unaudited)

	Membership		Members'

	Units	Amounts	Deficit	Total

	(In Thousands Except Unit Amounts)
Balances at December 31, 2015	155,559	—	$(288,947)	$(288,947)
Net income	—	—	120,542	120,542
Membership units redeemed	(1,763)	—	(16,940)	(16,940)
Non-cash distributions	—	—	(38,838)	(38,838)
Members' distributions	—	—	(60,834)	(60,834)

Balances at June 30, 2016	153,796	$—	$(285,017)	$(285,017)

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

CWGS Enterprises, LLC and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,

	2016	2015

	(In Thousands)

Operating activities
Net income	$120,542	$108,690
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,925	11,398
Stock based compensation	60	—
Gain on sale of assets	(248)	(665)
Provision for losses on accounts receivable	506	574
Accretion of original issue discount	606	486
Non-cash interest	2,498	2,470
Deferred tax expense	1,472	1,267
Change in assets and liabilities, net of acquisitions:
Receivables and contracts in transit	(48,284)	(62,450)
Inventories	(41,320)	(66,966)
Prepaid expenses and other assets	(8,164)	(10,431)
Checks in excess of bank balance	(7,478)	6,853
Accounts payable and other accrued expenses	77,888	93,795
Accrued rent for cease-use locations	(148)	(128)
Deferred revenue and gains	3,627	2,924
Other, net	943	3,728

Net cash provided by operating activities	114,425	91,545
Investing activities
Purchases of property and equipment	(17,217)	(21,114)
Purchase of real property	(10,350)	(39,272)
Proceeds from the sale of real property	2,844	27,500
Purchases of retail businesses, net of cash acquired	(60,251)	(125,238)
Proceeds from sale of property and equipment	2,852	632
Purchase of intangible assets	—	(92)

Net cash used in investing activities	(82,122)	(157,584)
Financing activities
Net borrowings on notes payable — floor plan	25,151	66,096
Borrowings on long-term debt	—	94,763
Borrowings on revolver	12,000	—
Payments on long-term debt	(31,885)	(17,340)
Payments of principal on capital lease obligations	(762)	(365)
Payments on revolver	(12,000)	—
Payments of principal on right to use liabilities	(113)	(777)
Payment of debt issuance costs	—	(2,379)
Members' distributions and member unit redemptions	(77,653)	(151,256)

Net cash used in financing activities	(85,262)	(11,258)

Decrease in cash and cash equivalents	(52,959)	(77,297)
Cash at beginning of period	92,025	110,710

Cash at end of period	$39,066	$33,413

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

CWGS Enterprises, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1: Summary of Significant Accounting Policies

Business and Basis of Presentation

          The accompanying condensed consolidated financial statements of CWGS Enterprises, LLC and its subsidiaries (the Company) have been prepared in accordance with the rules applicable to Form 10-Q and include all information and footnotes required for interim financial statement presentation, but do not include all disclosures required under accounting principles generally accepted in the United States (GAAP) for annual financial statements. In the opinion of management, the interim condensed consolidated financial statements include all adjustments necessary, which are of a normal and recurring nature, for the fair presentation of the Company's financial position and of the results of operations and cash flows for the periods presented.

          CWGS Enterprises, LLC (CWGS, LLC) was formed in March 2011 when its then ultimate parent, AGI Holding Corp, indirectly contributed all of the membership interest of Affinity Group Holding, LLC (AGH) and FreedomRoads Holding Company (FreedomRoads), to CWGS Holding, LLC, CWGS, LLC's immediate parent, which in turn, contributed the interest of AGH and FreedomRoads to CWGS, LLC. All material intercompany transactions and balances of the Company have been eliminated in consolidation.

          These interim financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2015 included in the Company's Prospectus on Form S-1. The results of operations for the interim period shown in this report are not necessarily indicative of the results that may be expected for any other interim period or for the full year.

          The Company does not have any components of other comprehensive income recorded within the consolidated financial statements, and, therefore, do not separately present a statement of comprehensive income in our consolidated financial statements.

Description of the Business

          CWGS, LLC is a holding company and operates through its subsidiaries. The operations of the Company consist of two primary businesses: (i) Consumer Services and Plans, and (ii) Retail. The Company provides consumer services and plans offerings through its Good Sam brand and the Company provides its retail offerings through its Camping World brand. Within the Consumer Services and Plans segment, the Company primarily derives revenue from the sale of the following offerings: emergency roadside assistance; property and casualty insurance programs; travel assist programs; extended vehicle service contracts; co-branded credit cards; vehicle financing and refinancing; club memberships; and publications and directories. Within the Retail segment, the Company primarily derives revenues from the sale of the following products: new vehicles; used vehicles; parts and service, including recreational vehicle (RV) accessories and supplies; and finance and insurance. The Company primarily operates in various regions throughout the United States and markets its products and services to RV owners and camping enthusiasts.

          At June 30, 2016, the Company operated 120 Camping World retail locations, of which 103 locations sell new and used RVs, and offer financing, and other ancillary services, protection plans, and products for the RV purchaser.

CWGS Enterprises, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Note 1: Summary of Significant Accounting Policies (Continued)

Use of Estimates

          The preparation of these condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

          In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) ASU 2016-02, Leases (Topic 842). The amendments in this update require, among other things, that lessees recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-to-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. Lessees and lessors must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. We expect to adopt the amendments in the first quarter of 2019 and are currently evaluating the impacts of the amendments to our financial statements and accounting practices for leases.

          In November 2015, the FASB issued an accounting pronouncement (FASB ASU 2015-17) which simplifies the balance sheet classification of deferred taxes. This pronouncement requires that all deferred tax assets and liabilities be classified as noncurrent in the classified balance sheet, rather than separating such deferred taxes into current and noncurrent amounts, as is required under current guidance. This pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2016, and may be applied either prospectively or retrospectively. We are currently in the process of evaluating the effects of the pronouncement on our consolidated financial statements.

          In September 2015, the FASB issued ASU update No. 2015-16, Simplifying the Accounting for Measurement Period Adjustments in Business Combinations (ASU 2015-16) which eliminates the requirement for an acquirer in a business combination to account for measurement period adjustments retrospectively. Instead, an acquirer will recognize a measurement period adjustment during the period which it determines the amount of the adjustment. This pronouncement is effective for fiscal years beginning after December 15, 2015. The adoption did not have a material impact on our consolidated financial position, results of operations or cash flows.

          In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory (ASU 2015-11). Under ASU 2015-11, entities should measure inventory that is not measured using last-in, first-out (LIFO) or the retail inventory method, including inventory that is measured using first-in, first-out (FIFO) or average cost, at the lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. ASU 2015-11 is effective for reporting periods beginning after December 15, 2016 and is to be applied prospectively. The adoption of ASU 2015-11 is not expected to have a material effect on our consolidated financial position, results of operations or cash flows.

CWGS Enterprises, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Note 1: Summary of Significant Accounting Policies (Continued)

          In May 2014, the FASB issued ASU Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09). ASU 2014-09 supersedes the existing revenue recognition guidance and clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that the entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. In August 2015, the FASB issued an update to ASU 2014-09 deferring the effective date for public entities, on a retrospective basis, to annual reporting periods beginning after December 15, 2017, and interim periods within that reporting period for a public company. Early adoption is permitted, subject to certain conditions. We are currently evaluating the impact ASU 2014-09 will have on our consolidated financial statements.

Note 2: Inventories, Net and Floor Plan Payable

          Inventories consisted of the following (in thousands):

	June 30, 2016	December 31, 2015

New RV vehicles	$722,059	$620,499
Used RV vehicles	98,208	164,381
Parts, accessories and miscellaneous	94,886	84,059

	$915,153	$868,939

          New and used vehicles are primarily financed by floor plan arrangements through a syndication of banks. The floor plan notes are collateralized by substantially all of the assets of FreedomRoads, LLC (FR), a wholly owned subsidiary of FreedomRoads, which operates the Camping World dealerships, and bear interest at one month London Interbank Offered Rate (LIBOR) plus 2.40% for the six months ended June 30, 2016 and the year ended December 31, 2015. LIBOR was 0.46% at June 30, 2016 and 0.36% as of December 31, 2015. Principal is due upon the sale of the related vehicle.

          At June 30, 2016 and December 31, 2015, the principal amount outstanding under the Floor Plan Facility was $623.6 million and $598.4 million, respectively. Outstanding letters of credit under the Floor Plan Facility was $7.3 million at both June 30, 2016 and December 31, 2015. Floor plan interest expense for the six months ended June 30, 2016 and June 30, 2015 was $10.5 million and $6.4 million, respectively.

          On July 1, 2016, FR entered into Amendment No. 1 to the Sixth Amended and Restated Credit Agreement for the Floor Plan Facility to, increase the available amount under the Floor Plan Facility from $880.0 million to $1.18 billion, amend the applicable borrowing rate margin on LIBOR and Base Rate Loans ranging from 2.05% to 2.50% and 0.55% and 1.00%, respectively, based on the consolidated current ratio at FR, and extend the maturity date to June 30, 2019. The letter of credit commitment within the Floor Plan Facility remained at $15.0 million.

          The credit agreement governing the Floor Plan Facility contains certain financial covenants. FR was in compliance with all debt covenants at June 30, 2016 and December 31, 2015.

CWGS Enterprises, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Note 3: Goodwill and Intangible Assets

Goodwill

          The following is a summary of changes in the Company's goodwill by business line for the six months ended June 30, 2016 (in thousands):

	Consumer Services and Plans	Retail	Consolidated

Balance as of December 31, 2015	$49,944	$62,996	$112,940
Goodwill related to acquisitions	—	33,795	33,795

Balance as of June 30, 2016	$49,944	$96,791	$146,735

          The Company evaluates goodwill for impairment on an annual basis during the fourth quarter, or more frequently if events or changes in circumstances indicate that the Company's goodwill or indefinite-lived intangible assets might be impaired. The Company assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company determines it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then it is required to perform the first step of a two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds its fair value, then the Company is required to perform the second step of the two-step goodwill impairment test to measure the amount of the impairment loss based on qualitative assessments.

Intangible Assets

          Finite-lived intangible assets and related accumulated amortization consisted of the following at June 30, 2016 and December 31, 2015 (in thousands):

	June 30, 2016	December 31, 2015

Gross membership and customer lists	$8,061	$6,712
Less: accumulated amortization	(5,519)	(5,060)

Intangible assets, net	$2,542	$1,652

CWGS Enterprises, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Note 4: Long-term Debt

          Long-term debt consists of the following:

	June 30, 2016	December 31, 2015

Term Loan Facility(1)	$695,442	$725,393
Less: current portion	(39,422)	(52,089)

	$656,020	$673,304

(1)
Net of $4.3 million and $4.9 million original issue discount at June 30, 2016 and December 31, 2015, respectively, and $9.8 million and $11.1 million of finance costs at June 30, 2016 and December 31, 2015, respectively.

CWGS Credit Facility

          On November 20, 2013, CWGS Group, LLC, a wholly owned subsidiary of CWGS, LLC, entered into a $545.0 million senior secured credit facility (Senior Secured Credit Facilities) consisting of a $525.0 million term loan facility (Term Loan Facility), at an original issue discount of $5.3 million or 1.00%, and a $20.0 million revolving credit facility (Revolving Credit Facility). In December 2014 and December 2015, CWGS Group, LLC secured an additional $117.0 million and $55.0 million, respectively, of term loan borrowings under the Senior Secured Credit Facilities for which the proceeds were primarily used to purchase dealerships within FreedomRoads. In June 2015, CWGS Group, LLC secured an additional $95.0 million of term loan borrowings under the Senior Secured Credit Facilities for which the proceeds were primarily used to pay distributions to the CWGS, LLC members. Interest on the Term Loan Facility floats at the Company's option at a) LIBOR, subject to a 1.00% floor, plus an applicable margin of 4.75%, or b) an Alternate Base Rate (ABR) equal to 3.75% per annum plus the greater of the Prime Rate, Federal Funds Effective Rate plus 1/2 of 1.00%, LIBOR, or 2.00%. Interest on borrowings under the Revolving Credit Facility is at the Company's option of a) 4.25% to 4.50% per annum subject to a 1.00% floor in the case of a Eurocurrency loan, or b) 3.25% to3.50% per annum plus the greater of the Prime Rate, Federal Funds Effective Rate plus 1/2 of 1.00%, LIBOR, or 2.00% in the case of an ABR loan, based on the Company's ratio of net debt to consolidated earnings as defined in the Senior Secured Credit Facilities. The Company also pays a commitment fee of 0.5% per annum on the unused amount of the Revolving Credit Facility. Reborrowings under the Term Loan Facility are not permitted. The quarterly scheduled principal prepayments on the term loan borrowings are $9.9 million. CWGS Group, LLC is required to prepay the term loan borrowings in an aggregate amount equal to 50% of excess cash flow, as defined in the Senior Secured Credit Facilities, for such fiscal year. The required percentage prepayment of excess cash flow is reduced to 25% if the total leverage ratio, as defined, is 2.00 to 1.00 or greater but less than 2.50 to 1.00. If the total leverage ratio is less than 2.00 to 1.00, no prepayment of excess cash flow is required. As of December 31, 2015, CWGS Group, LLC's excess cash flow offer, as defined, was $16.1 million and was presented to the term loan holders. The holders accepted $12.0 million of the prepayment offer and a principal payment in that amount was made on May 9, 2016.

          The Revolving Credit Facility matures on November 20, 2018, and the Term Loan Facility matures on February 20, 2020. The funds available under the Revolving Credit Facility may be utilized for borrowings or letters of credit; however, a maximum of $10.0 million may be allocated to

CWGS Enterprises, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Note 4: Long-term Debt (Continued)

such letters of credit. As of June 30, 2016, the interest rate on the term debt was 5.75%, and permitted borrowings under the undrawn revolving credit facility were $20.0 million. As of June 30, 2016, the Company had available borrowings of $16.3 million and letters of credit in the aggregate amount of $3.7 million outstanding under the Revolving Credit Facility. As of June 30, 2016, $705.3 million was outstanding under the Term Loan Facility and no amounts were outstanding on the Revolving Credit Facility.

          CWGS, LLC and CWGS Group, LLC have no revenue-generating operations of their own. Their ability to meet the financial obligations associated with the Senior Secured Credit Facilities is dependent on the earnings and cash flows of its operating subsidiaries, primarily GSE and FR, and their ability to upstream dividends. The Senior Secured Credit Facilities are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by each of the Company's existing and future domestic restricted subsidiaries with the exception of FR and its subsidiaries. The Senior Secured Credit Facilities contain certain restrictive covenants including, but not limited to, mergers, changes in the nature of the business, acquisitions, additional indebtedness, sales of assets, investments, and the prepayment of dividends subject to certain limitations and minimum operating covenants. The Company was in compliance with all debt covenants at June 30, 2016.

Note 5: Right to Use Liabilities

          The Company leases operating facilities throughout the United States. The Company analyzes all leases in accordance with Accounting Standards Codification (ASC) 840 — Leases. In the first six months of 2016, two leases were accounted for as operating leases after the completion of construction as they qualified for asset derecognition under the sale-leaseback accounting rules. This derecognition resulted in the removal of $15.4 million of right to use assets, and $15.4 million of right to use liabilities.

          The Company has included the right to use assets in property and equipment, net, as follows (in thousands):

	June 30, 2016	December 31, 2015

Right to use assets	$15,592	$31,757
Accumulated depreciation	(869)	(1,457)

Right to use assets, net	$14,723	$30,300

CWGS Enterprises, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Note 5. Right to Use Liabilities (Continued)

          The following is a schedule by year of the future changes in the right to use liabilities as of June 30, 2016 (in thousands):

2016	$490
2017	872
2018	583
2019	486
2020	486
Thereafter(1)	18,964

Total minimum lease payments	21,881
Amounts representing interest	(6,788)

Present value of net minimum right to use liabilities payments	$15,093

(1)
Includes $9.6 million of scheduled derecognition of right to use liabilities upon the reduction in lease deposits to less than two months rent.

Note 6: Fair Value Measurements

          The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of judgment.

          Accounting standards define fair value as the price that would be received from selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Accounting standards establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and also establishes the following three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities
Level 2

Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted market prices in markets that are not active; or model-derived valuations or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

          The following methods and assumptions were used by us in estimating fair value disclosures for financial instruments:

  Cash equivalents, accounts receivable, other assets, Notes Payable-floor plan, accounts payable, other current liabilities: The amounts reported in the accompanying Unaudited

CWGS Enterprises, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Note 6: Fair Value Measurements (Continued)

  Condensed Consolidated Balance Sheets approximate fair value due to their short-term nature.

  Fixed rate debt: Our fixed rate debt consists of amounts outstanding under our Term Loan Facility. We estimate the fair value of our senior unsecured notes using quoted prices for the identical liability (Level 1). A summary of the aggregate carrying value and fair value of our fixed rate debt is as follows:

	Fair Value	6/30/2016		12/31/2015

($ in thousands)	Measurement	Carrying Value	Fair Value	Carrying Value	Fair Value

Term Loan Facility	Level 1	$695,442	$707,825	$725,393	$731,288

          Non-financial assets such as goodwill, other intangible assets, and long-lived assets held and used are measured at fair value when there is an indicator of impairment and recorded at fair value only when impairment is recognized or for a business combination.

Note 7: Commitments and Contingencies

          The Company is obligated under various real estate operating leases for retail locations, distribution centers and office space, expiring in various years through February 2036.

          On April 25, 2016 and May 1, 2016, Camping World entered into sponsorship agreements. The sponsorship agreements expire on January 1, 2025 and October 1, 2019, respectively. The aggregate sponsorship fees payable for each fiscal year are as follows as of June 30, 2016 (in thousands):

2016	$1,000
2017	1,200
2018	2,500
2019	2,600
2020	1,300
Thereafter	5,700

$14,300

          From time to time, the Company is involved in litigation arising in the normal course of business operations. The Company does not believe it is involved in any litigation that requires disclosure or will have a material adverse effect on its results of operations or financial position.

Note 8: Statement of Cash Flows

          Supplemental disclosures of cash flow information for the six months ended June 30 (in thousands):

	Six Months Ended June 30,

	2016	2015

Cash paid during the period for:
Interest	$33,833	$28,903
Income taxes	880	590

CWGS Enterprises, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Note 8: Statement of Cash Flows (Continued)

2016:

          In June 2016, the Company assigned its equity interest in AutoMatch USA, LLC, an indirect wholly-owned subsidiary of the Company, in the form of a $38.8 million non-cash distribution (See Note 11 — AutoMatch Distribution). Included in the non-cash distribution were contracts in transit of $1.0 million, accounts receivable of $0.3 million, inventories of $20.3 million, property and equipment of $17.1 million, prepaid expenses and other assets of $0.1 million.

          In January 2016, the Company acquired equipment through third party capital lease arrangements totaling $2.0 million.

          In the first quarter of 2016, the Company derecognized $15.4 million of fixed assets and right to use liabilities for two leases that qualified as operating leases after completion of construction in 2016.

          In January 2016, FreedomRoads acquired the assets of an RV dealership group comprised of four locations for an aggregate purchase price of approximately $58.9 million plus real property of $9.5 million (see Note 9 — Acquisitions). The purchase was funded through $22.6 million of borrowings under the Floor Plan Facility and the balance through a capital contribution provided by the net proceeds of the incremental debt issuance in December 2015 under the Company's Senior Secured Credit Facilities.

          In January 2016, Camping World acquired the assets of a wholesale parts dealer for $1.4 million, comprised of inventory of $1.2 million, intangible assets of $1.3 million, receivables of $1.0 million, prepaid expenses of $0.1 million and accrued liabilities of $2.2 million.

2015:

          Certain real estate lease agreements were capitalized in accordance with ASC 840 — Leases. The value of the real property, other than land of $15.3 million, was capitalized as a right to use asset with a corresponding $15.3 million included as a right to use liabilities.

Note 9: Acquisitions

          In the first quarter of 2016 and 2015, a subsidiary of the Company acquired the assets or stock of multiple dealership locations. The Company used its working capital, a combination of cash and floor plan financing and member's capital contributions to complete the acquisitions. The acquired businesses were recorded at their preliminary estimated fair values under the purchase method of accounting. The balance of the purchase prices in excess of fair value of the assets acquired and liabilities assumed was recorded as goodwill.

          In 2016, concurrent with the acquisition of dealership businesses, the Company purchased real properties for $9.5 million from related parties of the sellers. In February and March 2016, the Company sold other real properties to a third party in sale-leaseback transactions for $1.2 million. In 2015, the Company purchased real property of $32.6 million related to the acquisition of dealership assets. In March 2015, the Company sold other real properties to a third party in sale-leaseback transactions for $17.5 million.

CWGS Enterprises, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Note 9: Acquisitions (Continued)

          A summary of the purchase price allocations for the acquisitions consists of the following:

	Six Months Ended June 30,

($ in thousands)	2016	2015

Assets (liabilities) acquired (assumed) at fair value:
Accounts receivable	$944	$—
Inventory	25,663	76,351
Property and equipment	635	827
Intangible assets	1,349	—
Goodwill	33,795	49,378
Other assets	142	31
Accrued liabilities	(2,277)	(1,349)

Purchase price	60,251	125,238
Inventory purchases financed via floor plan	(22,265)	(59,794)

Cash payment net of holdback and floor plan financing	$37,986	$65,444

          Included in the six months ended June 30, 2016 and 2015 Consolidated Financial results were $157.5 million and $106.9 million of revenue, respectively, and $3.1 million and $3.8 million of pre-tax income, respectively, of the acquired dealerships from the applicable acquisition dates.

Note 10: Member Unit Redemption

          On April 4, 2016, the Company's board of directors approved a Profits Units redemption by Mr. Lemonis in the amount of 1,763 Profits Units for $17.0 million. The Company remitted the proceeds to Mr. Lemonis through, (i) a cash distribution in the amount of $13.0 million; and (ii) a $4.0 million note. The note bears interest at 3.0% per annum and has scheduled principal amortization of (a) $1.5 million plus all accrued and unpaid interest as of May 1, 2016, (b) $1.5 million plus all accrued and unpaid interest on June 1, 2016, and (c) all outstanding principal plus all accrued and unpaid interest on July 1, 2016. The note was paid in full in April 2016. As part of the transaction, the Company recorded equity based compensation expense of $60,200, equal to the fair value of the 1,763 Profits Units as of the grant date.

Note 11: Automatch Distribution

          On June 13, 2016, the board of directors of CWGS, LLC declared a $42.7 million distribution comprising of (i) the assignment of its equity interest in AutoMatch USA, LLC ("AutoMatch"), an indirect wholly-owned subsidiary of CWGS, LLC, to CWGS Holding, LLC and CVRV Acquisition LLC, each a member of CWGS, LLC, in the form of a $38.8 million non-cash distribution, and (ii) a $3.8 million cash distribution to the Profits Units of which $3.6 million was paid on June 17, 2016 and the balance is anticipated to be paid in the third quarter of 2016. In connection with the AutoMatch distribution, AutoMatch and FreedomRoads, LLC, an indirect wholly-owned subsidiary of CWGS, LLC, entered into a Transition Service Agreement whereby, for a period of up to one hundred twenty days following the distribution of AutoMatch, FreedomRoads, LLC will continue to provide administrative, employee and operational support to AutoMatch in the same manner as

CWGS Enterprises, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Note 11: Automatch Distribution (Continued)

provided prior to such distribution and AutoMatch will be operated and managed by employees of FreedomRoads, LLC, in exchange for reimbursement by AutoMatch of all expenses incurred by FreedomRoads, LLC in connection therewith.

Note 12: Segments Information

          We have two reportable segments: (1) Consumer Services and Plans, and (2) Retail. Our Consumer Services and Plans segment is comprised of emergency roadside assistance; property and casualty insurance programs; travel assist programs; extended vehicle service contracts; co-branded credit cards; vehicle financing and refinancing; membership clubs; and publications and directories. Our Retail segment is comprised of new vehicles; used vehicles; parts and service; and finance and insurance. Corporate and other is comprised of the corporate operations of the Company.

          The reportable segments identified above are the business activities of the Company for which discrete financial information is available and for which operating results are regularly reviewed by our chief operating decision maker to allocate resources and assess performance. Our chief operating decision maker is our Chief Executive Officer. Segment income is defined as income from operations before depreciation and amortization plus floor plan interest expense.

          Reportable segment revenue, segment income, floor plan interest expense, depreciation and amortization, other interest expense, total assets, and capital expenditures are as follows (in thousands):

	Six Months Ended June 30,

	2016	2015

Revenue:
Consumer Services and Plans	$90,426	$86,845
Retail	1,803,681	1,628,042

Total consolidated revenue	$1,894,107	$1,714,887

	Six Months Ended June 30,

	2016	2015

Segment income:
Consumer Services and Plans	$44,101	$40,266
Retail	117,452	109,756

Total segment income	161,553	150,022
Corporate and other selling, general and administrative expense	(1,409)	(1,364)
Depreciation and amortization	(11,925)	(11,398)
Other interest expense, net	(25,325)	(26,362)
Other income (expense)	(2)	—

Income from operations before income taxes	$122,892	$110,898

CWGS Enterprises, LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Note 12: Segments Information (Continued)

	Six Months Ended June 30,

	2016	2015

Depreciation and amortization:
Consumer Services and Plans	$1,851	$1,789
Retail	10,074	9,609

Total depreciation and amortization	$11,925	$11,398

	Six Months Ended June 30,

	2016	2015

Other interest expense, net:
Consumer Services and Plans	$8	$19
Retail	2,768	7,103

Total	2,776	7,122
Corporate and other	22,549	19,240

Total other interest expense, net	$25,325	$26,362

	As of June 30,

	2016	2015

Assets:
Consumer Services and Plans	$124,157	$116,818
Retail	1,279,727	1,295,843

Total	1,403,884	1,412,661
Corporate and other	3,610	509

Total assets	$1,407,494	$1,413,170

	Six Months Ended June 30,

	2016	2015

Capital expenditures:
Consumer Services and Plans	$1,506	$1,704
Retail	15,711	19,410

Total capital expenditures	$17,217	$21,114

Note 13: Subsequent Event

          On July 1, 2016, FR entered into Amendment No. 1 to Sixth Amended and Restated Credit Agreement for the Floor Plan Facility (See Note 2 — Inventories, Net and Floor Plan Payable).

Shares

Camping World Holdings, Inc.

Class A Common Stock

Goldman, Sachs & Co.
J.P. Morgan
BofA Merrill Lynch
Credit Suisse
Baird
KeyBanc Capital Markets
Wells Fargo Securities
Stephens Inc.

          Through and including                           , 2016 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other expenses of issuance and distribution.

          The following table sets forth all fees and expenses, other than the underwriting discounts and commissions payable solely by Camping World Holdings, Inc. in connection with the offer and sale of the securities being registered. All amounts shown are estimated except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc. ("FINRA") filing fee and the exchange listing fee.

Amount to be paid

SEC registration fee		$20,140.00
FINRA filing fee		30,500.00
Exchange listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing expenses		*
Transfer agent and registrar fees		*
Blue sky fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*
To be completed by amendment.

Item 14.    Indemnification of directors and officers.

          Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of Camping World Holdings, Inc. shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

          Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          Upon consummation of this offering, our amended and restated certificate of incorporation and bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation and bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

          Prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and certain officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and bylaws.

          We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

          In any underwriting agreement we enter into in connection with the sale of Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended (the "Securities Act") against certain liabilities.

Item 15.    Recent sales of unregistered securities.

          On March 8, 2016, Camping World Holdings, Inc. agreed to issue 100 shares of common stock, par value $0.01 per share, which will be redeemed upon the consummation of this offering, to an officer of Camping World Holdings, Inc. in exchange for $100.00. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.

          In connection with the recapitalization transactions described in the accompanying prospectus, Camping World Holdings, Inc. will issue (i)                  shares of Class A common stock to funds controlled by Crestview Partners II GP, L.P. in exchange for their indirect ownership interests in CWGS Enterprises, LLC, (ii)                   shares of Class B common stock to funds controlled by Crestview Partners II GP, L.P., CWGS Holding, LLC, a wholly owned subsidiary of ML Acquisition Company, LLC, the named executive officers (excluding Marcus Lemonis) of Camping World Holdings, Inc., Andris A. Baltins and K. Dillon Schickli, who are members of the board of directors of Camping World Holdings, Inc., and certain other employees of Camping World Holdings, Inc. and (iii) one share of Class C common stock to ML RV Group, LLC. The shares of Class A common stock, the shares of Class B common stock and the one share of Class C common stock described above will be issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction will not involve a public offering. No underwriters will be involved in the transaction.

Item 16.    Exhibits and financial statements.

          (a)     Exhibits

          The exhibit index attached hereto is incorporated herein by reference.

          (b)     Financial Statement Schedules

          All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings.

          (a)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (b)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Camping World Holdings, Inc. pursuant to the foregoing provisions, or otherwise, Camping World Holdings, Inc. has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Camping World Holdings, Inc. of expenses incurred or paid by a director, officer or controlling person of Camping World Holdings, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Camping World Holdings, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (c)     The undersigned hereby further undertakes that:

            (1)     For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Camping World Holdings, Inc. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2)     For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d)     The undersigned registrant hereby further undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (1)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (2)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (3)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (4)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Signatures

          Pursuant to the requirements of the Securities Act of 1933, as amended, Camping World Holdings, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lincolnshire, Illinois on September 13, 2016.

Camping World Holdings, Inc.
By:	/s/ MARCUS A. LEMONIS
Marcus A. Lemonis Chairman and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature		Title	Date

/s/ MARCUS A. LEMONIS Marcus A. Lemonis		Chairman, Chief Executive Officer and Director (Principal Executive Officer)	September 13, 2016
/s/ THOMAS F. WOLFE Thomas F. Wolfe		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 13, 2016
* Stephen Adams		Director	September 13, 2016
* Andris A. Baltins		Director	September 13, 2016
* Brian P. Cassidy		Director	September 13, 2016
* Jeffrey A. Marcus		Director	September 13, 2016
* K. Dillon Schickli		Director	September 13, 2016
*By:	/s/ MARCUS A. LEMONIS Marcus A. Lemonis Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.

1.1	*	Form of Underwriting Agreement.
3.1	*	Form of Amended and Restated Certificate of Incorporation of Camping World Holdings, Inc., to be in effect upon the consummation of this offering.
3.2	*	Form of Amended and Restated Bylaws of Camping World Holdings, Inc. to be in effect upon the consummation of this offering.
4.1		Specimen Stock Certificate evidencing the shares of Class A common stock.
5.1	*	Opinion of Latham & Watkins LLP.
10.1	*	Form of Tax Receivable Agreement, to be effective upon the consummation of this offering.
10.2	*	Form of Voting Agreement, to be effective upon the consummation of this offering.
10.3	*	Form of Amended and Restated LLC Agreement of CWGS Enterprises, LLC, to be effective upon the consummation of this offering.
10.4	*	Form of Registration Rights Agreement.
10.5	**
Credit Agreement, dated November 20, 2013, by and among CWGS Enterprises, LLC, as holdings, CWGS Group, LLC, as borrower, certain of CWGS Enterprises, LLC's existing and future domestic subsidiaries as subsidiary guarantors, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent.
10.6	**
First Amendment to Credit Agreement, dated December 1, 2014, by and among CWGS Enterprises, LLC, as holdings, CWGS Group, LLC, as borrower, certain of CWGS Enterprises, LLC's existing and future domestic subsidiaries as subsidiary guarantors, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent.
10.7	**
Second Amendment to Credit Agreement, dated June 2, 2015, by and among CWGS Enterprises, LLC, as holdings, CWGS Group, LLC, as borrower, certain of CWGS Enterprises, LLC's existing and future domestic subsidiaries as subsidiary guarantors, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent.
10.8	**
Third Amendment to Credit Agreement, dated December 17, 2015, by and among CWGS Enterprises, LLC, as holdings, CWGS Group, LLC, as borrower, certain of CWGS Enterprises, LLC's existing and future domestic subsidiaries as subsidiary guarantors, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent.
10.9	**
Sixth Amended and Restated Credit Agreement, dated August 12, 2015, by and among FreedomRoads, LLC, as the borrower, certain of FreedomRoads, LLC's subsidiaries from time to time, the lenders party thereto and Bank of America, N.A., as administrative agent and letter of credit issuer.
10.10	**
Amendment No. 1 to Sixth Amended and Restated Credit Agreement, dated July 1, 2016, by and among FreedomRoads, LLC, as the borrower, certain of FreedomRoads, LLC's subsidiaries from time to time, the lenders party thereto and Bank of America, N.A., as administrative agent and letter of credit issuer.

Exhibit No.

10.11	*†	Amended and Restated Employment Agreement, dated November 2011, by and between CWGS Enterprises, LLC, FreedomRoads, LLC and Marcus Lemonis.
10.12	*†	Employment Agreement, dated June 10, 2016, by and between CWGS Enterprises, LLC, Camping World Holdings, Inc. and Marcus A. Lemonis.
10.13	*†	Employment Agreement, dated January 1, 2013, by and between Good Sam Enterprises, LLC and Thomas F. Wolfe.
10.14	*†	First Amendment to Employment Agreement, dated February 16, 2015, by and between Good Sam Enterprises, LLC and Thomas F. Wolfe.
10.15	*†	Employment Agreement, dated June 10, 2016, by and between CWGS Enterprises, LLC, Camping World Holdings, Inc. and Thomas F. Wolfe.
10.16	*†	Employment Agreement, dated December 1, 2012, by and between FreedomRoads, LLC and Roger Nuttall.
10.17	*†	Employment Agreement, dated June 10, 2016, by and between CWGS Enterprises, LLC, Camping World Holdings, Inc. and Roger Nuttall.
10.18	*†	Employment Agreement, dated January 1, 2010, by and between FreedomRoads, LLC, CWI, Inc. and Brent Moody.
10.19	*†	First Amendment to Employment Agreement, dated January 1, 2011, by and between FreedomRoads, LLC, CWI, Inc. and Brent Moody.
10.20	*†	Employment Agreement, dated June 10, 2016, by and between CWGS Enterprises, LLC, Camping World Holdings, Inc. and Brent Moody.
10.21	*†	Employment Agreement, dated December 1, 2012, by and between Good Sam Enterprises, LLC and Mark Boggess.
10.22	*†	Camping World Holdings, Inc. 2016 Incentive Award Plan.
10.23	*†	Camping World Holdings, Inc. 2016 Senior Executive Bonus Plan.
21.1	*	List of Subsidiaries of Camping World Holdings, Inc.
23.1		Consent of Independent Registered Public Accounting Firm.
23.2	*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	**	Power of Attorney.

*
To be filed by amendment.

**
Previously filed.

†
Indicates a management contract or compensatory plan or arrangement.